                                               Filed Pursuant to Rule 424 (b)(3)
                                               Registration No. 333-49617

[MAGNA GROUP LOGO]

To the Shareholders of Magna Group, Inc.                            May 26, 1998

     You are cordially invited to attend the 1998 annual meeting of the shareholders (the "Magna Annual Meeting") of Magna Group, Inc. ("Magna") to be held at the Grandel Theatre, located at 3610 Grandel Square, St. Louis, Missouri, at 11:00 a.m., local time, on June 30, 1998, notice of which is enclosed.

     At the Magna Annual Meeting, you will be asked to consider and vote on a proposal to adopt the Agreement and Plan of Reorganization (the "Agreement") by and between Magna and Union Planters Corporation, a Tennessee corporation ("UPC"), and a related Plan of Merger (the "Plan of Merger") by and between Magna and Union Planters Holding Corporation ("UPHC"), a Tennessee corporation and wholly-owned subsidiary of UPC. Pursuant to the Agreement and the Plan of Merger, Magna will merge (the "Merger") with and into UPHC, with the effect that UPHC will be the surviving corporation resulting from the Merger. Upon consummation of the Merger, each share of (i) the $2.00 par value common stock of Magna (together with associated Preferred Stock Purchase Rights (as defined in the Agreement), "Magna Common Stock") issued and outstanding will be converted into and exchanged for .9686 of a share of $5.00 par value common stock of UPC (the "Exchange Ratio") and the associated Preferred Share Rights (as defined in the accompanying Joint Proxy Statement/Prospectus), with cash being paid in lieu of issuing fractional shares and (ii) the $20.00 par value Class B voting preferred stock of Magna (the "Magna Class B Preferred Stock") issued and outstanding will be converted into the right to receive a check from UPC in the amount of $20.00 plus any accrued but unpaid dividends at the effective time of the Merger. The Agreement does not include any termination provisions based on indices or price formulas relating to UPC common stock.

     In addition to considering the Agreement and the Plan of Merger at the Magna Annual Meeting, you will be asked to consider and vote upon a proposal to elect six nominees as Class I directors of Magna to serve until the Merger is consummated or, in the event the Merger is not consummated, until the expiration of their respective three-year terms or until their respective successors are elected and qualified.

     Enclosed are the (i) Notice of Magna Annual Meeting, (ii) Joint Proxy Statement/Prospectus, (iii) proxy card for the Magna Annual Meeting, and (iv) pre-addressed return envelope for the proxy card. The Joint Proxy
Statement/Prospectus describes in more detail the Agreement, the Plan of Merger, and the proposed Merger, including a description of the conditions to consummation of the Merger and the effects of the Merger on the rights of Magna's shareholders. Please read these materials carefully and consider thoughtfully the information set forth in them.

     Donaldson, Lufkin & Jenrette Securities Corporation, Magna's financial advisor, has issued its opinion to your Board of Directors regarding the fairness, from a financial point of view, of the Exchange Ratio to the holders of Magna Common Stock. The opinion does not address the fairness of the consideration to be received by the holders of Magna Class B Preferred Stock. A copy of the opinion is included as Appendix C to the Joint Proxy
Statement/Prospectus.

     THE BOARD OF DIRECTORS OF MAGNA HAS UNANIMOUSLY APPROVED AND ADOPTED THE AGREEMENT AND THE PLAN OF MERGER AND CONSUMMATION OF THE MERGER CONTEMPLATED THEREBY, AND RECOMMENDS THAT YOU VOTE FOR ADOPTION OF THE AGREEMENT AND THE PLAN OF MERGER.

     Adoption of the Agreement and the Plan of Merger will require the affirmative vote of the holders of a majority of the issued and outstanding shares of Magna Common Stock and Magna Class B Preferred Stock entitled to be voted at the Magna Annual Meeting, voting together as a single class. Approval of the election of six nominees as Class I directors of Magna requires the affirmative vote of a plurality of the shares of Magna Common Stock and Magna Class B Preferred Stock voted in the election of directors, voting together as a single class. Whether or not you plan to attend the Magna Annual Meeting, you are urged to complete, sign, date, and return promptly the enclosed proxy card. If you attend the Magna Annual Meeting, you may vote in person even if you previously returned your proxy card. The proposed Merger with UPC is a significant step for Magna and your vote on this matter is of great importance.

     ON BEHALF OF THE BOARD OF DIRECTORS, I URGE YOU TO VOTE FOR ADOPTION OF THE AGREEMENT AND THE PLAN OF MERGER BY MARKING THE ENCLOSED PROXY CARD "FOR" ITEM
1. I ALSO URGE YOU TO VOTE FOR THE ELECTION OF THE SIX NOMINEES AS CLASS I DIRECTORS OF MAGNA BY MARKING THE ENCLOSED PROXY CARD "FOR" ITEM 2.

     I look forward to seeing you at the Magna Annual Meeting.

                                            Sincerely,

                                            /s/ G. THOMAS ANDES

                                            G. Thomas Andes
                                            Chairman, President, and
                                            Chief Executive Officer

                      [UNION PLANTERS CORPORATION LOGO]

To the Shareholders of Union Planters Corporation:                  May 26, 1998

     You are invited to attend a special meeting of the shareholders (the "UPC Special Meeting") of Union Planters Corporation ("UPC") to be held at the Union Planters Administrative Center, located at 7130 Goodlett Farms Parkway, Memphis, Tennessee 38018, at 11:00 a.m., local time, on June 30, 1998, notice of which is enclosed.

     At the UPC Special Meeting, you will be asked to consider and vote on a proposal to approve the issuance of shares of the $5.00 par value common stock of UPC (together with associated Preferred Share Rights (as defined in the accompanying Joint Proxy Statement/Prospectus, "UPC Common Stock") in connection with the proposed acquisition of Magna Group, Inc. ("Magna") by UPC, pursuant to the merger (the "Merger") of Magna with and into Union Planters Holding Corporation ("UPHC") in accordance with the terms of the Agreement and Plan of Reorganization (the "Agreement") by and between Magna and UPC and a related Plan of Merger (the "Plan of Merger") by and between Magna and UPHC. Upon consummation of the Merger, each share of (i) the $2.00 par value common stock of Magna, together with associated Preferred Share Purchase Rights (as defined in the accompanying Joint Proxy Statement/ Prospectus), issued and outstanding will be converted into and exchanged for .9686 of a share of UPC Common Stock, with cash being paid in lieu of issuing fractional shares and (ii) the $20.00 par value Class B voting preferred stock of Magna issued and outstanding will be converted into the right to receive a check from UPC in the amount of $20.00 plus any accrued but unpaid dividends at the effective time of the Merger. The Agreement does not include any termination provisions based on indices or price formulas relating to UPC Common Stock.

     Enclosed are the (i) Notice of UPC Special Meeting, (ii) Joint Proxy Statement/Prospectus, (iii) proxy card for the UPC Special Meeting, and (iv) pre-addressed return envelope for the proxy card. The Joint Proxy Statement/Prospectus describes in more detail the Agreement and the proposed Merger. Please read these materials carefully and consider thoughtfully the information set forth in them.

     Stifel Nicolaus & Co., UPC's financial advisor, has issued its opinion to your Board of Directors regarding the fairness, from a financial point of view, of the consideration to be paid by UPC pursuant to the Agreement. A copy of the opinion is included as Appendix D to the Joint Proxy Statement/Prospectus.

     THE BOARD OF DIRECTORS OF UPC HAS UNANIMOUSLY APPROVED AND ADOPTED THE AGREEMENT AND CONSUMMATION OF THE MERGER CONTEMPLATED THEREBY, AND RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE ISSUANCE OF SHARES OF UPC COMMON STOCK PURSUANT TO THE AGREEMENT. YOUR BOARD BELIEVES THAT, AMONG OTHER BENEFITS, THE MERGER WILL RESULT IN A COMPANY WITH GREATER FINANCIAL STRENGTH AND INCREASED OPPORTUNITY AND FLEXIBILITY FOR PROFITABLE EXPANSION AND DIVERSIFICATION. CONSUMMATION OF THE MERGER IS SUBJECT TO CERTAIN CONDITIONS, INCLUDING ADOPTION OF THE AGREEMENT AND THE PLAN OF MERGER BY THE MAGNA SHAREHOLDERS AND APPROVAL OF THE MERGER BY VARIOUS REGULATORY AGENCIES.

     Approval of the issuance of the shares of UPC Common Stock pursuant to the Agreement will require the affirmative vote of a majority of the votes cast in person or by proxy by the holders of UPC Common Stock at the UPC Special Meeting, assuming a quorum is present. Whether or not you plan to attend the UPC Special Meeting, you are urged to complete, sign, date, and return promptly the enclosed proxy card. If you attend the UPC Special Meeting, you may vote in person even if you previously returned your proxy card. The proposed Merger with Magna is a significant step for UPC and your vote on this matter is of great importance.

     ON BEHALF OF THE BOARD OF DIRECTORS, I URGE YOU TO VOTE FOR APPROVAL OF THE ISSUANCE OF SHARES OF UPC COMMON STOCK PURSUANT TO THE AGREEMENT BY MARKING THE ENCLOSED PROXY CARD "FOR" ITEM 1.

     We know of no other matters that will be discussed or presented at the UPC Special Meeting except for the announcement of the results of the vote.

                                            Sincerely,

                                            /s/ BENJAMIN W. RAWLINS, JR.

                                            Benjamin W. Rawlins, Jr.
                                            Chairman and Chief Executive Officer

                               MAGNA GROUP, INC.
                                ONE MAGNA PLACE
                         1401 SOUTH BRENTWOOD BOULEVARD
                           ST. LOUIS, MISSOURI 63144

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                   TO BE HELD AT 11:00 A.M. ON JUNE 30, 1998

     NOTICE IS HEREBY GIVEN that the 1998 annual meeting of the shareholders (the "Magna Annual Meeting") of Magna Group, Inc. ("Magna") will be held at the Grandel Theatre, 3610 Grandel Square, St. Louis, Missouri 63103, at 11:00 a.m., local time, on June 30, 1998, for the following purposes:

          1. Merger. To consider and vote upon a proposal to adopt the Agreement and Plan of Reorganization (the "Agreement"), dated as of February 22, 1998, by and between Magna and Union Planters Corporation, a Tennessee corporation ("UPC"), and the related Plan of Merger (the "Plan of Merger"), by and between Magna and Union Planters Holding Corporation, a Tennessee corporation and wholly-owned subsidiary of UPC ("UPHC"), pursuant to which (i) Magna will merge (the "Merger") with and into UPHC, with the effect that UPHC will be the surviving corporation resulting from the Merger, and (ii) each share of (a) the $2.00 par value common stock of Magna (together with the associated Preferred Stock Purchase Rights (as defined in the Agreement), "Magna Common Stock") issued and outstanding at the effective time of the Merger (excluding shares held by Magna or UPC, or their respective subsidiaries, in each case other than shares held in a fiduciary capacity or as a result of debts previously contracted) will be converted into and exchanged for .9686 of a share of the $5.00 par value common stock of UPC (together with the associated Preferred Share Rights (as defined in the accompanying Joint Proxy Statement/Prospectus)), and cash in lieu of issuing any fractional share, and (b) the $20.00 par value Class B voting preferred stock of Magna ("Magna Class B Preferred Stock") issued and outstanding at the effective time of the Merger (excluding shares held by Magna or UPC, or their respective subsidiaries, in each case other than shares held in a fiduciary capacity or as a result of debts previously contracted, and other than shares held by dissenting shareholders) will be converted into the right to receive a check from UPC in the amount of $20.00 plus any accrued but unpaid dividends at the effective time of the Merger. Copies of each of the Agreement and the Plan of Merger are included in Appendices A and B, respectively, to the accompanying Joint Proxy Statement/Prospectus and are incorporated by reference therein.

          2. Election of Directors. To consider and vote upon a proposal to elect six nominees as Class I directors of Magna to serve until the Merger is consummated or, in the event the Merger is not consummated, until the expiration of their respective three-year terms or until their respective successors are elected and qualified.

          3. Other Business. To transact such other business as may come properly before the Magna Annual Meeting or any adjournments or postponements of the Magna Annual Meeting.

     Only shareholders of record at the close of business on May 20, 1998, will be entitled to receive notice of and to vote at the Magna Annual Meeting or any adjournment or postponement thereof. ADOPTION OF THE AGREEMENT AND THE PLAN OF MERGER REQUIRES THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE ISSUED AND OUTSTANDING SHARES OF MAGNA COMMON STOCK AND MAGNA CLASS B PREFERRED STOCK ENTITLED TO BE VOTED AT THE MAGNA ANNUAL MEETING, VOTING TOGETHER AS A SINGLE CLASS. APPROVAL OF THE ELECTION OF SIX NOMINEES AS CLASS I DIRECTORS OF MAGNA REQUIRES THE AFFIRMATIVE VOTE OF A PLURALITY OF THE SHARES OF MAGNA COMMON STOCK AND MAGNA CLASS B PREFERRED STOCK VOTED IN THE ELECTION OF DIRECTORS, VOTING TOGETHER AS A SINGLE CLASS.

     Notice of Dissenters' Rights. Holders of Magna Class B Preferred Stock have the right to dissent from the Merger and to receive the "fair value" of their shares of Magna Class B Preferred Stock in cash, provided the proper steps are taken to properly "perfect" statutory dissenters' rights. Statutory dissenters' rights are more fully discussed in various sections of the accompanying Joint Proxy Statement/Prospectus, and a copy of the Delaware statutes governing statutory dissenters' rights is included as Appendix E to the accompanying Joint Proxy Statement/Prospectus. Holders of Magna Class B Preferred Stock considering the exercise of their dissenters' rights should carefully review these materials and information before voting with respect to the Agreement and the Plan of Merger. Holders of Magna Common Stock do not have dissenters' rights.

     THE BOARD OF DIRECTORS OF MAGNA UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR ADOPTION OF THE AGREEMENT AND THE PLAN OF MERGER AND FOR THE ELECTION OF THE SIX NOMINEES AS CLASS I DIRECTORS OF MAGNA.

                                            BY ORDER OF THE BOARD OF DIRECTORS

                                            /s/ G. THOMAS ANDES

                                            G. Thomas Andes
                                            Chairman, President, and
                                            Chief Executive Officer

St. Louis, Missouri

  WHETHER OR NOT YOU PLAN TO ATTEND THE MAGNA ANNUAL MEETING, PLEASE COMPLETE, DATE, AND SIGN THE ENCLOSED FORM OF PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED
    POSTAGE PAID RETURN ENVELOPE IN ORDER TO ENSURE THAT YOUR SHARES WILL BE
                    REPRESENTED AT THE MAGNA ANNUAL MEETING.

                           UNION PLANTERS CORPORATION
                          7130 GOODLETT FARMS PARKWAY
                            MEMPHIS, TENNESSEE 38018

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                   TO BE HELD AT 11:00 A.M. ON JUNE 30, 1998

     NOTICE IS HEREBY GIVEN that a special meeting of the shareholders (the "UPC Special Meeting") of Union Planters Corporation ("UPC") will be held at the Union Planters Administrative Center, located at 7130 Goodlett Farms Parkway, Memphis, Tennessee 38018, at 11:00 a.m., local time, on June 30, 1998, notice of which is enclosed.

     1. Issuance of Shares of UPC Common Stock in Connection with the
Merger. To consider and vote upon a proposal to approve the issuance of shares of the $5.00 par value common stock of UPC (together with the associated Preferred Share Rights (as defined in the accompanying Joint Proxy Statement/Prospectus), "UPC Common Stock"), in connection with the proposed acquisition of Magna Group, Inc., a Delaware corporation ("Magna"), by UPC in accordance with the Agreement and Plan of Reorganization (the "Agreement"), dated as of February 22, 1998, by and between Magna and UPC, and the related Plan of Merger (the "Plan of Merger"), by and between Magna and Union Planters Holding Corporation, a Tennessee corporation and wholly-owned subsidiary of UPC ("UPHC"), pursuant to which (i) Magna will merge (the "Merger") with and into UPHC, with the effect that UPHC will be the surviving corporation resulting from the Merger, and (ii) each share of (a) the $2.00 par value common stock of Magna (together with associated Preferred Stock Purchase Rights (as defined in the Agreement), "Magna Common Stock") issued and outstanding at the effective time of the Merger (excluding shares held by Magna or UPC, or their respective subsidiaries, in each case other than shares held in a fiduciary capacity or as a result of debts previously contracted) will be converted into and exchanged for .9686 of a share of UPC Common Stock and the associated Preferred Share Rights, and cash in lieu of issuing any fractional share, and (b) the $20.00 par value Class B voting preferred stock of Magna ("Magna Class B Preferred Stock") issued and outstanding (excluding shares held by Magna or UPC, or their respective subsidiaries, in each case other than shares held in a fiduciary capacity or as a result of debts previously contracted, and other than shares held by dissenting shareholders) will be converted into the right to receive a check from UPC in the amount of $20.00 plus any accrued but unpaid dividends at the effective time of the Merger. Copies of each of the Agreement and the Plan of Merger are included as Appendices A and B, respectively, to the accompanying Joint Proxy Statement/Prospectus and are incorporated by reference therein.

     2. Other Business. To transact such other business as may come properly before the UPC Special Meeting or any adjournments or postponements of the UPC Special Meeting.

     Only shareholders of record at the close of business on May 20, 1998, will be entitled to receive notice of and to vote at the UPC Special Meeting or any adjournment or postponement thereof. APPROVAL OF THE ISSUANCE OF SHARES OF UPC COMMON STOCK PURSUANT TO THE AGREEMENT REQUIRES THE AFFIRMATIVE VOTE OF A MAJORITY OF THE VOTES CAST IN PERSON OR BY PROXY BY THE HOLDERS OF UPC COMMON STOCK AT THE UPC SPECIAL MEETING, ASSUMING A QUORUM IS PRESENT.

     THE BOARD OF DIRECTORS OF UPC UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL OF THE ISSUANCE OF SHARES OF UPC COMMON STOCK PURSUANT TO THE AGREEMENT.
                                            BY ORDER OF THE BOARD OF DIRECTORS

                                            /s/ E. JAMES HOUSE, JR.
                                            E. James House, Jr.
                                            Secretary
Memphis, Tennessee

  WHETHER OR NOT YOU PLAN TO ATTEND THE UPC SPECIAL MEETING, PLEASE COMPLETE, DATE, AND SIGN THE ENCLOSED FORM OF PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED
    POSTAGE PAID RETURN ENVELOPE IN ORDER TO ENSURE THAT YOUR SHARES WILL BE
                    REPRESENTED AT THE UPC SPECIAL MEETING.

PROSPECTUS

                           UNION PLANTERS CORPORATION
                         COMMON STOCK, $5.00 PAR VALUE
                             JOINT PROXY STATEMENT

UNION PLANTERS CORPORATION                              MAGNA GROUP, INC.
7130 GOODLETT FARMS PARKWAY                              ONE MAGNA PLACE
 MEMPHIS, TENNESSEE 38018                         1401 SOUTH BRENTWOOD BOULEVARD
                                                    ST. LOUIS, MISSOURI 63144

     This Prospectus of Union Planters Corporation, a bank holding company organized and existing under the laws of the State of Tennessee ("UPC"), relates to up to 36,716,861 shares of common stock, $5.00 par value, of UPC (together with associated Preferred Share Rights (as defined herein), "UPC Common Stock"), which are issuable to the shareholders of Magna Group, Inc., a bank holding company organized and existing under the laws of the State of Delaware ("Magna"), upon consummation of the proposed merger (the "Merger") of Magna with and into Union Planters Holding Corporation ("UPHC"), a corporation organized and existing under the laws of the State of Tennessee and a wholly-owned subsidiary of UPC, with the effect that UPHC will be the surviving corporation of the Merger.

     The Merger will be consummated pursuant to the terms of the Agreement and Plan of Reorganization, dated as of February 22, 1998 (the "Agreement"), by and between UPC and Magna and the related Plan of Merger (the "Plan of Merger"), by and between Magna and UPHC. At the effective time of the Merger (the "Effective Time"), except as described herein, each issued and outstanding share of (i) the $2.00 par value common stock of Magna (together with associated Preferred Stock Purchase Rights (as defined in the Agreement), "Magna Common Stock") (excluding shares held by Magna or UPC, or their respective subsidiaries, in each case other than shares held in a fiduciary capacity or as a result of debts previously contracted) will be converted into and exchanged for .9686 of a share of UPC Common Stock (the "Exchange Ratio") and (ii) the $20.00 par value Class B voting preferred stock of Magna ("Magna Class B Preferred Stock" and, together with Magna Common Stock, the "Magna Capital Stock"), (excluding shares held by Magna or UPC, or their respective subsidiaries, in each case other than shares held in a fiduciary capacity or as a result of debts previously contracted, and other than shares held by dissenting shareholders) will be converted into the right to receive a check from UPC in the amount of $20.00 plus any accrued but unpaid dividends at the Effective Time. Cash (without interest) will be paid in lieu of the issuance of any fractional shares of UPC Common Stock.

     This Prospectus also serves as a Joint Proxy Statement of Magna and UPC, and is being furnished to the shareholders of Magna and UPC in connection with the solicitation of proxies by the Board of Directors of Magna (the "Magna Board") for use at its 1998 annual meeting of shareholders (including any adjournments or postponements thereof, the "Magna Annual Meeting"), and by the Board of Directors of UPC (the "UPC Board") for use at its special meeting of shareholders (including any adjournments or postponements thereof, the "UPC Special Meeting"), each to be held on May 20, 1998, to consider and vote upon, in the case of Magna, (i) the Agreement and the Plan of Merger and (ii) the election of six nominees as Class I directors of Magna, and, in the case of UPC, the issuance of shares of UPC Common Stock pursuant to the Agreement (collectively, the "Meetings"). This Joint Proxy Statement/Prospectus (the "Joint Proxy Statement") and related materials enclosed herewith are being mailed to the shareholders of Magna and UPC on or about May 28, 1998.
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS JOINT PROXY STATEMENT. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

   THE SECURITIES OFFERED HEREBY ARE NOT DEPOSITS, SAVINGS ACCOUNTS, OR OTHER OBLIGATIONS OF A DEPOSITORY INSTITUTION AND ARE NOT INSURED BY THE FEDERAL
       DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY OR
                                INSTRUMENTALITY.
                               ------------------
            The date of this Joint Proxy Statement is May 26, 1998.

                             AVAILABLE INFORMATION

     Each of UPC and Magna is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, is required to file reports, proxy and information statements, and other information with the Securities and Exchange Commission (the "SEC"). Copies of such reports, proxy and information statements, and other information can be obtained, at prescribed rates, from the SEC by addressing written requests for such copies to the Public Reference Section at the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. In addition, such reports, proxy and information statements, and other information can be inspected and copied at the public reference facilities referred to above and at the regional offices of the SEC at 7 World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The SEC also maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. The shares of UPC Common Stock and Magna Common Stock are listed and traded on the New York Stock Exchange, Inc. (the "NYSE") under the symbol "UPC" and "MGR," respectively, and reports, proxy and information statements, and other information concerning UPC and Magna also may be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

     This Joint Proxy Statement constitutes part of the Registration Statement on Form S-4 of UPC (including any exhibits and amendments thereto, the "Registration Statement") filed with the SEC under the Securities Act of 1933, as amended (the "Securities Act"), relating to the securities offered hereby. This Joint Proxy Statement does not include all of the information in the Registration Statement, certain portions of which have been omitted pursuant to the rules and regulations of the SEC. For further information about UPC, Magna, and the securities offered hereby, reference is made to the Registration Statement. The Registration Statement may be inspected and copied, at prescribed rates, at the SEC's public reference facilities at the addresses set forth above.

     All information contained in this Joint Proxy Statement or incorporated herein by reference with respect to UPC was supplied by UPC, and all information contained in this Joint Proxy Statement or incorporated herein by reference with respect to Magna was supplied by Magna.

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS JOINT PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS JOINT PROXY STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE SECURITIES OFFERED BY THIS JOINT PROXY STATEMENT IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS JOINT PROXY STATEMENT NOR ANY DISTRIBUTION OF THE SECURITIES BEING OFFERED PURSUANT TO THIS JOINT PROXY STATEMENT SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF UPC OR MAGNA OR THE INFORMATION SET FORTH OR INCORPORATED BY REFERENCE HEREIN SINCE THE DATE OF THIS JOINT PROXY STATEMENT.

     THIS JOINT PROXY STATEMENT CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS WITH RESPECT TO THE FINANCIAL CONDITION, RESULTS OF OPERATIONS, AND BUSINESS OF UPC AND MAGNA, AND OF UPC FOLLOWING THE CONSUMMATION OF THE MERGER AND THE OTHER ACQUISITIONS (AS DEFINED UNDER "BUSINESS OF UPC -- RECENT DEVELOPMENTS"), INCLUDING STATEMENTS RELATING TO THE COST SAVINGS AND REVENUE ENHANCEMENTS THAT ARE EXPECTED TO BE REALIZED FROM THE MERGER AND THE OTHER ACQUISITIONS AND THE EXPECTED IMPACT OF THE MERGER AND THE OTHER ACQUISITIONS ON UPC'S FINANCIAL PERFORMANCE. THESE FORWARD-LOOKING STATEMENTS INVOLVE CERTAIN RISKS AND UNCERTAINTIES. FACTORS THAT MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTEMPLATED BY SUCH FORWARD-LOOKING STATEMENTS INCLUDE, AMONG OTHER THINGS, THE FOLLOWING POSSIBILITIES: (I) EXPECTED COST SAVINGS FROM THE MERGER AND THE OTHER ACQUISITIONS CANNOT BE FULLY REALIZED; (II) DEPOSIT ATTRITION, CUSTOMER LOSS, OR REVENUE LOSS FOLLOWING THE MERGER AND THE OTHER ACQUISITIONS IS GREATER THAN EXPECTED; (III) COMPETITIVE PRESSURE IN THE BANKING INDUSTRY INCREASES SIGNIFICANTLY; (IV) COSTS OR DIFFICULTIES RELATED TO THE INTEGRATION OF THE BUSINESSES OF UPC AND THE INSTITUTIONS TO BE ACQUIRED ARE GREATER THAN EXPECTED; (V) CHANGES IN THE INTEREST RATE ENVIRONMENT REDUCE MARGINS; (VI) GENERAL ECONOMIC CONDITIONS, EITHER NATIONALLY OR REGIONALLY, ARE LESS FAVORABLE THAN EXPECTED, RESULTING IN, AMONG OTHER THINGS, A DETERIORATION IN

CREDIT QUALITY; (VII) CHANGES OCCUR IN THE REGULATORY ENVIRONMENT; (VIII) CHANGES OCCUR IN BUSINESS CONDITIONS AND INFLATION; (IX) CHANGES OCCUR IN THE SECURITIES MARKETS; AND (X) DISRUPTIONS OF THE OPERATIONS OF UPC, MAGNA OR ANY OF THEIR SUBSIDIARIES, OR ANY OTHER GOVERNMENTAL OR PRIVATE ENTITY AS A RESULT OF THE "YEAR 2000 PROBLEM." THE FORWARD-LOOKING EARNINGS ESTIMATES INCLUDED IN THIS JOINT PROXY STATEMENT HAVE NOT BEEN EXAMINED OR COMPILED BY THE INDEPENDENT PUBLIC ACCOUNTANTS OF UPC OR MAGNA, NOR HAVE SUCH ACCOUNTANTS APPLIED ANY PROCEDURES THERETO. ACCORDINGLY, SUCH ACCOUNTANTS DO NOT EXPRESS AN OPINION OR ANY OTHER FORM OF ASSURANCE ON THEM. FURTHER INFORMATION ON OTHER FACTORS THAT COULD AFFECT THE FINANCIAL RESULTS OF UPC, MAGNA, OR UPC AFTER THE MERGER AND THE OTHER ACQUISITIONS IS INCLUDED IN THE SEC FILINGS INCORPORATED BY REFERENCE HEREIN.

                      DOCUMENTS INCORPORATED BY REFERENCE

     The following documents previously filed with the SEC by UPC pursuant to the Exchange Act are hereby incorporated by reference herein (SEC File No. 1-10160):

          (a) UPC's Annual Report on Form 10-K for the year ended December 31, 1997 (provided that any information included or incorporated by reference in response to Items 402 (a)(8), (i), (k), or (1) of Regulation S-K of the SEC shall not be deemed to be incorporated herein and is not part of the Registration Statement) (the "UPC 1997 Form 10-K");

          (b) UPC's Quarterly Report on Form 10-Q for the three months ended March 31, 1998 and its amendment to such form on Form 10-Q/A (the "UPC March 31, 1998 Form 10-Q");

          (c) UPC's Current Reports on Form 8-K dated January 15, February 23, and April 16, 1998;

          (d) The description of the current management and Board of Directors of UPC contained in the proxy statement of UPC (the "UPC Annual Meeting Proxy Statement") filed pursuant to Section 14(a) of the Exchange Act with respect to UPC's 1998 annual meeting of shareholders held on April 16, 1998;

          (e) UPC's Registration Statement on Form 8-A dated January 19, 1989, filed on February 1, 1989; (SEC File No. 0-6919) in connection with UPC's designation and authorization of its Series A Preferred Stock; and

          (f) The description of the UPC Common Stock contained in UPC's Registration Statement under Section 12(b) of the Exchange Act and any amendment or report filed for the purpose of updating such description.

     The following documents previously filed with the SEC by Magna pursuant to the Exchange Act are hereby incorporated by reference herein (SEC File No. 1-12405):

          (a) Magna's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 and its amendment to such form on Form 10-K/A (Amendment No. 1) (the "Magna 1997 Form 10-K");

          (b) Magna's Quarterly Report on Form 10-Q for the three months ended March 31, 1998;

          (c) Magna's Current Report on Form 8-K dated February 22, 1998; and

          (d) The description of the rights set forth in Item 1 of Magna's Registration Statement on Form 8-A, dated November 11, 1988, filed by Magna pursuant to Section 12 of the Exchange Act, including any amendment or report filed for purposes of updating any such description.

     All documents filed by UPC and Magna pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this Joint Proxy Statement and prior to final adjournment of the Meetings shall be deemed to be incorporated by reference in this Joint Proxy Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part hereof, except as so modified or superseded.

     UPC will provide without charge, upon the written or oral request of any person, including any beneficial owner, to whom this Joint Proxy Statement is delivered, a copy of any and all information (excluding certain exhibits) relating to UPC that has been incorporated by reference in the Registration Statement. Such requests should be directed to E. James House, Jr., Secretary and Manager of the Legal Department, Union Planters Corporation, 7130 Goodlett Farms Parkway, Memphis, Tennessee 38018 (telephone (901) 580-6584). Magna will provide without charge, upon the written or oral request of any person, including any beneficial owner, to whom this Joint Proxy Statement is delivered, a copy of any and all information (excluding certain exhibits) relating to Magna that has been incorporated by reference in the Registration Statement of which this Joint Proxy Statement is a part. Such requests should be directed to Bradford W. Koeneman, Executive Vice President, Magna Group, Inc., One Magna Place, 1401 South Brentwood Boulevard, St. Louis, Missouri 63144-1401 (telephone
(314) 963-2500). In order to ensure timely delivery of the documents, any request should be made by June 23, 1998.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
SUMMARY.....................................................    1
     The Parties............................................    1
     Meetings of Shareholders...............................    2
     The Merger.............................................    4
     Additional Matters Relating to the Magna Annual
      Meeting...............................................    7
     Comparative Market Prices of Common Stock..............    8
     Selected Consolidated Financial Data...................    9
     Historical and Pro Forma Comparative Per Share Data....   12
     Selected Pro Forma Consolidated Financial Data for
      UPC...................................................   14
MEETINGS OF SHAREHOLDERS....................................   17
     Date, Place, Time, and Purpose.........................   17
     Record Date, Voting Rights, Required Vote, and
      Revocability of Proxies...............................   17
     Solicitation of Proxies................................   20
     Dissenters' Rights.....................................   20
DESCRIPTION OF TRANSACTION..................................   20
     General................................................   20
     Effect of the Merger on Magna Options..................   21
     Background of and Reasons for the Merger...............   21
     Opinion of Magna's Financial Advisor...................   24
     Opinion of UPC's Financial Advisor.....................   31
     Effective Time of the Merger...........................   35
     Dissenters' Rights.....................................   36
     Distribution of Consideration..........................   38
     Conditions to Consummation of the Merger...............   39
     Regulatory Approval....................................   39
     Waiver, Amendment, and Termination.....................   40
     Conduct of Business Pending the Merger.................   41
     Management and Operations After the Merger.............   42
     Interests of Certain Persons in the Merger.............   43
     Certain Federal Income Tax Consequences of the
      Merger................................................   45
     Accounting Treatment...................................   46
     Expenses and Fees......................................   47
     Resales of UPC Common Stock............................   47
     Option Agreement.......................................   48
EFFECT OF THE MERGER ON RIGHTS OF SHAREHOLDERS..............   51
     Anti-takeover Provisions Generally.....................   51
     Authorized Capital Stock...............................   51
     Preemptive Rights......................................   53
     Amendment of Charter and Bylaws........................   53
     Classified Board of Directors and Absence of Cumulative
      Voting................................................   54
     Director Removal and Vacancies.........................   55
     Limitations on Director Liability......................   55
     Indemnification........................................   55
     Special Meetings of Shareholders.......................   56
     Actions by Shareholders Without a Meeting..............   56
     Shareholder Nominations and Proposals..................   57
     Business Combinations..................................   57
     Limitations on Ability to Vote Stock...................   60
     Dissenters' Rights of Appraisal........................   60

                                                              PAGE
                                                              ----
     Shareholders' Rights to Examine Books and Records......   60
     Dividends..............................................   61
COMPARATIVE MARKET PRICES AND DIVIDENDS.....................   62
BUSINESS OF MAGNA...........................................   63
     General................................................   63
     Recent Developments....................................   63
BUSINESS OF UPC.............................................   63
     General................................................   63
     Recent Developments....................................   64
PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION......   67
CERTAIN REGULATORY CONSIDERATIONS...........................   73
     General................................................   73
     Payment of Dividends...................................   74
     Capital Adequacy.......................................   75
     Support of Subsidiary Institutions.....................   76
     Prompt Corrective Action...............................   76
DESCRIPTION OF UPC CAPITAL STOCK............................   77
     UPC Common Stock.......................................   78
     UPC Preferred Stock....................................   78
ADDITIONAL MATTERS RELATING TO MAGNA ANNUAL MEETING.........   79
     Voting Securities of Magna and Principal Holders
      Thereof...............................................   79
     Election of Directors of Magna.........................   79
     Magna Board and Committees.............................   81
     Compensation of Directors of Magna.....................   81
     Certain Relationships and Related Transactions.........   83
     Report of Compensation Committee of Magna on Executive
      Compensation..........................................   84
     Compensation of Executive Officers of Magna............   88
     Comparison of Five-Year Total Return...................   94
     Security Ownership of Management of Magna..............   95
     Section 16(a) Beneficial Ownership Reporting
      Compliance............................................   97
OTHER MATTERS...............................................   97
SHAREHOLDER PROPOSALS.......................................   97
EXPERTS.....................................................   97
OPINIONS....................................................   98
APPENDICES:
     Appendix A -- Agreement and Plan of Reorganization,
                   dated as of February 22, 1998, by and
                   between Magna Group, Inc. and Union
                   Planters Corporation
     Appendix B -- Plan of Merger of Magna Group, Inc. into
                   and with Union Planters Holding
                   Corporation
     Appendix C -- Opinion of Donaldson, Lufkin & Jenrette
                   Securities Corporation
     Appendix D -- Opinion of Stifel, Nicolaus & Company,
                   Incorporated
     Appendix E -- Copy of Section 262 of the Delaware
                   General Corporation Law regarding
                   Dissenters' Rights

                                    SUMMARY

     The following is a summary of certain information contained in this Joint Proxy Statement and the documents incorporated herein by reference. This summary is not intended to be a complete description of the matters covered in this Joint Proxy Statement and is qualified in its entirety by the more detailed information appearing elsewhere or incorporated by reference in this Joint Proxy Statement. Shareholders are urged to read carefully the entire Joint Proxy Statement, including the Appendices. As used in this Joint Proxy Statement, the terms "UPC" and "Magna" refer to Union Planters Corporation and Magna Group, Inc., respectively, and, where the context requires, to those entities and their respective subsidiaries.

                                  THE PARTIES

     Magna. Magna, a Delaware corporation, is a bank holding company registered with the Board of Governors of the Federal Reserve System (the "Federal Reserve") under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). As of March 31, 1998, Magna had total consolidated assets of approximately $7.3 billion, total consolidated loans of approximately $4.4 billion, total consolidated deposits of approximately $5.5 billion, and total consolidated shareholders' equity of approximately $611 million.

     Magna currently owns, indirectly, all of the capital stock of Magna Bank, National Association ("Magna Bank"), a national banking association which operates 139 community banking locations serving Missouri, Illinois, and Iowa. Magna also owns, indirectly, all of the capital stock of Charter Bank, S.B., an Illinois savings bank which operates from eight community banking locations in Illinois and certain non-banking subsidiaries, including brokerage and insurance subsidiaries. Based on current deposit share, Magna is the third largest banking institution in the St. Louis metropolitan area and ranks as the 71st largest bank holding company in the United States.

     Magna primarily serves consumers and small- to mid-sized businesses in its markets as a "super community bank" (a banking institution whose business centers on a customer-focused community banking orientation, has cost efficiencies that do not compromise quality, and offers a broad product line that permits a full-service customer relationship).

     The principal executive offices of Magna are located at One Magna Place, 1401 South Brentwood Boulevard, St. Louis, Missouri 63144 and its telephone number at such address is (314) 963-2500. Additional information with respect to Magna and its subsidiaries is included elsewhere herein and in documents incorporated by reference in this Joint Proxy Statement. See "AVAILABLE INFORMATION," "DOCUMENTS INCORPORATED BY REFERENCE," and "BUSINESS OF MAGNA."

     UPC. UPC, a Tennessee corporation, is a bank holding company registered with the Federal Reserve under the BHC Act. As of March 31, 1998, UPC had total consolidated assets of approximately $18.4 billion, total consolidated loans of approximately $12.7 billion, total consolidated deposits of approximately $13.6 billion, and total consolidated shareholders' equity of approximately $1.8 billion.

     UPC conducts its business activities through its principal bank subsidiary, the $15.7 billion asset Union Planters Bank, National Association ("UPBNA"), a multi-state national banking association headquartered in Memphis, Tennessee, with branches in Alabama, Arkansas, Kentucky, Louisiana, Mississippi, Missouri, and Tennessee, one federally-chartered savings association headquartered in Tennessee, two other Tennessee state-chartered banks headquartered in Tennessee, two recently acquired Arkansas state-chartered banks, and one Florida state-chartered bank headquartered in Miami, Florida (collectively with UPBNA, the "UPC Banking Subsidiaries"). Through the UPC Banking Subsidiaries, UPC provides a diversified range of financial services in the communities in which it operates and maintains approximately 518 banking offices and 676 automated teller machines ("ATMs"). UPC's total deposits at March 31, 1998 are allocable by state (before consolidating adjustments) approximately as follows: $6.7 billion in Tennessee; $2.9 billion in Mississippi; $1.3 billion in Florida; $1.2 billion in Missouri; $596 million in Arkansas; $598 million in Louisiana; $412 million in Alabama; and $103 million in Kentucky.

     Acquisitions have been, and are expected to continue to be, an important part of UPC's business strategy. UPC completed 13 acquisitions in 1994, three in 1995, seven in 1996, six in 1997, and has recently completed two in 1998, adding approximately $3.8 billion in total assets in 1994, $1.3 billion in 1995, $4.2 billion in 1996,

$3.6 billion in 1997, and $520 million in 1998 ("Recently Completed Acquisitions"). UPC currently is a party to definitive agreements to acquire ten financial institutions, not including Magna, and to purchase certain branch locations and assume deposit liabilities of California Federal Bank in Florida ("CalFed Branch Purchase") (collectively referred to as the "Other Pending Acquisitions"). The Other Pending Acquisitions had aggregate total assets of approximately $5.5 billion at March 31, 1998. For purposes of this Joint Proxy Statement, the terms "Recently Completed Acquisitions" and "Other Pending Acquisitions" are referred to as "Other Acquisitions." The largest of the Other Pending Acquisitions are UPC's proposed acquisition of Peoples Financial Corporation ("Peoples"), Paducah, Kentucky, which had total consolidated assets of approximately $1.5 billion at March 31, 1998 and the proposed purchase of 24 branch locations and assumption of $1.5 billion of deposit liabilities of California Federal Bank in Florida. For a description of the acquisitions in addition to the Merger which are currently pending, see "BUSINESS OF
UPC -- Recent Developments."

     UPC expects to continue to take advantage of the consolidation of the financial services industry by further developing its franchise through the acquisition of financial institutions and other entities engaged in lines of business permissible for banks and bank holding companies. Future acquisitions may entail the payment by UPC of consideration in excess of the book value of the underlying net assets acquired, may result in the issuance of additional shares of UPC Common Stock or the incurring of additional indebtedness by UPC, and could have a dilutive effect on the earnings or book value per share of UPC Common Stock. Moreover, significant charges against earnings are sometimes required incidental to acquisitions. For a description of the acquisitions in addition to the Merger which are currently pending, see "BUSINESS OF
UPC -- Recent Developments."

     For a discussion of UPC's acquisition program, including a discussion of the significant charges UPC has incurred incidental to acquisitions in the past three fiscal years, see the caption "Acquisitions" (on page 10) in UPC's 1997 Annual Report to Shareholders and Note 2 to UPC's audited consolidated financial statements for the years ended December 31, 1997, 1996, and 1995 (on pages 49 and 50) contained in UPC's 1997 Annual Report to Shareholders. UPC's 1997 Annual Report to Shareholders is included as Exhibit 13 to UPC's 1997 Form 10-K and
Exhibit 13 is incorporated by reference herein to the extent indicated herein.

     The principal executive offices of UPC are located at 7130 Goodlett Farms Parkway, Memphis, Tennessee 38018, and its telephone number at such address is
(901) 580-6000. Additional information with respect to UPC and its subsidiaries is included elsewhere herein and in documents incorporated by reference in this Joint Proxy Statement. See "AVAILABLE INFORMATION," "DOCUMENTS INCORPORATED BY REFERENCE," and "BUSINESS OF UPC."

     UPHC. UPHC, a Tennessee corporation, is a wholly-owned subsidiary of UPC. UPHC is a bank holding company which owns all of the common stock of UPBNA and other permissible investments. Certain of the directors and officers of UPHC are executive officers of UPC.

MEETINGS OF SHAREHOLDERS

     Magna. This Joint Proxy Statement is being furnished to the holders of Magna Capital Stock in connection with the solicitation by the Magna Board of proxies for use at the Magna Annual Meeting at which Magna shareholders will be asked to vote upon (i) a proposal to adopt the Agreement and the Plan of Merger,
(ii) a proposal to elect six nominees as Class I directors of Magna, and (iii) such other business as may properly come before the Magna Annual Meeting. The Magna Annual Meeting will be held at the Grandel Theatre, 3610 Grandel Square, St. Louis, Missouri 63103, at 11:00 a.m., local time, on June 30, 1998. See "MEETINGS OF SHAREHOLDERS -- Date, Place, Time, and Purpose."

     The Magna Board has fixed the close of business on May 20, 1998, as the record date (the "Magna Record Date") for determination of the shareholders entitled to notice of and to vote at the Magna Annual Meeting. Only holders of record of shares of Magna Common Stock and Magna Class B Preferred Stock on the Magna Record Date will be entitled to notice of and to vote at the Magna Annual Meeting. Each share of Magna Common Stock and Magna Class B Preferred Stock is entitled to one vote. On the Magna Record Date, there were 34,165,645 shares of Magna Common Stock outstanding and 1,981 shares of Magna Class B Preferred Stock outstanding, which shall vote together as a single class on all matters considered at the Magna

Annual Meeting. See "MEETINGS OF SHAREHOLDERS -- Record Date, Voting Rights, Required Vote, and Revocability of Proxies."

     Adoption of the Agreement and the Plan of Merger and the transactions contemplated thereby requires the affirmative vote of the holders of a majority of the issued and outstanding shares of Magna Common Stock and Magna Class B Preferred Stock entitled to be voted at the Magna Annual Meeting, voting together as a single class. Approval of the election of six nominees as Class I directors of Magna requires the affirmative vote of a plurality of the votes cast, by person or by proxy, at the Magna Annual Meeting, with shares of Magna Common Stock and Magna Class B Preferred Stock, voting together as a single class. Each share of Magna Common Stock and Magna Class B Preferred Stock is entitled to one vote on each matter submitted to the shareholders. Holders of Magna Capital Stock do not have the right to cumulate votes in the election of directors. The directors and executive officers of Magna (including immediate family members and affiliated entities) owned, as of the Magna Record Date, 1,684,324 shares, or approximately 4.9% of the outstanding shares of Magna Common Stock and no shares of Magna Class B Preferred Stock.

     The directors and executive officers of UPC owned, as of the Magna Record Date, 300 shares, or approximately .0009% of the outstanding shares of Magna Common Stock and no shares of Magna Class B Preferred Stock. See "MEETINGS OF SHAREHOLDERS -- Record Date, Voting Rights, Required Vote, and Revocability of Proxies."

     For information with respect to the number and percentage of shares of Magna Common Stock beneficially owned by directors and executive officers of Magna as well as to the beneficial owners of 5% or more of the outstanding shares of Magna Common Stock, see "ADDITIONAL MATTERS RELATING TO MAGNA ANNUAL MEETING -- Voting Securities of Magna and Principal Holders Thereof; Security Ownership of Management of Magna."

     UPC. This Joint Proxy Statement is likewise being furnished to the holders of UPC Common Stock in connection with the solicitation by the UPC Board of proxies for use at the UPC Special Meeting at which UPC shareholders will be asked to vote upon (i) a proposal to approve the issuance of shares of UPC Common Stock pursuant to the Agreement and (ii) such other business as may properly come before the UPC Special Meeting. The UPC Special Meeting will be held at the Union Planters Administrative Center, located at 7130 Goodlett Farms Parkway, Memphis, Tennessee 38018, at 11:00 a.m., local time, on June 30, 1998. See "MEETINGS OF SHAREHOLDERS -- Date, Place, Time, and Purpose."

     The UPC Board has fixed the close of business on May 20, 1998, as the record date (the "UPC Record Date") for determination of the shareholders entitled to notice of and to vote at the UPC Special Meeting. Only holders of record of shares of UPC Common Stock on the UPC Record Date will be entitled to notice of and to vote at the UPC Special Meeting. Each share of UPC Common Stock is entitled to one vote. On the UPC Record Date, there were 85,009,715 shares of UPC Common Stock outstanding. See "MEETINGS OF SHAREHOLDERS -- Record Date, Voting Rights, Required Vote, and Revocability of Proxies."

     Approval of the issuance of shares of UPC Common Stock pursuant to the Agreement requires the affirmative vote of the holders of a majority of the votes cast in person or by proxy by the holders of UPC Common Stock at the UPC Special Meeting. The directors and executive officers of UPC (including immediate family members and affiliated entities) owned, as of the UPC Record Date, 2,292,159 shares, or approximately 2.7% of the outstanding shares of UPC Common Stock.

     The directors and executive officers of Magna owned, as of the UPC Record Date, no shares of UPC Common Stock. See "MEETINGS OF SHAREHOLDERS -- Record Date, Voting Rights, Required Vote, and Revocability of Proxies."

     For information with respect to the number and percentage of shares of UPC Common Stock beneficially owned by directors and executive officers of UPC as well as to the beneficial owners of 5% or more of the outstanding shares of UPC Common Stock, see "PROPOSAL 1: ELECTION OF DIRECTORS" in the UPC Annual Meeting Proxy Statement. See "DOCUMENTS INCORPORATED BY REFERENCE."

THE MERGER

     General. The Agreement provides for the acquisition of Magna by UPC pursuant to the merger of Magna with and into UPHC, a wholly-owned subsidiary of UPC, with the effect that UPHC will be the surviving corporation resulting from the Merger. At the Effective Time, each share of (i) Magna Common Stock then issued and outstanding (excluding shares held by Magna, UPC, or their respective subsidiaries, in each case other than shares held in a fiduciary capacity or as a result of debts previously contracted) will be converted into and exchanged for .9686 of a share of UPC Common Stock (the "Exchange Ratio") and (ii) Magna Class B Preferred Stock then issued and outstanding (excluding shares held by Magna, UPC, or their respective subsidiaries, in each case other than shares held in a fiduciary capacity or as a result of debts previously contracted, and other than shares held by dissenting shareholders) will be converted into the right to receive a check from UPC in the amount of $20.00 plus any accrued but unpaid dividends at the Effective Time (the "Preferred Stock Cash Payment").

     No fractional shares of UPC Common Stock will be issued. Rather, cash (without interest) will be paid in lieu of any fractional share interest to which any holder of Magna Common Stock would otherwise be entitled upon consummation of the Merger, in an amount equal to such fractional part of a share of UPC Common Stock multiplied by the closing price of one share of UPC Common Stock on the NYSE (as reported by The Wall Street Journal or, if not reported thereby, another authoritative source as reasonably selected by UPC) on the last trading day preceding the Effective Time. See "DESCRIPTION OF TRANSACTION -- General."

     Reasons for the Merger; Recommendations of the Boards of Directors of Magna and UPC. The Magna Board believes that the Agreement, the Plan of Merger, and the Merger are in the best interests of Magna and its shareholders, and the UPC Board believes that the Agreement, the Merger, and the issuance of shares of UPC Common Stock pursuant to the Agreement are in the best interests of UPC and its shareholders. Each Board has approved the matters to be adopted or approved by its respective shareholders. The Magna Board recommends that the Magna shareholders vote FOR adoption of the Agreement and the Plan of Merger. The UPC Board recommends that UPC shareholders vote FOR the issuance of shares of UPC Common Stock pursuant to the Agreement. The Boards of Directors of Magna and UPC believe that, among other things, the Merger will result in a company with expanded opportunities for profitable growth and that the combined resources and capital of Magna and UPC will provide an enhanced ability to compete in the changing and competitive financial services industry. See "DESCRIPTION OF TRANSACTION -- Background of and Reasons for the Merger."

     Opinion of Financial Advisors. Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") has rendered an opinion to the Magna Board that, based upon the matters set forth in such opinion and such other matters as it deemed relevant, as of the date of its opinion, the Exchange Ratio is fair to the holders of Magna Common Stock from a financial point of view. The opinion does not address the fairness of the consideration to be received by the holders of Magna Class B Preferred Stock. The opinion of DLJ dated as of the date of this Joint Proxy Statement is included as Appendix C to this Joint Proxy Statement. Magna shareholders are urged to read the DLJ opinion in its entirety for a description of the procedures followed, matters considered, and limitations on the reviews undertaken in connection therewith. See "DESCRIPTION OF
TRANSACTION -- Opinion of Magna's Financial Advisor."

     Similarly, Stifel Nicolaus & Company, Incorporated ("Stifel") has rendered an opinion to the UPC Board that, based on and subject to the procedures, matters, and limitations described in its opinion and such other matters as it considered relevant, as of the date of its opinion, the Exchange Ratio is fair to the shareholders of UPC from a financial point of view. The opinion of Stifel dated as of the date of this Joint Proxy Statement is included as Appendix D to this Joint Proxy Statement. UPC shareholders are urged to read the Stifel opinion in its entirety for a description of the procedures followed, matters considered, and limitations on the reviews undertaken in connection therewith. See "DESCRIPTION OF TRANSACTION -- Opinion of UPC's Financial Advisor."

     Effective Time. Subject to the conditions to the obligations of the parties to effect the Merger, the Effective Time will occur on the date and at the time that the Certificate of Merger (as defined in the

Agreement) becomes effective with the Secretary of State of the State of Delaware and the Articles of Merger (as defined in the Agreement) become effective with the Secretary of State of the State of Tennessee. Subject to the terms and conditions of the Agreement, unless otherwise agreed upon in writing, by the duly authorized officers of Magna and UPC, the Agreement provides that the parties will use their reasonable efforts to cause the Effective Time to occur on or before the 15th business day (as designated by UPC) following the last to occur of (i) the effective date (including expiration of any applicable waiting period) of the last consent of any regulatory authority having authority over and approving or exempting the Merger and (ii) the date on which the shareholders of Magna and UPC approve the matters relating to the Agreement required to be approved by such shareholders. It is anticipated that the Effective Time will occur on July 1, 1998, the day immediately following the date of the Meetings. See "DESCRIPTION OF TRANSACTION -- Effective Time of the Merger," "-- Conditions to Consummation of the Merger," and "-- Waiver, Amendment, and Termination."

     NO ASSURANCE CAN BE PROVIDED THAT THE NECESSARY SHAREHOLDER AND REGULATORY APPROVALS CAN BE OBTAINED OR THAT THE OTHER CONDITIONS PRECEDENT TO THE MERGER CAN OR WILL BE SATISFIED. MAGNA AND UPC ANTICIPATE THAT ALL CONDITIONS TO THE CONSUMMATION OF THE MERGER WILL BE SATISFIED SO THAT THE MERGER CAN BE CONSUMMATED ON OR ABOUT JULY 1, 1998. HOWEVER, DELAYS IN THE CONSUMMATION OF THE MERGER COULD OCCUR.

     Distribution of Consideration. Promptly after the Effective Time, UPC will cause UPBNA, acting in its capacity as exchange agent for UPC (the "Exchange Agent"), to mail to each holder of record of a certificate or certificates (collectively, the "Certificates") which, immediately prior to the Effective Time, represented outstanding shares of Magna Capital Stock, a letter of transmittal and instructions for use in effecting the surrender and cancellation of the Certificates in exchange for certificates representing shares of UPC Common Stock or checks representing the Preferred Stock Cash Payment as appropriate. Cash will be paid to the holders of Magna Common Stock in lieu of issuing any fractional shares of UPC Common Stock. In no event will the holder of any surrendered Certificate(s) be entitled to receive interest on any cash (including the Preferred Stock Cash Payment) to be issued to such holder, and in no event will Magna, UPC, or the Exchange Agent be liable to any holder of Magna Capital Stock for any consideration delivered in good faith to a public official pursuant to any applicable abandoned property, escheat, or similar law. See "DESCRIPTION OF TRANSACTION -- Distribution of Consideration."

     Regulatory Approval and Other Conditions. The Federal Reserve has issued its consent to the Merger and no other regulatory approvals are required for the Merger.

     Consummation of the Merger is subject to various other conditions, including receipt of the required approvals of the Magna and UPC shareholders, receipt of opinions of counsel as to the tax-free nature of certain aspects of the Merger, receipt of a letter from each of the independent accountants of UPC and Magna to the effect that the Merger will qualify for pooling-of-interests accounting treatment, and certain other conditions at the Effective Time. See "DESCRIPTION OF TRANSACTION -- Regulatory Approval" and "--Conditions to Consummation of the Merger."

     Waiver, Amendment, and Termination. The Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time by mutual consent of the Magna Board and the UPC Board, or by the action of the Board of Directors of either company under certain circumstances, including, but not limited to, if the Merger is not consummated by December 31, 1998, unless the failure to consummate by such date is due to a breach of the Agreement by the party seeking to terminate. To the extent permitted by law and as set forth in the Agreement, the Agreement may be amended upon the written agreement of UPC and Magna without the approval of shareholders before or after the matters relating to the Agreement required to be approved by the Magna and UPC shareholders are approved by such shareholders, and the Merger may be abandoned notwithstanding approval of the matters relating to the Agreement required to be approved by the Magna shareholders. The Agreement does not include any index-based or price-based termination provisions relating to UPC Common Stock. See "DESCRIPTION OF TRANSACTION -- Waiver, Amendment, and Termination."

     Dissenters' Rights. Holders of Magna Common Stock and holders of UPC Common Stock do not have dissenters' rights with respect to the Merger or the issuance of shares of UPC Common Stock pursuant to the

Agreement, as applicable. Holders of Magna Class B Preferred Stock have the right under Section 262 of the Delaware General Corporation Law ("DGCL"), to dissent from the Merger and, upon consummation of the Merger and such holders' further compliance with Section 262 of the DGCL, to be paid in cash for their shares of Magna Class B Preferred Stock. See "DESCRIPTION OF
TRANSACTION -- Dissenters' Rights" and Appendix E to this Joint Proxy Statement, which includes a copy of Section 262 of the DGCL.

     Interests of Certain Persons in the Merger. Certain members of Magna's management and the Magna Board may be deemed to have certain interests in the Merger that are in addition to their interests as shareholders of Magna generally. These additional interests may be deemed to arise from certain actions UPC has agreed to take regarding the employment and severance arrangements of certain Magna executive officers and the compensation and indemnification of Magna directors. The Magna Board and the UPC Board were aware of these interests and considered them, among other matters, in approving the Merger. In particular, two officers of Magna have entered into employment agreements with UPC, which will become effective after the Effective Time. Generally, the compensatory terms of these employment agreements are intended to guarantee that the Magna officers receive compensation and benefits after the Effective Time that are at least comparable in the aggregate to the compensation and benefits they were entitled to receive from Magna prior to the Effective Time, within the framework of UPC's compensation and benefits structure for similarly situated employees of UPC. In connection with the Merger, pursuant to the terms of the employment and change of control agreements with the executive officers of Magna, cash payments equal to approximately $4,463,600 in the aggregate will be payable to three of such executive officers of Magna and the remaining executive officers of Magna will not receive any cash payments, as a result of the impact of Section 280G of the Code (as defined herein). In addition, four members of the Magna Board will be elected to the UPC Board (one of them being Mr. Andes and the other three taking into account Magna's suggestions). See "DESCRIPTION OF TRANSACTION -- Interests of Certain Persons in the Merger."

     Certain Federal Income Tax Consequences of the Merger. It is intended that the Merger will be treated as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"). Accordingly, for federal income tax purposes, no gain or loss will be recognized by holders of Magna Common Stock upon the exchange of all of such shareholders' shares of Magna Common Stock solely for shares of UPC Common Stock (except with respect to cash received in lieu of a fractional share of UPC Common Stock). Consummation of the Merger is conditioned upon receipt by UPC of an opinion of Alston & Bird LLP and upon receipt by Magna of an opinion of Wachtell Lipton Rosen & Katz, in each case dated the date of the Effective Time, substantially to this effect. The conditions relating to the receipt of the tax opinions may be waived by both UPC and Magna. Neither UPC nor Magna currently intends to waive the conditions relating to the receipt of the tax opinions. If the conditions relating to the receipt of the tax opinions were waived and the material federal income tax consequences of the Merger were materially different from those described in this Joint Proxy Statement, Magna would resolicit the approval of its shareholders prior to consummating the Merger. TAX CONSEQUENCES OF THE MERGER FOR INDIVIDUAL TAXPAYERS CAN VARY, HOWEVER, AND ALL MAGNA SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE EFFECT OF THE MERGER ON THEM UNDER FEDERAL, STATE, LOCAL, AND FOREIGN TAX LAWS. For a further discussion of the federal income tax consequences of the Merger, including a description of the tax opinions issued as of the date of the Joint Proxy Statement, see "DESCRIPTION OF TRANSACTION -- Certain Federal Income Tax Consequences of the Merger."

     Accounting Treatment. It is intended that the Merger will be accounted for as a pooling-of-interests transaction for accounting and financial reporting purposes and UPC will not consummate the Merger if such accounting treatment is not available. See "DESCRIPTION OF TRANSACTION -- Accounting Treatment."

     Certain Differences in Shareholders' Rights. At the Effective Time, holders of Magna Common Stock, whose rights are governed by Magna's Restated Certificate of Incorporation (the "Magna Charter") and Bylaws, as amended (the "Magna Bylaws"), and by the DGCL, will automatically become UPC shareholders, and their rights as UPC shareholders will be governed by UPC's Restated Charter (the "UPC Charter") and Bylaws (the "UPC Bylaws"), and by the Tennessee Business Corporation Act (the "TBCA"). The rights of UPC shareholders differ from the rights of Magna shareholders in certain important respects, including but not limited to: (i) anti-takeover provisions generally, (ii) authorized capital stock, (iii) preemptive rights,

(iv) amendment of charter and bylaws, (v) classified board of directors and absence of cumulative voting, (vi) director removal and vacancies, (vii) limitations on director liability, (viii) indemnification, (ix) special meetings of shareholders, (x) actions by shareholders without a meeting, (xi) shareholder nominations and proposals, (xii) business combinations, (xiii) limitations on ability to vote stock, (xiv) dissenters' rights of appraisal, (xv) shareholders' rights to examine books and records, and (xvi) dividends. See "EFFECT OF THE MERGER ON RIGHTS OF SHAREHOLDERS."

     Conduct of Business Pending the Merger. Pursuant to the Agreement, each of Magna and UPC generally have agreed that unless the prior written consent of the other has been obtained, and except as otherwise expressly contemplated in the Agreement, each of Magna and UPC and their respective subsidiaries will (i) operate its business only in the usual, regular, and ordinary course, (ii) preserve intact its business organization and assets and maintain its rights and franchises, (iii) use its reasonable efforts to maintain its current employee relationships, and (iv) take no action which would (a) materially adversely affect the ability of any party to obtain any consents required for the transactions contemplated by the Agreement without imposition of a condition or restriction of the type referred to in the Agreement or (b) adversely affect the ability of either party to perform its covenants and agreements under the Agreement.

     In addition, Magna has agreed that until the earlier of the Effective Time or termination of the Agreement, Magna will not, except with the prior written consent of the chief executive officer or chief financial officer of UPC (which consent shall not be unreasonably withheld), agree or commit to, or permit its subsidiaries to agree or commit to, take certain actions, including generally, but not limited to: (i) incurring, guaranteeing, or otherwise becoming responsible for, any additional debt obligation for borrowed money in excess of $1,000,000; (ii) declare or pay any dividends, except that Magna generally may declare and pay regular and quarterly cash dividends on the shares of Magna Common Stock at a rate of $0.28 per share, and on the shares of Magna Class B Preferred Stock at a rate of $0.375 per share, in each case with usual and regular record and payments dates in accordance with past practice (as previously disclosed by Magna to UPC); (iii) subject to certain exceptions, permit to become outstanding, any additional shares of Magna Common Stock, or any other capital stock of Magna or any of its subsidiaries or any rights to acquire such stock or any security convertible into such stock; (iv) subject to certain exceptions, acquire direct or indirect control of any other entity; (v) subject to certain exceptions, grant any increase in compensation or benefits or pay any bonus to the employees or officers of Magna or any of its subsidiaries; or (vi) subject to certain exceptions, enter into or amend any employment contract between Magna or any of its subsidiaries and any person, which Magna or the relevant subsidiary does not have an unconditional right to terminate without liability. See "DESCRIPTION OF TRANSACTION -- Conduct of Business Pending the Merger."

     Option Agreement. Magna, as issuer, and UPC, as grantee, entered into a Stock Option Agreement (the "Option Agreement") pursuant to which Magna granted UPC an option to purchase, under certain circumstances and subject to certain adjustments and limitations, up to 6,497,180 shares, or approximately 19.9%, of Magna Common Stock at a price of $57.50 per share. The Option Agreement is exercisable upon the occurrence of certain events that create the potential for another party to acquire control of Magna. To the best knowledge of Magna, no such event which would permit exercise of the Option Agreement has occurred as of the date of this Joint Proxy Statement. The Option Agreement was granted by Magna as a condition of and in consideration for UPC entering into the Agreement and is intended to increase the likelihood that the Merger will be effected by making it more difficult and more expensive for a third party to acquire control of Magna. See "DESCRIPTION OF TRANSACTION -- Option Agreement."

ADDITIONAL MATTERS RELATING TO THE MAGNA ANNUAL MEETING

     At the Magna Annual Meeting, the shareholders of Magna also will be voting on a proposal to elect six nominees as Class I directors of Magna to serve until the Merger is consummated or, in the event the Merger is not consummated, until the expiration of their respective three-year terms or until their respective successors are elected and qualified. See "ADDITIONAL MATTERS RELATING TO MAGNA ANNUAL MEETING."

COMPARATIVE MARKET PRICES OF COMMON STOCK

     Shares of UPC Common Stock and Magna Common Stock are traded on the NYSE under the symbol "UPC" and "MGR," respectively. Shares of Magna Class B Preferred Stock are not traded on any exchange or in the over-the-counter market.

     The following table sets forth the reported closing sale prices per share for UPC Common Stock and Magna Common Stock and the equivalent per share prices giving effect to the Merger (as explained below) for Magna Common Stock on (i) February 20, 1998, the last trading day preceding the public announcement of the execution of the Agreement, and (ii) May 22, 1998, the latest practicable date prior to the mailing of this Joint Proxy Statement.

                                                      UPC           MAGNA        EQUIVALENT PRICE
                                                  COMMON STOCK   COMMON STOCK   PER MAGNA SHARE(1)
                                                  ------------   ------------   ------------------
February 20, 1998...............................     $63.44         $46.94            $61.45
May 22, 1998....................................      58.06          55.44             56.24

---------------
(1) The equivalent price per share of Magna Common Stock at each specified date represents the closing sale price of a share of UPC Common Stock on such date multiplied by an Exchange Ratio of .9686. See "COMPARATIVE MARKET PRICES AND DIVIDENDS."

     There can be no assurance as to what the market price of the UPC Common Stock will be if and when the Merger is consummated, or anytime thereafter.

SELECTED CONSOLIDATED FINANCIAL DATA

     The following tables present selected consolidated financial data for UPC and Magna for the three months ended March 31, 1998 and 1997 and for the five-year period ended December 31, 1997. The information for UPC has been derived from the consolidated financial statements of UPC, including the unaudited consolidated financial statements of UPC incorporated in this Joint Proxy Statement by reference to the UPC March 31, 1998 Form 10-Q and the audited consolidated financial statements of UPC incorporated into this Joint Proxy Statement by reference to the UPC 1997 Form 10-K and should be read in conjunction therewith and with the notes thereto. See "DOCUMENTS INCORPORATED BY REFERENCE." The information for Magna has been derived from the consolidated financial statements of Magna, including the unaudited consolidated financial statements of Magna incorporated in this Joint Proxy Statement by reference to the Magna March 31, 1998 Form 10-Q and the audited consolidated financial statements of Magna incorporated into this Joint Proxy Statement by reference to the Magna 1997 Form 10-K and should be read in conjunction therewith and with the notes thereto. See "DOCUMENTS INCORPORATED BY REFERENCE." Historical results are not necessarily indicative of results to be expected for any future period. In the opinion of the respective managements of UPC and Magna, all adjustments (which include normal recurring adjustments and those related to the adoption of new accounting principles) necessary to arrive at a fair statement of interim results of operations of UPC and Magna, respectively, have been included. With respect to UPC and Magna, results for the three months ended March 31, 1998 are not necessarily indicative of results which may be expected for any other interim period or for the year as a whole. See "BUSINESS OF UPC -- Recent Developments" and "PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION" for information concerning UPC's Other Acquisitions.

                    UPC SELECTED CONSOLIDATED FINANCIAL DATA

                                    THREE MONTHS ENDED
                                       MARCH 31,(1)                              YEARS ENDED DECEMBER 31,(2)
                                    ------------------       --------------------------------------------------------------------
                                    1998          1997          1997          1996          1995           1994          1993
                                 -----------   -----------   -----------   -----------   -----------   ------------   -----------
                                                          (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA
    Net interest income........  $   190,707   $   190,590   $   770,385   $   744,852   $   669,451   $    627,439   $   558,036
    Provision for losses on
      loans....................       17,909        22,004       113,633        68,948        33,917         15,989        35,235
    Investment securities gains
      (losses).................        5,215           173         2,104         4,099         1,433        (21,302)        6,686
    Other noninterest income...       90,503        82,811       359,506       316,403       292,277        237,129       228,996
    Noninterest expense........      153,624       148,646       697,704       731,817       607,189        634,965       550,045
                                 -----------   -----------   -----------   -----------   -----------   ------------   -----------
    Earnings before income
      taxes, extraordinary
      item, and accounting
      changes..................      114,892       102,924       320,658       264,589       322,055        192,312       208,438
    Applicable income taxes....       40,320        36,479       111,897        93,115       110,799         63,058        66,570
                                 -----------   -----------   -----------   -----------   -----------   ------------   -----------
    Earnings before
      extraordinary item and
      accounting changes.......       74,572        66,445       208,761       171,474       211,256        129,254       141,868
    Extraordinary item and
      accounting changes, net
      of taxes.................           --            --            --            --            --             --         4,505
                                 -----------   -----------   -----------   -----------   -----------   ------------   -----------
    Net earnings...............  $    74,572   $    66,445   $   208,761   $   171,474   $   211,256   $    129,254   $   146,373
                                 ===========   ===========   ===========   ===========   ===========   ============   ===========
PER COMMON SHARE DATA(3)
    Basic
        Earnings before
          extraordinary item
          and accounting
          changes..............  $       .89   $       .82   $      2.54   $      2.13   $      2.79   $       1.67   $      2.19
        Net earnings...........          .89           .82          2.54          2.13          2.79           1.67          2.27
    Diluted
        Earnings before
          extraordinary item
          and accounting
          changes..............          .86           .79          2.45          2.05          2.66           1.63          2.13
        Net earnings...........          .86           .79          2.45          2.05          2.66           1.63          2.21
    Cash dividends.............          .50           .32         1.495          1.08           .98            .88           .72
    Book value.................        21.13         20.00         20.72         19.57         18.34          15.28         14.50

(continued on following page)

                                    THREE MONTHS ENDED
                                       MARCH 31,(1)                              YEARS ENDED DECEMBER 31,(2)
                                    ------------------       --------------------------------------------------------------------
                                    1998          1997          1997          1996          1995           1994          1993
                                 -----------   -----------   -----------   -----------   -----------   ------------   -----------
                                                          (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
BALANCE SHEET DATA (AT PERIOD
  END)
    Total assets...............  $18,413,614   $18,054,916   $18,105,079   $18,330,588   $17,182,861   $ 15,893,162   $14,180,524
    Loans, net of unearned
      income...................   12,727,659    12,560,838    12,658,564    12,578,571    10,917,307     10,074,458     8,077,152
    Allowance for losses on
      loans....................      223,837       192,943       225,389       189,118       179,968        174,604       172,330
    Investment securities......    3,287,664     3,449,824     3,247,680     3,387,217     3,970,036      4,016,506     4,124,679
    Total Deposits.............   13,581,227    13,386,397    13,440,269    13,514,144    13,047,488     12,506,212    11,732,707
    Short-term borrowings......      442,051       611,757       831,627       961,051       974,416        887,074       392,980
    Long-term debt(4)
        Parent company.........      373,242       373,468       373,746       373,459       214,758        114,790       114,729
        Subsidiary banks.......    1,630,693     1,473,599     1,176,158     1,332,534     1,087,273        819,982       481,193
    Total shareholders'
      equity...................    1,809,442     1,663,363     1,746,866     1,618,883     1,450,546      1,202,686     1,111,158
    Average assets.............   18,005,794    18,031,648    17,991,160    18,202,355    16,263,164     15,472,568    13,823,185
    Average shareholders'
      equity...................    1,760,458     1,615,979     1,690,992     1,533,348     1,334,995      1,226,852       973,087
    Average shares outstanding
      (in thousands)(3)
        Basic..................       83,379        78,904        80,336        77,240        72,512         71,678        56,169
        Diluted................       86,974        84,465        85,195        83,542        78,798         77,579        60,832
PROFITABILITY AND CAPITAL
  RATIOS
    Return on average assets...         1.68%         1.49%         1.16%          .94%         1.30%           .84%         1.06%
    Return on average common
      equity...................        17.50         17.16         12.54         11.38         16.56          10.74         15.88
    Net interest income
      (taxable-
      equivalent)/average
      earning assets(5)........         4.80          4.80          4.79          4.56          4.60           4.56          4.58
    Loans/deposits.............        93.72         93.83         94.18         93.08         83.67          80.56         68.84
    Common and preferred
      dividend payout ratio....        57.03         37.71         54.96         44.57         29.25          35.03         24.42
    Equity/assets (period
      end).....................         9.83          9.21          9.65          8.83          8.44           7.57          7.84
    Average shareholders'
      equity/average total
      assets...................         9.78          8.96          9.40          8.42          8.21           7.93          7.04
    Leverage ratio.............        10.72         10.05         10.48          9.50          8.11           7.56          7.73
    Tier 1
      capital/risk-weighted
      assets...................        15.66         14.88         15.51         14.92         13.28          12.58         13.65
    Total capital/risk-weighted
      assets...................        20.71         17.55         18.12         17.60         16.21          14.67         15.92
CREDIT QUALITY RATIOS(6)
    Allowance/period-end
      loans....................         1.95%         1.76%         1.99%         1.72%         1.82%          1.87%         2.27%
    Nonperforming loans/total
      loans....................          .81           .85           .92           .91           .85            .74          1.18
    Allowance/nonperforming
      loans....................          240           207           215           188           213            252           193
    Nonperforming assets/loans
      and foreclosed
      properties...............         1.01          1.14          1.13          1.21          1.09           1.08          1.76
    Provision/average loans....          .62           .81          1.01           .65           .35            .19           .47
    Net charge-offs/average
      loans....................          .79           .67           .72           .61           .32            .27           .34

---------------
(1) Interim period ratios have been annualized were applicable.

(2) Reference is made to "Basis of Presentation" in Note 1 to UPC's consolidated financial statements contained in UPC's 1997 Annual Report to Shareholders.

(3) Share and per share amounts have been retroactively restated for significant acquisitions accounted for as poolings of interests and to reflect the change in presentation of EPS as discussed in Notes 2 and 16 to the consolidated financial statements contained in UPC's 1997 Annual Report to Shareholders.

(4) Long-term debt includes Medium-Term Bank Notes, Federal Home Loan Bank
    (FHLB) advances, Trust Preferred Securities, variable rate asset-backed certificates, subordinated notes and debentures, obligations under capital leases, mortgage indebtedness, and notes payable with maturities greater than one year.

(5) Average balances and calculations do not include the impact of the net unrealized gain or loss on available for sale securities.

(6) FHA/VA government-insured/guaranteed loans have been excluded, since they represent minimal credit risk to UPC.

                   MAGNA SELECTED CONSOLIDATED FINANCIAL DATA

                                     THREE MONTHS
                                         ENDED
                                     MARCH 31,(1)                          YEARS ENDED DECEMBER 31,(2)
                                -----------------------   --------------------------------------------------------------
                                   1998         1997         1997         1996         1995         1994         1993
                                ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                                     (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA
    Net interest income.......  $   62,209   $   53,230   $  239,028   $  194,087   $  182,851   $  172,819   $  145,263
    Provision for losses on
      loans...................       3,550       15,152       28,947       10,280        9,992        4,900        9,589
    Investment securities
      gains...................         596          130        2,584          817          356          158        5,122
    Other noninterest
      income..................      23,383       13,824       68,698       49,541       47,507       47,345       40,718
    Noninterest expense.......      50,030       38,417      172,637      138,386      146,217      150,213      131,321
                                ----------   ----------   ----------   ----------   ----------   ----------   ----------
    Earnings before income
      taxes...................      32,608       13,615      108,726       95,779       74,505       65,209       50,193
    Applicable income taxes...      12,097        4,177       36,051       32,640       23,283       20,179       12,706
                                ----------   ----------   ----------   ----------   ----------   ----------   ----------
    Net earnings..............  $   20,511   $    9,438   $   72,675   $   63,139   $   51,222   $   45,030   $   37,487
                                ==========   ==========   ==========   ==========   ==========   ==========   ==========
PER COMMON SHARE DATA(3)
    Basic net earnings........  $      .63   $      .32   $     2.26   $     2.24   $     1.85   $     1.70   $     1.54
    Diluted net earnings......         .61          .31         2.21         2.19         1.81         1.66         1.51
    Cash dividends............         .28          .25         1.00          .88          .80          .76          .72
    Book value................       18.76        17.95        19.06        17.15        15.93        13.49        14.02
BALANCE SHEET DATA (AT PERIOD
  END)
    Total assets..............  $7,250,618   $6,772,925   $7,074,969   $5,458,709   $4,947,499   $4,638,502   $4,128,462
    Loans, net of unearned
      income..................   4,378,928    4,357,739    4,483,812    3,415,309    3,202,766    2,968,201    2,564,466
    Allowance for losses on
      loans...................      59,928       55,656       59,439       45,382       42,623       43,991       40,065
    Investment securities.....   2,239,113    1,847,881    1,988,622    1,655,907    1,364,864    1,217,174    1,213,673
    Deposits..................   5,546,688    5,198,562    5,435,995    4,197,776    3,888,266    3,672,755    3,494,825
    Short-term borrowings.....     891,706      819,432      845,603      633,935      460,651      436,515      192,611
    Long-term debt(4)
        Parent company........       9,360       26,155       10,440       27,413       29,398       30,717       31,230
        Subsidiary banks......     106,523       56,669       81,616       50,164       63,673       73,736          832
    Total shareholders'
      equity..................     610,978      594,518      626,353      483,961      446,044      371,312      360,649
    Average assets............   7,183,993    5,929,083    6,684,428    5,279,368    4,705,334    4,280,543    3,676,082
    Average shareholders'
      equity..................     622,173      526,954      591,344      459,225      407,530      362,782      333,215
    Average shares outstanding
      (in thousands)
        Basic.................      32,510       29,866       32,090       28,183       27,704       26,498       24,369
        Diluted...............      34,259       30,862       33,749       29,819       28,736       27,577       25,459
PROFITABILITY AND CAPITAL
  RATIOS
    Return on average
      assets..................        1.16%         .65%        1.09%        1.20%        1.09%        1.05%        1.02%
    Return on average common
      equity..................       13.37         7.26        12.29        13.75        12.57        12.41        11.25
    Net interest income
      (taxable-
      equivalent)/average
      earning assets..........        3.86         3.96         3.97         4.01         4.30         4.49         4.45
    Loans/deposits............       78.95        83.83        82.48        81.36        82.37        80.82        73.38
    Dividend payout ratio.....       44.56        74.98        44.25        39.29        43.24        44.71        46.75
    Equity/assets (period
      end)....................        8.43         8.78         8.85         8.87         9.02         8.00         8.74
    Average shareholders'
      equity/average total
      assets..................        8.66         8.89         8.85         8.70         8.66         8.48         9.06
    Leverage ratio............        6.95         8.17         7.24         8.45         8.73         8.57         8.67
    Tier 1
      capital/risk-weighted
      assets..................       10.85        10.79        11.09        12.97        13.06        12.79        12.81
    Total
      capital/risk-weighted
      assets..................       12.04        12.00        12.32        14.18        14.29        14.07        14.10

(continued on following page)

                                     THREE MONTHS
                                         ENDED
                                     MARCH 31,(1)                          YEARS ENDED DECEMBER 31,(2)
                                -----------------------   --------------------------------------------------------------
                                   1998         1997         1997         1996         1995         1994         1993
                                ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                                     (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
CREDIT QUALITY RATIOS(5)
    Allowance/period-end
      loans...................        1.37%        1.28%        1.33%        1.33%        1.33%        1.48%        1.56%
    Nonperforming loans/total
      loans...................         .79          .79          .67          .50          .77          .97         1.62
    Allowance/nonperforming
      loans...................         174          162          198          265          173          153           96
    Nonperforming assets/loans
      and foreclosed
      properties..............         .84          .86          .71          .59          .92         1.21         2.00
    Provision/average loans...         .32         1.64          .67          .31          .32          .18          .42
    Net charge-offs/average
      loans...................         .28         1.95          .65          .25          .37          .14          .59

---------------
(1) Interim period ratios have been annualized where applicable.

(2) Reference is made to "Basis of Presentation" in Note 2 to Magna's consolidated financial statements contained in Magna's 1997 Annual Report to Shareholders.

(3) Share and per share amounts have been retroactively restated to reflect the change in presentation of EPS as discussed in Notes 3 and 19 to the consolidated financial statements contained in Magna's 1997 Annual Report to Shareholders.

(4) Long-term debt includes Convertible Subordinated Capital Notes and Debentures, Federal Home Loan Bank Advances, and obligations under capital leases.

(5) Nonperforming loans and assets do not include loans 90 days or more past due.

HISTORICAL AND PRO FORMA COMPARATIVE PER SHARE DATA

     The following table sets forth certain comparative per share data relating to earnings before extraordinary items and accounting changes, cash dividends, and book value on: (i) a historical basis for UPC and Magna; (ii) a pro forma combined basis per share of UPC Common Stock, giving effect to the Merger only;
(iii) a pro forma combined basis per share of UPC Common Stock, giving effect to the Merger and the Other Acquisitions (as defined under "BUSINESS OF
UPC -- Recent Developments"); (iv) an equivalent pro forma basis per share of Magna Common Stock, giving effect to the Merger only; and (v) an equivalent pro forma basis per share of Magna Common Stock, giving effect to the Merger and the Other Acquisitions. The UPC pro forma combined information and the Magna equivalent pro forma information give effect to the Merger and the Other Acquisitions and reflect an Exchange Ratio of .9686 of a share of UPC Common Stock for each outstanding share of Magna Common Stock. The Merger and each of the Other Pending Acquisitions (with the exception of the Duck Hill Bank, the Charter Acquisition (as defined under "BUSINESS OF MAGNA -- Recent Developments"), and the CalFed Branch Purchase) are expected to be, and the Recently Completed Acquisition of Security Bancshares, Inc. was, accounted for using the pooling-of-interests method of accounting. The Recently Completed Acquisition of Sho-Me Financial Corp. and the Charter Acquisition were, and the Other Pending Acquisitions of Duck Hill Bank and the CalFed Branch Purchase are, expected to be accounted for using the purchase method of accounting. The pro forma information for 1997 reflects the acquisition of Magna and the Other Acquisitions as of January 1, 1997. The pro forma information for 1996 and 1995 reflect only the acquisitions of Magna, Peoples, AMBANC Corp. ("AMBANC") and Merchants Bancshares, Inc. ("Merchants") because the Other Acquisitions (other than Peoples, AMBANC, and Merchants) are not individually or in the aggregate, considered material to UPC from a financial statement presentation standpoint. Furthermore, the pro forma impact of the CalFed Branch Purchase on the pro forma statement of earnings for each of the three years presented has been excluded due to the lack of information available for operation of the branches on a historical basis. The pro forma data are presented for information purposes only and are not necessarily indicative of the results of operations or combined financial position that would have resulted had the Merger or the Other Acquisitions been consummated at the dates or during the periods indicated, nor are they necessarily indicative of future results of operations or combined financial position. The pro forma book value per share data reflects preliminary estimates by UPC of acquisition-related charges to be incurred in connection with consummation of the Merger and the Other Acquisitions; however, the earnings per share amounts do not reflect the estimated acquisition-related charges. For additional information with respect to the estimated charges UPC anticipates it would incur in connection with the Merger and the Other Acquisitions, see "BUSINESS OF UPC -- Recent Developments." For a discussion of UPC's acquisition program, including a discussion of the significant charges UPC has incurred incidental to acquisitions over the past three fiscal years, see the caption "Acquisitions" (on page 10) in UPC's 1997 Annual Report to Shareholders and Note 2 to UPC's audited consolidated financial statements for the years ended December 31, 1997, 1996, and 1995 (on pages 49 and 50) contained in UPC's 1997 Annual Report to Shareholders. UPC's 1997 Annual Report to Shareholders is included as Exhibit 13 to UPC's 1997 Form 10-K, and Exhibit 13 is incorporated by reference herein to the extent indicated herein. See "DOCUMENTS INCORPORATED BY REFERENCE."

     The information shown below should be read in conjunction with, and is qualified in its entirety by, the historical consolidated financial statements of UPC and Magna, including the respective notes thereto. See "DOCUMENTS INCORPORATED BY REFERENCE," "-- Selected Consolidated Financial Data," "BUSINESS OF UPC -- Recent Developments" and "PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION."

                UNION PLANTERS CORPORATION AND MAGNA GROUP, INC.

              HISTORICAL AND PRO FORMA COMPARATIVE PER SHARE DATA

                                                        THREE MONTHS ENDED    YEARS ENDED DECEMBER 31,(1)
                                                            MARCH 31,        -----------------------------
                                                               1998              1997        1996    1995
                                                        ------------------   ------------   ------   -----
EARNINGS BEFORE EXTRAORDINARY ITEMS AND ACCOUNTING
  CHANGES
    UPC
         Basic........................................          $.89            $2.54        $2.13   $2.79
         Diluted......................................           .86             2.45         2.05    2.66
    Pro forma (Magna Only)
         Basic........................................           .82             2.48         2.18    2.56
         Diluted......................................           .79             2.40         2.11    2.46
    Pro forma (all Other Acquisitions and Magna)
         Basic........................................           .80             2.52         2.24    2.56
         Diluted......................................           .78             2.45         2.17    2.46
    Magna
         Basic........................................           .63             2.26         2.24    1.85
         Diluted......................................           .61             2.21         2.19    1.81
    Magna equivalent pro forma (Magna only)(1)
         Basic........................................           .79             2.40         2.11    2.48
         Diluted......................................           .77             2.32         2.04    2.38
    Magna equivalent pro forma (all Other Acquisitions
      and Magna)(1)
         Basic........................................           .77             2.44         2.17    2.48
         Diluted......................................           .76             2.37         2.10    2.38
CASH DIVIDENDS PER SHARE
    UPC...............................................           .50             1.495        1.08     .98
    Magna.............................................           .28             1.00          .88     .80
    Magna equivalent pro forma(1).....................           .48             1.45         1.05     .95

                                                            MARCH 31,        DECEMBER 31,
                                                               1998              1997
                                                        ------------------   ------------
BOOK VALUE PER COMMON SHARE
    UPC...............................................        $21.13           $20.72
    UPC pro forma (Magna only)........................         20.12            20.45
    UPC pro forma (all Other Acquisitions and
      Magna)..........................................         20.82            21.73
    Magna.............................................         18.76            19.06
    Magna equivalent pro forma (Magna only)(1)........         19.49            19.79
    Magna equivalent pro forma (all Other Acquisitions
      and Magna)(1)...................................         20.17            21.05

---------------
(1) The equivalent pro forma per share data for Magna are computed by multiplying UPC's pro forma information by .9686, the Exchange Ratio.

SELECTED PRO FORMA CONSOLIDATED FINANCIAL DATA FOR UPC

     The following selected pro forma consolidated financial data for the three months ended March 31, 1998 and 1997 and for the five-year period ended December 31, 1997, give effect to the Merger only as of the date or at the beginning of the periods indicated, with the Merger treated as a pooling of interests for accounting purposes. The pro forma balance sheet data at March 31, 1998 reflects preliminary estimates by UPC of acquisition-related charges to be incurred in connection with consummation of the Merger; however, the income statement data does not reflect the estimated acquisition related charges. The selected pro forma consolidated financial data are presented for informational purposes only and are not necessarily indicative of the consolidated financial position or results of operations which actually would have occurred if the Merger had been consummated at the date or at the beginning of the periods indicated or which may be obtained in the future.

     The information shown below should be read in conjunction with, and is qualified in its entirety by, the historical consolidated financial statements of UPC and Magna, including the respective notes thereto. See "DOCUMENTS INCORPORATED BY REFERENCE," "-- Selected Consolidated Financial Data," and "BUSINESS OF UPC -- Recent Developments."

               UPC SELECTED PRO FORMA CONSOLIDATED FINANCIAL DATA

                                     THREE MONTHS ENDED
                                        MARCH 31,(1)                              YEARS ENDED DECEMBER 31,(2)
                                  -------------------------   -------------------------------------------------------------------
                                     1998          1997          1997          1996          1995          1994          1993
                                  -----------   -----------   -----------   -----------   -----------   -----------   -----------
                                                           (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA
    Net interest income.........  $   252,916   $   243,820   $ 1,009,413   $   938,939   $   852,302   $   800,258   $   703,299
    Provision for losses on
      loans.....................       21,459        37,156       142,580        79,228        43,909        20,889        44,824
    Investment securities gains
      (losses)..................        5,811           303         4,688         4,916         1,789      (21,144)        11,808
    Other noninterest income....      113,886        96,635       428,204       365,944       339,784       284,474       269,714
    Noninterest expense.........      203,654       187,063       870,341       870,203       753,406       785,178       681,366
                                  -----------   -----------   -----------   -----------   -----------   -----------   -----------
    Earnings before income
      taxes, extraordinary item,
      and accounting changes....      147,500       116,539       429,384       360,368       396,560       257,521       258,631
    Applicable income taxes.....       52,417        40,656       147,948       125,755       134,082        83,237        79,276
                                  -----------   -----------   -----------   -----------   -----------   -----------   -----------
    Earnings before
      extraordinary item and
      accounting changes........       95,083        75,883       281,436       234,613       262,478       174,284       179,355
    Extraordinary item and
      accounting changes, net of
      taxes.....................           --            --            --            --            --            --         4,505
                                  -----------   -----------   -----------   -----------   -----------   -----------   -----------
    Net earnings................  $    95,083   $    75,883   $   281,436   $   234,613   $   262,478   $   174,284   $   183,860
                                  ===========   ===========   ===========   ===========   ===========   ===========   ===========
PER COMMON SHARE DATA(3)
    Basic
        Earnings before
          extraordinary item and
          accounting changes....  $       .82   $       .70   $      2.48   $      2.18   $      2.56   $      1.69   $      2.01
        Net earnings............          .82           .70          2.48          2.18          2.56          1.69          2.07
    Diluted
        Earnings before
          extraordinary item and
          accounting changes....          .79           .66          0.40          2.11          2.46          1.65          1.97
        Net earnings............          .79           .66          2.40          2.11          2.46          1.65          2.02
    Cash dividends..............          .50           .32         1.495          1.08           .98           .88           .72
    Book value..................        19.93         19.58         20.43         19.09         17.83         14.90         14.49
BALANCE SHEET DATA (AT PERIOD
  END)
    Total assets................  $25,693,292   $24,827,841   $25,182,178   $23,789,297   $22,130,360   $20,531,664   $18,308,986
    Loans, net of unearned
      income....................   17,106,587    16,918,577    17,142,376    15,993,880    14,120,073    13,042,659    10,641,618
    Allowance for losses on
      loans.....................      283,765       248,599       284,828       234,500       222,591       218,595       212,395
    Investment securities.......    5,526,777     5,297,705     5,239,794     5,043,124     5,334,900     5,233,680     5,338,352
    Total deposits..............   19,127,915    18,584,959    18,876,264    17,711,920    16,935,754    16,178,967    15,227,532
    Short-term borrowings.......    1,333,757     1,431,189     1,677,230     1,594,986     1,435,067     1,323,589       585,591
    Long-term debt(4)
        Parent company..........      382,602       399,623       384,186       400,872       244,156       145,507       145,959
        Subsidiary banks........    1,737,216     1,530,268     1,257,774     1,382,698     1,150,946       893,718       482,025
    Total shareholders'
      equity....................    2,358,969     2,257,881     2,375,349     2,102,844     1,896,590     1,573,998     1,471,807
    Average assets..............   25,189,787    23,960,731    24,675,588    23,481,723    20,968,498    19,753,111    17,499,267
    Average shareholders'
      equity....................    2,382,631     2,142,933     2,282,336     1,992,573     1,742,525     1,589,634     1,306,302
    Average shares outstanding
      (in thousands)(3)
        Basic...................      114,868       107,832       111,418       104,538        99,346        97,344        79,773
        Diluted.................      120,157       114,358       117,884       112,425       106,632       104,290        85,492

(continued on the following page)

                                     THREE MONTHS ENDED
                                        MARCH 31,(1)                              YEARS ENDED DECEMBER 31,(2)
                                  -------------------------   -------------------------------------------------------------------
                                     1998          1997          1997          1996          1995          1994          1993
                                  -----------   -----------   -----------   -----------   -----------   -----------   -----------
                                                           (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
PROFITABILITY AND CAPITAL RATIOS
    Return on average assets....         1.53%         1.28%         1.14%         1.00%         1.25%         0.88%         1.05%
    Return on average common
      equity....................        16.40         14.63         12.48         11.95         15.49         11.15         14.59
    Net interest income
      (taxable-
      equivalent)/average
      earning assets(5).........         4.54          4.60          4.57          4.44          4.53          4.54          4.55
    Loans/deposits..............        89.43         91.03         90.81         90.30         83.37         80.61         69.88
    Common and preferred
      dividend payout ratio.....        54.34         42.35         52.07         43.16         32.00         37.53         29.03
    Equity/assets (period
      end)......................         9.18          9.09          9.42          8.84          8.57          7.67          8.04
    Average shareholders'
      equity/average total
      assets....................         9.46          8.94          9.25          8.49          8.31          8.05          7.46
    Leverage ratio..............         9.32          9.59          9.60          9.26          8.25          7.79          7.94
    Tier 1 capital/risk-weighted
      assets....................        13.88         13.80         14.31         14.47         13.23         12.64         13.45
    Total capital/risk-weighted
      assets....................        17.89         16.08         16.54         16.81         15.75         14.52         15.46
CREDIT QUALITY RATIOS(6)
    Allowance/period-end
      loans.....................         1.79%         1.62%         1.80%         1.62%         1.70%         1.78%         2.09%
    Nonperforming loans/total
      loans.....................          .80           .83           .85           .82           .83           .80          1.29
    Allowance/nonperforming
      loans.....................          222           195           212           199           204           223           162
    Nonperforming assets/loans
      and foreclosed
      properties................          .96          1.06          1.01          1.06          1.05          1.11          1.82
    Provision/average loans.....          .54          1.02           .92           .57           .34           .18           .46
    Net charge-offs/average
      loans.....................          .65           .99           .70           .52           .33           .24           .40

---------------
(1) Interim ratios have been annualized where applicable.

(2) Reference is made to "Basis of Presentation" in Note 1 to UPC's consolidated financial statements contained in UPC's 1997 Annual Report to Shareholders.

(3) Share and per share amounts have been retroactively restated for significant acquisitions accounted for as poolings of interests and to reflect the change in presentation of EPS as discussed in Notes 2 and 16 to the consolidated financial statements contained in UPC's 1997 Annual Report to Shareholders.

(4) Long-term debt includes Medium-Term Bank Notes, Federal Home Loan Bank
     (FHLB) advances, Trust Preferred Securities, variable rate asset-backed certificates, subordinated notes and debentures, obligations under capital leases, mortgage indebtedness, and notes payable with maturities greater than one year.

(5) Average balances and calculations do not include the impact of the net unrealized gain or loss on available for sale securities.

(6) FHA/VA government-insured/guaranteed loans have been excluded, since they represent minimal credit risk to UPC.

                            MEETINGS OF SHAREHOLDERS

DATE, PLACE, TIME, AND PURPOSE

     Magna. This Joint Proxy Statement is being furnished to the holders of Magna Common Stock and Magna Class B Preferred Stock in connection with the solicitation by the Magna Board of proxies for use at the Magna Annual Meeting at which Magna shareholders will be asked to vote upon (i) a proposal to adopt the Agreement and the Plan of Merger, (ii) a proposal to elect six nominees as Class I directors of Magna, and (iii) such other business as may be properly come before the Magna Annual Meeting. The Magna Annual Meeting will be held at the Grandel Theatre, 3610 Grandel Square, St. Louis, Missouri 63103, at 11:00 a.m., local time, on June 30, 1998. See "DESCRIPTION OF TRANSACTION."

     UPC. This Joint Proxy Statement is being furnished to the holders of UPC Common Stock in connection with the solicitation by the UPC Board of proxies for use at the UPC Special Meeting at which UPC shareholders will be asked to vote upon a proposal to approve the issuance of shares of UPC Common Stock pursuant to the Agreement. The UPC Special Meeting will be held at Union Planters Administrative Center, located at 7130 Goodlett Farms Parkway, Memphis, Tennessee 38018 at 11:00 a.m., local time, on June 30, 1998. See "DESCRIPTION OF TRANSACTION."

RECORD DATE, VOTING RIGHTS, REQUIRED VOTE, AND REVOCABILITY OF PROXIES

     Magna. The close of business on May 20, 1998, has been fixed as the Magna Record Date for determining holders of outstanding shares of Magna Common Stock and Magna Class B Preferred Stock entitled to notice of and to vote at the Magna Annual Meeting. Only holders of Magna Common Stock and Magna Class B Preferred Stock of record on the books of Magna at the close of business on the Magna Record Date are entitled to notice of and to vote at the Magna Annual Meeting. As of the Magna Record Date, there were 34,165,645 shares of Magna Common Stock issued and outstanding held by approximately 11,300 holders of record and 1,981 shares of Magna Class B Preferred Stock issued and outstanding held by approximately 30 holders of record.

     Each holder of record of shares of Magna Common Stock and Magna Class B Preferred Stock on the Magna Record Date is entitled to cast one vote per share on (i) the proposal to adopt the Agreement and the Plan of Merger, (ii) the proposal to elect six nominees as Class I directors of Magna, and (iii) on any other matter properly submitted for the vote of the Magna shareholders at the Magna Annual Meeting. The presence, either in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Magna Common Stock and Magna Class B Preferred Stock entitled to vote at the Magna Annual Meeting is necessary to constitute a quorum at the Magna Annual Meeting.

     Magna intends to count shares of Magna Common Stock and Magna Class B Preferred Stock present in person at the Magna Annual Meeting but not voting, and shares of Magna Common Stock and Magna Class B Preferred Stock for which it has received proxies but with respect to which holders of shares have abstained on any matter, as present at the Magna Annual Meeting for purposes of determining the presence or absence of a quorum for the transaction of business. Adoption of the Agreement and the Plan of Merger requires the affirmative vote of the holders of a majority of the issued and outstanding shares of Magna Common Stock and Magna Class B Preferred Stock entitled to vote at the Magna Annual Meeting, voting together as a single class. Brokers who hold shares in street name for customers who are the beneficial owners of such shares are prohibited from giving a proxy to vote shares held for such customers on the approval of the Agreement and the Plan of Merger without specific instructions from such customers. Given that the approval of the Agreement and the Plan of Merger requires the affirmative vote of the holders of a majority of the outstanding shares of Magna Common Stock and Magna Class B Preferred Stock entitled to vote thereon, voting together as a single class, any abstention, non-voting share or "broker non-vote" with respect to such shares of Magna Common Stock or Magna Class B Preferred Stock will have the same effect as a vote AGAINST the approval of the Agreement and the Plan of Merger. Approval of the election of six nominees as Class I directors of Magna requires the affirmative vote of a plurality of the votes cast, by person or by proxy, at the Magna Annual Meeting, with shares of Magna Common Stock and Magna Class B Preferred Stock voting together as a single class.

     Shares of Magna Common Stock and Magna Class B Preferred Stock represented by properly executed proxies, if such proxies are received prior to or at the Magna Annual Meeting and not revoked, will be voted in accordance with the instructions indicated on the proxies. IF NO INSTRUCTIONS ARE INDICATED, SUCH PROXIES WILL BE VOTED FOR (I) THE PROPOSAL TO ADOPT THE AGREEMENT AND THE PLAN OF MERGER AND (II) THE PROPOSAL TO ELECT SIX NOMINEES AS CLASS I DIRECTORS OF MAGNA, AND IN THE DISCRETION OF THE PROXYHOLDER AS TO ANY OTHER MATTER WHICH MAY COME PROPERLY BEFORE THE MAGNA ANNUAL MEETING. IF NECESSARY, THE PROXYHOLDER MAY VOTE IN FAVOR OF A PROPOSAL TO ADJOURN THE MAGNA ANNUAL MEETING IN ORDER TO PERMIT FURTHER SOLICITATION OF PROXIES IN THE EVENT THERE ARE NOT SUFFICIENT VOTES TO APPROVE THE FOREGOING PROPOSALS AT THE TIME OF THE MAGNA ANNUAL MEETING. HOWEVER, NO PROXYHOLDER WILL VOTE ANY PROXIES VOTED AGAINST ADOPTION OF THE AGREEMENT AND THE PLAN OF MERGER FOR A PROPOSAL TO ADJOURN THE MAGNA ANNUAL MEETING.

     A Magna shareholder who has given a proxy solicited by the Magna Board may revoke it at any time prior to its exercise at the Magna Annual Meeting by either (i) giving written notice of revocation to the Corporate Secretary of Magna, (ii) properly submitting to Magna a duly executed proxy bearing a later date, or (iii) attending the Magna Annual Meeting and voting in person. All written notices of revocation and other communications with respect to revocation of proxies should be addressed as follows: Magna Group, Inc., One Magna Place, 1401 South Brentwood Boulevard, St. Louis, Missouri 63144;
Attention: Carolyn Ryseff, Secretary.

     The directors and executive officers of Magna (including immediate family members and affiliated entities) owned, as of the Magna Record Date, 1,684,324 shares, or approximately 4.9% of the outstanding shares of Magna Common Stock and no shares of Magna Class B Preferred Stock. The directors and executive officers of UPC owned, as of the Magna Record Date, 300 shares, or approximately
 .0009% of the outstanding shares of Magna Common Stock and no shares of Magna Class B Preferred Stock.

     In addition, as of the Magna Record Date, various subsidiaries of Magna, as fiduciaries, custodians, and agents, had sole or shared voting power over 1,138,286 shares, or 3.3%, of the issued and outstanding shares of Magna Common Stock, under trust agreements and other instruments and agreements, including shares held as trustee or agent of various Magna employee benefit and stock purchase plans. Such subsidiaries also held 3100 shares, or .004%, of the issued and outstanding shares of UPC Common Stock as of the UPC Record Date. It is the policy of these subsidiaries not to vote such shares in the absence of instructions from other appropriate parties having an interest in such stock, such as co-fiduciaries and participants in such plans, unless the subsidiary has sole authority with respect to shares thereto.

     For information with respect to beneficial owners of 5% or more of the outstanding shares of Magna Common Stock, and information with respect to the number and percentage of outstanding shares of Magna Common Stock and Magna Class B Preferred Stock beneficially owned by the directors and executive officers of Magna, see "ADDITIONAL MATTERS RELATING TO MAGNA ANNUAL
MEETING -- Voting Securities of Magna and Principal Holders Thereof; Security Ownership of Management of Magna."

     UPC. The close of business on May 20, 1998, has been fixed as the UPC Record Date for determining holders of outstanding shares of UPC Common Stock entitled to notice of and to vote at the UPC Special Meeting. Only holders of UPC Common Stock of record on the books of UPC at the close of business on the UPC Record Date are entitled to notice of and to vote at the UPC Special Meeting. As of the UPC Record Date, there were 85,009,715 shares of UPC Common Stock issued and outstanding held by approximately 19,806 holders of record.

     Each holder of record of shares of UPC Common Stock on the UPC Record Date is entitled to cast one vote per share on the proposal to approve the issuance of shares of UPC Common Stock pursuant to the Agreement, and on any other matter properly submitted for the vote of the UPC shareholders at the UPC Special Meeting. The presence, either in person or by properly executed proxy, of the holders of a majority of the outstanding shares of UPC Common Stock entitled to vote at the UPC Special Meeting is necessary to constitute a quorum at the UPC Special Meeting.

     UPC intends to count shares of UPC Common Stock present in person at the UPC Special Meeting but not voting, and shares of UPC Common Stock for which it has received proxies but with respect to which holders of shares have abstained on any matter, as present at the UPC Special Meeting for purposes of determining the presence or absence of a quorum for the transaction of business. Approval of the issuance of shares of UPC Common Stock pursuant to the Agreement requires the affirmative vote of a majority of the votes cast in person or by proxy by holders of UPC Common Stock at the UPC Special Meeting, assuming a quorum is present. Brokers who hold shares in street name for customers who are the beneficial owners of such shares are prohibited from giving a proxy to vote shares held for such customers on the approval of the issuance of shares of UPC Common Stock pursuant to the Agreement without specific instructions from such customers. Given that the approval of the issuance of shares of UPC Common Stock pursuant to the Agreement requires the affirmative vote of a majority of the votes cast in person or by proxy by holders of UPC Common Stock at the UPC Special Meeting, any abstention, non-voting share or "broker non-vote" with respect to such shares of UPC Common Stock will be counted for purposes of obtaining a quorum.

     Shares of UPC Common Stock represented by properly executed proxies, if such proxies are received prior to or at the UPC Special Meeting and not revoked, will be voted in accordance with the instructions indicated on the proxies. IF NO INSTRUCTIONS ARE INDICATED, SUCH PROXIES WILL BE VOTED FOR the proposal to approve the issuance of shares of UPC Common Stock pursuant to the Agreement and in the discretion of the proxyholder as to any other matter which may come properly before the UPC Special Meeting. If necessary, the proxyholder may vote in favor of a proposal to adjourn the UPC Special Meeting in order to permit further solicitation of proxies in the event there are not sufficient votes to approve the foregoing proposal at the time of the UPC Special Meeting. However, no proxyholder will vote any proxies voted AGAINST approval of the issuance of shares of UPC Common Stock pursuant to the Agreement FOR a proposal to adjourn the UPC Special Meeting.

     A UPC shareholder who has given a proxy solicited by the UPC Board may revoke it at any time prior to its exercise at the UPC Special Meeting by either
(i) giving written notice of revocation to the Corporate Secretary of UPC, (ii) properly submitting to UPC a duly executed proxy bearing a later date, or (iii) attending the UPC Special Meeting and voting in person. All written notices of revocation and other communications with respect to revocation of proxies should be addressed as follows: Union Planters Corporation, 7130 Goodlett Farms Parkway, Memphis, Tennessee 38018 Attn: E. James House, Jr., Secretary.

     The directors and executive officers of UPC (including immediate family members and affiliated entities) owned, as of the UPC Record Date, 2,292,159 shares, or approximately 2.7% of the outstanding shares of UPC Common Stock. The directors and executive officers of Magna owned, as of the UPC Record Date, no shares of UPC Common Stock.

     In addition, as of the UPC Record Date, various subsidiaries of UPC, as fiduciaries, custodians, and agents, had sole or shared voting power over 2,966,237 shares, or 3.49%, of the issued and outstanding shares of UPC Common Stock, under trust agreements and other instruments and agreements, including shares held as trustee or agent of various UPC employee benefit and stock purchase plans. Such subsidiaries held no shares of Magna Common Stock as of the Magna Record Date. It is the policy of these subsidiaries not to vote such shares in the absence of instructions from other appropriate parties having an interest in such stock, such as co-fiduciaries and participants in such plans, unless the subsidiary has sole authority with respect to shares thereto.

     For information with respect to beneficial owners of 5% or more of the outstanding shares of UPC Common Stock, and information with respect to the number and percentage of outstanding shares of UPC Common Stock beneficially owned by the directors and executive officers of UPC, see "PROPOSAL 1: ELECTION OF DIRECTORS" in the UPC Annual Meeting Proxy Statement. See "DOCUMENTS INCORPORATED BY REFERENCE."

SOLICITATION OF PROXIES

     Proxies may be solicited by the directors, officers, employees, and agents of Magna and UPC by mail, in person, or by telephone or telegraph. Such persons will receive no additional compensation for such services. Magna and UPC may make arrangements with brokerage firms and other custodians, nominees, and fiduciaries, if any, for the forwarding of solicitation materials to the beneficial owners of Magna Capital Stock and UPC Common Stock held of record by such persons. Any such brokers, custodians, nominees, and fiduciaries will be reimbursed for the reasonable out-of-pocket expenses incurred by them for such services. In addition, UPC and Magna may engage a proxy solicitation firm to solicit proxies from the holders of UPC Common Stock and Magna Common Stock, respectively. All expenses associated with the solicitation of proxies, other expenses associated with the Meetings and expenses related to the printing and mailing of this Joint Proxy Statement will be shared by UPC and Magna as provided in the Agreement, with the exception of fees paid to any proxy solicitation firm engaged by UPC or Magna, which will be paid by UPC or Magna, respectively. See "DESCRIPTION OF TRANSACTION -- Expenses and Fees."

DISSENTERS' RIGHTS

     Magna Common Stock. Holders of Magna Common Stock do not have dissenters' rights with respect to the Merger.

     UPC Common Stock. Holders of UPC Common Stock do not have dissenters' rights with respect to the issuance of shares of UPC Common Stock pursuant to the Agreement.

     Magna Class B Preferred Stock. Holders of Magna Class B Preferred Stock have the right to dissent from the Merger and, assuming the Merger is consummated, to receive in cash an amount determined to be the "fair value" of their shares of Magna Class B Preferred Stock. In order to be entitled to fully exercise dissenters' rights, a holder of Magna Class B Preferred Stock choosing to dissent (a "Dissenting Shareholder") must NOT vote FOR the approval of the Agreement and the Plan of Merger and must take certain other procedural steps to "perfect" such Dissenting Shareholders' rights under Section 262 of the DGCL. It is not necessary for a holder of Magna Class B Preferred Stock to vote against consummation of the Merger in order to perfect his or her right to dissent and demand appraisal. However, no such shareholder may vote for approval and adoption of the Agreement and the Plan of Merger and thereafter demand his or her appraisal rights. Because all proxies submitted which do not specify how such proxy is to be voted will be voted in favor of the adoption and approval of the Agreement and the Plan of Merger, a holder of Magna Class B Preferred Stock who desires to dissent from approval of the Merger should not submit such a proxy. A holder of Magna Class B Preferred Stock who votes for approval and adoption of the Agreement and the Plan of Merger or who submits a proxy which does not specify how such proxy is to be voted will waive any rights of dissent and appraisal. A vote against consummation of the Merger will not satisfy the statutory requirement that a Dissenting Shareholder give notice of his or her intention to dissent and make demand for payment of his or her shares of Magna Class B Preferred Stock. See "DESCRIPTION OF TRANSACTION -- Dissenters' Rights" and Appendix E to this Joint Proxy Statement, which includes a copy of Section 262 of the DGCL governing statutory dissenters' rights.

                           DESCRIPTION OF TRANSACTION

     The following information describes material aspects of the Merger. This description does not purport to be complete and is qualified in its entirety by reference to the Appendices hereto, including the Agreement and the Plan of Merger, which are included as Appendices A and B, respectively, to this Joint Proxy Statement and incorporated herein by reference. All shareholders are urged to read the Appendices in their entirety.

GENERAL

     The Agreement provides for the acquisition of Magna by UPC pursuant to the merger of Magna with and into UPHC, a wholly-owned subsidiary of UPC organized under the laws of the State of Tennessee, with the effect that UPHC will be the surviving corporation resulting from the Merger. At the Effective Time, each share of (i) Magna Common Stock then issued and outstanding (excluding shares held by Magna, UPC, or their respective subsidiaries, in each case other than shares held in a fiduciary capacity or as a result of debts previously contracted) will be converted into and exchanged for .9686 of a share of UPC Common Stock and (ii) Magna Class B Preferred Stock issued and outstanding (excluding shares held by Magna or UPC, or their respective subsidiaries, in each case other than shares held in a fiduciary capacity as the results of debts previously contracted, and other than shares held by dissenting shareholders) will be converted into and the right to receive a check from UPC in the amount of $20.00, plus any accrued but unpaid dividends at the Effective Time, the Preferred Stock Cash Payment.

     No fractional shares of UPC Common Stock will be issued. Rather, cash (without interest) will be paid in lieu of any fractional share to which any holder of Magna Common Stock would be entitled upon consummation of the Merger, in an amount equal to such fractional part of a share of UPC Common Stock multiplied by the closing price of such common stock on the NYSE (as reported by The Wall Street Journal or, if not reported thereby, another authoritative source as reasonably selected by UPC) on the last trading day preceding the Effective Time.

     As of the Magna Record Date, Magna had 34,165,645 shares of Magna Common Stock outstanding. Based upon the Exchange Ratio, upon consummation of the Merger, UPC will issue approximately 33,092,843 shares of UPC Common Stock. Accordingly, UPC would then have outstanding approximately 118,102,558 shares of UPC Common Stock, based on the number of shares of UPC Common Stock outstanding on March 31, 1998 (and excluding shares to be issued pursuant to Other Pending Acquisitions and shares to be issued pursuant to the exercise of stock options and for other purposes).

EFFECT OF THE MERGER ON MAGNA OPTIONS

     At the Effective Time, each Magna Option granted by Magna under the Magna Stock Plans (as defined herein under "-- Interests of Certain Persons in the Merger"), as that term is defined in the Agreement, that is outstanding at the Effective Time, whether or not exercisable, will be converted into and become an option with respect to UPC Common Stock, and UPC will assume each Magna Option, in accordance with the terms of the Magna Stock Plan and stock option or other agreement by which it is evidenced, except that from and after the Effective Time, (i) UPC and its Salary and Benefits Committee will be substituted for Magna and the committee of the Magna Board (including, if applicable, the entire Magna Board) administering such Magna Stock Plan, (ii) each Magna Option assumed by UPC may be exercised solely for or converted into shares of UPC Common Stock (or cash in the case of stock appreciation rights), (iii) the number of shares of UPC Common Stock subject to such Magna Option will be equal to the number of shares of Magna Common Stock subject to such Magna Option immediately prior to the Effective Time multiplied by the Exchange Ratio and rounding down to the nearest whole share, and (iv) the per share exercise price under each such Magna Option will be adjusted by dividing the per share exercise price under each such Magna Option by the Exchange Ratio and rounding up to the nearest cent.

     For information with respect to Magna Options held by Magna Board and management, see "-- Interests of Certain Persons in the Merger."

BACKGROUND OF AND REASONS FOR THE MERGER

     Background of the Merger. Over the years, Magna has followed its stated "Strategic Plan Mission Statement" which was to enhance stockholder value by being a profitable and leading supplier of high quality retail financial services to individuals and businesses in the community markets it serves. Magna's strategic objectives were to remain a retail super community bank, improve earnings, and grow the assets of the corporation. Since Magna had been actively pursuing acquisitions, it had retained Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") as a financial advisor since 1990. Each year at its planning meeting, the Magna Board reviewed Magna's strategic plan in detail.

     At its September 1997 planning meeting, the Magna Board discussed and analyzed with its financial advisor the industry dynamics supporting Magna's growth strategy, the industry's financial performance, the financial services consolidation trend, characteristics of recent mergers and acquisitions of banks and non-bank entities, and Magna as a competitive acquiror and as a desirable target. Dramatic changes in the industry, new ways of doing business, customer expectations, key secular forces, the change from the industrial age to the information age, changing market trends based on customer profitability, and changing delivery systems were also discussed, as well as bank stock trading trends and projections. The Magna Board recognized that such trends were changing the terms and conditions upon which Magna would be required to compete in the future.

     In December 1997, Magna was contacted by another financial institution, and the Chairman of that institution met with Mr. G. Thomas Andes, Chairman, President and Chief Executive Officer of Magna, on January 6, 1998, and indicated a preliminary interest in acquiring Magna. Magna was also contacted by UPC in December 1997, and Mr. Andes met with Mr. Benjamin W. Rawlins, Jr., the Chairman and Chief Executive Officer of UPC, on January 8, 1998. Several follow-up meetings between senior management of Magna and UPC occurred during January and February 1998, and on February 10, 1998 UPC offered Magna a price range for a possible all-stock merger transaction.

     On February 18, 1998, the Magna Board met. The results of the conversations with UPC, as well as the preliminary indication of interest from the other financial institution, were presented to the Board. The preliminary indication of interest from the other financial institution, based on a single informal exchange the previous month, was determined to be too speculative and not of comparative value to the proposals of UPC. Magna's senior management and its financial advisors discussed the strategic and business issues with respect to a strategic combination with UPC, as well as the financial aspects of the UPC proposal. The Magna Board also reviewed its responsibilities in evaluating any potential transaction with its legal counsel, Wachtell, Lipton, Rosen & Katz. At the conclusion of the discussion, the Board authorized management to continue to evaluate and negotiate the possible acquisition of Magna by UPC and to begin due diligence on UPC. A special meeting of the Board was scheduled for February 22, 1998.

     Between February 19 and 22, 1998, while the performance of due diligence continued, senior management of Magna and UPC, and their respective legal representatives, negotiated the terms of the proposed Agreement and Option Agreement.

     At the special meeting of the Magna Board on February 22, 1998, senior management of Magna, together with its financial and legal advisors, reviewed for the Magna Board the strategic investigation and due diligence it had conducted, the discussions and contacts with UPC to date, the historical performance and strategies of Magna and UPC, the financial terms of the proposed transaction including the Exchange Ratio, and the other terms of the draft Agreement and Option Agreement. Magna's financial advisors rendered to the Magna Board the financial analysis set forth in "Opinion of Magna's Financial Advisor" and the opinion that the Exchange Ratio was fair, from a financial point of view, to the holders of Magna Common Stock. The opinion did not address the fairness of the consideration to be received by the holders of Magna Class B Preferred Stock. Following discussion, and questions by the Magna Board to Magna's senior management, its financial and legal representatives, and UPC senior management, the members of Magna's Board voted unanimously to approve the Agreement and the transactions contemplated thereby including, without limitation, the Option Agreement.

     Recommendation of the Magna Board; Reasons for the Merger. In reaching its unanimous conclusion that the Merger is in the best interests of Magna and its shareholders, the Magna Board carefully considered following factors that it deemed material: (i) the financial terms of the Merger, including the expectation that when Magna shareholders will receive UPC Common Stock in the Merger, the Merger will be tax-free to such shareholders; (ii) a comparison of the terms of the Merger with comparable transactions in Missouri and elsewhere in the country; (iii) the long term value of UPC Common Stock in relation to the historical trading prices of Magna Common Stock; (iv) the review by the Magna Board with its legal and financial advisors of the provisions of the Agreement;
(v) the financial advice rendered by DLJ to the Magna Board and the opinion rendered by DLJ that the Exchange Ratio is fair, from a financial point of view, to the holders of Magna Common Stock; (vi) the absence of any apparent regulatory impediments and the corresponding likelihood that the proposed transaction would be consummated; (vii) the current operating environment, including, but not limited to, the continued consolidation and increasing competition in the banking and financial services industries, the prospect for further changes in these industries and federal regulatory agency consolidation and the importance of being able to capitalize on developing opportunities in these industries; (ix) information with respect to the financial condition, results of operations, cash flow, businesses and prospects of Magna. In this regard, the Board analyzed the option of selling Magna or continuing on a stand-alone basis. The range of values for a share of Magna Common Stock on a sale of control basis was determined to generally exceed the present value of shares of Magna Common Stock on a stand-alone basis under business strategies that could be reasonably implemented by Magna; (x) financial analysis, pro forma, and business results of operations, key ratios, discounted cash flow values, stock price performance and market data with respect to UPC and Magna prepared by DLJ, as well as the Magna Board's own knowledge of Magna, UPC and their respective businesses (including without limitation certain operating synergies resulting from the elimination of senior management duplication, reduction of directors fees, branch realignment, loan and deposit operations consolidation, professional services reduction, corporate and business function overlaps and data processing integration). In this regard, the latest publicly-available financial and other information for UPC and Magna were analyzed, including a comparison to publicly-available financial and other information for other similar institutions; (xi) similarities between the community banking philosophies of UPC and Magna; (xii) the strength of UPC's primary business activities, including mortgage banking, credit card and FHA/VA lending; and (xiii) the increased ability of the combined company to deal with the technological challenges of the future, especially Year 2000 compliance.

     In reaching its determination to approve and recommend the Agreement, the Magna Board did not assign any relative or specific weights to the foregoing factors, and individual directors may have weighed factors differently. After deliberating with respect to the Merger and the other transactions contemplated by the Agreement considering, among other things, the matters discussed above and the opinion of DLJ referred to above, the Magna Board unanimously approved and adopted the Agreement and the transactions contemplated thereby as being in the best interests of Magna and its stockholders.

     FOR THE REASONS SET FORTH ABOVE, THE MAGNA BOARD UNANIMOUSLY APPROVED AND ADOPTED THE AGREEMENT AS ADVISABLE AND IN THE BEST INTERESTS OF MAGNA AND ITS SHAREHOLDERS AND RECOMMENDS THAT THE STOCKHOLDERS OF MAGNA VOTE FOR THE APPROVAL AND ADOPTION OF THE AGREEMENT.

     Recommendation of the UPC Board; Reasons for the Merger. The UPC Board believes that the Merger is fair to, and in the best interest of, UPC and its shareholders. ACCORDINGLY, THE UPC BOARD HAS UNANIMOUSLY APPROVED THE AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT HOLDERS OF UPC COMMON STOCK VOTE FOR THE APPROVAL OF THE ISSUANCE OF SHARES OF UPC COMMON STOCK PURSUANT TO THE AGREEMENT. See "-- Opinion of UPC's Financial Advisor."

     The terms of the Merger, including the Exchange Ratio, are the result of arm's-length negotiations between representatives of UPC and Magna. In reaching its decision to approve the Agreement, the UPC Board consulted with its legal advisors regarding the terms of the transaction, with its financial advisor regarding the financial aspects of the proposed transaction and the fairness of the Exchange Ratio, and with management of UPC, and, without assigning any relative or specific weights, considered a number of factors, both from a short-term and long-term perspective, including, without limitation, those set forth in "-- Background of and Reasons for the Merger -- Background of the Merger," and the following: (i) the information presented to the directors by the management of UPC concerning the business, operations, earnings, asset quality, and financial condition of Magna, including the composition of the earning assets portfolio of Magna; (ii) the financial terms of the Merger, including the relationship of the value of the consideration issuable in the Merger to the market value, tangible book value, and earnings per share of Magna Common Stock; (iii) the nonfinancial terms of the Merger, including the treatment of the Merger as a tax-free exchange of Magna Common Stock for UPC Common Stock for federal income tax purposes and arrangements relating to the continued involvement of the management and Magna Board with the combined company; (iv) the likelihood of the Merger being approved by applicable regulatory authorities without undue conditions or delay; (v) the opportunity for reducing the noninterest expense of the operations of Magna and achieving revenue enhancements from the combined operations of UPC and Magna (estimated in the range of approximately $66 million to $74 million on a pre tax basis) and the ability of the operations of Magna after the Effective Time to contribute to the earnings of UPC; (vi) the attractiveness of the Magna franchise, the market position of Magna in each of the markets in which it operates, and the compatibility of the franchise of Magna with the operations of UPC; (vii) the compatibility of the community bank orientation of the operations of Magna to that of UPC; (viii) the report of Stifel reviewing a comparison of Magna to selected peer banks and of premiums paid in other merger transactions; and (ix) the opinion rendered by Stifel as to the fairness, from a financial point of view, of the Exchange Ratio to the holders of UPC Common Stock.

     The foregoing discussion is not intended to be exhaustive but includes all of the material factors considered by the UPC Board in determining to recommend that shareholders approve the issuance of shares of UPC Common Stock pursuant to the Agreement and the Plan of Merger. The UPC Board did not quantify or otherwise attempt to assign relative or specific weights to the factors considered in reaching its determination that the Agreement, the Plan of Merger and the Merger are in the best interests of shareholders.

OPINION OF MAGNA'S FINANCIAL ADVISOR

     At a meeting of Magna's Board on February 22, 1998, at which the terms of the proposed Merger were discussed and considered, DLJ rendered a written opinion to the Magna Board that, as of the date of such opinion, based upon the matters set forth in such opinion and such other matters as DLJ deemed relevant, the Exchange Ratio was fair to the holders of Magna Common Stock from a financial point of view. DLJ has confirmed its February 22, 1998 opinion by delivery of a written opinion to the Magna Board dated the date of this Joint Proxy Statement stating that, as of the date hereof and based on the matters set forth in such opinion, the Exchange Ratio is fair to the holders of Magna Common Stock from a financial point of view. DLJ's opinion does not address the consideration to be received by the holders of Magna Class B Preferred Stock.

     THE FULL TEXT OF DLJ'S OPINION DATED THE DATE HEREOF IS INCLUDED AS APPENDIX C TO THIS JOINT PROXY STATEMENT. MAGNA SHAREHOLDERS ARE URGED TO READ THE DLJ OPINION IN ITS ENTIRETY FOR ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED, AND LIMITS OF THE REVIEW UNDERTAKEN BY DLJ. THE SUMMARY OF THE DLJ OPINION SET FORTH IN THIS JOINT PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

     DLJ's opinion is limited to the fairness, from a financial point of view, of the Exchange Ratio to the holders of Magna Common Stock and does not address Magna's underlying business decision to proceed with the Merger. The opinion is directed only to the Exchange Ratio and does not constitute a recommendation to any holder of Magna Capital Stock as to how such holder should vote with respect to the Agreement. DLJ's opinion is based on the economic, market, financial, and other conditions as they existed on, and on the information made available to DLJ as of the date of the opinion. Although subsequent developments may affect DLJ's opinion, DLJ is not obligated to update, revise, or reaffirm its opinion.

     The Magna Board selected DLJ as its financial advisor because it is a nationally recognized investment banking firm that has substantial experience in transactions similar to the Merger and is familiar with Magna and the financial services industry in general. DLJ, as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes.

     In arriving at its opinion, DLJ: (i) reviewed the financial terms and provisions of the Agreement and the exhibits thereto, including the Option Agreement; (ii) reviewed financial and other information that was publicly available or furnished to DLJ by Magna and UPC including information provided during discussions with their respective managements; (iii) reviewed certain financial projections of Magna for the period beginning January 1, 1998 and ending December 31, 2002 provided by the management of Magna; (iv) reviewed certain financial projections of UPC for the period beginning January 1, 1998 and ending December 31, 2000 provided by the management of UPC; (v) reviewed certain pro forma financial statements provided by the management of Magna and UPC reflecting the Merger and the operating synergies expected to result therefrom described in "Background of and Reasons for the Merger -- Recommendation of the UPC Board; Reasons for the Merger" above; (vi) compared certain financial and securities data of Magna and UPC with various other companies whose securities are traded in public markets;
(vii) reviewed the historical stock prices and trading volumes of Magna Common Stock and UPC Common Stock; (viii) reviewed prices and premiums paid in certain other business combinations; and (ix) conducted such other financial studies, analyses and investigations as DLJ deemed appropriate for purposes of its opinion (including, without limitation, reviewing the bank mergers and aquisitions environment since 1995 and analyzing the market performance of acquirors' stocks following the announcement of certain other mergers and acquisitions).

     In conducting its review and rendering its opinion, DLJ relied upon and assumed the accuracy and completeness of all of the financial and other information available to DLJ from public sources, that was provided to DLJ by Magna, UPC and their respective representatives or that was otherwise reviewed by DLJ. In particular, DLJ relied upon the estimates of the management of Magna and UPC of the operating synergies achievable as a result of the Merger described in "Background of and Reasons for the Merger -- Recommendation of the UPC Board; Reasons for the Merger" above and upon its discussion of such synergies with the management of Magna and UPC. With respect to the financial projections used in DLJ's analysis, DLJ assumed that such projections were reasonably prepared on the basis reflecting the best then available estimates and judgments of the management of Magna and UPC as to the future operating and financial performance of Magna and UPC, respectively.

     DLJ is not an expert in the evaluation of loan portfolios or allowances for loan and real estate-owned losses, and, upon advice of management of Magna, DLJ did not independently verify and assumed that the aggregate allowances for loan losses set forth in the balance sheets of each of Magna and UPC at March 31, 1998 are adequate to cover such losses and complied fully with applicable law, regulatory policy and sound banking practice as of the date of such financial statements. DLJ was not retained to and DLJ did not conduct a physical inspection of any of the properties or facilities of Magna or UPC, and did not make any independent evaluation or appraisal of the assets, liabilities or prospects of Magna or UPC, was not furnished with any such evaluation or appraisal, and did not review any individual credit files. In rendering its opinion, DLJ was advised by Magna and UPC and assumed that there were no other factors that would delay or subject to adverse conditions any necessary regulatory or governmental approval for the Merger, and that all conditions to the Merger will be satisfied and not waived. DLJ further assumed that the Merger will qualify for treatment as a tax-free reorganization and be accounted for as a pooling of interests.

     The following is a brief summary of the analysis presented by DLJ to the Magna Board of Directors in connection with DLJ's written opinion to the Magna Board dated February 22, 1998. For purposes of this summary, "Magna Peer Group" means Associated Banc-Corp., CNB Bancshares, Inc., Citizens Banking Corporation, Commerce Bancshares, Inc., Community First Bankshares, First American Corporation, FirstMerit Corporation, Old National Bancorp and UMB Financial Corporation, and "UPC Peer Group" means AmSouth Bancorporation, Compass Bancshares Inc., Crestar Financial Corporation, First American Corporation, First Tennessee National Corporation, National Commerce Bancorporation, Regions Financial Corporation and SouthTrust Corporation. In connection with its analysis, DLJ used pro forma data reflecting Magna's then pending acquisition of Charter Financial, Inc. ("Charter") and related stock purchases and adjusted 1997 earnings per share ("EPS") for a first quarter provision to cover potential exposure related to loans to a single borrower. DLJ also used pro forma data reflecting several pending and recently completed acquisitions by UPC. In connection with its written opinion dated the date of this Joint Proxy Statement, DLJ performed procedures to update certain of its analyses and reviewed the assumptions on which such analyses were based and the factors considered in connection therewith. In updating its opinion, DLJ did not utilize any method of analysis in addition to those described below.

     Historical Financial Performance. DLJ analyzed the historical financial performance of Magna and UPC from 1993 through 1997, including analyses of each company's return on average assets ("ROAA"); return on average equity ("ROAE"); net interest margin; noninterest income/total revenues ratio; efficiency ratio; EPS growth rate; nonperforming assets ("NPAs")/loans and other real estate owned ("OREO") ratio; and leverage ratios. Magna's average performance or compounded annual growth for 1993 through 1997 for each of the foregoing indicators of financial performance was: ROAA -- 1.09%; ROAE -- 12.5%; net interest margin -- 4.24%; noninterest income/total revenues -- 21.7%; efficiency ratio -- 61.5%; EPS growth rate -- 10.2%; NPAs/loans and OREO -- 1.39%; and leverage ratio -- 8.17%. UPC's average performance or compounded annual growth for 1993 through 1997 for each of the foregoing indicators of financial performance was: ROAA -- 0.97%; ROAE -- 12.3%; net interest margin -- 4.50%; noninterest income/total revenues -- 25.5%; efficiency ratio -- 62.1%; EPS growth rate -- (0.4%); NPAs/loans and OREO -- 0.80%; and leverage ratio -- 8.50%.

     Stock Trading History. DLJ examined the history of trading prices and volume for Magna Common Stock and UPC Common Stock from January 1, 1993 through January 30, 1998 and the relationship between the movements of such trading prices to movements of the Standard & Poor's Regional Bank Index and of the trading prices of the common stocks of the companies in the Magna Peer Group and the UPC Peer Group.

     DLJ computed implied values per share of Magna Common Stock and UPC Common Stock by applying the average price/earnings, price/book value and price/tangible book value multiples of Magna Common Stock and UPC Common Stock for the three years ended December 31, 1997 to the earnings per share, book value per share and tangible book value per share of Magna Common Stock and UPC Common Stock, respectively, at or for the twelve months ended December 31, 1997. The implied values of Magna Common Stock derived from Magna's historical trading multiples ranged from $25.48 to $34.44 per share. The value of the per share consideration of Magna Common Stock based on the Exchange Ratio derived from the closing price of UPC Common Stock on February 20, 1998 was $61.45 (the "Exchange Value"). The implied values of UPC Common Stock derived from UPC's historical trading multiples ranged from $49.41 to $62.49 per share. The closing price of UPC Common Stock on February 20, 1998 was $63.4375 (the "UPC Closing Price").

     DLJ also noted that the annualized historical returns on Magna Common Stock (assuming reinvestment of dividends) for the ten-, five- and two-year periods ending on February 20, 1998 were 17.9%, 27.7% and 49.9%, respectively. The annualized historical returns on UPC Common Stock (assuming reinvestment of dividends) for the ten-, five- and two-year periods ending on February 20, 1998 were 23.5%, 25.6% and 48.3%, respectively.

     Comparison with Selected Companies. DLJ compared selected financial ratios (at or for the twelve months ended December 31, 1997) and trading multiples (as of February 20, 1998) for Magna and UPC to the corresponding ratios and multiples of the Magna Peer Group and the UPC Peer Group, respectively. DLJ also calculated implied values for Magna Common Stock and UPC Common Stock based on the median trading multiples for the Magna Peer Group and the UPC Peer Group. In connection with this analysis, DLJ used median projected earnings estimates as published by First Call Corporation ("First Call") for Magna, UPC, the Magna Peer Group and the UPC Peer Group. First Call is a data service which monitors and publishes a compilation of earnings estimates produced by selected research analysts on companies of interest to investors.

     The trading multiples used in calculating the implied values of Magna Common Stock were market price as a multiple of: (i) EPS for the twelve months ended December 31, 1997 (which was 19.1x for Magna as compared to a median of 20.0x for the Magna Peer Group); (ii) 1998 estimated EPS (which was 17.5x for Magna as compared to a median of 17.5x for the Magna Peer Group); (iii) 1999 estimated EPS (which was 16.0x for Magna as compared to a median of 15.7x for the Magna Peer Group); (iv) book value (which was 2.51x for Magna as compared to a median of 2.77x for the Magna Peer Group); and (v) tangible book value (which was 3.48x for Magna as compared to a median of 3.11x for the Magna Peer Group).

     The implied values of Magna Common Stock derived from the Magna Peer Group's earnings multiples ranged from $46.16 to $49.20 per share. The implied values of Magna Common Stock derived from the Magna Peer Group's book value multiples ranged from $41.92 to $51.77 per share. DLJ noted that the Exchange Value was above each such range.

     The trading multiples used in calculating the implied values of UPC Common Stock were market price as a multiple of: (i) EPS for the twelve months ended December 31, 1997 (which was 20.2x for UPC as compared to a median of 20.7x for the UPC Peer Group); (ii) 1998 estimated EPS (which was 16.9x for UPC as compared to a median of 18.5x for the UPC Peer Group); (iii) 1999 estimated EPS (which was 15.3x for UPC as compared to a median of 16.4x for the UPC Peer Group); (iv) book value (which was 2.97x for UPC as compared to a median of 3.42x for the UPC Peer Group); and (v) tangible book value (which was 3.06x for UPC as compared to a median of 3.83x for the UPC Peer Group). In connection with this analysis, DLJ used pro forma data reflecting UPC's pending major acquisitions and excluded material nonrecurring items.

     The implied values of UPC Common Stock derived from the UPC Peer Group's earnings multiples ranged from $65.00 to $69.38 per share. The implied values of UPC Common Stock derived from the UPC Peer Group's book value multiples ranged from $73.15 to $79.28 per share. DLJ noted that the UPC Closing Price was below each such range.

     Discounted Cash Flow Analysis. Using discounted cash flow analysis, DLJ estimated the future dividend streams that Magna could produce over the period from December 31, 1997 through December 31, 2002, if Magna performed in accordance with forecasts provided by management of Magna and assuming a minimum required tangible equity level of 6.0% of tangible total assets. DLJ also estimated the terminal value of Magna Common Stock as of December 31, 2002 by applying multiples of 14.0x to 20.0x to Magna's projected 2002 earnings. DLJ selected the range of terminal multiples on the basis of past and current trading multiples for Magna and other comparable commercial banks. The dividend streams and terminal value were discounted to present values as of December 31, 1997 using discount rates ranging from 12.0% to 14.0%, which reflect different assumptions regarding the required rates of return of holders and prospective buyers of Magna Common Stock. The range of present values per fully diluted share of Magna Common Stock resulting from this analysis was $39.63 to $55.56. DLJ also performed a discounted cash flow analysis with a sensitivity to differing cost savings assumptions resulting from the Merger ranging from 15% to 40% of Magna's expense base. Assuming annual overhead growth rates of 3% to 5% and using a discount rate of 13%, the analysis resulted in a range of present values per fully diluted share of Magna Common Stock of $44.13 to $70.86. DLJ noted that the Exchange Value was above the range of DCF values excluding cost savings and within the range of DCF values including such savings.

     Using discounted cash flow analysis, DLJ estimated the future dividend streams that UPC could produce over the period from December 31, 1997 through December 31, 2002, if UPC performed in accordance with forecasts provided by management of UPC (and extended by DLJ in consultation with management of UPC through December 31, 2002) and assuming a minimum required tangible equity level of 6.0% of tangible total assets. DLJ also estimated the terminal value of the UPC Common Stock as of December 31, 2002 by applying multiples of 14.0x to 20.0x to UPC's projected 2002 earnings. DLJ selected the range of terminal multiples on the basis of past and current trading multiples for UPC and other comparable commercial banks. The dividend streams and terminal value were discounted to present values as of December 31, 1997 by using discount rates ranging from 12.0% to 14.0%, which reflect different assumptions regarding the required rates of return of holders and prospective buyers of UPC Common Stock. The range of present values per fully diluted share of UPC Common Stock resulting from this analysis was $54.04 to $74.22. DLJ noted that the UPC Closing Price was within such range.

     DLJ performed a pro forma discounted cash flow analysis for the combined company to reflect the effects of the Merger on the holders of Magna Common Stock. The analysis resulted in a range of pro forma values per fully diluted share for holders of Magna Common Stock of $50.18 to $71.62, which reflects a per-share accretion to the holders of Magna Common Stock of $10.55 to $16.05.

     Analysis of Selected Mergers. As part of its analyses, DLJ reviewed 17 mergers and acquisitions of commercial banks announced from July 1, 1996 to February 9, 1998 in which the total assets of the acquired company were between $1.47 billion and $11.85 billion. The 17 transactions involved the following pairs of institutions (acquiror/acquiree): Regions Financial Corporation/First Commercial Corporation; Mercantile Bancorporation Inc./Firstbank of Illinois Co.; National City Corporation/Fort Wayne National Corporation; First American Corporation/Deposit Guaranty Corp.; Union Planters Corporation/Peoples First Corporation; Banc One Corporation/First Commerce Corporation; CNB Bancshares, Inc./Pinnacle Financial Services, Inc.; Union Planters Corporation/Capital Bancorp; First Union Corporation/Signet Banking Corporation; Wachovia Corporation/Central Fidelity Banks Inc; Wachovia Corporation/Jefferson Bankshares, Inc.; Huntington Bancshares Incorporated/First Michigan Bank Corporation; Allied Irish Banks Plc/Dauphin

Deposit Corporation; Banc One Corporation/Liberty Bancorp, Inc.; BB&T Corporation/United Carolina Bancshares Corporation; Mercantile Bancorporation Inc./Mark Twain Bancshares, Inc.; and Crestar Financial Corporation/Citizens Bancorporation. For each transaction, DLJ calculated the multiple of the offer value to the acquired company's (i) market price per share one month prior to the announcement of the Merger; (ii) EPS for the twelve months preceding announcement of the transaction occurred("LTM"), (iii) EPS for the fiscal year in which the announcement of the transaction occurred ("FY estimated EPS"); (iv) EPS for the fiscal year following the year in which the announcement of the transaction occurred ("FY+1 estimated EPS"); (v) book value per share; and (vi) tangible book value per share. DLJ also calculated the offer value as a percentage of the acquired company's total assets, and calculated the tangible book premium of the offer as a percentage of total deposits and core deposits.

     The calculations for the foregoing 17 transactions yielded a range of multiples of offer value to (i) market price per share of 1.06x to 1.69x with a mean of 1.32x and a median of 1.29x compared to 1.49x for the Merger; (ii) LTM EPS of 16.0x to 34.6x, with a mean of 22.4x and a median of 20.6x compared to 27.8x (based on Magna's reported 1997 EPS) for the Merger; (iii) FY estimated EPS of 15.6x to 28.2x, with a mean of 20.6x and a median of 19.5x compared to 22.9x for the Merger; (iv) FY+1 estimated EPS of 14.1x to 25.5x, with a mean of 18.5x and a median of 18.1x compared to 20.9x for the Merger; (v) book value of 1.82x to 4.19x, with a mean of 2.93x and a median of 2.84x compared to 3.29x for the Merger; (vi) tangible book value of 1.87x to 5.41x, with a mean of 3.19x and a median of 3.02x compared to 4.56x for the Merger. The calculations for the 17 transactions yielded a range of percentages of offer value to (i) total assets of 18.1% to 39.4% with a mean of 26.6% and a median of 25.4% compared to 28.9% for the Merger; (ii) total deposits of 10.9% to 41.8% with a mean of 23.3% and a median of 20.6% compared to 29.6% for the Merger; and (iii) core deposits of 13.0% to 45.6% with a mean of 26.5% and a median of 25.8% compared to 34.1% for the Merger.

     DLJ used these comparable transaction multiples and percentages to calculate implied values for Magna Common Stock in the Merger based on the median multiples and percentages of the 17 transactions set forth above. In calculating the implied median valuation, DLJ used the closing price per share of Magna Common Stock on January 23, 1998, Magna's EPS for the twelve months ended December 31, 1997, estimated EPS for the year ending December 31, 1998, estimated EPS for the year ending December 31, 1999, book value per share and tangible book value per share as of December 31, 1998, total assets as of December 31, 1997, total deposits as of December 31, 1997 and core deposits as of December 31, 1997. DLJ calculated that the implied value per share of Magna Common Stock, based on the 17 comparable transactions set forth above, was $50.68 based on Magna's 1997 EPS, $52.26 based on Magna's 1998 estimated EPS, $53.21 based on Magna's 1999 estimated EPS, $53.08 based on Magna's book value per share, $40.71 based on Magna's tangible book value per share, $53.29 based on Magna's market price per share on January 23, 1998, $54.08 based on Magna's total assets, $47.13 based on Magna's total deposits and $50.00 based on Magna's core deposits. DLJ noted that the Exchange Value exceeded such implied value.

     DLJ compared the Merger to four recent St. Louis area transactions. These transactions were Mercantile Bancorporation Inc./Firstbank of Illinois Co.; Mercantile Bancorporation Inc./Roosevelt Financial Group, Inc.; Mercantile Bancorporation Inc./Mark Twain Bancshares, Inc.; and NationsBank Corporation/Boatmen's Bancshares, Inc. The aggregate value of such transactions ranged from approximately $681 million to approximately $9.7 billion compared to approximately $2.3 billion for the Merger. The value of such transactions as a multiple of market price 30 days prior to the announcement of the transaction ranged from 1.12x to 1.50x compared to 1.49x for the Merger. The value of such transactions as a multiple of LTM EPS ranged from 16.0x to 27.1x compared to 27.8x (based on Magna's reported 1997 EPS) for the Merger. The value of such transactions as a multiple of FY estimated EPS ranged from 15.7x to 21.6x compared to 22.9x for the Merger. The value of such transactions as a multiple of FY+1 estimated EPS ranged from 14.1x to 19.7x compared to 20.9x for the Merger. The value of such transactions as a multiple of book value ranged from 1.99x to 2.90x compared to 3.29x for the Merger. The value of such transactions as a multiple of tangible book value ranged from 2.10x to 3.26x compared to 4.56x for the Merger. The value of such transactions as a percentage of assets ranged from 11.9% to 31.4% compared to 28.9% for the Merger. The value of such transactions as a percentage of total deposits ranged from 11.9% to 25.1% compared to 29.6% for the Merger. The value of such transactions as a percentage of core deposits ranged from 12.8% to 28.8% compared to

34.1% for the Merger. DLJ noted that the multiples implied by the Exchange Value were within or above each such range.

     DLJ compared the Merger to three recent national transactions of approximately the same size. These transactions were Regions Financial Corporation/First Commercial Corporation; First American Corporation/Deposit Guaranty Corp.; and Banc One Corporation/First Commerce Corporation. The aggregate value of these transactions ranged from approximately $2.7 billion to approximately $3.1 billion compared to approximately $2.2 billion for the Merger. The value of such transactions as a multiple of market price 30 days prior to the announcement of the transaction ranged from 1.24x to 1.69x compared to 1.49x for the Merger. The value of such transactions as a multiple of LTM EPS ranged from 23.3x to 29.8x compared to 27.8x (based on Magna's reported 1997
EPS) for the Merger. The value of such transactions as a multiple of FY estimated EPS ranged from 22.5x to 28.2x compared to 22.1x for the Merger. The value of such transactions as a multiple of FY estimated EPS ranged from 20.1x to 25.5x compared to 20.9x for the Merger. The value of such transactions as a multiple of book value ranged from 3.48x to 4.19x compared to 3.29x for the Merger. The value of such transactions as a multiple of tangible book value ranged from 3.57x to 5.41x compared to 4.56x for the Merger. The value of such transactions as a percentage of assets ranged from 32.9% to 39.4% compared to 28.9% for the Merger. The value of such transactions as a percentage of total deposits ranged from 30.6% to 41.8% compared to 29.6% for the Merger. The value of such transactions as a percentage of core deposits ranged from 37.4% to 45.6% compared to 34.1% for the Merger. DLJ noted that the multiples implied by the Exchange Value were within the range implied by such transactions based on the following multiples: multiples of market price, LTM EPS, FY+1 EPS and tangible book value, but below the ranges implied by the other multiples derived from such transactions.

     DLJ analyzed premiums offered in 22 recent proposed acquisitions of commercial banking institutions by UPC. The institutions proposed to be acquired by UPC were: Merchants Bancshares Inc; CB&T, Inc.; First National Bancshares of Wetumpka; Capital Savings Bancorp, Inc.; Peoples First Corporation; Security Bancshares, Inc.; Capital Bancorp; Sho-Me Financial Corp.; First Acadian Bancshares, Inc.; Magna Bancorp, Inc.; Citizens of Hardeman County Financial Services; SBT Bancshares, Inc; Financial Bancshares, Inc.; BancAlabama, Inc.; Leader Financial Corp.; Franklin Financial Group, Inc.; Valley Federal Savings Bank; Capital Bancorporation; Eastern National Bank; First State Bancorporation, Inc.; First Bancshares of Northeast Arkansas, Inc.; and First Bancshares of Eastern Arkansas. The calculations for such transactions yielded a range of multiples of offer value to (i) market price per share of 0.95x to 2.25x, with a mean of 1.29x and a median of 1.17x compared to 1.49x for the Merger; (ii) LTM EPS of 13.1x to 26.9x, with a mean of 18.5x and a median of 18.0x compared to 27.8x (based on Magna's reported 1997 EPS) for the Merger; (iii) book value of 1.20x to 2.74x, with a mean of 1.92x and a median of 1.89x compared to 3.29x for the Merger; (vi) tangible book value of 1.20x to 2.74x, with a mean of 1.97x and a median of 1.91x compared to 4.56x for the Merger. DLJ noted that the multiples implied by the Exchange Value were within or above each such range.

     No company or transaction used in the above analyses as a comparison is identical to Magna, UPC, or the Merger. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other facts that could affect the public trading value of the companies to which they are being compared.

     Contribution Analysis. DLJ computed the contribution to the combined entity's pro forma balance sheet and income statement at or for the year ended December 31, 1997. The computation showed, among other things, that Magna and UPC contributed to the combined entity approximately 26.2% and 73.8%, respectively, of total assets; 24.5% and 75.5%, respectively, of total loans; 26.5% and 73.5%, respectively, of total deposits; 23.2% and 76.8%, respectively, of total equity; 18.3% and 81.7%, respectively, of tangible equity; 21.8% and 78.2%, respectively, of net interest income; 12.4% and 87.6%, respectively, of loan loss provisions; 15.3% and 84.7%, respectively, of noninterest revenue (excluding nonrecurring items); 20.1% and 79.9%, respectively, of noninterest expense (excluding nonrecurring items); 21.0% and 79.0%, respectively, of net income (excluding nonrecurring items); 20.9% and 79.1%, respectively, of market capitalization; and 25.7% and 74.3%, respectively, of the pro forma ownership of the combined company based on the Exchange Ratio.
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

DLJ noted that the pro forma ownership of Magna's shareholders in the combined organization was within the range of Magna's contribution to the combined organization's balance sheet and income statement.

     Pro Forma Merger Analysis. DLJ conducted an analysis of the pro forma impact of the Merger on the combined entity based on an exchange ratio of 0.9686 and with estimated cost savings of 15% in 1998 and 30% in 1999. DLJ estimated that the merger would be approximately (i) 31.3% accretive to Magna's 1998 estimated EPS; (ii) 36.4% accretive to Magna's 1999 estimated EPS; (iii) 7.9% accretive to Magna's book value; (iv) 34.4% accretive to Magna's tangible book value; and (v) 73% accretive to Magna's dividends per share. The book value and tangible book value data assumed conversion of Magna's and UPC's convertible debt and preferred stock.

     The summary set forth above describes the material analyses performed by DLJ and presented to the Magna Board on February 22, 1998 and does not purport to be a complete description of such analyses. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. DLJ believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all factors and analyses, would create an incomplete view of the process underlying the analyses by which DLJ reached its opinions. The ranges of valuations resulting from any particular analysis described above should not be taken to be DLJ's view of the actual value of Magna, UPC or the combined company.

     In performing its analyses, DLJ made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Magna and UPC . The analyses performed by DLJ are not necessarily indicative of actual value or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of DLJ's analysis of the fairness of the Exchange Ratio, from a financial point of view, to the holders of Magna Common Stock. The analyses do not purport to be appraisals or to reflect the prices at which a company or its securities may actually be bought or sold. DLJ used in its analyses various projections prepared in consultation with the managements of Magna and UPC. Neither Magna nor UPC publicly discloses internal management projections of the type prepared in consultation with DLJ in connection with its review. Such projections were not prepared for, or with a view toward, public disclosure. In addition, such projections were based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions, many of which are beyond the control of the managements of Magna and UPC. Accordingly, actual results could vary significantly from those set forth in such projections.

     Pursuant to the terms of a letter agreement dated February 17, 1998 (the "Engagement Letter"), for DLJ's services in connection with the Merger, including the rendering of its opinions, Magna (i) paid DLJ $500,000 at the time the Engagement Letter was executed, (ii) paid DLJ $1,000,000 at the time Magna executed the Agreement, and (iii) paid DLJ $2,000,000 at the time DLJ delivered its opinion to the Board of Directors of Magna, which payment was not conditioned on the conclusions reached in the opinion, and (iv) is obligated to pay DLJ upon consummation of the Merger additional cash compensation in an amount equal to 0.55% of the aggregate value of outstanding Magna Common Stock (treating any shares issuable upon exercise of options, warrants or other rights of conversion as outstanding) (which amount was estimated to be $11,325,320 as of May 13, 1998) less the amounts paid to Magna described in the immediately preceding clauses (i), (ii), and (iii) of this paragraph as well as any retainer fees paid pursuant to the general advisory retainer agreement, dated September 16, 1997, between Magna and DLJ. Magna has also agreed under the Engagement Letter to reimburse DLJ for all reasonable out-of-pocket expenses, including reasonable fees and expenses of counsel, and has agreed to indemnify DLJ against certain expenses and liabilities incurred in connection with its engagement, including liabilities under federal securities law.

     DLJ, in the ordinary course of its business, actively trades debt and equity securities of Magna and UPC for its own account or for the accounts of customers and thus may hold long or short positions in such securities at any time.

     DLJ has performed investment banking and other services for Magna in the past and has been compensated for such services. These relationships are considered by Magna to be in the ordinary course of business and to be immaterial to DLJ's engagement relative to the Merger.

OPINION OF UPC'S FINANCIAL ADVISOR

     UPC has retained Stifel as its financial advisor in connection with the Merger and to render a fairness opinion with respect thereto. Stifel is an investment banking and securities firm with membership on all principal U.S. securities exchanges. As part of its investment banking activities, Stifel is regularly engaged in the valuation of businesses and their securities in connection with merger transactions and other types of acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate, and other purposes. In connection with the meeting of the UPC Board held on February 19, 1998, on February 18, 1998 Stifel rendered its oral opinion as of February 18, 1998 that the Exchange Ratio was fair to the holders of UPC Common Stock from a financial point of view. Stifel has confirmed its February 18, 1998 oral opinion by delivery of its written opinion to the UPC Board, dated the date of this Joint Proxy Statement, that, based upon and subject to the various considerations set forth therein, as of the date hereof the Exchange Ratio is fair to the holders of UPC Common Stock from a financial point of view. Stifel is familiar with UPC, having acted as its financial advisor in connection with, and having participated in the negotiations leading to, the Agreement.

     THE FULL TEXT OF STIFEL'S OPINION AS OF THE DATE HEREOF, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED, AND LIMITATIONS OF THE REVIEW UNDERTAKEN, IS ATTACHED AS APPENDIX D TO THIS JOINT PROXY STATEMENT AND IS INCORPORATED HEREIN BY REFERENCE, AND SHOULD BE READ IN ITS ENTIRETY IN CONNECTION WITH THIS JOINT PROXY STATEMENT. THE SUMMARY OF THE OPINION OF STIFEL SET FORTH IN THIS JOINT PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

     Stifel's opinion addresses the fairness of the Exchange Ratio applicable to the holders of Magna Common Stock, and does not address the consideration to be received by the holders of Magna Class B Preferred Stock.

     STIFEL'S OPINION IS DIRECTED ONLY TO THE FAIRNESS OF THE EXCHANGE RATIO FROM A FINANCIAL POINT OF VIEW AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY HOLDERS OF UPC COMMON STOCK AS TO HOW SUCH HOLDERS OF UPC COMMON STOCK SHOULD VOTE AT THE UPC SPECIAL MEETING OR AS TO ANY OTHER MATTER.

     In connection with its February 18, 1998 oral opinion and its written opinion dated the date hereof, Stifel reviewed, among other things: the Agreement; the financial statements of UPC and Magna included in their respective Annual Reports on Form 10-K for the five years ended December 31, 1996 (and subsequently for the year ended December 31, 1997) and their respective Quarterly Reports on Form 10-Q for the quarters ended September 30, 1997 and June 30, 1997; certain internal financial analyses and forecasts for UPC and Magna prepared by their respective managements; and certain internal financial forecasts for UPC and Magna on a combined basis, giving effect to the Merger, prepared by the management of UPC. Stifel conducted conversations with UPC's senior management regarding recent developments and management's financial forecasts for UPC and Magna. In addition, Stifel spoke to members of UPC's senior management and Magna's senior management regarding factors which affect each entity's business. Stifel also compared certain financial and securities data of UPC and Magna with various other companies whose securities are traded in public markets, reviewed the historical stock prices and trading volumes of the common stock of UPC and Magna, reviewed the financial terms of certain other business combinations and conducted such other financial studies, analyses, and investigations as it deemed appropriate for purposes of its opinion. Stifel also took into account its assessment of general economic, market, and financial conditions and its experience in other transactions, as well as its experience in securities valuations and its knowledge of the commercial banking industry generally.

     In rendering its opinion, Stifel relied upon and assumed, without independent verification, the accuracy and completeness of all of the financial and other information that was provided to it or that was otherwise reviewed by it and did not assume any responsibility for independently verifying any of such information. With respect to the financial forecasts supplied to Stifel (including without limitation, projected cost savings and operating synergies resulting from the Merger), Stifel assumed with UPC's consent that they were reasonably prepared on the basis reflecting the best currently available estimates and judgments of UPC and Magna as to the future operating and financial performance of UPC and Magna, that they would be realized in the amounts and time periods estimated and that they provided a reasonable basis upon which Stifel could form its opinion. The projected cost savings and operating synergies expected to result from the Merger are described in "Background of and Reasons for the Merger -- Recommendation of the UPC Board; Reasons for the Merger." Stifel also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business, or prospects of either UPC or Magna since the date of the last financial statements made available to it. Stifel also assumed, without independent verification and with UPC's consent, that the aggregate allowances for loan losses set forth in the financial statements of UPC and Magna are in the aggregate adequate to cover all such losses. Stifel did not make or obtain any independent evaluation, appraisal, or physical inspection of UPC's or Magna's assets or liabilities, the collateral securing any of such assets or liabilities, or the collectibility of any such assets nor did it review loan or credit files of UPC or Magna. Stifel relied on advice of counsel to UPC as to all legal matters with respect to UPC, the Agreement, and the transactions and other matters contained or contemplated therein. Stifel assumed, with UPC's consent, that there are no factors that would delay or subject to any adverse conditions any necessary regulatory or governmental approval and that all conditions to the Merger will be satisfied and not waived. Stifel also assumed that the Merger will qualify for treatment as a tax-free reorganization and be accounted for as a pooling of interests. Stifel was retained by the UPC Board to express an opinion as to the fairness of the Exchange Ratio to the holders of UPC Common Stock, from a financial point of view.

     The financial forecasts furnished to Stifel for UPC and Magna and estimates of cost savings and operating synergies resulting from the Merger were prepared by the respective managements of each company and constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. As a matter of policy, neither UPC nor Magna publicly discloses internal management forecasts, projections or estimates of the type furnished to Stifel in connection with its analysis of the financial terms of the Merger, and such forecasts and estimates were not prepared with a view towards public disclosure. These forecasts and estimates were based on numerous variables and assumptions which are inherently uncertain and which may not be within the control of the management of either UPC or Magna, including, without limitation, factors related to the integration of UPC and Magna and general economic, regulatory, and competitive conditions. Accordingly, actual results could vary materially from those set forth in such forecasts and estimates.

     In connection with rendering its February 18, 1998 oral opinion, Stifel performed a variety of financial analyses that are summarized below. Such summary does not purport to be a complete description of such analyses. Stifel believes that its analyses and the summary set forth herein must be considered as a whole and that selecting portions of such analyses and the factors considered therein, without considering all factors and analyses, could create an incomplete view of the analyses and processes underlying its opinions. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. In its analyses, Stifel made numerous assumptions with respect to industry performance, business, and economic conditions, and other matters, many of which are beyond the control of UPC or Magna. Any estimates contained in Stifel's analyses are not necessarily indicative of actual future values or results, which may be significantly more or less favorable than suggested by such estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the actual prices at which companies or their securities actually may be bought or sold. No company or transaction utilized in Stifel's analyses was identical to UPC or Magna or the Merger. Accordingly, such analyses are not based solely on arithmetic calculations; rather, they involve complex considerations and judgments concerning differences in financial and operating characteristics of the relevant companies, the timing of the relevant transactions, and prospective buyer interest, as well as other factors that could affect the public trading values of the company or companies to which they are being compared. None of the analyses performed by Stifel was assigned a greater significance by Stifel than any other.

     The following is a summary of all of the material financial analyses performed by Stifel in connection with providing its oral opinion on February 18, 1998. In connection with its financial analysis, Stifel used pro forma data reflecting UPC's pending acquisitions and the Charter Acquisition. In certain circumstances, Stifel examined two scenarios regarding the number of Magna shares to be acquired by UPC based on: (i) no share repurchases of an equivalent number of shares to be issued in conjunction with Magna's pending acquisition (the "Base Case") and
(ii) the execution of previously announced share repurchases of an equivalent number of shares to be issued in conjunction with Magna's pending acquisition (the "Repurchase Case"). Subsequently, Magna consummated the Charter Acquisition on May 1, 1998. As of this date, all share repurchases made in connection with this acquisition have been completed. In connection with its written opinion dated as of the date of this Joint Proxy Statement, Stifel performed procedures to update certain of its analyses and reviewed the assumptions on which such analyses were based and the factors considered in connection therewith. In updating its opinion, Stifel did not utilize any methods of analysis in addition to those described.

     Pro Forma Effect of the Merger. Stifel reviewed certain estimated future operating and financial information developed by both UPC and Magna for the pro forma combined entity resulting from the Merger for the 12-month period ending December 31, 1999. Based on this analysis, Stifel compared UPC's estimated future stand-alone per share earnings with such estimated figures for the pro forma combined entity for this 12-month period. Under the Base Case, the Merger is forecast to be accretive on an estimated pro forma basis with respect to earnings per share by approximately 1.16%. Under the Repurchase Case, the Merger is forecast to be accretive on an estimated pro forma basis with respect to earnings per share by approximately 1.87%. This analysis did not purport to be indicative of actual future results. Stifel also reviewed certain historical financial information developed by both UPC and Magna for the pro forma combined entity resulting from the Merger for the period ended December 31, 1997. Based on this analysis, Stifel compared UPC's stand-alone book value per share and tangible book value with such calculated figures for the pro forma combined entity at December 31, 1997. Under the Base Case, the Merger is dilutive on a pro forma basis with respect to book value per share by approximately 0.23% and to tangible book value per share by approximately 5.72%. Under the Repurchase Case, the Merger is dilutive on a pro forma basis with respect to book value per share by approximately 3.49% and to tangible book value per share by approximately 9.24%.

     Analysis of Bank Merger Transactions. Stifel analyzed certain information relating to recent transactions in the banking industry, consisting of ten acquisitions announced in the U.S. between January 1, 1997 and February 18, 1998, with publicly announced transaction values in excess of $1 billion (the "Selected Transactions"). The Selected Transactions included the following parties (Buyer/Seller): Regions Financial Corporation/First Commercial Corporation; First American Corporation/Deposit Guaranty Corp.; National City Corporation/First of America Bank Corporation; First Union Corporation/CoreStates Financial Corp; Banc One Corporation/First Commerce Corporation; NationsBank Corporation/Barnett Banks Inc.; First Union Corporation/Signet Banking Corporation; Wachovia Corporation/Central Fidelity Banks, Inc.; First Bank System, Inc./US Bancorp; and Allied Irish Banks/Dauphin Deposit Corp.

     Stifel calculated the following ratios with respect to the Merger (under the Base Case and the Repurchase Case) and the Selected Transactions:

                                                      UPC/MAGNA            SELECTED TRANSACTIONS
                                                ----------------------   --------------------------
                    RATIOS                      BASE CASE   REPURCHASE   MINIMUM   MEDIAN   MAXIMUM
                    ------                      ---------   ----------   -------   ------   -------
Deal Price per share
     Book Value...............................    300.6%      346.1%      239.4%   366.0%    539.4%
     Tangible Book Value......................    393.5       487.7       246.1    410.4     593.2
Adjusted Deal Price/6.50% Equity..............    420.0       419.2       307.9    476.8     565.5
Deal Price per share
     Last 12 months' earnings per share.......    27.94x      27.94x      19.18x   23.07x    34.57x
     Forward earnings per share...............    20.99       20.72       15.75    19.90     25.52
Deal Price/Assets.............................     30.8%       29.0%       21.8%    32.9%     39.4%
Premium over Tangible Book Value/Deposits.....     30.3        30.3        19.1     32.1      42.3
Deal Price/Deposits...........................     40.5        38.1        28.7     42.3      51.0

     All the pricing multiples under the Base Case and Repurchase Case for the Merger fall within the range of pricing multiples of the comparable bank merger transactions.

     Comparison of Selected Companies. Stifel reviewed and compared certain multiples and ratios relating to Magna to the publicly available corresponding data for a peer group of selected banks which Stifel deemed to be relevant. The group of selected banks consisted of Centura Banks, Inc., Commerce Bancshares, Inc., CCB Financial Corp., Colonial BancGroup, Inc., Keystone Financial, Inc., Mercantile Bankshares Corp., Old National Bancorp, Provident Financial Group, Inc., Trustmark Corp., and UMB Financial Corp. Utilizing the range of multiples and ratios for the peer group specified above and a 30% equity control premium, Stifel calculated a range of imputed values for a share of Magna Common Stock by comparing the closing price on February 18, 1998, to each of book value, tangible book value, adjusted 6.5% equity, latest 12 month earnings, estimated 1999 earnings as provided by IBES, assets, tangible book value to deposits, and deposits, applied to the appropriate financial results of Magna. This analysis, including the assumed 30% equity control premium, resulted in a range of imputed values for Magna Common Stock of between $60.59 and $79.95 based on the median multiples and ratios for the peer group and a range of imputed values for Magna Common Stock of between $40.86 and $92.58 based on the entire range of multiples and ratios for the peer group. This analysis did not purport to reflect the prices at which shares of Magna Common Stock may trade. The Exchange Ratio resulted in a value for each share of Magna Common Stock which was within the median range of imputed values for Magna Common Stock under this analysis method.

     Present Value Analysis. Applying discounted cash flow analysis to the theoretical future earnings and dividends of UPC and Magna, Stifel compared the calculated value of a share of UPC Common Stock on a stand-alone basis to the calculated value of a share of the Common Stock of the combined entity. The analysis was based upon a range of projected earnings growth rates (consistent with First Call's estimates), current dividend rates, a range of assumed price/earnings ratios, and an 11% discount rate. Stifel selected the range of terminal price/earnings ratios on the basis of past and current trading multiples for UPC and other commercial banks. The stand-alone present value of UPC Common Stock calculated on this basis ranged from $67.93 to $82.78 per share. The present value of one share of Common Stock in the combined entity under the terms of the Agreement calculated on this basis, assuming estimated synergies are recognized fully in 1999, ranged from $67.90 to $82.75 under the Base Case and ranged from $68.35 to $83.31 under the Repurchase Case. Based on this analysis, the Merger under the Base Case is neutral to UPC shareholders and accretive under the Repurchase Case.

     Discounted Cash Flow Analysis. Using a discounted cash flow ("DCF") analysis, Stifel estimated the net present value of the future streams of after-tax cash flow that Magna could produce to benefit UPC ("Dividendable Net Income"). In this analysis, Stifel assumed that Magna would perform in accordance with consensus earnings estimates (as compiled by First Call for the years 1998 and 1999 and increased at Magna's First Call consensus long-term growth rate of 9% for the years 2000 through 2003) and calculated assumed after-tax distributions to UPC such that Magna's common equity ratio would be maintained at 6.5% of assets. Additionally, Stifel assumed certain cost savings and revenue enhancements estimated by UPC and Magna to result from the Merger and Stifel adjusted Magna's pre-merger equity by the amount of the estimated after-tax restructuring charge estimated by UPC and Magna to result from the Merger. Stifel calculated the sum of (i) the estimated terminal values per share of Magna Common Stock based on assumed multiples to Magna's projected 2003 earnings ranging from 14.0x to 18.0x, plus (ii) the assumed 1998-2002 Dividendable Net Income stream per share, in each case discounted to present values at assumed discount rates ranging from 11.0% to 13.0%. This DCF analysis indicated an implied equity value reference range of $61.43 to $80.48 per share of Magna Common Stock. This analysis did not purport to be indicative of actual future results and did not purport to reflect the prices at which shares of Magna Common Stock may trade. A DCF analysis was included because it is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, including estimated cost savings and revenue enhancements, earnings growth rates, dividend payout rates, terminal values, and discount rates. Under this analysis method, the Exchange Ratio resulted in a value for each share of Magna Common Stock which was within the implied equity value reference range of Magna Common Stock.

     Contribution Analysis. Stifel reviewed certain financial information for UPC and Magna for the 12-month period ended December 31, 1997 including net revenues before and after provision for loan losses, net income before preferred dividends and extraordinary items, total assets, loans, total deposits, and total equity and compared the percentage contribution of Magna to the pro forma combined figures for UPC and Magna and to the percentage of total outstanding UPC Common Stock that would be owned by the Magna shareholders as a result of the Merger. The contribution analysis showed that Magna would contribute 20.6% of pro forma combined net revenues before provision for loan losses, 20.9% of pro forma combined net revenues after provision for loan losses, 24.7% of pro forma combined net income before preferred dividends and extraordinary items, 26.3% of pro forma combined total assets, 24.5% of pro forma combined loans, 26.5% of pro forma combined total deposits, and 26.1% of pro forma combined total equity under the Base Case and 22.4% of pro forma combined total equity under the Repurchase Case while receiving 27.2% of the outstanding shares in the combined institution under the Base Case and 26.0% of the outstanding shares in the combined institution under the Repurchase Case. Ownership figures are based on the Exchange Ratio.

     No company or transaction used in the above analyses as a comparison is identical to Magna, UPC, or the Merger. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other facts that could affect the public trading value of the companies to which they are being compared.

     As described above, Stifel's oral opinion was among the many factors taken into consideration by the UPC Board in making its determination to approve the Merger.

     Pursuant to the terms of Stifel's engagement, UPC agreed to pay Stifel a nonrefundable cash fee of $150,000 upon the execution of the engagement letter and a nonrefundable cash fee of $250,000 at the time of mailing of the Joint Proxy Statement. In addition, UPC has agreed to pay Stifel an additional fee of 0.10% of the total aggregate consideration paid in the transaction, less the fees already paid, upon consummation of the Merger. (Based on the closing price of UPC Common Stock of $63.75 on February 18, 1998 and the Exchange Ratio, the additional fee would be approximately $1.8 million; this amount will vary depending on the price of UPC Common Stock at the Effective Time.) UPC has also agreed to reimburse Stifel for certain out-of-pocket expenses and has agreed to indemnify Stifel, its affiliates and their respective partners, directors, officers, agents, consultants, employees and controlling persons against certain liabilities, including liabilities under the federal securities laws. Stifel has rendered investment banking services to UPC from time to time in the past with respect to other transactions, and expects to continue to do so in the future.

     In the ordinary course of its business, Stifel actively trades equity securities of UPC and Magna for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

EFFECTIVE TIME OF THE MERGER

     Subject to the conditions to the obligations of the parties to effect the Merger, the Effective Time will occur on the date and at the time that the Certificate of Merger reflecting the Merger becomes effective with the Secretary of State of the State of Delaware and the Articles of Merger become effective with the Secretary of State of the State of Tennessee. The Agreement, unless otherwise agreed upon in writing by UPC and Magna, the Agreement provides that the parties will use their reasonable efforts to cause the Effective Time to occur on or before the 15th business day (as designated by UPC) following the last to occur of (i) the effective date (including any applicable waiting period in respect thereof) of the last required consent of any regulatory authority having authority over and approving or exempting the Merger and (ii) the date on which the shareholders of Magna and UPC approve the matters relating to the Agreement required to be approved by such shareholders. It is anticipated that the Effective Time will occur on the day immediately following the Meetings.

     No assurance can be provided that the necessary shareholder and regulatory approvals can be obtained or that other conditions precedent to the Merger can or will be satisfied. Magna and UPC anticipate that all conditions to consummation of the Merger will be satisfied so that the Merger can be consummated on or about July 1, 1998. However, delays in the consummation of the Merger could occur.

     The Board of Directors of either Magna or UPC generally may terminate the Agreement and the Plan of Merger if the Merger is not consummated by December 31, 1998, unless the failure to consummate the transactions contemplated by the Agreement on or before such date is caused by any breach of the Agreement by the party seeking termination or certain other specific conditions exist. See
"-- Conditions to Consummation of the Merger" and "-- Waiver, Amendment, and Termination."

DISSENTERS' RIGHTS

     Magna Common Stock. Holders of Magna Common do not have dissenters' rights with respect to the Merger.

     UPC Common Stock. Holders of UPC Common Stock do not have dissenters' rights with respect to the issuance of shares of UPC Common Stock pursuant to the Agreement.

     Magna Class B Preferred Stock. Any holder of Magna Class B Preferred Stock may dissent from approval of the Agreement, the Plan of Merger, and the Merger by complying with procedures described in this section. The following summary does not purport to be a complete statement of dissenters' rights of appraisal, and such summary is qualified in its entirety by reference to Section 262 of the DGCL, which is reproduced in full as Appendix E to this Joint Proxy Statement.

     If the Merger is consummated, holders of Magna Class B Preferred Stock will be entitled to have the "fair value" of their shares of Magna Class B Preferred Stock at the Effective Time (exclusive of any element of value arising from the accomplishment or expectation of the Merger) judicially determined and paid to them in cash, together with interest, if any, by complying with the provisions of Section 262 of the DGCL ("Section 262").

     Shareholders of record who desire to exercise their appraisal rights must satisfy all of the following conditions. A written demand for appraisal of their Magna Class B Preferred Stock must be delivered to Magna before the taking of the vote of the Magna shareholders at the Magna Annual Meeting on approval of the Agreement. Such demand will be sufficient if it reasonably informs Magna of the shareholder's identity and that the shareholder intends thereby to demand appraisal of such holder's shares. This written demand for appraisal of shares must be in addition to and separate from voting against, abstaining from voting, or failing to vote on adoption of the Agreement. Voting against, abstaining from voting, or failing to vote on adoption of the Agreement will not constitute a demand for appraisal within the meaning of Section 262.

     Shareholders electing to exercise their appraisal rights under Section 262 must not vote for adoption of the Agreement. Voting for adoption of the Agreement, or delivering a proxy in connection with the Magna Annual Meeting (unless the proxy specifies a vote against, or abstaining from voting on, adoption of the Agreement), will constitute a waiver of a shareholder's right of appraisal and will nullify any written demand for appraisal submitted by the shareholder.

     A demand for appraisal must be executed by or for the shareholder of record, fully and correctly, as such shareholder's name appears on such shareholder's Certificates. If the Magna Class B Preferred Stock is owned of record in a fiduciary capacity, such as by a trustee, guardian, or custodian, such demand must be executed by the fiduciary. If the Magna Class B Preferred Stock is owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a shareholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, such holder is acting as agent for the record owner.

     A record owner, such as a broker who holds Magna Class B Preferred Stock as a nominee for others may exercise appraisal rights with respect to the shares held for all or less than all beneficial owners of shares as to which the holder is the record owner. In such case, the written demand must set forth the number of shares covered by such demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares of Magna Class B Preferred Stock outstanding in the name of such record owner.

     Shareholders who elect to exercise appraisal rights should mail or deliver their written demands to: Magna Group, Inc., One Magna Place, 1401 South Brentwood Boulevard, St. Louis, Missouri 63144, Attention: Carolyn B. Ryseff, Secretary. The written demand for appraisal should specify the shareholder's name and mailing address, the number of shares of Magna Class B Preferred Stock owned, and state that the shareholder is thereby demanding appraisal. Within ten days after the Effective Time, UPHC, as successor to Magna, must provide notice of the Effective Time to all shareholders who have complied with Section 262 and have not voted for adoption of the Agreement.

     Within 120 days after the Effective Time, either UPHC, as successor to Magna, or any shareholder who has complied with the foregoing requirements of
Section 262 and who is otherwise entitled to appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of shares of Dissenting Shareholders. If a petition for an appraisal is timely filed, after a hearing on such petition, the Court of Chancery will determine which shareholders are entitled to appraisal rights and will appraise the shares of Magna Class B Preferred Stock owned by such shareholders, determining the fair value of such shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining fair value, the court is to take into account all relevant factors. In Weinberger v. UOP, Inc., et al., decided February 1, 1983, the Delaware Supreme Court expanded the considerations that could be considered in determining fair value in an appraisal proceeding, stating that ". . . proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court. . ." should be considered, and that ". . . [f]air price obviously requires consideration of all relevant factors involving the value of a company . . ." The Delaware Supreme Court stated that in making this determination of fair value the court must consider ". . . market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which were known or which could be ascertained as of the date of merger and which throw any light on future prospects of the merged corporation . . ." The court further stated that ". . . elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered . . ." However, the court noted that
Section 262 provides that fair value is to be determined ". . . exclusive of any element of value arising from the accomplishment or expectation of the merger . . .".

     The fair value of shares determined under Section 262 could be more than, the same as, or less than the consideration holders of Magna Class B Preferred Stock are entitled to receive pursuant to the Agreement if they do not seek appraisal of their shares.

     At the hearing on such petition filed in the Court of Chancery, the court will determine the shareholders who have complied with Section 262 and who have become entitled to rights. The court may require Dissenting Shareholders to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings. Failure of a Dissenting Shareholder to submit such holder's certificates may result in the dismissal of such shareholder's appraisal proceedings.

     The cost of the appraisal proceeding may be determined by the Court of Chancery and taxed against the parties as the court deems equitable in the circumstances. Upon application of a Dissenting Shareholder, the court may order that all or a portion of the expenses incurred by any Dissenting Shareholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all shares of Magna Class B Preferred Stock entitled to appraisal. In the absence of such a determination or assessment, each party bears its own expenses.

     Any Dissenting Shareholder who has duly demanded appraisal in compliance with Section 262 will not, after the Effective Time, be entitled to vote for any purpose the shares of Magna Class B Preferred Stock subject to such demand or to receive payment of dividends or other distributions, if any, on such shares, except for dividends or distributions payable to shareholders of record as of a date prior to the Effective Time.

     At any time within 60 days after the Effective Time, any former holder of Magna Class B Preferred Stock will have the right to withdraw a demand for appraisal and to accept the consideration offered in the Agreement. After this period, such holder may withdraw such holder's demand for appraisal only with the consent of Magna. If no petition for appraisal is filed with the Court of Chancery within 120 days after the

Effective Time, shareholders' rights to appraisal shall cease and all shareholders will be entitled to receive the consideration provided in the Agreement. Inasmuch as Magna has no obligation to file such a petition, and has no present intention to do so, any shareholder who desires such a petition to be filed is advised to file it on a timely basis. However, no petition timely filed in the Court of Chancery demanding appraisal will be dismissed as to any shareholder without the approval of the court, and such approval may be conditioned upon such terms as the court deems just.

     Within 120 days after the Effective Time, any holder of Magna Class B Preferred Stock who has complied with the foregoing requirements of Section 262 is entitled, upon written request, to receive from Magna a statement setting forth the aggregate number of shares not voted in favor of the Merger and the aggregate number of holders of shares who have demanded appraisal. Such written statement shall be mailed to such shareholder within ten days of such holder's request.

     The foregoing is only a summary of the rights of dissenting holders of Magna Class B Preferred Stock. Any holder of Magna Class B Preferred Stock who intends to dissent should carefully review the text of the Delaware statutory law set forth in Appendix E to this Joint Proxy Statement and should also consult with such holder's attorney. The failure of a UPC shareholder to follow precisely the procedures summarized above and set forth in Appendix E to this Joint Proxy Statement, may result in loss of appraisal rights. No further notice of the events giving rise to appraisal rights or any steps associated therewith will be furnished to holders of Magna Class B Preferred Stock, except as indicated above or otherwise required by law.

     In general, any Dissenting Shareholder who perfects such holder's right to be paid the "fair value" of such holder's Magna Class B Preferred Stock in cash will recognize taxable gain or loss for federal income tax purposes upon receipt of such cash. See "-- Certain Federal Income Tax Consequences of the Merger."

DISTRIBUTION OF CONSIDERATION

     Promptly after the Effective Time, UPC and Magna will cause UPBNA, acting in its capacity as Exchange Agent, to mail to the former shareholders of Magna a letter of transmittal, together with instructions for the exchange of the Certificates representing shares of Magna Capital Stock for certificates representing shares of UPC Common Stock or checks representing the Preferred Stock Cash Payments, as applicable.

     MAGNA SHAREHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL AND INSTRUCTIONS.

     Upon surrender to the Exchange Agent of Certificates for Magna Capital Stock, together with a properly completed letter of transmittal, there will be issued and mailed (i) to each holder of Magna Common Stock surrendering such items a certificate or certificates representing the number of shares of UPC Common Stock to which such holder is entitled and a check for the amount to be paid in lieu of any fractional share (without interest), if any, together with all undelivered dividends or distributions in respect of such shares (without interest thereon), if any, and (ii) to each holder of Magna Class B Preferred Stock, a check representing the Preferred Stock Cash Payment (without interest). UPC will not be obligated to deliver the consideration to which any former holder of Magna Capital Stock is entitled as a result of the Merger until the holder surrenders such holder's Certificates representing the shares of Magna Capital Stock. Whenever a dividend or other distribution is declared by UPC on UPC Common Stock, the record date for which is at or after the Effective Time, the declaration will include dividends or other distributions on all shares of UPC Common Stock issuable pursuant to the Agreement, but beginning 30 days after the Effective Time, no dividend or other distribution payable after the Effective Time with respect to UPC Common Stock will be paid to the holder of any unsurrendered Magna Common Stock Certificate until the holder duly surrenders such Certificate. Upon surrender of such Magna Common Stock Certificate, however, both the UPC Common Stock certificate, together with all undelivered dividends or other distributions (without interest) and any undelivered cash payment to be paid in lieu of a fractional share (without interest), will be delivered and paid with respect to the shares represented by such Certificate. In the event any Magna Capital Stock Certificate has been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming the Certificate to be lost, stolen, or destroyed and, if required by UPC, the posting by such person of a bond in such amount as UPC may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen, or destroyed Certificate the consideration to which the former holder of Magna Capital Stock is entitled.

     At the Effective Time, other than with respect to holders of shares of Magna Class B Preferred Stock who dissent from the Merger pursuant to Section 262 of the DGCL, the stock transfer books of Magna will be closed to holders of Magna Capital Stock and no transfer of shares of Magna Capital Stock by any such holder will thereafter be made or recognized. If Certificates representing shares of Magna Capital Stock are presented for transfer after the Effective Time, other than with respect to holders of shares of Magna Class B Preferred Stock who dissent from the Merger pursuant to Section 262 of the DGCL they will be canceled and exchanged for the consideration to which such holder of Magna Capital Stock is entitled.

CONDITIONS TO CONSUMMATION OF THE MERGER

     Consummation of the Merger is subject to various conditions, including (i) receipt of the approval of the shareholders of Magna and UPC of matters relating to the Agreement required to be approved by such shareholders, (ii) receipt of certain regulatory approvals required for consummation of the Merger, (iii) receipt by UPC of a written opinion of counsel from Alston & Bird LLP and by Magna of a written opinion of counsel from Wachtell Lipton Rosen & Katz as to the tax-free nature of the Merger (except to the extent of cash received), (iv) approval of the shares of UPC Common Stock issuable pursuant to the Merger for listing on the NYSE, subject to official notice of issuance, (v) the Registration Statement being declared effective under the Securities Act, (vi) the accuracy, as of the date of the Agreement and as of the Effective Time, of the representations and warranties of Magna and UPC as set forth in the Agreement, (vii) the performance of all agreements and the compliance with all covenants of Magna and UPC as set forth in the Agreement, (viii) receipt of all consents required for consummation of the Merger or for the preventing of any default under any contract or permit which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a material adverse effect on Magna or UPC, (ix) receipt by UPC and Magna of letters from Price Waterhouse LLP and Ernst & Young LLP to the effect that the Merger will qualify for pooling-of-interests accounting treatment, (x) the absence of any law or order or any action taken by any court, governmental, or regulatory authority of competent jurisdiction prohibiting, restricting, or making illegal the consummation of the transactions contemplated by the Agreement, (xi) receipt by UPC of agreements from each person Magna reasonably believes may be deemed an affiliate of Magna, and (xii) satisfaction of certain other conditions, including the receipt of various certificates from the officers of Magna and UPC. See "-- Regulatory Approval" and "-- Waiver, Amendment, and Termination."

     No assurance can be provided as to when or if all of the conditions precedent to the Merger can or will be satisfied or waived by the party permitted to do so. Except in limited circumstances, in the event the Merger is not effected on or before December 31, 1998, the Agreement may be terminated and the Merger abandoned by the Board of Directors of either Magna or UPC. See
"-- Waiver, Amendment, and Termination."

REGULATORY APPROVAL

     THE MERGER MAY NOT PROCEED IN THE ABSENCE OF RECEIPT OF THE REQUISITE REGULATORY APPROVAL OF THE FEDERAL RESERVE. NEITHER MAGNA NOR UPC ARE AWARE OF ANY MATERIAL GOVERNMENTAL APPROVALS OR ACTIONS THAT ARE REQUIRED FOR CONSUMMATION OF THE MERGER, EXCEPT AS DESCRIBED BELOW. SHOULD ANY OTHER APPROVAL OR ACTION BE REQUIRED, IT PRESENTLY IS CONTEMPLATED THAT SUCH APPROVAL OR ACTION WOULD BE SOUGHT.

     The Merger is subject to the prior approval of the Federal Reserve, pursuant to Sections 3 and 4 of the BHC Act. On May 21, 1998, the Federal Reserve approved the Merger. In evaluating the Merger, the Federal Reserve considered, among other factors, the financial and managerial resources and future prospects of the institutions and the convenience and needs of the communities to be served. The relevant statutes prohibit the Federal Reserve from approving any merger if (i) it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States or (ii) its effect in any section of the country could be to substantially lessen competition or to tend to create a monopoly, or if it would result in a restraint of trade in any other manner, unless the Federal Reserve should find that any anticompetitive effects are outweighed clearly by the public interest and the probable effect of the transaction in meeting the convenience and needs of the communities to be served. The Merger may not be consummated until the 30th day (which the Federal Reserve may reduce to 15 days) following May 21, 1998, the date of the Federal Reserve approval, during which time the United States Department of Justice would be afforded the opportunity to challenge the transaction on antitrust grounds. The commencement of any antitrust action would stay the effectiveness of the approval of the agencies, unless a court of competent jurisdiction should specifically order otherwise.

WAIVER, AMENDMENT, AND TERMINATION

     To the extent permitted by law, the Agreement may be amended by a subsequent writing signed by each of the parties upon the approval of the Board of Directors of each of the parties, before or after approval of the matters relating to the Agreement required to be approved by the Magna and UPC shareholders; provided, that after the approval of the Magna shareholders has been obtained, no amendment may be made which modifies in any material respect the consideration to be received by the holders of Magna Common Stock without the further approval of such shareholders. In addition, prior to or at the Effective Time, generally either Magna or UPC, or both, acting through their respective Boards of Directors, chief executive officers, or other authorized officers, may waive any default in the performance of any term of the Agreement by the other party, may waive or extend the time for the compliance or fulfillment by the other party of any and all of its obligations under the Agreement, and may waive any of the conditions precedent to the obligations of such party under the Agreement, except any condition that, if not satisfied, would result in the violation of any applicable law or governmental regulation. No such waiver will be effective unless written and unless executed by a duly authorized officer of Magna or UPC, as the case may be.

     The Agreement and the Plan of Merger may be terminated and the Merger abandoned at any time prior to the Effective Time, notwithstanding the provisions of the Agreement and the approval of the Agreement by the Magna shareholders, (i) by the mutual consent of the Boards of Directors of Magna and UPC and (ii) by the Magna Board or the UPC Board (a) in the event of any inaccuracy of any representation or warranty of the other party contained in the Agreement which cannot be or has not been cured within 30 days after giving written notice to the breaching party of such inaccuracy and which inaccuracy would provide the terminating party the ability to refuse to consummate the Merger under the applicable standards set forth in the Agreement (provided that the terminating party is not then in breach of any representation or warranty contained in the Agreement under the applicable standards set forth in the Agreement or in material breach of any covenant or other agreement contained in the Agreement), (b) in the event of a material breach by the other party of any covenant or agreement contained in the Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach (provided that the terminating party is not then in breach of any representation or warranty contained in the Agreement under the applicable standards set forth in the Agreement or in material breach of any covenant or other agreement contained in the Agreement), (c) if (1) any consent of any regulatory authority required for consummation of the Merger and the other transactions contemplated by the Agreement has been denied by final nonappealable action, or if any action taken by such authority is not appealed within the time limit for appeal or (2) the shareholders of Magna or UPC fail to vote their approval of the matters submitted for the approval of such shareholders at the Meetings, or (d) if the Merger is not consummated by December 31, 1998, provided that the failure to consummate is not caused by any breach of the Agreement by the party electing to terminate.

     If the Merger is terminated as described above, the Agreement and the Plan of Merger will become void and have no effect, except that certain provisions of the Agreement, including those relating to the obligations to share certain expenses, maintain the confidentiality of certain information obtained, and return all documents obtained from the other party under the Agreement, will survive. See "-- Expenses and Fees."

CONDUCT OF BUSINESS PENDING THE MERGER

     Pursuant to the Agreement, each of Magna and UPC generally have agreed that unless the prior written consent of the other party has been obtained, and except as otherwise expressly contemplated in the Agreement, each of such parties and its subsidiaries will: (i) operate its business only in the usual, regular, and ordinary course; (ii) preserve intact its business organization and assets and maintain its rights and franchises; (iii) use its reasonable efforts to maintain its current employee relationships; and (iv) take no action which would (a) materially adversely affect the ability of any party to obtain any consents required for the transactions contemplated by the Agreement without imposition of or condition or restriction of the type referred to in the Agreement or (b) adversely affect the ability of any party to perform its covenants and agreements under the Agreement.

     In addition, Magna has agreed that until the earlier of the Effective Time or termination of the Agreement, Magna will not, except with the prior written consent of the chief executive officer or chief financial officer of UPC (which consent shall not be unreasonably withheld), agree or commit to do, or permit any of its subsidiaries to agree or commit to do, any of the following: (i) amend the charter, bylaws, or other governing instruments of Magna or any Magna subsidiary (each a "Magna company" and together, the "Magna companies"), except as expressly contemplated by the Agreement or the Magna rights agreement; (ii) incur, guarantee, or otherwise become responsible for any additional debt obligation for borrowed money (other than indebtedness of a Magna company to another Magna company) in excess of an aggregate of $1,000,000 (for the Magna companies on a consolidated basis) except in the ordinary course of business consistent with past practices (which shall include, for Magna Bank, the creation of deposit liabilities, purchases of federal funds, advances from the Federal Reserve Bank or the Federal Home Loan Bank, and entry into repurchase agreements fully secured by U.S. government or agency securities), or impose, or suffer the imposition, on any asset of any Magna company of any lien or permit any such lien to exist (other than in connection with deposits, repurchase agreements, bankers acceptances, "treasury tax and loan" accounts established in the ordinary course of business, the satisfaction of legal requirements in the exercise of trust powers, and liens in effect as of the date of the Agreement that were previously disclosed to UPC by Magna); (iii) repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any Magna company, or declare or pay any dividend or make any other distribution in respect of any Magna capital stock, provided that Magna may (to the extent legally and contractually permitted to do so), but shall not be obligated to, declare and pay regular quarterly cash dividends on the shares of Magna Common Stock at a rate of $0.28 per share and on the shares of Magna Class B Preferred Stock at a rate of $0.375 per share, in each case with usual and regular record and payment dates in accordance with past practice, provided that, notwithstanding the provisions of the Agreement, or the Option Agreement, or pursuant to rights outstanding as of the date of the Agreement, the parties shall cooperate in selecting the Effective Time to ensure that, with respect to the quarterly period in which the Effective Time occurs, the holders of Magna Common Stock do not receive both a dividend in respect of their Magna Common Stock and a dividend in respect of UPC Common Stock or fail to receive any dividend; (iv) except for the Agreement, or pursuant to the Option Agreement or the exercise of rights outstanding as of the date of the Agreement and the terms thereof in existence on the date of the Agreement, issue, sell, pledge, encumber, authorize the issuance of, enter into any contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of Magna Common Stock, or any other capital stock of any Magna company, or any stock appreciation rights, or any option, warrant, conversion, or other right to acquire any such stock, or any security convertible into any such stock; (v) adjust, split, combine, or reclassify any capital stock of any Magna company or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Magna Common Stock, or sell, lease, mortgage, or otherwise dispose of or otherwise encumber (a) any shares of stock of any subsidiary of Magna (unless any such shares of stock are sold or otherwise transferred to another Magna company) or (b) any asset having a book value in excess of $250,000 other than in the ordinary course of business for reasonable and adequate consideration; (vi) except for purchases of investment securities acquired in the ordinary course of business consistent with past practices, purchase any securities or make any material investment, either by purchase of stock or securities, contributions to capital, asset transfers, or purchase of any assets, in any person other than a wholly-owned Magna subsidiary, or otherwise acquire direct or indirect control over any person, with certain exceptions; (vii) grant any increase in compensation or benefits to the employees or officers of any Magna company, except in the ordinary course of business consistent with past practices as previously disclosed to UPC by Magna or as required by law, pay any severance or termination pay or any bonus other than pursuant to written policies or written contracts in effect on the date of the Agreement, enter into or amend any severance agreements with officers of any Magna company, grant any material increase in fees or other increases in compensation or other benefits to directors of any Magna company, or voluntarily accelerate the vesting of any stock options or other stock-based compensation or employee benefits; (viii) enter into or amend any employment contract between any Magna company and any person (unless such amendment is required by law or a pre-existing contractual obligation) that the Magna company does not have the unconditional right to terminate without liability (other than liability for services already rendered), at any time on or after the Effective Time; (ix) adopt any new employee benefit plan of any Magna company or terminate or withdraw from, or make any material change in or to, any existing employee benefit plans of any Magna company other than any such change that is required by law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan; (x) make any significant change in any tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in tax laws or regulatory accounting requirements or generally accepted accounting principles; (xi) commence any litigation other than as necessary for the prudent operation of its business or settle any litigation involving any liability of any Magna company for material money damages or restrictions upon the operations of any Magna company; or (xii) except in the ordinary course of business, modify, amend, or terminate any material contract or waive, release, compromise, or assign any material rights or claims.

     Magna has also agreed, that, except with respect to the Agreement, the Plan of Merger, and the transactions contemplated thereby, no Magna company or any representative thereof will, directly or indirectly, solicit or engage in negotiations concerning any acquisition proposal, or provide any confidential information or assistance to, or have any discussions with, any person with respect to an acquisition proposal; provided, that Magna may, and may authorize and permit its representatives to, provide persons with confidential information, have discussions or negotiations with, or otherwise facilitate an effort or attempt by such person to make or implement an acquisition proposal not solicited in violation of the Agreement if Magna's Board, after having consulted with, and based upon the advice of, outside counsel, determines in good faith that the failure to take such actions could constitute a breach of the fiduciary duties of Magna's Board under applicable law, subject to the satisfaction of certain conditions.

MANAGEMENT AND OPERATIONS AFTER THE MERGER

     Upon consummation of the Merger, the current directors of UPC will continue to serve as directors of UPC. In addition, the UPC Board will take all corporate action necessary to increase the number of directors comprising the UPC Board and will elect four individuals (one of whom shall be G. Thomas Andes, Chairman, President, and Chief Executive Officer of Magna) from the Magna Board to the UPC Board to serve as members of such classes of the UPC Board as necessary so that each class of the UPC Board is as nearly equal in number as practicable. Similarly, the current officers of UPC will continue to serve in their respective capacities on behalf of UPC and G. Thomas Andes, Chairman, President, and Chief Executive Officer of Magna, will be elected Vice Chairman of UPC, reporting directly to Benjamin W. Rawlins, Jr., the Chairman and Chief Executive Officer of UPC. Information concerning the management of UPC is included in the documents incorporated herein by reference. See "DOCUMENTS INCORPORATED BY REFERENCE." For additional information regarding the interests of certain persons in the Merger, see "-- Interests of Certain Persons in the Merger."

     UPHC will be the surviving corporation resulting from the Merger and shall continue to be governed by the laws of the State of Tennessee and operate in accordance with its Charter and Bylaws.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  Employment Arrangements.

     Employment Agreements with UPC. In connection with the execution of the Agreement, UPC entered into employment agreements (the "Employment Agreements") with each of G. Thomas Andes and Ronald A. Buerges (the "Executives"). Each Employment Agreement is for an initial term of three years commencing at the Effective Time and, in the case of Mr. Andes, the initial term is subject to an automatic extension until the fifth anniversary of the Effective Time if the Executive remains employed by UPC on the first anniversary of the Effective Time (the initial term and any extension referred to herein as the "Employment Period"). During the Employment Period, Mr. Andes will serve as Vice Chairman of UPC and Mr. Buerges will serve as an executive officer of UPC reporting directly to Mr. Andes. During the Employment Period, Mr. Andes will receive an annual base salary at least equal to the annual base salary paid to him by Magna prior to the Effective Time or, if greater, 90% of the annual base salary paid to the Chief Executive Officer of UPC. Mr. Andes' Employment Agreement also provides that his annual bonus will be at least equal to 90% of the annual bonus paid to the Chief Executive Officer of UPC, provided that for the 1998 calendar year his annual bonus will not be less than his target bonus under the Magna annual incentive plan (the "1998 Target Bonus"). During the Employment Period, Mr. Buerges will receive an annual base salary at least equal to the annual base salary paid to him by Magna prior to the Effective Time and will be eligible to receive an annual bonus on the same basis as peer executives of UPC. As of the Effective Time, Mr. Andes will be granted an option to acquire 100,000 shares of UPC Common Stock, and Mr. Buerges will be granted an option to acquire 30,000 shares of UPC Common Stock (in the case of each Executive, the "Option"), at an exercise price equal to the fair market value of the UPC Common Stock on the date of grant. Each Option will vest in three equal installments on the first, second and third anniversaries of the date of grant (subject to accelerated vesting upon a change of control of UPC and upon certain terminations as described below). As of the Effective Time, Mr. Andes will be granted 50,000 shares of restricted stock, and Mr. Buerges will be granted 15,000 shares of restricted stock (in the case of each Executive, the "Restricted Stock"). The Restricted Stock will vest in 12 equal annual installments from the Effective Time (subject to accelerated vesting upon a change of control of UPC and upon certain terminations as described below). Pursuant to Mr. Andes' Employment Agreement, upon Mr. Andes' termination of employment due to death, disability, the expiration of the Employment Period or following a change of control of UPC (the "Pension Commencement Date"), Mr. Andes will be paid an annual retirement benefit of $850,000 for his life (the "Retirement Benefit"), less benefits payable under UPC's and Magna's tax qualified plans and in lieu of any benefit Mr. Andes is entitled to receive under Magna's Senior Supplemental Executive Retirement Plan or any non-qualified defined benefit plan of UPC. If Mr. Andes is survived by his spouse, she will receive 50% of the Retirement Benefit for her life. Mr. Buerges will continue to participate in the Magna Supplemental Executive Retirement Plan. Except as previously described, the Employment Agreements provide that each Executive will be entitled to participate in the employee benefit plans, practices and policies provided to peer executives of UPC. The Employment Agreements also provide that upon the Effective Time, each of Messrs. Andes and Buerges will be entitled to a severance payment, calculated pursuant to the terms of their agreements with Magna as if each Executive had been terminated without cause thereunder, equal to approximately $3,408,600 and $650,000, respectively. The Employment Agreements further provide that, upon the termination of an Executive's employment with UPC other than for cause (as defined in the Employment Agreements), death or disability, or if the Executive terminates employment for good reason (as defined in the Employment Agreements), the Executive is entitled to a lump-sum cash payment equal to the sum of (i) any unpaid salary, (ii) a pro rata annual bonus, based on the highest bonus earned in the three years prior to the date of termination (the "Recent Annual Bonus") (in the case of Mr. Andes, the Recent Annual Bonus will be at least equal to the 1998 Target Bonus), and (iii) the product of (x) the number of months from the date of termination until the third (in the case of Mr. Andes, the fifth) anniversary of the Effective Time divided by 12 and (y) the sum of an Executive's base salary and the Recent Annual Bonus. Upon such terminations, the Option and Restricted Stock will vest immediately and each Covered Executive will be entitled to receive medical and welfare benefits coverage through the end of the Employment Period

(in the case of Mr. Andes, for his life and the life of his spouse). In addition, Mr. Andes' Retirement Benefit will commence upon the Pension Commencement Date. If any amounts payable to an Executive under the Employment Agreement or otherwise would subject such Executive to the excise tax under
Section 4999 of the Code, UPC will make a payment to the Executive such that after the payment of all income and excise taxes, the Executive will be in the same after-tax position as if no excise tax under Section 4999 had been imposed, provided that, if such payments (excluding additional amounts payable due to the excise tax) do not exceed 110% of the greatest amount that could be paid without giving rise to the excise tax, no additional payments will be made with respect to the excise tax, and the payments otherwise due to the Executive will be reduced to an amount necessary to prevent the application of the excise tax. Each Employment Agreement contains a restrictive covenant, which prohibits the Executive from disclosing confidential information during the Employment Period and thereafter.

     Magna Employment Arrangements. On May 27, 1997, Magna and Mr. Andes entered into an amended and restated employment agreement (the "Amended Agreement"), which provides for a term that expires on the earlier of December 31, 1999 or Mr. Andes' termination of employment. The executive officers of Magna (together with Mr. Andes, the "Covered Executives"), including Mr. Buerges, are parties to change of control employment agreements (together with the Amended Agreement, the "Magna Agreements"). The Magna Agreements provide, among other things, for the payment of severance upon the termination of a Covered Executive's employment without Cause (as defined in the Magna Agreements) or by the Covered Executive for Good Reason (as defined in the Magna Agreements) within two years following a Change in Control of Magna (as defined in the Magna Agreements). The Merger will constitute a Change of Control for purposes of the Magna Agreements. Upon a covered termination, each Covered Executive is entitled to receive a lump-sum payment equal to the sum of (i) any unpaid base salary through the date of termination, accrued vacation pay and
(ii) the product of (x) two (2.99 and 2.5, in the case of Messrs. Andes and Buerges, respectively) and (y) the sum of the Executive's base salary and incentive bonus based on the incentive bonus earned by the Covered Executive in the year prior to the date of termination (in the case of Mr. Andes, based on the incentive bonus that would have been earned by him in the year of termination assuming that Magna's and Mr. Andes' performance levels were at or above the levels permitting the maximum award and any discretionary award was made at the maximum level). In addition, pursuant to the Magna Agreements (other than Mr. Andes'), all stock options then held by a Covered Executive will become immediately vested and exercisable. Pursuant to his Agreement, Mr. Andes' will be entitled to receive medical and welfare benefits coverage for a period of three years following the date of termination. Pursuant to the Magna Agreements (other than Mr. Andes'), if the severance benefit payable to a Covered Executive under the Magna Agreement or otherwise would be nondeductible by the paying company for federal income tax purposes because of Section 280G of the Code and therefore subject to the excise tax under Section 4999 of the Code, then the severance benefits will be reduced so that no portion of the severance benefits will be nondeductible to the paying company or subject to the excise tax. Mr. Andes' Agreement provides that if the severance benefits payable under the Amended Agreement or otherwise would subject him to the excise tax under Section 4999 of the Code, Magna will make a payment to him such that after the payment of all income and excise taxes, he will be in the same after-tax position as if no excise tax under Section 4999 had been imposed. From and after the Effective Time, the Employment Agreements between UPC and Messrs. Andes and Buerges will supersede the Magna Agreements and any other employment, severance or change of control agreement between Magna and Messrs. Andes or Buerges. Each Magna Agreement also contains a restrictive covenant, which prohibits a Covered Executive from disclosing confidential information relating to Magna. Magna also maintains the Magna Group, Inc. Supplemental Executive Retirement Plan (the "SERP"), which provides supplemental retirement benefits to a group of management employees, including Mr. Buerges. The SERP provides supplemental retirement benefits equal to approximately 1.429% of a participant's five-year average salary (highest five years out of the final ten years) for each year of service, reduced by any benefits payable to such employees under Magna's tax-qualified retirement plans. Upon the termination of a SERP participant's employment within two years following a Change of Control of Magna (as defined in the SERP), such participant will be entitled to receive his or her accrued supplemental benefit under the SERP based on actual years of service to the date of the Change of Control plus two additional years of service.

     Retention/Severance Program. In connection with the Merger, Magna may establish a special key employee retention and severance program for employees of Magna who are likely to be terminated after the Effective Time as a result of the Merger and who are not parties to individual severance, employment or change of control agreements. Mr. Andes will administer this program subject to the concurrence of UPC's Chief Executive Officer. The total benefits payable under the program, plus the other severance benefits payable to Magna employees pursuant to the severance plans and programs maintained by Magna and UPC (other than the individual arrangements) will not exceed $10 million.

     Board of Directors. Pursuant to the Agreement at the first meeting of the UPC Board after the Effective Time, UPC will take all corporate action necessary to increase the number of directors comprising the UPC Board and will elect four members of the Magna Board (one of whom will be Mr. Andes and the other three taking into account Magna's suggestions) to serve as members of such classes of the UPC Board as is necessary so that each class of the UPC Board is as nearly equal in number as practicable. Each of the Magna directors will also be named to committees of the UPC Board, and Mr. Andes will be elected to the Executive Committee of the UPC Board.

     Stock Rights. The Agreement provides that at the Effective Time, each outstanding award, option or other right to acquire shares of Magna Common Stock granted (whether or not vested) by Magna pursuant to the terms of Magna's Amended and Restated 1992 Long Term Performance Plan and Amended and Restated 1996 Long Term Performance Plan (the "Magna Stock Plans") will cease to represent the right to acquire shares of Magna Common Stock and will be converted into and become a right with respect to UPC Common Stock.

     Pursuant to the terms of the Magna Stock Plans and the original terms of the stock options and awards, as a result of the transactions contemplated by the Agreement, the stock options and restricted stock awards held by certain employees of Magna and its subsidiaries, including executive officers of Magna and an employee director of Magna, will become fully vested and exercisable and all restrictions on any such awards will lapse. The number of unvested stock options to acquire shares of Magna Common Stock and awards of restricted stock held by Messrs. Andes and Buerges that will become fully vested and transferable as a result of the Merger are 174,093 and 39,405, respectively.

     Indemnification; Directors and Officers Insurance. The Agreement provides that UPC will, subject to the conditions set forth therein, indemnify the present and former directors, officers, employees, and agents of Magna and its subsidiaries against all Liabilities (as defined in the Agreement) arising out of actions or omissions occurring at or prior to the Effective Time (including the transactions contemplated by the Agreement) to the full extent permitted under any of Delaware law, the Magna Charter and Bylaws, and any indemnity agreements previously entered into by Magna or any of its subsidiaries and any director, officer, employee, or agent of Magna or any of its subsidiaries. This provision of the Agreement is consistently included in UPC's standard form merger agreement and is not intended to broaden in any manner the scope of indemnification to which the present and former directors, officers, employees, and agents of Magna and its subsidiaries are entitled, but serves to ratify the legal obligations of Magna and its subsidiaries (to be assumed by UPHC upon consummation of the Merger) to provide indemnification in accordance with Delaware law, the Magna Charter and Bylaws, and any indemnification agreements to which Magna or its subsidiaries is a party with an indemnified person. The indemnification provided under the provisions of such instruments will be subject to the same standards that are currently applicable for determining whether indemnified parties are entitled to indemnification under such instruments. The Agreement also provides that UPC will maintain, subject to certain limitations, Magna's existing directors' and officers' liability insurance policy (or a comparable policy) in effect for a period of three years after the Effective Time.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     THE FOLLOWING IS A DISCUSSION OF THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO HOLDERS OF MAGNA CAPITAL STOCK. THE DISCUSSION MAY NOT APPLY TO SPECIAL SITUATIONS, SUCH AS MAGNA SHAREHOLDERS, IF ANY, WHO RECEIVED MAGNA CAPITAL STOCK UPON THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION, THAT HOLD MAGNA CAPITAL STOCK AS PART OF A "STRADDLE" OR "CONVERSION TRANSACTION," OR THAT

ARE INSURANCE COMPANIES, SECURITIES DEALERS, FINANCIAL INSTITUTIONS OR FOREIGN PERSONS, AND DOES NOT DISCUSS ANY ASPECTS OF STATE, LOCAL, OR FOREIGN TAXATION. THIS DISCUSSION IS BASED UPON LAWS, REGULATIONS, RULINGS AND DECISIONS NOW IN EFFECT AND ON PROPOSED REGULATIONS, ALL OF WHICH ARE SUBJECT TO CHANGE (POSSIBLY WITH RETROACTIVE EFFECT) BY LEGISLATION, ADMINISTRATIVE ACTION, OR JUDICIAL DECISION. NO RULING HAS BEEN OR WILL BE REQUESTED FROM THE INTERNAL REVENUE SERVICE ON ANY MATTER RELATING TO THE TAX CONSEQUENCES OF THE MERGER.

     As of the date of the Joint Proxy Statement, Alston & Bird LLP, counsel for UPC, and Wachtell, Lipton, Rosen & Katz, special counsel to Magna, have advised UPC and Magna, respectively, that in their opinion:

          (i) the Merger will constitute a reorganization within the meaning of
     Section 368(a) of the Code;

          (ii) no gain or loss will be recognized by holders of Magna Common Stock who exchange all of their Magna Common Stock solely for UPC Common Stock pursuant to the Merger (except with respect to any cash received in lieu of a fractional share interest in UPC Common Stock);

          (iii) the tax basis of the UPC Common Stock received by holders of Magna Common Stock who exchange all of their Magna Common Stock solely for UPC Common Stock in the Merger will be the same as the tax basis of the Magna Common Stock surrendered in exchange for the UPC Common Stock (reduced by an amount allocable to a fractional share interest in UPC Common Stock for which cash is received); and

          (iv) the holding period of the UPC Common Stock received by holders who exchange all of their Magna Common Stock solely for UPC Common Stock in the Merger will be the same as the holding period of the Magna Common Stock surrendered in exchange therefor, provided that such Magna Common stock is held as a capital asset at the Effective Time.

     In addition, the obligation of each party to consummate the Merger is conditioned, among other things, upon receipt by UPC of an opinion of Alston & Bird LLP and by Magna of an opinion of Wachtell, Lipton, Rosen & Katz, each dated the date of the Effective Time, substantially to the foregoing effect. The conditions relating to the receipt of the tax opinions may be waived by both UPC and Magna. Neither UPC nor Magna currently intends to waive the conditions relating to the receipt of the tax opinions. If the conditions relating to the receipt of the tax opinions were waived and the material federal income tax consequences of the Merger were materially different from those summarized above, Magna would resolicit the approval of its shareholders prior to consummating the Merger. The tax opinions of Alston & Bird LLP and Wachtell, Lipton, Rosen & Katz summarized above are or will be based, among other things, on representations relating to certain facts and circumstances of, and the intentions of the parties to, the Merger.

     Cash received by a holder of Magna Common Stock in lieu of a fractional share interest in UPC Common Stock will be treated as received for such fractional share interest and, provided the fractional share interest would have constituted a capital asset in the hands of such holder, the holder should generally recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the portion of the holder's adjusted tax basis in the Magna Common Stock allocable to the fractional share interest.

     The exchange by Magna shareholders of Magna Class B Preferred Stock for Preferred Stock Cash Payments pursuant to the Merger will be a taxable event. Generally, a holder of Magna Class B Preferred Stock should recognize income equal to the excess of the cash received over its adjusted tax basis in the Magna Class B Preferred Stock exchanged therefor.

     Because certain tax consequences of the Merger may vary depending upon the particular circumstances of each holder of Magna Common Stock and other factors, each such holder is urged to consult such holder's own tax advisor to determine the particular tax consequences of the Merger to such holder (including the application and effect of state and local income and other tax laws).

ACCOUNTING TREATMENT

     It is anticipated that the Merger will be accounted for as a pooling of interests. Under the pooling-of-interests method of accounting, the recorded amounts of the assets and liabilities of Magna will be carried forward at their previously recorded amounts, and current and prior period financial statements will be restated for all periods as though Magna and UPC had been combined at the beginning of the earliest period presented.

     In order for the Merger to qualify for pooling-of-interests accounting treatment, substantially all (90% or more) of the outstanding Magna Common Stock must be exchanged for UPC Common Stock with substantially similar terms. There are certain other criteria that must be satisfied in order for the Merger to qualify as a pooling of interests, some of which criteria cannot be satisfied until after the Effective Time. In addition, it is a condition to closing that each party receive a letter, dated as of the Effective Time, from Price Waterhouse LLP and Ernst & Young LLP to the effect that the Merger will qualify for pooling-of-interests accounting treatment. UPC will not consummate the Merger if pooling-of-interests accounting treatment is not available.

     For information concerning certain conditions to be imposed on the exchange of Magna Common Stock for UPC Common Stock in the Merger by affiliates of Magna and certain restrictions to be imposed on the transferability of the UPC Common Stock received by those affiliates in the Merger in order, among other things, to ensure the availability of pooling-of-interests accounting treatment, see
"-- Resales of UPC Common Stock."

EXPENSES AND FEES

     The Agreement provides that each of the parties will bear and pay its own expenses in connection with the transactions contemplated by the Agreement, including filing, negotiation, and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that each of UPC and Magna will bear and pay one-half of the printing costs incurred in connection with the Registration Statement and this Joint Proxy Statement.

RESALES OF UPC COMMON STOCK

     UPC Common Stock to be issued to shareholders of Magna in connection with the Merger will be registered under the Securities Act. All shares of UPC Common Stock received by holders of Magna Common Stock and all shares of UPC Common Stock issued and outstanding immediately prior to the Effective Time will be freely transferable upon consummation of the Merger by those shareholders of Magna not deemed to be "Affiliates" of Magna or UPC. "Affiliates" generally are defined as persons or entities who control, are controlled by, or are under common control with Magna or UPC at the time of the Magna Annual Meeting (generally, executive officers, directors, and 10% or greater shareholders).

     Rule 145 promulgated under the Securities Act restricts the sale of UPC Common Stock received in the Merger by Affiliates and certain of their family members and related interests. Under the rule, during the one-year period following the Effective Time, Affiliates of Magna or UPC may resell publicly the UPC Common Stock received by them in the Merger within certain limitations as to the amount of UPC Common Stock sold in any three-month period and as to the manner of sale. After the one-year period, such Affiliates of Magna who are not Affiliates of UPC may resell their shares without restriction. The ability of Affiliates to resell shares of UPC Common Stock received in the Merger under Rule 145 will be subject to UPC having satisfied its Exchange Act reporting requirements for specified periods prior to the time of sale. Affiliates will receive additional information regarding the effect of Rule 145 on their ability to resell UPC Common Stock received in the Merger. Affiliates also would be permitted to resell UPC Common Stock received in the Merger pursuant to an effective registration statement under the Securities Act or an available exemption from the Securities Act registration requirements. This Joint Proxy Statement does not cover any resales of UPC Common Stock received by persons who may be deemed to be Affiliates of Magna or UPC.

     Magna has agreed to use its reasonable efforts to cause each person who may be deemed to be an Affiliate of Magna to execute and deliver to UPC not later than 30 days prior to the Effective Time, an agreement (each, an "Affiliate Agreement") providing that such Affiliate will not sell, pledge, transfer, or otherwise dispose of any Magna Common Stock held by such Affiliate except as contemplated by the Agreement or the Affiliate Agreement, and will not sell, pledge, transfer or otherwise dispose of any UPC Common Stock received by such Affiliate upon consummation of the Merger (i) except in compliance with the Securities Act and the rules and regulations thereunder and (ii) until such time as financial results covering 30 days of combined operations of UPC and Magna have been published. Shares of UPC Common Stock issued to such Affiliates of Magna in exchange for shares of Magna Common Stock will not be transferable until such time as financial results covering at least 30 days of combined operations of UPC and Magna have been published, regardless of whether each such Affiliate has provided an Affiliate Agreement (and UPC shall be entitled to place restrictive legends upon certificates for shares of UPC Common Stock issued to Affiliates of Magna). Certificates representing shares of Magna Common Stock surrendered for exchange by any person who is an Affiliate of Magna for purposes of Rule 145(c) under the Securities Act shall be exchanged for certificates representing shares of UPC Common Stock as described under "-- Distribution of Consideration," with the certificates representing such shares of UPC Common Stock containing a legend summarizing the foregoing restrictions. Prior to publication of such results, UPC will not transfer on its books any shares of UPC Common Stock received by an Affiliate pursuant to the Merger. See "-- Conditions to Consummation of the Merger."

OPTION AGREEMENT

     As an inducement and a condition to UPC entering into the Agreement, Magna and UPC entered into the Option Agreement, pursuant to which Magna granted UPC an option (the "Option") entitling it to purchase up to 6,497,180 shares (representing approximately 19.9% of the shares issued and outstanding before giving effect to the issuance of additional shares of Magna Common Stock pursuant to the exercise of such option) of Magna Common Stock under the circumstances described below, at a cash price per share equal to $57.50, subject to possible adjustment in certain circumstances (the "Purchase Price"). This description of the Option Agreement and the Option does not purport to be complete and is qualified in its entirety by reference to the Option Agreement, which is filed as an exhibit to the Registration Statement and incorporated herein by reference.

     Provided no preliminary or permanent injunction or other order against the delivery of the shares of Magna Common Stock covered by the Option issued by any court of competent jurisdiction shall be in effect, UPC may exercise the Option, in whole or in part, at any time, from time to time, if, but only if, a Purchase Event (as defined below) occurs prior to the Option's termination; provided that UPC, at the time, is not in material breach of the Option Agreement or the Agreement. As defined in the Option Agreement, "Purchase Event" means either of the following events:

          (a) without UPC's prior written consent, Magna authorizes, recommends, publicly proposes, or publicly announces an intention to authorize, recommend or propose or entering into an agreement with any third party to effect (i) a merger, consolidation, or similar transaction involving Magna or any of its subsidiaries (other than transactions solely between Magna's subsidiaries and transactions involving Magna or any of Magna's subsidiaries in which the voting securities outstanding immediately prior thereto continue to represent (by either remaining outstanding or being converted into securities of the surviving entity or the parent thereof) at least 75% of the combined voting power of the voting securities of Magna or the surviving entity or the parent thereof outstanding immediately after the consummation of the transaction)), (ii) the disposition, by sale, lease, exchange, or otherwise, of 20% or more of the consolidated assets of Magna and its subsidiaries or (iii) the issuance, sale, or other disposition (including by way of merger, consolidation, share exchange, or any similar transaction) of securities representing 20% or more of the voting power of Magna or any of its subsidiaries; or

          (b) any person (other than UPC or any subsidiary of UPC) acquires beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act), or the right to acquire beneficial ownership of, or the formation of any "group" (as defined under the Exchange Act), other than a group of which UPC or any UPC subsidiary is a member, that beneficially owns or has the right to acquire beneficial ownership of, 20% or more of the outstanding shares of Magna Common Stock.

     The Option will terminate upon the earliest of the following:

          (a) the Effective Time;

          (b) termination of the Agreement in accordance with the terms thereof prior to the occurrence of a Purchase Event or a Preliminary Purchase Event (as defined below) (other than a termination of the Agreement under certain circumstances involving generally a willful breach by Magna of a representation or warranty contained in the Agreement or a breach by Magna of a covenant contained in the Agreement) (a "Default Termination");

          (c) 18 months after termination of the Agreement by UPC pursuant to a Default Termination; and

          (d) 18 months after termination of the Agreement following the occurrence of a Purchase Event or a Preliminary Purchase Event.

     As defined in the Option Agreement, "Preliminary Purchase Event" includes either of the following events:

          (a) commencement or filing of a registration statement under the Securities Act by any third party of a tender offer or exchange offer to purchase any shares of Magna Common Stock such that, upon consummation of such offer, such person would own or control 15% or more of the then-outstanding shares of Magna Common Stock (a "Tender Offer" or an "Exchange Offer," respectively); or

          (b) failure of the shareholders of Magna Common Stock to approve the Agreement and the Plan of Merger at the Magna Annual Meeting, the failure to have the Magna Annual Meeting or another such meeting held for the purpose of voting on the Agreement, or the cancellation of such meeting prior to termination of the Agreement, or the withdrawal or modification by the Magna Board in a manner adverse to UPC of the recommendation of the Magna Board with respect to the Agreement, in each case, after public announcement that a third party (i) made a proposal to engage in an acquisition transaction, (ii) commenced a Tender Offer or filed a registration statement under the Securities Act with respect to an Exchange Offer or (iii) filed an application or given a notice under any federal or state statute or regulation for approval or consent to engage in an acquisition transaction.

     In the event of any change in Magna Common Stock by reason of a stock dividend, stock split, split-up, recapitalization, combination, exchange of shares, or similar transaction, the type and number of securities subject to the Option, and the purchase price therefor shall be adjusted appropriately. In the event that any additional shares of Magna Common Stock are issued after February 22, 1998 (other than pursuant to an event described in the preceding sentence), the number of shares of Magna Common Stock subject to the Option will be adjusted so that, after such issuance, it, together with any shares of Magna Common Stock previously issued pursuant to the Option Agreement, equals the lesser of 19.9% of the number of shares then issued and outstanding, without giving effect to any shares subject to or issued pursuant to the Option and (ii) that minimum number of shares of Magna Common Stock which, when aggregated with any other shares of Magna Common Stock, beneficially owned by UPC or any affiliate of UPC, would cause the provisions of any Delaware takeover laws to be applicable to the Merger.

     Upon the occurrence of a Repurchase Event (as defined below) that occurs prior to the exercise or termination of the Option, at the request of UPC, delivered within 18 months of the Repurchase Event, Magna will, subject to regulatory restrictions, be obligated to repurchase the Option and any shares of Magna Common Stock therefor purchased pursuant to the Option Agreement at a specified price.

     As defined in the Option Agreement, "Repurchase Event" shall occur if (i) any person (other than UPC or any UPC subsidiary) shall have acquired beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange
Act), or the right to acquire beneficial ownership, or any "group" (as such term is defined under the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of 50% or more of the then-outstanding shares of Magna Common Stock, or (ii) any of the following transactions is consummated: (a) Magna consolidates with or merges into any person, other than UPC or one of UPC's subsidiaries, and is not the continuing or surviving corporation of such consolidation or merger; (b) Magna permits any person, other than UPC or one of UPC's subsidiaries, to merge into Magna and Magna shall be the continuing or surviving corporation, but, in connection with such merger, the then-outstanding shares of Magna Common Stock shall be changed into or exchanged for stock or other securities of Magna or any other person or cash or any other property or the outstanding shares of Magna Common Stock immediately prior to such merger shall after such merger represent less than 50% of the outstanding shares and share equivalents of the merged company; or (c) Magna sells or otherwise transfers all or substantially all of its assets to any person, other than UPC or one of UPC's subsidiaries.

     In the event that prior to the exercise or termination of the Option, Magna enters into an agreement to engage in any of the transactions described in clause (ii) of the definition of Repurchase Event above, the agreement governing such transaction must make proper provision so that UPC will receive for each share of Magna Common Stock subject to the option an amount of consideration that would be received by a holder of Magna Common Stock in such transaction less the Purchase Price.

     After the occurrence of a Purchase Event, UPC may assign the Option Agreement and its rights thereunder in whole or in part.

     Upon the occurrence of certain events, Magna has agreed to file with the SEC and to cause to become effective certain registration statements under the Securities Act with respect to dispositions by UPC and its assigns of all or part of the Option and/or any shares of Magna Common Stock into which the Option is exercisable.

                 EFFECT OF THE MERGER ON RIGHTS OF SHAREHOLDERS

     As a result of the Merger, holders of Magna Common Stock will be exchanging their shares of a Delaware corporation governed by the DGCL, the Magna Charter and Magna Bylaws, for shares of UPC, a Tennessee corporation governed by the TBCA and the UPC Charter and UPC Bylaws. Certain significant differences exist between the rights of Magna shareholders and those of UPC shareholders. In particular, the UPC Charter and UPC Bylaws contain several provisions that may be deemed to have an anti-takeover effect in that they could impede or prevent an acquisition of UPC unless the potential acquirer has obtained the approval of the UPC Board. The following discussion is necessarily general; it is not intended to be a complete statement of all differences affecting the rights of shareholders and their respective entities, and it is qualified in its entirety by reference to the DGCL and the TBCA as well as to the UPC Charter and UPC Bylaws and the Magna Charter and Magna Bylaws.

ANTI-TAKEOVER PROVISIONS GENERALLY

     The provisions of the UPC Charter and UPC Bylaws described below under the headings, "-- Authorized Capital Stock," "-- Amendment of Charter and Bylaws," "-- Classified Board of Directors and Absence of Cumulative Voting,"
"-- Director Removal and Vacancies," "-- Limitations on Director Liability," "-- Indemnification," "-- Special Meetings of Shareholders," "-- Actions by Shareholders Without a Meeting," "-- Shareholder Nominations and Proposals" and "-- Business Combinations" are referred to herein as the "Protective Provisions." In general, one purpose of the Protective Provisions is to assist the UPC Board in playing a role if any group or person attempts to acquire control of UPC, so that the UPC Board can further protect the interests of UPC and its shareholders as appropriate under the circumstances, including, if the UPC Board determines that a sale of control is in the best interests of UPC's shareholder, by enhancing the UPC Board's ability to maximize the value to be received by the shareholders upon such a sale.

     Although UPC's management believes the Protective Provisions are, therefore, beneficial to UPC's shareholders, the Protective Provisions also may tend to discourage some takeover bids. As a result, UPC's shareholders may be deprived of opportunities to sell some or all of their shares at prices that represent a premium over prevailing market prices. On the other hand, defeating undesirable acquisition offers can be a very expensive and time-consuming process. To the extent that the Protective Provisions discourage undesirable proposals, UPC may be able to avoid those expenditures of time and money.

     The Protective Provisions also may discourage open market purchases by a potential acquirer. Such purchases may increase the market price of UPC Common Stock temporarily, enabling shareholders to sell their shares at a price higher than that which otherwise would prevail. In addition, the Protective Provisions may decrease the market price of UPC Common Stock by making the stock less attractive to persons who invest in securities in anticipation of price increases from potential acquisition attempts. The Protective Provisions also may make it more difficult and time consuming for a potential acquirer to obtain control of UPC through replacing the Board of Directors and management. Furthermore, the Protective Provisions may make it more difficult for UPC's shareholders to replace the Board of Directors or management, even if a majority of the shareholders believe such replacement is in the best interests of UPC. As a result, the Protective Provisions may tend to perpetuate the incumbent Board of Directors and management.

AUTHORIZED CAPITAL STOCK

     UPC. The UPC Charter currently authorizes the issuance of up to (i) 300,000,000 shares of UPC Common Stock, of which 84,893,432 shares were outstanding as of April 30, 1998, and (ii) 10,000,000 shares of no par value preferred stock ("UPC Preferred Stock" and, together with the UPC Common Stock, the "UPC Capital Stock"), of which no shares of UPC Series A Preferred Stock, and 1,179,343 shares of UPC's 8% Cumulative, Convertible Preferred Stock, Series E (the "Series E Preferred Stock") were issued and outstanding as of April 30, 1998. At the 1998 annual meeting of shareholders of UPC, the UPC shareholders approved an amendment to the UPC Charter to increase the number of authorized shares of UPC Common Stock from 100,000,000 shares to 300,000,000 shares.

     The UPC Board may authorize the issuance of additional authorized shares of UPC Common Stock without further action by UPC's shareholders, unless such action is required in a particular case by applicable laws or regulations or by any stock exchange upon which UPC Common Stock may be listed.

     With certain exceptions, the UPC Board may issue, without any further action by the shareholders, shares of UPC Preferred Stock, in one or more classes or series, with the voting, conversion, dividend, and liquidation rights specified in the UPC Charter. In providing for the issuance of such shares, the UPC Board may determine, among other things, the distinctive designation and number of shares comprising a series of preferred stock, the dividend rate or rates on the shares of such series and the relation of such dividends to the dividends payable on other classes of stock, whether the shares of such series shall be convertible into or exchangeable for shares of any other class or series of UPC Capital Stock, the voting powers if any of such series, and any other preferences, privileges, and powers of such series.

     In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets, or winding up of UPC, the holders of any series of UPC Preferred Stock will have priority over holders of UPC Common Stock.

     The authority to issue additional authorized shares of UPC Common Stock or UPC Preferred Stock provides UPC with the flexibility necessary to meet its future needs without the delay resulting from seeking shareholder approval. The authorized but unissued shares of UPC Common Stock and UPC Preferred Stock will be issuable from time to time for any corporate purpose, including, without limitation, stock splits, stock dividends, employee benefit and compensation plans, acquisitions, and public or private sales for cash as a means of raising capital. Such shares could be used to dilute the stock ownership of persons seeking to obtain control of UPC. In addition, the sale of a substantial number of shares of UPC voting stock to persons who have an understanding with UPC concerning the voting of such shares, or the distribution or declaration of a dividend of shares of UPC voting stock (or the right to receive UPC voting stock) to UPC shareholders, may have the effect of discouraging or increasing the cost of unsolicited attempts to acquire control of UPC.

     In 1989, the UPC Board adopted a Share Purchase Rights Plan ("Preferred Share Rights Plan") and distributed a dividend of one Preferred Share Unit Purchase Right ("Preferred Share Right") for each outstanding share of UPC Common Stock. In addition, under the Preferred Share Rights Plan, one Preferred Share Right is to be automatically, and without further action by UPC, distributed in respect to each share of UPC Common Stock issued after adoption of the Preferred Share Rights Plan. The Preferred Share Rights are generally designed to deter coercive takeover tactics and to encourage all persons interested in potentially acquiring control of UPC to treat each shareholder on a fair and equal basis. Each Preferred Share Right trades in tandem with the share of UPC Common Stock to which it relates until the occurrence of certain events indicating a potential change in control of UPC. Upon the occurrence of such an event, the Preferred Share Rights would separate from UPC Common Stock and each holder of a Preferred Share Right (other than the potential acquiror) would be entitled to purchase certain equity securities of UPC at prices below their market value. UPC has authorized 750,000 shares of Series A Preferred Stock for issuance under the Preferred Share Rights Plan and no shares have been issued as of the date of this Joint Proxy Statement. Until a Preferred Share Right is exercised, the holder thereof, as such, has no rights of a shareholder of UPC, including the right to vote or receive dividends.

     Magna. The Magna Charter authorizes the issuance of up to (i) 80,000,000 shares of Magna Common Stock, of which 34,165,645 shares were issued and outstanding as of the Magna Record Date, (ii) 1,000,000 shares of Preferred Stock with no par value per share ("No Par Value Preferred Stock"), of which no shares were issued as of the Magna Record Date, (iii) 49,500 shares of Magna Class B Preferred Stock, of which 1,981 shares were issued and outstanding as of the Magna Record Date, and (iv) 1,000,000 shares of Class C Non-Voting Preferred Stock, of which no shares had been issued as of the Magna Record Date (collectively, the "Magna Preferred Stock"). The Magna Board may authorize the issuance of additional authorized shares of Magna's Common Stock without further action by Magna's shareholders, unless such action is required in a particular case by applicable laws or regulations or by any stock exchange upon which Magna's capital stock may be listed.

     Subject to certain provisions of the DGCL, the Magna Board may provide for the issuance of shares of Magna Preferred Stock and series, by filing a certificate pursuant to the applicable law of the State of Delaware (a "Preferred Stock Designation"), to establish, from time to time, the number of shares to be included in such series, and to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions. The number of authorized shares of Magna Preferred Stock may be increased or decreased, though not below the level of the number of shares then outstanding, by the affirmative vote of the holders of a majority of Magna Common Stock, without a vote of the holders of Magna Preferred Stock, unless required by a Preferred Stock Designation.

     In 1988, the Magna Board adopted a Share Purchase Rights Plan (the "Rights Agreement") and distributed a dividend of one Preferred Share Purchase Right ("Rights") for each outstanding share of Magna Common Stock. One Right is attached to each share of Magna Common Stock. The Rights trade automatically with shares of Magna Common Stock and become exercisable and will trade separately from the Magna Common Stock on the 10th day after public announcement, or notice to Magna, that a person or group has acquired, or has the right to acquire, beneficial ownership of 20% or more of the outstanding shares of Magna Common Stock, or upon commencement or announcement, or notice to Magna, of intent to make a tender offer for 20% or more of the outstanding shares of Magna Common Stock, in either case without prior written consent of Magna. When exercisable, each Right will entitle the holder to purchase 1/100th of a share of Magna Series A Junior Participating Preferred Stock (designated from Magna's No Par Value Preferred Stock) at a price of $50 per 1/100th of a share. In the event Magna is acquired in a merger or other business combination transaction in which Magna is not the surviving corporation or in which Magna Common Stock is exchanged or 50% or more of Magna's assets or earning power is sold, holders of Rights (other than the acquiring person or group) may purchase Magna Common Stock having a market value of twice the then current exercise price of each Right. If Magna is acquired by any person or group after the Rights become exercisable, each Right will entitle its holder to purchase stock of the acquiring company having a market value of twice the current exercise price of each Right at the exercise price. The Rights are designed to protect the interests of Magna and its shareholders against coercive takeover tactics. The purpose of the Rights is to encourage potential acquirors to negotiate with the Magna Board prior to attempting a takeover and to give the Magna Board leverage in negotiating on behalf of all shareholders the terms of any proposed takeover. The Rights may deter certain takeover proposals. The Rights, which can be redeemed by the Magna Board in certain circumstances, expire by their terms on November 22, 1998. Magna has entered into an amendment to the Rights Agreement under which the Rights are authorized. The amendment provides that the execution of the Agreement (and certain related documents) and the consummation of the Merger will not cause the Magna Rights to become exercisable. The amendment also provides that the Rights Agreement, as amended, will expire immediately prior to the Effective Time.

PREEMPTIVE RIGHTS

     UPC. The TBCA provides that, unless a Tennessee corporation's charter expressly provides for preemptive rights, shareholders of a Tennessee corporation do not have a preemptive right to acquire proportional amounts of the corporation's unissued shares upon a decision of the board of directors to issue shares. The UPC Charter denies preemptive rights to its shareholders.

     Magna. The DGCL provides that, unless a Delaware corporation's certificate of incorporation expressly provides for preemptive rights, shareholders of a Delaware corporation do not have a preemptive right to acquire proportionate amounts of the corporation's unissued shares upon a decision of the board of directors to issue shares. The Magna Charter denies preemptive rights to its shareholders.

AMENDMENT OF CHARTER AND BYLAWS

     UPC. The UPC Charter generally provides that amendments thereto may be adopted in any manner permitted by the TBCA. The TBCA provides that a Tennessee corporation's charter may be amended by a majority of votes entitled to be cast on the amendment, subject to any condition the board of directors may place on its submission of the amendment to the shareholders. The UPC Charter requires a super-majority vote of the shares of capital stock entitled to vote in an election of directors to amend the articles of the UPC
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

Charter governing directors and to remove a director from office whether with or without cause. A super-majority vote is also required to amend, alter, or repeal the article of the UPC Charter relating to business combinations.

     The UPC Board may adopt, amend or repeal the UPC Bylaws by a majority vote of the entire Board of Directors. The UPC Bylaws may also be amended or repealed by action of UPC's shareholders.

     The UPC Charter provides that all corporate powers of UPC shall be exercised by the UPC Board except as otherwise provided by law. The UPC Board may designate an executive committee consisting of five or more directors and may authorize such committee to exercise all of the authority of the UPC Board, including the authority to adopt, amend and repeal the Bylaws, to submit any action to the shareholders, to fill vacancies on the UPC Board or any committee, to declare dividends or other corporate distributions, and to issue or reissue any capital stock or any warrant, right, or option to acquire capital stock of the corporation.

     Magna. The Magna Charter provides that the Magna Board has the power to adopt, amend, or repeal the Bylaws of Magna. Any adoption, amendment, or repeal of the Magna Bylaws by the Magna Board must be approved by a majority of the Magna Board. The Magna Charter also provides that the shareholders have the power to adopt, amend, or appeal the Magna Bylaws. Notwithstanding the foregoing, matters related to (i) action by written consent, (ii) number, tenure and qualifications of the Magna Board, (iii) filling vacancies on the Magna Board, (iv) removal of directors, and (v) the power of the Magna Board to make, amend, or repeal the Magna Bylaws, shall not be adopted, amended, or repealed without the affirmative vote of at least 80% of the voting power of the outstanding shares of capital stock of Magna, voting together as a single class, unless such amendment or appeal shall have been previously approved by the affirmative vote or consent of at least 66 2/3% of the number of directors of Magna then in office.

CLASSIFIED BOARD OF DIRECTORS AND ABSENCE OF CUMULATIVE VOTING

     UPC. The UPC Charter provides that the UPC Board is divided into three classes, with each class to be as nearly equal in number as possible. The directors in each class serve three-year terms of office. The effect of UPC's having a classified Board of Directors is that only approximately one-third of the members of the UPC Board are elected each year, which effectively requires two annual meetings for UPC's shareholders to change a majority of the members of the UPC Board. The purpose of dividing the UPC Board into classes is to facilitate continuity and stability of leadership of UPC by ensuring that experienced personnel familiar with UPC will be represented on the UPC Board at all times, and to permit UPC's management to plan for the future for a reasonable amount of time. However, by potentially delaying the time within which an acquiror could obtain working control of the UPC Board, this provision may discourage some potential mergers, tender offers, or takeover attempts.

     Pursuant to the UPC Charter, each holder of UPC Common Stock is entitled to one vote for each share of UPC Common Stock held in the election of directors, and is not entitled to cumulative voting rights in the election of directors. With cumulative voting, a shareholder has the right to cast a number of votes equal to the total number of such holder's shares multiplied by the number of directors to be elected. The shareholder has the right to distribute all of his or her votes in any manner among any number of candidates or to accumulate such shares in favor of one candidate. Directors are elected by a plurality of the total votes cast by all shareholders. With cumulative voting, it may be possible for minority shareholders to obtain representation on the UPC Board. Without cumulative voting, the holders of more than 50% of the shares of UPC Common Stock generally have the ability to elect 100% of the UPC Board. As a result, the holders of the remaining UPC Common Stock effectively may not be able to elect any person to the UPC Board. The absence of cumulative voting thus could make it more difficult for a shareholder who acquires less than a majority of the shares of UPC Common Stock to obtain representation on the UPC Board.

     Magna. As permitted by the DGCL, the Magna Charter contains a provision similar to the provision in the Bylaws of UPC that requires that the Magna Board shall be divided into three classes serving staggered three-year terms, with the term of one class of directors to expire each year. Pursuant to the Magna Bylaws, each shareholder is entitled to one vote for each share of Magna Common Stock held and is not entitled to cumulative voting rights in the election of directors.

DIRECTOR REMOVAL AND VACANCIES

     UPC. The UPC Charter provides that a director may be removed by the UPC shareholders only upon the affirmative vote of the holders of a super-majority of the voting power of all shares of UPC Common Stock entitled to vote generally in the election of directors. The purpose of this provision is to prevent a majority shareholder from circumventing the classified board system by removing directors and filling the vacancies with new individuals selected by that shareholder. Accordingly, the provision may have the effect of impeding efforts to gain control of the Board of Directors by anyone who obtains a controlling interest in UPC Common Stock. Vacancies on the UPC Board may be filled by the members of the UPC Board or by UPC shareholders, as provided under the UPC Bylaws and the TBCA. The term of a director appointed to fill a vacancy expires at the next meeting of shareholders at which directors are elected.

     Magna. The DGCL provides that, unless the corporation's certificate of incorporation provides otherwise, the shareholders of a corporation that has a classified board (as described above) may remove a director only for cause. In addition, the DGCL provides that, unless the corporation's certificate of incorporation provides for a higher voting requirement, directors may be removed by the holders of a majority of the shares then entitled to vote in the election of such directors. The Magna Charter and Magna Bylaws provide that directors may be removed only for cause and only by the affirmative vote of at least 80% of the voting power of all the then-outstanding shares of capital stock of Magna entitled to vote generally in the election of directors, voting together as a single class.

LIMITATIONS ON DIRECTOR LIABILITY

     UPC. The UPC Charter does not address the issue of director liability to the corporation.

     Magna. The Magna Charter contains a provision limiting directors' liability to the corporation or its shareholders. Under the Magna Charter, as allowed by Section 102 of the DGCL, a Magna director will not have personal liability to Magna or its shareholders for monetary damage for breach of fiduciary duty as of director, except for liability (i) for any breach of the director's duty of loyalty to Magna or its shareholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for any act or omission under Section 174 of the DGCL (involving certain unlawful dividends and stock purchases or redemptions), or
(iv) for any transaction from which the director derived an improper personal benefit. This provision would absolve directors of personal liability for negligence in the performance of duties, even gross negligence. It would not permit, however, a director to be exculpated for liability for actions involving conflicts of interest or breaches of the traditional duty of loyalty to Magna and its shareholders, and it would not affect the availability of injunctive or other equitable relief to Magna or its shareholders.

INDEMNIFICATION

     UPC. Under the TBCA, subject to certain exceptions, a Tennessee corporation may indemnify an individual made a party to a proceeding, because he or she is or was a director, against liability incurred in the proceeding if (i) he or she conducted himself or herself in good faith, (ii) he or she reasonably believed (a) in the case of conduct in his or her official capacity with the corporation, that his or her conduct was in the best interests of the corporation, and (b) in all other cases, that his or her conduct was at least not opposed to the corporation's best interests, and (iii) in the case of any criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful (the "Standard of Conduct"). Moreover, unless limited by its charter of incorporation, a Tennessee corporation must indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party because he or she is or was a director of the corporation against reasonable expenses incurred by him or her in connection with the proceeding. Expenses incurred by a director in defending a proceeding may be paid by the corporation in advance of the final disposition of such proceeding upon receipt of a written affirmation by the director of his or her good faith belief that he or she has met the Standard of Conduct and a written undertaking by or on behalf of a director to repay such amount if it shall ultimately be determined that he or she is entitled to be indemnified by the corporation against such expenses and a determination is made that the facts known to

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

those making the determination would preclude indemnification. Before any such indemnification is made, it must be determined that such indemnification would not be precluded by the TBCA.

     A director of a Tennessee corporation may also apply for court-ordered indemnification under certain circumstances. Unless a Tennessee corporation's charter of incorporation provides otherwise, (i) an officer of a corporation is entitled to mandatory indemnification and is entitled to apply for court-ordered indemnification to the same extent as a director; (ii) the corporation may indemnify and advance expenses to an officer, employee, or agent of the corporation to the same extent as to a director; and (iii) a corporation may also indemnify and advance expenses to an officer, employee, or agent who is not a director to the extent, consistent with public policy, that may be provided by its charter of incorporation, bylaws, general or specific action of its board of directors, or contract.

     The UPC Charter and UPC Bylaws provide for the indemnification of its directors and officers to the fullest extent permitted by Tennessee law.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling UPC pursuant to the foregoing provisions, UPC has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

     Magna. The Magna Charter provides that each person who is or is made a party or is threatened to be made a party to, or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, because of the fact that he or she was a director, officer, employee, or agent of Magna or is or was serving at the request of Magna as an officer, director, employee, or agent of another corporation, including service with respect to an employee benefit plan, whether the allegations are based on his or her action in an official capacity as a director or officer, will be indemnified and held harmless by Magna to the fullest extent authorized by the DGCL, against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes, or penalties in amounts paid in the settlement) reasonably incurred or suffered; provided, that such indemnification shall only apply in connection with proceedings initiated by the Indemnitee if such proceeding was authorized by the Magna Board.

SPECIAL MEETINGS OF SHAREHOLDERS

     UPC. The UPC Bylaws provide that special meetings of UPC shareholders may be called, unless otherwise prescribed by law, for any purpose or purposes whatever at any time by the Chairman of the Board, the President, the Secretary, or the holders of not less than one-tenth of the shares entitled to vote at such meeting.

     Magna. The DGCL provides that special meetings of shareholders may be called by such persons as may be authorized by a corporation's certificate of incorporation or bylaws. The Magna Bylaws provide that special meetings of shareholders of Magna may be called only by the Chairman of the Board or by the Magna Board pursuant to a resolution adopted by a majority of the total number of directors which Magna would have if there were no vacancies on the Magna Board. Because a special meeting may be necessary for a potential acquirer to gain control of Magna, this requirement could discourage or make more difficult an attempt to gain control of Magna, and could tend to perpetuate the incumbent directors and management.

ACTIONS BY SHAREHOLDERS WITHOUT A MEETING

     UPC. The UPC Charter and UPC Bylaws provide that any action required or permitted to be taken by UPC shareholders at a duly called meeting of UPC shareholders may be effected by the unanimous written consent of the shareholders entitled to vote on such action.

     Magna. The Magna Charter states that any action required or permitted to be taken by the shareholders must be effected by a duly constituted meeting and may not be effected by written consent.

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

SHAREHOLDER NOMINATIONS AND PROPOSALS

     UPC. The UPC Charter and UPC Bylaws do not address whether a shareholder may nominate members of the UPC Board.

     Holders of UPC Common Stock are entitled to submit proposals to be presented at an annual meeting of UPC shareholders. The UPC Bylaws provide that any proposal of a shareholder which is to be presented at any annual meeting of shareholders shall be sent so as to be received by UPC not less than 120 days in advance of the date of the proxy statement issued in connection with the previous year's annual meeting.

     Magna. The Magna Bylaws generally provide that any shareholder of the corporation entitled to vote for the election of directors may nominate persons for election to the Magna Board. The shareholder must provide written notice of such nomination to the Secretary of Magna not less that 60 days nor more than 90 days prior to the first anniversary of the previous year's annual meeting. The shareholder's notice must set forth all information relating to the person whom the shareholder proposes to nominate that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, under the Exchange Act.

     The Magna Bylaws also provide that any shareholder who is entitled to vote at the annual meeting of shareholders may propose business to be conducted at such meeting. The shareholder must provide written notice to the Secretary of Magna not less than 60 days nor more than 90 days prior to the first anniversary of the previous year's annual meeting. The shareholder must set forth in the notice provided to the Secretary, a brief description of the business the shareholder desires to conduct, the reasons for conducting the business at the meeting, and any material interest of the shareholder in such business.

BUSINESS COMBINATIONS

     UPC. The UPC Charter requires the affirmative vote of a super-majority of the outstanding shares of UPC Common Stock for approval of a merger, consolidation, or a sale or lease of all or substantially all of the assets of UPC if the other party to the transaction is a beneficial owner of 10% or more of the outstanding shares of UPC Common Stock. A super-majority vote is not required for any merger or consolidation of UPC with or into any corporation or entity of which a majority of the outstanding shares of all classes of capital stock is owned by UPC or any UPC subsidiary.

     The requirement of a super-majority vote of UPC's shareholders to approve certain business transactions, as described above, may discourage a change in control of UPC by allowing a minority of UPC's shareholders to prevent a transaction favored by the majority of the shareholders. Also, in some circumstances, the UPC Board could cause a majority vote to be required to approve a transaction thereby enabling management to retain control over the affairs of UPC and their positions with UPC. The primary purpose of the supermajority vote requirement, however, is to encourage negotiations with UPC's management by groups or corporations interested in acquiring control of UPC and to reduce the danger of a forced merger or sale of assets.

     As a Tennessee corporation, UPC is or could be subject to various legislative acts set forth in Chapter 103 of Title 48 of the Tennessee Code, which impose certain restrictions on business combinations, including, but not limited to, combinations with interested shareholders similar to those described above.

     The TBCA generally prohibits a "business combination" (generally defined to include mergers, share exchanges, sales and leases of assets, issuances of securities, and similar transactions) by UPC or a subsidiary with an "interested shareholder" (generally defined as any person or entity which beneficially owns 10% or more of the voting power of any class or series of UPC's stock then outstanding) within five years after the person or entity becomes an interested shareholder, unless the business combination or the transaction pursuant to which the interested shareholder became such was approved by the UPC Board before the interested shareholder became such, and the business combination satisfies any other applicable requirements imposed by law or by the UPC Charter or Bylaws. The TBCA also severely limits the extent to which UPC or any of its officers or directors could be held liable for resisting any business combination.

     The Tennessee Control Share Acquisition Act (the "Tennessee CSAA") generally provides that any person or group of persons that acquires the power to vote more than specified levels (one-fifth, one-third, or a

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

majority) of the shares of certain Tennessee corporations will not have the right to vote such shares unless granted voting rights by the holders of a majority of the votes entitled to be cast, excluding "interested shares." Interested shares are those shares held by the acquiring person, officers of the corporation, and employees of the corporation who are also directors of the corporation. If approval of voting power for the shares is obtained at one of the specified levels, additional shareholder approval is required when a shareholder seeks to acquire the power to vote shares at the next level. In the absence of such approval, the additional shares acquired by the shareholder may not be voted until they are transferred to another person in a transaction other than a control share acquisition. The Tennessee CSAA applies only to those Tennessee corporations whose charters or bylaws contain an express declaration that control share acquisitions in respect of the shares of such corporations are governed by and subject to the provisions of such act. The UPC Charter and Bylaws do not currently contain such an express declaration.

     The Tennessee Greenmail Act (the "Tennessee GA") prohibits a Tennessee corporation having a class of voting stock registered or traded on a national securities exchange or registered with the SEC pursuant to Section 12(g) of the Exchange Act from purchasing, directly or indirectly, any of its shares at a price above the market value of such shares (defined as the average of the highest and lowest closing market price of such shares during the 30 trading days preceding the purchase or preceding the commencement or announcement of a tender offer if the seller of such shares has commenced a tender offer or announced an intention to seek control of the corporation) from any person who holds more than 3% of the class of securities to be purchased if such person has held such shares for less than two years, unless the purchase has been approved by the affirmative vote of a majority of the outstanding shares of each class of voting stock issued by such corporation or the corporation makes an offer, of at least equal value per share, to all holders of shares of such class.

     The TBCA provides that no Tennessee corporation having any class of voting stock registered or traded on a national securities exchange or registered with the SEC pursuant to Section 12(g) of the Exchange Act or any of its officers or directors may be held liable at law or in equity for either having failed to approve the acquisition of shares by an interested shareholder on or before such interested shareholder's share acquisition date, or for seeking to enforce or implement the provisions of the TBCA or the Tennessee CSAA, or for failing to adopt or recommend any charter or bylaw amendment or provision in respect of any one or more of these acts or the Tennessee GA, or for opposing any merger, exchange, tender offer, or significant disposition of the assets of the resident domestic corporation or any subsidiary of such corporation because of a good faith belief that such merger, exchange, tender offer, or significant disposition of assets would adversely affect the corporation's employees, customers, suppliers, the communities in which the corporation or its subsidiaries operate or are located or any other relevant factor if such factors are permitted to be considered by the board of directors under the corporation's charter in connection with the merger, exchange, tender offer or significant disposition of assets.

     The acts described above along with the provisions of the UPC Charter regarding business combinations might be deemed to make UPC less attractive as a candidate for acquisition by another company than would otherwise be the case in the absence of such provisions. For example, if another company should seek to acquire a controlling interest of less than 66-2/3% of the outstanding shares of UPC Common Stock, the acquiror would not thereby obtain the ability to replace a majority of the UPC Board until at least the second annual meeting of shareholders following the acquisition, and furthermore the acquiror would not obtain the ability immediately to effect a merger, consolidation, or other similar business combination unless the described conditions were met.

     As a result, UPC's shareholders may be deprived of opportunities to sell some or all of their shares at prices that represent a premium over prevailing market prices in a takeover context. The provisions described above also may make it more difficult for UPC's shareholders to replace the UPC Board or management, even if the holders of a majority of the UPC Common Stock should believe that such replacement is in the interests of UPC. As a result, such provisions may tend to perpetuate the incumbent UPC Board and management.

     Magna. The DGCL requires the approval of the Magna Board and the holders of a majority of the outstanding stock of Magna entitled to vote thereon for mergers or consolidations, and for sales, leases, or exchanges of substantially all of Magna's property and assets. The DGCL permits Magna to merge with

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

another corporation without obtaining the approval of Magna's shareholders if:
(i) Magna is the surviving corporation of the merger; (ii) the merger agreement does not amend the Magna Charter; (iii) each share of Magna capital stock outstanding immediately prior to the effective date of the merger is to be an identical outstanding or treasury share of Magna after the merger; and (iv) any authorized unissued shares or treasury shares of Magna Common Stock to be issued or delivered under the plan of merger plus those initially issuable upon conversion of any other securities or obligations to be issued or delivered under such plan do not exceed 20% of the shares of Magna Common Stock outstanding immediately prior to the effective date of the merger. As a result, the Magna Board could effect significant acquisitions and issue significant amounts of Magna capital stock on terms that may dilute the interests of existing Magna shareholders, without seeking shareholder approval.

     Section 203 of the DGCL ("Section 203"). Section 203 generally prohibits any person who acquires 15% or more of a corporation's outstanding voting stock (an "Interested Shareholder") from entering into any "Business Combination" with the corporation for three years, unless one of the specified exceptions applies. "Business Combination" is defined generally to include mergers and consolidations, dispositions of the corporation's assets, transactions resulting in the issuance or transfer by the corporation of its stock, transactions having the effect of increasing the proportionate share of the stock of any class or series of the corporation, and the receipt by the Interested Shareholder of certain financial benefits provided by or through the corporation.

     That three-year prohibition does not apply, however, if (i) the corporation's Board of Directors approved the Business Combination or approved (in advance) the transaction that resulted in 15% ownership; (ii) in the transaction in which the Interested Shareholder acquired 15% ownership, that shareholder acquired at least 85% of the voting stock outstanding when the transaction was initiated (excluding shares owned by officer-directors and certain employee stock plan); or (iii) the Business Combination subsequently is approved by the Board of Directors and authorized at a shareholders' meeting by at least 66-2/3% of the outstanding voting stock, excluding the stock owned by the Interested Shareholder. In addition, Section 203 does not apply at all if
(i) the corporation's original certificate of incorporation expressly elects to avoid application of Section 203; (ii) the Board of Directors amended the corporation's bylaws within 90 days of the effective date of Section 203 expressly to avoid application of Section 203; (iii) the corporation's shareholders amend the certificate or bylaws to avoid application of Section 203 (although such amendment will not be effective for 12 months); (iv) the corporation's voting stock is not listed on a national securities exchange, authorized for quotation on an interdealer quotation system on a registered national securities association, or held of record by more than 2,000 shareholders (unless the corporation nonetheless elects to be governed by Section 203); (v) the shareholder acquires 15% ownership inadvertently and then disposes of sufficient shares to eliminate that status; or (vi) the Business Combination is proposed after the public announcement, or the publication of notice, of a proposed business-combination type of transaction and prior to the consummation or abandonment of such transaction. Because the Magna Board has approved the Merger, the provisions of Section 203 would not apply to the Merger.

     Article Eleven of the Magna Charter requires that Business Combinations (as defined therein) between Magna (or any majority-owned subsidiary thereof) and an "Interested Shareholder" either:

          (a) be approved by the vote of the holders of at least 80% of the voting power of the then-outstanding shares of stock of Magna, voting together as a single class; or

          (b) be approved by at least 66 2/3% of the number of directors then in office.

     Article Eleven defines "Interested Shareholder" as a beneficial owner of at least 5% of the outstanding voting stock of the corporation, or an affiliate or associate of an Interested Shareholder. Because the Magna Board has unanimously approved the Merger (as described in paragraph (b) above), the provisions of Article Eleven do not apply to the Merger.

     The provisions of Article Eleven are designed to encourage any person or entity seeking to acquire Magna to negotiate with the Magna Board, with the goal that any resulting transaction would be structured to provide all of the shareholders with their pro rata share of any acquisition premium, and that shareholders would be

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

protected against coercive or unfair purchase offers and "freeze-out" transactions. Those provisions may have the effect, however, of discouraging or rendering more difficult takeover attempts not previously approved by the Magna Board (including takeover attempts that certain shareholders may deem to be in their interests), and of perpetuating the incumbent directors and management.

LIMITATIONS ON ABILITY TO VOTE STOCK

     UPC. The UPC Charter and UPC Bylaws do not contain any provision restricting a shareholder's ability to vote shares of UPC voting stock.

     Magna. The Magna Charter and Magna Bylaws do not contain any provision restricting a shareholder's ability to vote shares of Magna Common Stock.

DISSENTERS' RIGHTS OF APPRAISAL

     UPC. Under the TBCA, a shareholder of a Tennessee corporation is generally entitled to dissent from certain corporate actions, and obtain payment of the fair value of his or her shares in the event of: (i) consummation of a plan of merger to which the corporation is a party, unless shareholder approval is not required by the TBCA; (ii) consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired if the shareholder is entitled to vote on the plan; (iii) consummation of a sale or exchange of substantially all of the corporation's property other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or to a plan by which substantially all of the net proceeds of the sale will be distributed in cash to the shareholders within one year after the date of sale; (iv) an amendment of the charter that materially and adversely affects rights in respect of a dissenter's shares because it (a) alters or abolishes a preferential right of the shares, (b) creates, alters, or abolishes a right in respect of redemption of the shares, including a provision respecting a sinking fund for the redemption or repurchase of the shares, (c) alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities, (d) excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights, or
(e) reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under the TBCA; or (v) any corporate action taken pursuant to a shareholder vote, to the extent the charter, bylaws, or a resolution of the board of directors provide that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares. The UPC Charter and Bylaws do not provide for any such additional dissenters' rights.

     Magna. The rights of appraisal of dissenting shareholders of Magna are governed by the DGCL. Pursuant thereto, except as described below, any shareholder has the right to dissent from any merger of which Magna could be a constituent corporation. No appraisal rights are available, however, for (i) the shares of any class or series of stock that is either listed on a national securities exchange, quoted on the Nasdaq National Market System, or held of record by more than 2,000 shareholders or (ii) any shares of stock of the constituent corporation surviving a merger if the merger did not require the approval of the surviving corporation's shareholders, unless, in either case, the holders of such stock are required by an agreement of merger or consolidation to accept for that stock something other than: (a) shares of stock of the corporation surviving or resulting from the merger or consolidation; (b) shares of stock of any other corporation that will be listed at the effective time of the merger on a national securities exchange, quoted on the Nasdaq National Market System, or held of record by more than 2,000 shareholders; (c) cash in lieu of fractional shares of stock described in clause (a) or (b) immediately above; or (d) any combination of the shares of stock and cash in lieu of fractional shares described in clauses (a) through (c) immediately above.

SHAREHOLDERS' RIGHTS TO EXAMINE BOOKS AND RECORDS

     UPC. The TBCA provides that a shareholder of a Tennessee corporation may inspect and copy books and records of the corporation during regular business hours, if he or she gives the corporation written notice of his or her demand at least five business days before the date of the inspection. In order to inspect certain records, written demand must also be made in good faith and for a proper purpose and must describe with reasonable particularity the purpose of the request and the records the shareholder desires to inspect.

     Magna. The DGCL similarly provides that a shareholder may inspect books and records upon written demand under oath stating the purpose of the inspection, if such purpose is reasonably related to such person's interest as a shareholder.

DIVIDENDS

     UPC. UPC's ability to pay dividends on UPC Capital Stock is governed by Tennessee corporate law. Under Tennessee corporate law, dividends may be paid so long as the corporation would be able to pay its debts as they become due in the ordinary course of business and the corporation's total assets would not be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution to shareholders whose preferential rights are superior to those receiving the distribution.

     There are various statutory limitations on the ability of the UPC Banking Subsidiaries to pay dividends to UPC. See "CERTAIN REGULATORY
CONSIDERATIONS -- Payment of Dividends."

     Magna. The DGCL provides that, subject to any restrictions in the corporation's certificate of incorporation, dividends may be declared from the corporation's surplus, or, if there is no surplus, from its net profits for the fiscal year in which the dividend is declared and the preceding fiscal year. Dividends may not be declared, however, if the corporation's capital has been diminished to an amount less than the aggregate amount of all capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. Substantially all of the funds available for the payment of dividends by Magna are derived from its subsidiary depository institution. There are various statutory limitations on the ability of Magna's subsidiary depository institution to pay dividends to Magna.

                    COMPARATIVE MARKET PRICES AND DIVIDENDS

     UPC Common Stock is traded on the NYSE under the symbol "UPC," and Magna Common Stock is traded on the NYSE under the symbol "MGR." The following table sets forth, for the indicated periods, the high and low closing sale prices for the UPC Common Stock and Magna Common Stock as reported by the NYSE, and the cash dividends declared per share of UPC Common Stock and Magna Common Stock for the indicated periods. The stock prices do not include retail mark-ups, mark-downs or commissions. Magna Class B Preferred Stock is not traded on any exchange or in the over-the-counter market.

                                                                        UPC                          MAGNA
                                                            ---------------------------   ---------------------------
                                                                                CASH                          CASH
                                                                              DIVIDENDS                     DIVIDENDS
                                                              PRICE RANGE     DECLARED      PRICE RANGE     DECLARED
                                                            ---------------      PER      ---------------      PER
                                                             HIGH     LOW       SHARE      HIGH     LOW       SHARE
                                                            ------   ------   ---------   ------   ------   ---------
1998
    First Quarter.........................................  $67.31   $58.38    $  .50     $60.31   $39.00     $ .28
    Second Quarter (through May 22, 1998).................   61.06    57.94       .50      59.88    55.44       .28
                                                                               ------                         -----
        Total.............................................                     $ 1.00                         $ .56
                                                                               ======                         =====
1997
    First Quarter.........................................  $47.75   $38.38    $ .320     $35.38   $28.50     $ .25
    Second Quarter........................................   52.13    41.25      .375      34.75    28.63       .25
    Third Quarter.........................................   56.50    49.25      .400      41.00    33.19       .25
    Fourth Quarter........................................   67.88    57.00      .400      46.75    37.13       .25
                                                                               ------                         -----
        Total.............................................                     $1.495                         $1.00
                                                                               ======                         =====
1996
    First Quarter.........................................  $31.75   $29.00    $  .27     $24.00   $21.88     $ .22
    Second Quarter........................................   31.25    29.63       .27      24.50    21.75       .22
    Third Quarter.........................................   36.25    28.63       .27      28.13    22.00       .22
    Fourth Quarter........................................   41.38    34.63       .27      31.25    26.00       .22
                                                                               ------                         -----
        Total.............................................                     $ 1.08                         $ .88
                                                                               ======                         =====

     On May 22, 1998, the last sale prices of UPC Common Stock and Magna Common Stock as reported on the NYSE were $58.06 and $55.44 per share, respectively. On February 20, 1998, the last business day prior to public announcement of the Merger, the last sale prices of UPC Common Stock and Magna Common Stock as reported by the NYSE were $63.44 and $46.94 per share, respectively.

     The holders of UPC Common Stock are entitled to receive dividends when and if declared by the Board of Directors out of funds legally available therefor. Although UPC currently intends to continue to pay quarterly cash dividends on the UPC Common Stock, there can be no assurance that UPC's dividend policy will remain unchanged after completion of the Merger. The declaration and payment of dividends thereafter will depend upon business conditions, operating results, capital and reserve requirements, and the UPC Board's consideration of other relevant factors. The Agreement provides that Magna may not declare and pay cash dividends, other than regular quarterly cash dividends on the shares of (i) Magna Common Stock in an amount not to exceed $0.28 per share and (ii) Magna Class B Preferred Stock in an amount not to exceed $0.375 per share. There is no assurance that Magna will pay any dividends at any time, or if it does, the amount of dividends it would declare.

     UPC and Magna are each legal entities separate and distinct from their subsidiaries and their revenues depend in significant part on the payment of dividends and management fees from their respective subsidiary depository institutions. UPC's and Magna's subsidiary depository institutions are subject to certain legal restrictions on the amount of dividends they are permitted to pay. See "CERTAIN REGULATORY CONSIDERATIONS -- Payment of Dividends."

                               BUSINESS OF MAGNA

GENERAL

     Magna, a Delaware corporation, is a bank holding company registered with the Federal Reserve under the BHC Act. As of March 31, 1998, Magna had total consolidated assets of approximately $7.3 billion, total consolidated loans of approximately $4.4 billion, total consolidated deposits of approximately $5.5 billion, and total consolidated shareholders' equity of approximately $611 million.

     Magna currently owns, indirectly, all of the capital stock of Magna Bank, a national banking association which operates 139 community banking locations serving Missouri, Illinois, and Iowa. Magna also owns, indirectly, all of the capital stock of Charter Bank, S. B., an Illinois savings bank which operates from eight community banking locations in Illinois, and certain non-banking subsidiaries, including brokerage and insurance subsidiaries. Based on current deposit share, Magna is the third largest banking institution in the St. Louis metropolitan area and ranks as the 71st largest bank holding company in the United States.

     Magna primarily serves consumers and small- to mid-sized businesses in its markets as a "super community bank" (a banking institution whose business centers on a customer-focused community banking orientation, has cost efficiencies that do not compromise quality, and offers a broad product line that permits a full-service customer relationship).

     The principal executive offices of Magna are located at One Magna Place, 1401 South Brentwood Boulevard, St. Louis, Missouri 63144 and its telephone number at such address is (314) 963-2500. Additional information with respect to Magna and its subsidiaries is included elsewhere herein and in documents incorporated by reference in this Joint Proxy Statement. See "AVAILABLE INFORMATION" and "DOCUMENTS INCORPORATED BY REFERENCE."

RECENT DEVELOPMENTS

     On May 1, 1998, Magna consummated the acquisition of Charter and thereby acquired Charter's subsidiary, Charter Bank, S.B. (the "Charter Acquisition"). At the time of the consummation of the Charter Acquisition, Charter had total assets of approximately $406 million, total deposits of approximately $309 million, and total shareholders' equity of approximately $67 million. The Charter Acquisition was accounted for as a purchase.

                                BUSINESS OF UPC

GENERAL

     UPC, a Tennessee corporation, is a bank holding company registered with the Federal Reserve under the BHC Act. As of March 31, 1998, UPC had total consolidated assets of approximately $18.4 billion, total consolidated loans of approximately $12.7 billion, total consolidated deposits of approximately $13.6 billion, and total consolidated shareholders' equity of approximately $1.8 billion.

     UPC conducts its business activities through its principal bank subsidiary, the $15.7 billion asset Union Planters Bank, founded in 1869, headquartered in Memphis, Tennessee, with branches in Alabama, Arkansas, Kentucky, Louisiana, Mississippi, Missouri, and Tennessee. UPC also had, as of March 31, 1998, six other financial institution subsidiaries, the largest of which being Union Planters Bank of Florida, Miami, Florida, which had total consolidated assets as of March 31, 1998 of approximately $2.2 billion. UPC undertook a corporate reorganization plan in the fourth quarter of 1997, the primary purpose of which was to consolidate substantially all of its bank subsidiaries into UPBNA. It is likely that UPC will continue to consolidate its various bank subsidiaries into UPBNA in the future, to the extent allowed by law. Through the UPC Banking Subsidiaries, UPC provides a diversified range of financial services in the communities in which it operates and maintains approximately 518 banking offices and 676 ATMs. UPC's total deposits at March 31, 1998 are allocable by state to its banking offices (before consolidating adjustments) approximately as follows:
$6.7 billion in Tennessee; $2.9 billion in Mississippi; $1.3 billion in Florida; $1.2 billion in Missouri; $596 million in Arkansas; $598 million in Louisiana; $412 million in Alabama; and $103 million in Kentucky.

     Acquisitions have been, and are expected to continue to be, an important part of the expansion of UPC's business. UPC completed three acquisitions in 1995, seven in 1996, seven in 1997 and two in 1998, adding approximately $1.3 billion in total assets in 1995, $4.2 billion in 1996, $3.6 in 1997, $520 in 1998. UPC is currently a party to definitive agreements to acquire ten financial institutions, not including Magna, and to the agreement relating to the CalFed Branch Purchase, all of which had aggregate total assets of approximately $5.5 billion at December 31, 1997. For information with respect to these acquisitions see "-- Recent Developments."

     UPC expects to continue to take advantage of the consolidation of the financial services industry by further developing its franchise through the acquisition of financial institutions and other entities engaged in lines of business permissible for banks and bank holding companies. Future acquisitions may entail the payment by UPC of consideration in excess of the book value of the underlying net assets acquired, may result in the issuance of additional shares of UPC capital stock or the incurring of additional indebtedness by UPC, and could have a dilutive effect on the earnings or book value per share of UPC Common Stock. Moreover, significant charges against earnings are sometimes required incidental to acquisitions. For a discussion of UPC's acquisition program, including a discussion of the significant charges UPC has incurred over the past three fiscal years incidental to acquisitions, see the caption "Acquisitions" (on page 10) in UPC's Annual Report to Shareholders and Note 2 to UPC's audited consolidated financial statements for the years ended December 31, 1997, 1996, and 1995 (on pages 49 and 50) contained in such Annual Report to Shareholders. UPC's Annual Report to Shareholders is included as Exhibit 13 to the UPC 1997 Form 10-K and Exhibit 13 is incorporated by reference herein to the extent indicated herein.

     The principal executive offices of UPC are located at 7130 Goodlett Farms Parkway, Memphis, Tennessee 38018, and its telephone number at such address is
(901) 580-6000. Additional information with respect to UPC and its subsidiaries is included in documents incorporated by reference in this Joint Proxy Statement. See "AVAILABLE INFORMATION" and "DOCUMENTS INCORPORATED BY REFERENCE."

RECENT DEVELOPMENTS

     Recently Completed Acquisitions. Since December 31, 1997, UPC has completed the acquisitions of two institutions (the "Recently Completed Acquisitions").

                                                        ASSET SIZE
                     INSTITUTION                       (IN MILLIONS)   TYPE OF CONSIDERATION
                     -----------                       -------------   ---------------------
Sho-Me Financial Corp, Mt. Vernon, Missouri, and its       $374        1,153,459 shares
  subsidiary, 1st Savings Bank, f.s.b.,                                  of UPC Common Stock
  Mt. Vernon, Missouri
Security Bancshares, Inc., Des Arc, Arkansas and its        146        490,821 shares
  subsidiaries, Farmers & Merchants Bank, Des Arc,                       of UPC Common Stock
  Arkansas and Merchants & Farmers Bank,
  West Helena, Arkansas
                                                           ----
          Total                                            $520
                                                           ====

     Other Pending Acquisitions. UPC has entered into definitive agreements to acquire the following financial institutions in addition to Magna (collectively, the "Other Pending Acquisitions" and, together with the Recently Completed Acquisitions, the "Other Acquisitions") which UPC's management considers probable of consummation and which are expected to close in 1998. In addition to the pending acquisitions of the following institutions, Magna has recently completed the Charter Acquisition, as described under "BUSINESS OF
MAGNA -- Recent Developments." For purposes of this Joint Proxy Statement, including the pro forma financial information included herein, the term "Other Pending Acquisitions" includes the Charter Acquisition.

                                     ASSET SIZE                                        PROJECTED
          INSTITUTION             (IN MILLIONS)(1)      TYPE OF CONSIDERATION(2)      CLOSING DATE
          -----------             ----------------   ------------------------------  --------------
Peoples First Corporation,             $1,493        Approximately 6,338,000 shares  Third Quarter
  Paducah, Kentucky and its                          of UPC Common Stock                  1998
  subsidiaries, including
  Peoples First National Bank,
  Paducah, Kentucky
Purchase of 24 branches and             1,465        $110 million deposit            Third Quarter
  assumption of $1.5 billion of                      premium in cash                      1998
  deposit liabilities of
  California Federal Bank in
  Florida ("CalFed Branch
  Purchase")
AMBANC Corp., Vincennes,                  734        Approximately 3,398,000 shares  Third Quarter
  Indiana, and its subsidiaries,                     of UPC Common Stock                  1998
  AMBANC Illinois, N.A., AMBANC
  Indiana, and American National
  Realty Corp.
Merchants Bancshares, Inc.,               552        Approximately 1,952,000 shares  Third Quarter
  Houston, Texas, and its                            of UPC Common Stock                  1998
  subsidiary, Merchants Bank,
  Houston, Texas
Transflorida Bank, Boca Raton,            318        Approximately 1,655,000 shares  Third Quarter
  Florida                                            of UPC Common stock                  1998
CB & T, Inc., McMinnville,                271        Approximately 1,450,000 shares  Third Quarter
  Tennessee, and its subsidiary,                     of UPC Common Stock                  1998
  City Bank & Trust Company,
  McMinnville, Tennessee
Capital Savings Bancorp, Inc.,            232        Approximately 801,000 shares    Third Quarter
  Jefferson City, Missouri, and                      of UPC Common Stock                  1998
  its subsidiary, Capital
  Savings Bank, FSB, Jefferson
  City, Missouri
First National Bancshares of              217        Approximately 836,000 shares    Third Quarter
  Wetumpka, Inc., Wetumpka,                          of UPC Common Stock                  1998
  Alabama, and its subsidiary,
  First National Bank, Wetumpka,
  Alabama
Alvin Bancshares, Inc., Alvin,            121        Approximately 425,000 shares    Third Quarter
  Texas, and its subsidiary,                         of UPC Common Stock                  1998
  Alvin State Bank, Alvin, Texas
First Community Bancshares,                41        Approximately 129,000 shares    Third Quarter
  Inc., Middleton, TN, and its                       of UPC Common Stock                  1998
  subsidiary, Bank of Middleton,
  Middleton, Tennessee
Duck Hill Bank, Duck Hill,                 20        Approximately 42,000 shares of  Third Quarter
  Mississippi                                        UPC Common Stock                     1998
                                       ------
          Totals                       $5,464
                                       ======

---------------
(1) Approximate total assets at March 31, 1998.

(2) Assumes no adjustment to shares pursuant to exchange ratio adjustment mechanisms.

     Earnings Considerations Related to the Merger and the Other Pending Acquisitions. It is expected that either UPC or the institutions to be acquired in connection with the Merger and the Other Pending Acquisitions will incur charges arising from such acquisitions and from the assimilation of those institutions into the UPC organization. Most of the charges are expected to relate to the Magna and the Peoples acquisitions. Anticipated charges would normally arise from matters such as, but not limited to: (i) legal, accounting, financial advisory and consulting fees; (ii) payment of contractual benefits triggered by a change of control, early retirement and involuntary separation and related benefits; (iii) costs associated with elimination of duplicate facilities and branch consolidations; (iv) data processing charges; (v) cancellation of vendor contracts; and (vi) other contingencies and similar costs which normally arise from the consolidation of operational activities.

     For a discussion of the significant charges UPC has incurred over the past three years incidental to its acquisition program, see the caption "Acquisitions" (on page 10) in UPC's Annual Report to Shareholders. UPC's Annual Report to Shareholders is included as Exhibit 13 to UPC's 1997 Form 10-K and
Exhibit 13 is incorporated by reference herein to the extent indicated herein.

     The Merger and the Other Pending Acquisitions, with the exception of the Duck Hill Bank, the Charter Acquisition, and the CalFed Branch Purchase each of which is expected to be accounted for as a purchase, are expected to be accounted for as a pooling of interests. UPC currently estimates incurring aggregate charges in the range of $100 million to $115 million (approximately $91 million related to Magna) before taxes in connection with the consummation of the Merger and the Other Pending Acquisitions. On an after tax basis these charges are estimated in the range of $75 million to $80 million (approximately $61 million related to Magna). To the extent that UPC's recognition of these acquisition-related charges is contingent upon consummation of a particular transaction, those charges would be recognized in the period in which such transaction closes. The pro forma impact of these charges are included in the pro forma balance sheet information included in this Joint Proxy Statement. See "Summary -- Historical and Pro Forma Per Share Data," "Selected Pro Forma Consolidated Data for UPC," and "Pro Forma Condensed Consolidated Financial Information."

     The range of anticipated charges to be incurred in connection with consummating the Merger and the Other Pending Acquisitions is a preliminary estimate of the significant charges which may, in the aggregate, be required and should be viewed accordingly. The charges are reflected in the pro forma consolidated balance sheet. Moreover, this range has been based on the due diligence that has been performed to date in connection with the Merger and the Other Pending Acquisitions and the range may be subject to change and the actual charges incurred may be higher or lower than what is currently contemplated, once those institutions are assimilated from an operational perspective and various contingencies are either satisfied or eliminated. Furthermore, the range of anticipated charges will change if additional entities are acquired. UPC regularly evaluates the potential acquisition of, and holds discussions with, various potential acquisition candidates. As a general rule, UPC will publicly announce such acquisitions only after a definitive agreement has been reached, and only then if UPC considers the acquisition to be of such a size as to be a significant acquisition. Since the range of anticipated acquisition related charges is likely to change with additional acquisitions, and since UPC regularly engages in acquisitions, such range could change, and Magna's shareholders should view such information accordingly.

     It is preliminarily estimated that overhead expenses for the combined operations of UPC and Magna for 1999 can be reduced following the Merger. The savings are expected to be derived from the consolidation of Magna Bank with UPBNA following the acquisition. Savings are likely to result from combined operation of functions such as accounting, data processing, mortgage servicing, trust operation, item processing, credit administration, and other "back office" operations. Additionally, UPC expects some revenue enhancements to result from the combined entities. It is currently estimated that combined cost savings and revenue enhancements in the range of approximately $66 million to $74 million on a pre tax basis (approximately $40 million to $45 million after tax) will result after the Merger. This estimate is based on management's best estimate at this point in time. Actual savings may be more or less than the projections due to changes in decisions or other factors critical to the overall realization of these savings. Management also expects some cost savings and revenue enhancements related to the other acquisitions but those amounts have not been quantified. The estimated savings are not reflected in any of the pro forma information in this Joint Proxy Statement.

             PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

     The following tables contain unaudited pro forma condensed consolidated financial statements including a balance sheet as of March 31, 1998 and statements of earnings for the three months ended March 31, 1998 and for the years ended December 31, 1997, 1996, and 1995. These statements present on a pro forma basis historical results for (i) UPC for all periods, (ii) UPC and Magna for all periods, (iii) UPC, Magna, and the Other Acquisitions for the three months ended March 31, 1998 and for the year ended December 31, 1997, and (iv) UPC, Magna, Peoples, AMBANC, and Merchants for the years ended December 31, 1996 and 1995 (see "BUSINESS OF MAGNA -- Recent Developments" and "BUSINESS OF
UPC -- Recent Developments -- Other Pending Acquisitions").

     The Merger and all but four of the Other Acquisitions, are expected to be accounted for using the pooling of interests method of accounting. The pro forma information as of March 31, 1998 and the three months ended March 31, 1998 and for the year ended December 31, 1997, reflect the acquisition of Magna and the Other Acquisitions as of January 1, 1997. The pro forma information for the years ended December 31, 1996 and 1995, reflect only the acquisition of Magna, Peoples, AMBANC, and Merchants, because the Other Acquisitions (other than Peoples, AMBANC, and Merchants) are not individually or in the aggregate, considered material to UPC from a financial statement presentation standpoint. Furthermore, the pro forma impact of the CalFed Branch Purchase on the pro forma statement of earnings for each of the three years presented has been excluded due to the lack of information available for operation of the branches on a historical basis. Pro forma financial information are presented for information purposes only and are not necessarily indicative of the results of operations or combined financial position that would have resulted had the Merger or the Other Acquisitions been consummated at the dates or during the periods indicated, nor are they necessarily indicative of future results of operations or combined financial position. The pro forma balance sheet reflects preliminary estimates by UPC of acquisition-related charges to be incurred in connection with consummation of the Merger and the Other Acquisitions; however, the statements of earnings do not reflect these charges. For additional information with respect to the estimated charges UPC anticipates it would incur in connection with the Merger and the Other Acquisitions, see "BUSINESS OF UPC -- Recent Developments." For a discussion of UPC's acquisition program, including a discussion of the significant charges UPC has incurred incidental to acquisitions over the past three fiscal years, see the caption "Acquisitions" (on page 10) in UPC's 1997 Annual Report to Shareholders and Note 2 to UPC's audited consolidated financial statements for the years ended December 31, 1997, 1996, and 1995 (on pages 49 and 50) contained in such UPC 1997 Annual Report to Shareholders. UPC's 1997 Annual Report to Shareholders is included as Exhibit 13 to UPC's 1997 Form 10-K, and Exhibit 13 is incorporated by reference herein to the extent indicated herein. See "DOCUMENTS INCORPORATED BY REFERENCE."

     The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the consolidated historical financial statements of UPC and Magna which are incorporated by reference herein. Pro forma results are not necessarily indicative of future operating results.

                  UNION PLANTERS CORPORATION AND SUBSIDIARIES

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                                 MARCH 31, 1998

                                                                                                              UPC,
                                                                                                             MAGNA,
                                                                                                UPC           AND
                                                                               PRO FORMA        AND          OTHER
                                                       UPC         MAGNA      ADJUSTMENTS      MAGNA      ACQUISITIONS
                                                   -----------   ----------   -----------   -----------   ------------
                                                                         (DOLLARS IN THOUSANDS)
ASSETS
Cash and due from banks..........................  $   660,528   $  220,317                 $   880,845   $ 1,008,839
Interest-bearing deposits at financial
  institutions...................................       20,425           --                      20,425        49,640
Federal funds sold and securities purchased under
  agreements to resell...........................      309,415       95,126                     404,541       545,801
Trading account assets...........................      163,698           --                     163,698       163,698
Loans held for resale............................      253,021           --                     253,021       259,017
Investment securities............................    3,287,664    2,239,113                   5,526,777     7,812,071
Loans............................................   12,754,653    4,379,021                  17,133,674    20,272,013
    Less:  Unearned income.......................      (26,994)         (93)                    (27,087)      (34,152)
          Allowance for losses on loans..........     (223,837)     (59,928)          --       (283,765)     (320,107)
                                                   -----------   ----------    ---------    -----------   -----------
    Net loans....................................   12,503,822    4,319,000                  16,822,822    19,917,754
Premises and equipment                                 338,799      117,253                     456,052       534,387
Accrued interest receivable......................      196,595       46,523                     243,118       279,665
FHA/VA claims receivable.........................      138,626           --                     138,626       138,626
Mortgage servicing rights........................       98,089        1,237                      99,326        99,832
Goodwill and other intangibles...................       78,927      120,951                     199,878       375,339
Other assets.....................................      364,005       91,098       29,060(b)     484,163       519,252
                                                   -----------   ----------    ---------    -----------   -----------
        Total assets.............................  $18,413,614   $7,250,618    $  29,060    $25,693,292   $31,703,921
                                                   ===========   ==========    =========    ===========   ===========
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits
    Noninterest-bearing..........................  $ 2,290,776   $  641,300                 $ 2,932,076   $ 3,781,318
    Certificates of deposit of $100,000 and
      over.......................................    1,417,728      932,141                   2,349,869     2,854,920
    Other interest-bearing.......................    9,872,723    3,973,247                  13,845,970    17,696,215
                                                   -----------   ----------    ---------    -----------   -----------
        Total deposits...........................   13,581,227    5,546,688           --     19,127,915    24,332,453
Short-term borrowings............................      442,051      891,706                   1,333,757     1,365,605
Short- and medium-term bank notes................      135,000           --                     135,000       139,743
Federal Home Loan Bank advances..................      846,291      106,370                     952,661     1,215,073
Other long-term debt.............................    1,022,644        9,513                   1,032,157     1,037,766
Accrued interest, expenses and taxes.............      182,422       76,604       90,511(b)     349,537       406,185
Other liabilities................................      394,537        8,759                     403,296       410,918
                                                   -----------   ----------    ---------    -----------   -----------
        Total liabilities........................   16,604,172    6,639,640       90,511     23,334,323    28,907,743
                                                   -----------   ----------    ---------    -----------   -----------
Shareholders' equity
    Convertible preferred stock..................       36,972           40                      37,012        37,012
    Common stock                                       419,326       68,075       89,631(a)     577,032       662,544
    Additional paid-in capital...................      272,157      343,601     (150,257)(a)    457,905       580,938
                                                                                  (7,596)(b)
    Retained earnings............................    1,060,029      267,982      (61,451)(b)  1,266,560     1,489,763
    Treasury stock...............................           --      (60,626)      60,626(a)         --             --
    Unearned compensation........................       (9,550)      (7,596)       7,596(b)      (9,550)      (10,021)
    Net unrealized gain on available for sale
      securities.................................       30,508         (498)          --         30,010        35,942
                                                   -----------   ----------    ---------    -----------   -----------
        Total shareholders' equity...............    1,809,442      610,978      (61,451)     2,358,969     2,796,178
                                                   -----------   ----------    ---------    -----------   -----------
        Total liabilities and shareholders'
          equity.................................  $18,413,614   $7,250,618    $  29,060    $25,693,292   $31,703,921
                                                   ===========   ==========    =========    ===========   ===========

(a) Issuance of shares to acquire Magna (32,563,752 Magna shares outstanding times the Exchange Ratio of .9686 equals 31,541,250 shares of UPC Common Stock to be issued).

(b) Merger related charges -- see "Business of UPC -- Recent
     Developments -- Earnings Considerations Related to the Merger and the Other Pending Acquisitions."

                  UNION PLANTERS CORPORATION AND SUBSIDIARIES
             UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF EARNINGS
                   FOR THE THREE MONTHS ENDED MARCH 31, 1998

                                                                                         UPC, MAGNA,
                                                                             UPC             AND
                                                                             AND            OTHER
                                                             UPC            MAGNA        ACQUISITIONS
                                                        -------------   -------------   --------------
                                                        (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Interest income
  Interest and fees on loans..........................   $   292,160     $   388,325      $   465,341
  Interest on investment securities
     Taxable..........................................        41,475          69,870           83,000
     Tax-exempt.......................................         7,066          10,836           13,777
  Interest on deposits at financial institutions......           424             470              735
  Interest on federal funds sold and securities
     purchased under agreements to resell.............         2,710           4,837            6,387
  Interest on trading account assets..................         3,020           3,020            3,020
  Interest on loans held for resale...................         2,280           2,280            2,383
                                                         -----------     -----------      -----------
     Total interest income............................       349,135         479,638          574,643
                                                         -----------     -----------      -----------
Interest expense
  Interest on deposits................................       124,085         179,549          221,207
  Interest on short-term borrowings...................         6,016          17,237           21,987
  Interest on long-term debt..........................        28,327          29,936           30,779
                                                         -----------     -----------      -----------
     Total interest expense...........................       158,428         226,722          273,973
                                                         -----------     -----------      -----------
     Net interest income..............................       190,707         252,916          300,670
Provision for losses on loans.........................        17,909          21,459           24,775
                                                         -----------     -----------      -----------
     Net interest income after provision for losses on
       loans..........................................       172,798         231,457          275,895
Noninterest income
  Service charges on deposit accounts.................        25,746          32,074           36,435
  Mortgage servicing income...........................        16,191          16,453           16,890
  Bank card income....................................         7,498           9,426            9,641
  Factoring commissions...............................         7,304           7,304            7,304
  Trust service income................................         2,407           5,723            6,381
  Profits and commissions from trading activities.....         1,847           1,848            1,848
  Investment securities gains.........................         5,215           5,811            6,552
  Other income........................................        29,510          41,058           43,559
                                                         -----------     -----------      -----------
     Total noninterest income.........................        95,718         119,697          128,610
Noninterest expense
  Salaries and employee benefits......................        73,230          96,595          113,940
  Net occupancy expense...............................        10,644          15,473           18,137
  Equipment expense...................................        10,997          13,694           16,052
  Other expense.......................................        58,753          77,892           90,669
                                                         -----------     -----------      -----------
     Total noninterest expense........................       153,624         203,654          238,798
                                                         -----------     -----------      -----------
     Earnings before income taxes.....................       114,892         147,500          165,707
  Applicable income taxes.............................        40,320          52,417           59,139
                                                         -----------     -----------      -----------
     Net earnings.....................................   $    74,572     $    95,083      $   106,568
                                                         ===========     ===========      ===========
Earnings per common share
  Basic...............................................   $       .89     $       .82      $       .80
  Diluted.............................................           .86             .79              .78
Weighted average shares outstanding (in thousands)
  Basic...............................................        83,379         114,868          131,931
  Diluted.............................................        86,974         120,157          137,409

                  UNION PLANTERS CORPORATION AND SUBSIDIARIES

             UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF EARNINGS
                      FOR THE YEAR ENDED DECEMBER 31, 1997

                                                                                             UPC, MAGNA,
                                                                                UPC              AND
                                                                                AND             OTHER
                                                                UPC            MAGNA        ACQUISITIONS
                                                           -------------   -------------   ---------------
                                                            (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Interest income
     Interest and fees on loans..........................   $1,165,925      $1,536,829       $1,839,742
     Interest on investment securities
          Taxable........................................      187,221         290,351          343,598
          Tax-exempt.....................................       29,032          40,516           52,133
     Interest on deposits at financial institutions......        2,627           2,627            3,179
     Interest on federal funds sold and securities
       purchased under agreements to resell..............        9,114          13,760           18,554
     Interest on trading account assets..................       14,956          14,956           14,956
     Interest on loans held for resale...................        7,819           7,819            7,982
                                                            ----------      ----------       ----------
               Total interest income.....................    1,416,694       1,906,858        2,280,144
                                                            ----------      ----------       ----------
Interest expense
     Interest on deposits................................      494,517         698,778          860,526
     Interest on short-term borrowings...................       41,280          81,980          104,620
     Interest on long-term debt..........................      110,512         116,687          120,184
                                                            ----------      ----------       ----------
               Total interest expense....................      646,309         897,445        1,085,330
                                                            ----------      ----------       ----------
               Net interest income.......................      770,385       1,009,413        1,194,814
Provision for losses on loans............................      113,633         142,580          154,163
                                                            ----------      ----------       ----------
               Net interest income after provision for
                 losses on loans.........................      656,752         866,833        1,040,651
Noninterest income
     Service charges on deposit accounts.................      107,248         133,352          151,454
     Mortgage servicing income...........................       57,265          57,265           58,051
     Bank card income....................................       31,317          38,544           39,239
     Factoring commissions...............................       30,140          30,140           30,140
     Trust service income................................        9,020          21,663           24,355
     Profits and commissions from trading activities.....        7,295           7,295            7,295
     Investment securities gains.........................        2,104           4,688            5,481
     Other income........................................      117,221         139,945          153,075
                                                            ----------      ----------       ----------
               Total noninterest income..................      361,610         432,892          469,090
                                                            ----------      ----------       ----------
Noninterest expense
     Salaries and employee benefits......................      284,648         372,959          440,212
     Net occupancy expense...............................       44,813          64,140           73,676
     Equipment expense...................................       43,812          53,579           62,466
     Other expense.......................................      324,431         379,663          430,225
                                                            ----------      ----------       ----------
               Total noninterest expense.................      697,704         870,341        1,006,579
                                                            ----------      ----------       ----------
               Earnings before income taxes..............      320,658         429,384          503,162
Applicable income taxes..................................      111,897         147,948          173,787
                                                            ----------      ----------       ----------
               Net earnings..............................   $  208,761      $  281,436       $  329,375
                                                            ==========      ==========       ==========
Earnings per common share
     Basic...............................................   $     2.54      $     2.48       $     2.52
     Diluted.............................................         2.45            2.40             2.45
Weighted average shares outstanding (in thousands)
     Basic...............................................       80,336         111,418          128,555
     Diluted.............................................       85,195         117,884          135,180

                  UNION PLANTERS CORPORATION AND SUBSIDIARIES

             UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF EARNINGS
                      FOR THE YEAR ENDED DECEMBER 31, 1996

                                                                         UPC          UPC, MAGNA,
                                                                         AND       PEOPLES, AMBANC,
                                                           UPC          MAGNA        AND MERCHANTS
                                                       -----------   -----------   -----------------
                                                       (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Interest income
     Interest and fees on loans......................  $1,095,148    $1,380,299       $1,535,342
     Interest on investment securities
          Taxable....................................     247,716       340,745          372,233
          Tax-exempt.................................      30,839        37,980           45,560
     Interest on deposits at financial
       institutions..................................       1,593         1,593            1,910
     Interest on federal funds sold and securities
       purchased under agreements to resell..........      16,948        19,462           21,664
     Interest on trading account assets..............      13,895        13,895           13,895
     Interest on loans held for resale...............       6,852         6,852            7,241
                                                       ----------    ----------       ----------
               Total interest income.................   1,412,991     1,800,826        1,997,845
                                                       ----------    ----------       ----------
Interest expense
     Interest on deposits............................     512,668       670,856          755,680
     Interest on short-term borrowings...............      64,689        93,501          100,543
     Interest on long-term debt......................      90,782        97,530           97,680
                                                       ----------    ----------       ----------
               Total interest expense................     668,139       861,887          953,903
                                                       ----------    ----------       ----------
               Net interest income...................     744,852       938,939        1,043,942
Provision for losses on loans........................      68,948        79,228           84,198
                                                       ----------    ----------       ----------
               Net interest income after provision
                 for losses on loans.................     675,904       859,711          959,744
Noninterest income
     Service charges on deposit accounts.............     107,535       130,978          141,119
     Mortgage servicing income.......................      63,003        63,003           63,003
     Bank card income................................      24,975        30,988           31,636
     Factoring commissions...........................      26,066        26,066           26,066
     Trust service income............................      10,130        19,512           21,496
     Profits and commissions from trading
       activities....................................       5,765         5,765            5,765
     Investment securities gains.....................       4,099         4,916            4,942
     Other income....................................      78,929        89,632           94,739
                                                       ----------    ----------       ----------
               Total noninterest income..............     320,502       370,860          388,766
                                                       ----------    ----------       ----------
Noninterest expense
     Salaries and employee benefits..................     282,726       351,868          388,972
     Net occupancy expense...........................      47,215        65,195           70,142
     Equipment expense...............................      44,418        53,149           60,704
     Other expense...................................     357,458       399,991          422,915
                                                       ----------    ----------       ----------
               Total noninterest expense.............     731,817       870,203          942,733
                                                       ----------    ----------       ----------
               Earnings before income taxes..........     264,589       360,368          405,777
Applicable income taxes..............................      93,115       125,755          139,649
                                                       ----------    ----------       ----------
               Net earnings..........................  $  171,474    $  234,613       $  266,128
                                                       ==========    ==========       ==========
Earnings per common share
     Basic...........................................  $     2.13    $     2.18       $     2.24
     Diluted.........................................        2.05          2.11             2.17
Weighted average shares outstanding (in thousands)
     Basic...........................................      77,240       104,539          115,726
     Diluted.........................................      83,542       112,425          123,714

                  UNION PLANTERS CORPORATION AND SUBSIDIARIES

             UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF EARNINGS
                      FOR THE YEAR ENDED DECEMBER 31, 1995

                                                                         UPC          UPC, MAGNA,
                                                                         AND       PEOPLES, AMBANC,
                                                           UPC          MAGNA        AND MERCHANTS
                                                       -----------   -----------   -----------------
                                                       (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Interest income
     Interest and fees on loans......................  $  986,230    $1,252,376       $1,388,252
     Interest on investment securities
          Taxable....................................     202,890       274,743          304,771
          Tax-exempt.................................      32,400        39,666           47,200
     Interest on deposits at financial
       institutions..................................       5,284         5,284            6,153
     Interest on federal funds sold and securities
       purchased under agreements to resell..........      19,965        21,868           24,547
     Interest on trading account assets..............      14,191        14,191           14,191
     Interest on loans held for resale...............       4,858         4,858            5,184
                                                       ----------    ----------       ----------
               Total interest income.................   1,265,818     1,612,986        1,790,298
                                                       ----------    ----------       ----------
Interest expense
     Interest on deposits............................     478,641       616,666          695,224
     Interest on short-term borrowings...............      44,492        64,725           70,706
     Interest on long-term debt......................      73,234        79,293           79,674
                                                       ----------    ----------       ----------
               Total interest expense................     596,367       760,684          845,604
                                                       ----------    ----------       ----------
               Net interest income...................     669,451       852,302          944,694
Provision for losses on loans........................      33,917        43,909           47,393
                                                       ----------    ----------       ----------
               Net interest income after provision
                 for losses on loans.................     635,534       808,393          897,301
Noninterest income
     Service charges on deposit accounts.............     102,932       125,419          134,243
     Mortgage servicing income.......................      55,903        55,903           55,903
     Bank card income................................      20,758        26,559           27,124
     Factoring commissions...........................      19,519        19,519           19,519
     Trust service income............................       8,326        16,964           18,786
     Profits and commissions from trading
       activities....................................      12,362        12,362           12,362
     Investment securities gains.....................       1,433         1,789            2,008
     Other income....................................      72,477        83,058           87,381
                                                       ----------    ----------       ----------
               Total noninterest income..............     293,710       341,573          357,326
                                                       ----------    ----------       ----------
Noninterest expense
     Salaries and employee benefits..................     264,663       337,656          371,136
     Net occupancy expense...........................      44,061        61,738           66,224
     Equipment expense...............................      42,251        51,218           57,289
     Other expense...................................     256,214       302,794          324,295
                                                       ----------    ----------       ----------
               Total noninterest expense.............     607,189       753,406          818,944
                                                       ----------    ----------       ----------
               Earnings before income taxes..........     322,055       396,560          435,683
Applicable income taxes..............................     110,799       134,082          145,486
                                                       ----------    ----------       ----------
               Net earnings..........................  $  211,256    $  262,478       $  290,197
                                                       ==========    ==========       ==========
Earnings per common share
     Basic...........................................  $     2.79    $     2.56       $     2.56
     Diluted.........................................        2.66          2.46             2.46
Weighted average shares outstanding (in thousands)
     Basic...........................................      72,512        99,346          110,196
     Diluted.........................................      78,798       106,632          117,604

                       CERTAIN REGULATORY CONSIDERATIONS

     The following discussion sets forth certain of the material elements of the regulatory framework applicable to banks and bank holding companies and provides certain specific information related to UPC. A more complete discussion is included in the UPC 1997 Form 10-K. Information relating to Magna is included in the Magna 1997 Form 10-K. See "AVAILABLE INFORMATION" and "DOCUMENTS INCORPORATED BY REFERENCE."

GENERAL

     UPC is a bank holding company registered with the Federal Reserve under the BHC Act. As such, UPC and its non-bank subsidiaries are subject to the supervision, examination, and reporting requirements of the BHC Act and the regulations of the Federal Reserve.

     The BHC Act requires every bank holding company to obtain the prior approval of the Federal Reserve before: (i) it may acquire direct or indirect ownership or control of any voting shares of any bank if, after such acquisition, the bank holding company will directly or indirectly own or control more than 5% of the voting shares of the bank; (ii) it or any of its subsidiaries, other than a bank, may acquire all or substantially all of the assets of any bank; or (iii) it may merge or consolidate with any other bank holding company.

     The BHC Act further provides that the Federal Reserve may not approve any transaction that would result in a monopoly or would be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any section of the United States, or the effect of which may be substantially to lessen competition or to tend to create a monopoly in any section of the country, or that in any other manner would be in restraint of trade, unless the anticompetitive effects of the proposed transaction are clearly outweighed by the public interest in meeting the convenience and needs of the community to be served. The Federal Reserve is also required to consider the financial and managerial resources and future prospects of the bank holding companies and banks concerned and the convenience and needs of the community to be served. Consideration of financial resources generally focuses on capital adequacy which is discussed below, and consideration of convenience and needs issues includes the parties' performance under the Community Reinvestment Act of 1977.

     The BHC Act, as amended by the interstate banking provisions of the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 ("Interstate Banking Act"), which became effective in September 1995, repealed the prior statutory restrictions on interstate acquisitions of banks by bank holding companies, such that UPC and any other bank holding company located in Tennessee may now acquire a bank located in any other state, and any bank holding company located outside Tennessee may lawfully acquire any Tennessee-based bank, regardless of state law to the contrary, in either case subject to certain deposit-percentage limitations, aging requirements, and other restrictions. The Interstate Banking Act also generally provides that, after June 1, 1997, national and state-chartered banks may branch interstate through acquisitions of banks in other states. By adopting legislation prior to that date, a state has the ability either to "opt in" and accelerate the date after which interstate branching is permissible or "opt out" and prohibit interstate branching altogether. None of the states in which the banking subsidiaries of UPC are currently located or intends to be located through an Other Pending Acquisition (other than Texas, which elected to opt-out pursuant to legislation that expires September 2, 1999), has either moved up the date after which interstate branching will be permissible or "opted out." UPC utilized the provisions of the Interstate Banking Act at the end of 1997 to merge substantially all of UPC's Banking Subsidiaries with and into UPBNA. As a result of such consolidation, UPBNA is now a multi-state national bank with branches in Alabama, Arkansas, Kentucky, Louisiana, Mississippi, Missouri, and Tennessee.

     The BHC Act generally prohibits UPC from engaging in activities other than banking or managing or controlling banks or other permissible subsidiaries and from acquiring or retaining direct or indirect control of any company engaged in any activities other than those activities determined by the Federal Reserve to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. In determining whether a particular activity is permissible, the Federal Reserve must consider whether the performance of such an activity reasonably can be expected to produce benefits to the public, such as greater convenience, increased competition, or gains in efficiency, that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest, or unsound banking practices. For example, factoring accounts receivable, acquiring or servicing loans, leasing personal property, conducting discount securities brokerage activities, performing certain data processing services, acting as agent or broker in selling credit life insurance and certain other types of insurance in connection with credit transactions, and performing certain insurance underwriting activities all have been determined by the Federal Reserve to be permissible activities of bank holding companies. The BHC Act does not place territorial limitations on permissible nonbanking activities of bank holding companies. Despite prior approval, the Federal Reserve has the power to order a holding company or its subsidiaries to terminate any activity or to terminate its ownership or control of any subsidiary when it has reasonable cause to believe that continuation of such activity or such ownership or control constitutes a serious risk to the financial safety, soundness, or stability of any bank subsidiary of that bank holding company.

     Each of the UPC Banking Subsidiaries is a member of the Federal Deposit Insurance Corporation ("FDIC"), and as such, its deposits are insured by the FDIC to the extent provided by law. Each such subsidiary is also subject to numerous state and federal statutes and regulations that affect is business, activities, and operations, and each is supervised and examined by one or more state or federal bank regulatory agencies.

     The regulatory agencies having supervisory jurisdiction over the respective subsidiary institutions of UPC and Magna (the FDIC and the applicable state authority in the case of state-chartered nonmember banks, the Office of Thrift Supervision ("OTS") in the case of federally chartered thrift institutions, the Federal Reserve in the case of state-chartered member banks, and the Office of the Comptroller of the Currency ("OCC") in the case of national banks) regularly examine the operations of such institutions and have authority to approve or disapprove mergers, consolidations, the establishment of branches, and similar corporate actions. The federal and state banking regulators also have the power to prevent the continuance or development of unsafe or unsound banking practices or other violations of law.

PAYMENT OF DIVIDENDS

     UPC is a legal entity separate and distinct from its banking and other subsidiaries. The principal sources of cash flow of UPC, including cash flow to pay dividends to its shareholders, are dividends from its subsidiary depository institutions. There are statutory and regulatory limitations on the payment of dividends by these subsidiary depository institutions to UPC and Magna, as well as by UPC and Magna to their shareholders.

     As to the payment of dividends, each of UPC's state-chartered banking subsidiaries is subject to the respective laws and regulations of the state in which such bank is located, and to the regulations of the bank's primary federal regulator. UPBNA is subject to the regulations of the OCC.

     If, in the opinion of the federal banking regulator, a depository institution under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice (which, depending on the financial condition of the depository institution, could include the payment of dividends), such agency may require, after notice and hearing, that such institution cease and desist from such practice. The federal banking agencies have indicated that paying dividends that deplete a depository institution's capital base to an inadequate level would be an unsafe and unsound banking practice. Under the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), a depository institution may not pay any dividend if payment would cause it to become undercapitalized or if it already is undercapitalized. See "-- Prompt Corrective Action." Moreover, the federal agencies have issued policy statements that provide that bank holding companies and insured banks should generally only pay dividends out of current operating earnings.

     At March 31, 1998, under dividend restrictions imposed under federal and state laws, the UPC Banking Subsidiaries, without obtaining governmental approvals, could declare aggregate dividends to UPC of approximately $172.4 million.

     The payment of dividends by UPC and the UPC Banking Subsidiaries may also be affected or limited by other factors, such as the requirement to maintain adequate capital above regulatory guidelines.

CAPITAL ADEQUACY

     UPC and the UPC Banking Subsidiaries are required to comply with the capital adequacy standards established by the Federal Reserve in the case of UPC, and the appropriate federal banking regulator in the case of each of the UPC Banking Subsidiaries. There are two basic measures of capital adequacy for bank holding companies and their subsidiary depository institutions that have been promulgated by the Federal Reserve and each of the federal bank regulatory agencies: a risk-based measure and a leverage measure. All applicable capital standards must be satisfied for a bank holding company to be considered in compliance.

     The risk-based capital standards are designed to make regulatory capital requirements more sensitive to differences in risk profile among depository institutions and bank holding companies, to account for off-balance-sheet exposure, and to minimize disincentives for holding liquid assets. Assets and off-balance-sheet items are assigned to broad risk categories, each with appropriate weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance-sheet items.

     The minimum guideline for the ratio ("Total Capital Ratio") of total capital ("Total Capital") to risk-weighted assets (including certain off-balance-sheet items, such as standby letters of credit) is 8.0%. At least half of Total Capital must be composed of common equity, undivided profits, minority interests in the equity accounts of consolidated subsidiaries, noncumulative perpetual preferred stock, and a limited amount of cumulative perpetual preferred stock, less goodwill and certain other intangible assets ("Tier 1 Capital"). The remainder may consist of subordinated debt, other preferred stock, and a limited amount of loan loss reserves ("Tier 2 Capital"). At March 31, 1998, UPC's consolidated Total Capital Ratio and its Tier 1 Capital Ratio (i.e., the ratio of Tier 1 Capital to risk-weighted assets) were 20.71% and 15.66%, respectively.

     In addition, the Federal Reserve has established minimum leverage ratio guidelines for bank holding companies. These guidelines provide for a minimum ratio (the "Leverage Ratio") of Tier 1 Capital to average assets, less goodwill and certain other intangible assets, of 3.0% for bank holding companies that meet certain specified criteria, including having the highest regulatory rating. All other bank holding companies generally are required to maintain a Leverage Ratio of at least 3.0%, plus an additional cushion of 100 to 200 basis points. UPC's Leverage Ratio at March 31, 1998, was 10.72%. The guidelines also provide that bank holding companies experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Furthermore, the Federal Reserve has indicated that it will consider a "tangible Tier 1 Capital Leverage Ratio" (deducting all intangibles) and other indicia of capital strength in evaluating proposals for expansion or new activities.

     Each of the UPC Banking Subsidiaries is subject to risk-based and leverage capital requirements adopted by its federal banking regulatory which are substantially similar to those adopted by the Federal Reserve for bank holding companies. Each of the UPC Banking Subsidiaries was in compliance with applicable minimum capital requirements as of March 31, 1998. Neither UPC nor any of the UPC Banking Subsidiaries has been advised by any federal banking agency of any specific minimum capital ratio requirement applicable to it.

     Failure to meet capital guidelines could subject a bank or thrift to a variety of enforcement remedies, including issuance of a capital directive, the termination of deposit insurance by the FDIC, a prohibition on the taking of brokered deposits, and certain other restrictions on its business. As described below, substantial additional restrictions can be imposed upon FDIC-insured depository institutions that fail to meet applicable capital requirements. See "-- Prompt Corrective Action."

     The federal bank regulators continue to indicate their desire to raise capital requirements applicable to banking organizations beyond their current levels. In this regard, the Federal Reserve, the FDIC, and the OCC have, pursuant to FDICIA, proposed an amendment to the risk-based capital standards that would calculate the change in an institution's net economic value attributable to increases and decreases in market interest rates and would require banks with excessive interest rate risk exposure to hold additional amounts of capital against such exposures. The OTS has already included an interest-rate risk component in its risk-based capital guidelines for savings associations that it regulates.

SUPPORT OF SUBSIDIARY INSTITUTIONS

     Under Federal Reserve policy, UPC is expected to act as a source of financial strength for, and to commit resources to support, each of the UPC Banking Subsidiaries. This support may be required at times when, absent such Federal Reserve policy, UPC may not be inclined to provide it. In addition, any capital loans by a bank holding company to any of its banking subsidiaries are subordinate in right of payment to deposits and to certain other indebtedness of such banks. In the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a banking subsidiary will be assumed by the bankruptcy trustee and entitled to a priority of payment.

     Under the Federal Deposit Insurance Act (the "FDIA"), a depository institution insured by the FDIC can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC after August 9, 1989, in connection with (i) the default of a commonly controlled FDIC-insured depository institution or (ii) any assistance provided by the FDIC to any commonly controlled FDIC-insured depository institution "in danger of default." "Default" is defined generally as the appointment of a conservator or receiver, and "in danger of default" is defined generally as the existence of certain conditions indicating that a default is likely to occur in the absence of regulatory assistance. The FDIC's claim for damages is superior to claims of shareholders of the insured depository institution or its holding company, but is subordinate to claims of depositors, secured creditors, and holders of subordinated debt (other than affiliates) of the commonly controlled insured depository institution. The UPC Banking Subsidiaries are subject to these cross-guarantee provisions. As a result, any loss suffered by the FDIC in respect of any of these subsidiaries would likely result in assertion of the cross-guarantee provisions, the assessment of such estimated losses against the depository institution's banking or thrift affiliates, and a potential loss of UPC's respective investments in such other subsidiary depository institutions.

PROMPT CORRECTIVE ACTION

     FDICIA establishes a system of prompt corrective action to resolve the problems of undercapitalized institutions. Under this system, which became effective in December 1992, the federal banking regulators are required to establish five capital categories (well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized) and to take certain mandatory supervisory actions, and are authorized to take other discretionary actions, with respect to institutions in the three undercapitalized categories, the severity of which will depend upon the capital category in which the institution is placed. Generally, subject to a narrow exception, FDICIA requires the banking regulator to appoint a receiver or conservator for an institution that is critically undercapitalized. The federal banking agencies have specified by regulation the relevant capital level for each category.

     Under the final agency rules implementing the prompt corrective action provisions, an institution that (i) has a Total Capital Ratio of 10% or greater, a Tier 1 Capital Ratio of 6.0% or greater, and a Leverage Ratio of 5.0% or greater and (ii) is not subject to any written agreement, order, capital directive, or prompt corrective action directive issued by the appropriate federal banking agency is deemed to be well capitalized. An institution with a Total Capital Ratio of 8.0% or greater, a Tier 1 Capital Ratio of 4.0% or greater, and a Leverage Ratio of 4.0% or greater is considered to be adequately capitalized. A depository institution that has a Total Capital Ratio of less than 8.0%, a Tier 1 Capital Ratio of less than 4.0%, or a Leverage Ratio of less than 4.0% is considered to be undercapitalized. A depository institution that has a Total Capital Ratio of less than 6.0%, a Tier 1 Capital Ratio of less than 3.0%, or a Leverage Ratio of less than 3.0% is considered to be significantly undercapitalized, and an institution that has a tangible equity capital to assets ratio equal to or less than 2.0% is deemed to be critically undercapitalized. For purposes of the regulation, the term "tangible equity" includes core capital elements counted as Tier 1 Capital for purposes of the risk-based capital standards, plus the amount of outstanding cumulative perpetual preferred stock (including related surplus), minus all intangible assets with certain exceptions. A depository institution may be deemed to be in a capitalization category that is lower than is indicated by its actual capital position if it receives an unsatisfactory examination rating.

     An institution that is categorized as undercapitalized, significantly undercapitalized, or critically undercapitalized is required to submit an acceptable capital restoration plan to its appropriate federal banking agency. Under FDICIA, a bank holding company must guarantee that a subsidiary depository institution meet its capital restoration plan, subject to certain limitations. The obligation of a controlling bank holding company under FDICIA to fund a capital restoration plan is limited to the lesser of 5.0% of an undercapitalized subsidiary's assets or the amount required to meet regulatory capital requirements. An undercapitalized institution is also generally prohibited from increasing its average total assets, making acquisitions, establishing any branches, or engaging in any new line of business, except in accordance with an accepted capital restoration plan or with the approval of the FDIC. In addition, the appropriate federal banking agency is given authority with respect to any undercapitalized depository institution to take any of the actions it is required to or may take with respect to a significantly undercapitalized institution as described below if it determines "that those actions are necessary to carry out the purpose" of FDICIA.

     For those institutions that are significantly undercapitalized or undercapitalized and either fail to submit an acceptable capital restoration plan or fail to implement an approved capital restoration plan, the appropriate federal banking agency must require the institution to take one or more of the following actions: (i) sell enough shares, including voting shares, to become adequately capitalized; (ii) merge with (or be sold to) another institution (or holding company), but only if grounds exist for appointing a conservator or receiver; (iii) restrict certain transactions with banking affiliates as if the "sister bank" exception to the requirements of Section 23A of the Federal Reserve Act did not exist; (iv) otherwise restrict transactions with bank or non-bank affiliates; (v) restrict interest rates that the institution pays on deposits to "prevailing rates" in the institution's "region;" (vi) restrict asset growth or reduce total assets; (vii) alter, reduce, or terminate activities; (viii) hold a new election of directors; (ix) dismiss any director or senior executive officer who held office for more than 180 days immediately before the institution became undercapitalized, provided that in requiring dismissal of a director or senior officer, the agency must comply with certain procedural requirements, including the opportunity for an appeal in which the director or officer will have the burden of proving his or her value to the institution; (x) employ "qualified" senior executive officers; (xi) cease accepting deposits from correspondent depository institutions; (xii) divest certain nondepository affiliates which pose a danger to the institution; or
(xiii) be divested by a parent holding company. In addition, without the prior approval of the appropriate federal banking agency, a significantly undercapitalized institution may not pay any bonus to any senior executive officer or increase the rate of compensation for such an officer.

     At March 31, 1998, all of the UPC Banking Subsidiaries had the requisite capital levels to qualify as well capitalized. An institution's capital category is determined solely for the purposes of applying the prompt corrective action law and it may not constitute an accurate representation of an institution's overall financial condition or prospects.

                        DESCRIPTION OF UPC CAPITAL STOCK

     UPC's Charter currently authorizes the issuance of 300,000,000 shares of UPC Common Stock and 10,000,000 shares of UPC Preferred Stock. As of April 30, 1998, 84,893,432 shares of UPC Common Stock were outstanding and approximately 7,947,518 shares were earmarked for issuance with currently outstanding UPC options, UPC's dividend reinvestment plan, and with respect to conversion rights of currently outstanding UPC Series E Preferred Stock (defined below). In addition, as of April 30, 1998, 1,179,343 shares of the Series E Preferred Stock were outstanding. As of April 30, 1998, none of UPC's 750,000 authorized shares of Series A Preferred Stock were issued and outstanding nor is management aware of the existence of circumstances from which it may be inferred that such issuance is imminent. THE CAPITAL STOCK OF UPC DOES NOT REPRESENT OR CONSTITUTE A DEPOSIT ACCOUNT AND IS NOT INSURED BY THE FDIC, THE BANK INSURANCE FUND, THE SAVINGS ASSOCIATION INSURANCE FUND, OR ANY GOVERNMENTAL AGENCY.

UPC COMMON STOCK

     General. Shares of UPC Common Stock may be issued at such time or times and for such consideration (not less than the par value thereof) as the UPC Board may deem advisable, subject to such limitations as may be set forth in the laws of the State of Tennessee, the UPC Charter or Bylaws, or the rules of the NYSE. UPBNA, a subsidiary of UPC, is the Registrar, Transfer Agent and Dividend Disbursing Agent for shares of UPC Common Stock. Its address is Union Planters Bank, National Association, Corporate Trust Department, 6200 Poplar Avenue, Third Floor, Memphis, Tennessee 38119. Its mailing address is P.O. Box 387, Memphis, Tennessee 38147.

     Dividends. Subject to the preferential dividend rights applicable to outstanding shares of the UPC Preferred Stock and subject to applicable requirements, if any, with respect to the setting aside of sums for purchase, retirement, or sinking funds, if any, for all outstanding UPC Preferred Stock, the holders of the UPC Common Stock are entitled to receive, to the extent permitted by law, only such dividends as may be declared from time to time by the UPC Board.

     UPC has the right to, and may from time to time, enter into borrowing arrangements or issue other debt instruments, the provisions of which may contain restrictions on payment of dividends and other distributions on UPC Common Stock and UPC Preferred Stock. In December, 1996, UPC caused to be issued $200,000,000 in aggregate liquidation amount of 8.20% Capital Trust Pass-through Securities ("UPC Capital Securities") through a Delaware trust subsidiary. Pursuant to the terms of the governing instruments, UPC would be prohibited from paying dividends on any Capital Stock if all quarterly payments on the UPC Capital Securities had not been paid in full. The UPC Capital Securities mature in 2026 and may be redeemed under certain circumstances prior to maturity.

     Liquidation Rights. In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets, or winding-up of UPC, after distribution in full of the preferential amounts required to be distributed to the holders of UPC Preferred Stock, holders of UPC Common Stock will be entitled to receive all of the remaining assets of UPC, of whatever kind, available for distribution to shareholders ratably in proportion to the number of shares of UPC Common Stock held. The UPC Board may distribute in kind to the holders of UPC Common Stock such remaining assets of UPC or may sell, transfer, or otherwise dispose of all or any part of such remaining assets to any other person or entity and receive payment therefor in cash, stock, or obligations of such other person or entity, and may sell all or any part of the consideration so received and distribute any balance thereof in kind to holders of UPC Common Stock. Neither the merger or consolidation of UPC into or with any other corporation, nor the merger of any other corporation into UPC, nor any purchase or redemption of shares of stock of UPC of any class, shall be deemed to be a dissolution, liquidation, or winding-up of UPC for purposes of this paragraph.

     Because UPC is a holding company, its right and the rights of its creditors and shareholders, including the holders of UPC Preferred Stock and UPC Common Stock, to participate in the distribution of assets of a subsidiary on its liquidation or recapitalization may be subject to prior claims of such subsidiary's creditors except to the extent that UPC itself may be a creditor having recognized claims against such subsidiary.

     For a further description of UPC Common Stock, see "EFFECT OF THE MERGER ON RIGHTS OF SHAREHOLDERS."

UPC PREFERRED STOCK

     Series A Preferred Stock. UPC's Charter provides for the issuance of up to 750,000 shares (subject to adjustment by action of the UPC Board) of Series A Preferred Stock under certain circumstances involving a potential change in control of UPC. None of such shares are outstanding and management is aware of no facts suggesting that issuance of such shares may be imminent. The Series A Preferred Stock is described in more detail in UPC's Registration Statement on Form 8-A, dated January 19, 1989, and filed February 1, 1989 (SEC File No. 0-6919) which is incorporated by reference herein.

     Series E Preferred Stock. As of April 30, 1998, 1,179,343 shares of Series E Preferred Stock were outstanding. All shares of Series E Preferred Stock have a stated value of $25.00 per share. Dividends are payable at the rate of $0.50 per share per quarter and are cumulative. The Series E Preferred Stock is convertible at the rate of 1.25 shares of UPC Common Stock for each share of Series E Preferred Stock. The Series E Preferred Stock is not subject to any sinking fund provisions and has no preemptive rights. Such shares have a liquidation preference of $25.00 per share plus unpaid dividends accrued thereon and, at UPC's option and with the prior approval of the Federal Reserve, are subject to redemption by UPC at any time at a redemption price of $25.00 per share plus any unpaid dividends accrued thereon. Holders of Series E Preferred Stock have no voting rights except as required by law and in certain other limited circumstances. See "CERTAIN REGULATORY CONSIDERATIONS -- Payment of Dividends."

              ADDITIONAL MATTERS RELATING TO MAGNA ANNUAL MEETING

VOTING SECURITIES OF MAGNA AND PRINCIPAL HOLDERS THEREOF

     The Magna Common Stock and Magna Class B Preferred Stock vote as a single class on each matter submitted to the shareholders and each share is entitled to one vote on each such matter. Holders of Magna Capital Stock do not have the right to cumulate votes in the election of directors.

     To the knowledge of Magna, no person beneficially owned more than 5% of the shares of Magna Common Stock outstanding as of the Magna Record Date (which class of securities represents approximately 99.9% of the total outstanding Magna Capital Stock). Of the shares of Magna Class B Preferred Stock outstanding on such date, there were five shareholders who each owned more than 5% (99 shares or more) of such securities.

ELECTION OF DIRECTORS OF MAGNA

     The Magna Restated Charter and Bylaws provide for the division of the Magna Board into three classes. Approximately one-third of the members of the Magna Board are nominated each year to serve as directors for a three-year term or until their successors shall have been duly elected and qualified.

     Pursuant to action previously taken by the Magna Board, the total number of directors is 17, and the holders of Magna Capital Stock will vote on the election of six Class I directors to serve until the Merger is consummated or, in the event the Merger is not consummated, until the expiration of their respective three-year terms or until their respective successors are elected and qualified. Under Magna's Bylaws, a plurality of the votes cast at the Magna Annual Meeting will elect the new directors.

     Each properly executed proxy in the form enclosed that is received by Magna prior to the vote will be voted for the six Class I nominees listed below, except as directed otherwise by the shareholder executing such proxy. The nominees have been designated as such by the Magna Board (on the recommendation of its Nominating Committee), and it is anticipated that all nominees will be candidates when the Magna Annual Meeting is held. However, if for any reason any nominee is not a candidate at that time, proxies will be voted for any substitute nominee designated by the Magna Board (except where a proxy withholds authority with respect to the election of directors) or the Magna Board may reduce the number of directors to be elected. All nominees are currently directors of Magna.

     Certain information with respect to the nominees and the other directors whose terms of office will continue after the Magna Annual Meeting is set forth below. Each of the directors has held the same position or another executive position with the entity shown or an affiliated entity for at least the past five years except as otherwise noted.

     THE MAGNA BOARD RECOMMENDS A VOTE "FOR" EACH OF THE NOMINEES.

                                                               MAGNA
                                                              DIRECTOR
        NAME, AGE, PRINCIPAL OCCUPATION OR POSITION            SINCE
        -------------------------------------------           --------
CLASS I (TO BE ELECTED TO SERVE A THREE-YEAR TERM OR UNTIL
  THE EFFECTIVE TIME):
JAMES A. AUFFENBERG, JR.; 47; President and Director of St.
  Clair AutoMall, Auffenberg Belleville and Auffenberg
  Enterprises of Illinois, Inc.                                 1995
C. E. HEILIGENSTEIN; 68; Attorney, Heiligenstein & Badgley,
  P.C.                                                          1984
CARL G. HOGAN, SR.; 68; Chairman of the Board and Chief
  Executive Officer, Hogan Motor Leasing, Inc., a truck
  leasing and transportation firm.                              1991
RALPH F. KORTE; 63; Chairman of the Board, Korte
  Construction Company, a general construction firm.            1991
WILLIAM A. PECK; 64; Dean of the School of Medicine and
  Executive Vice Chancellor for Medical Affairs, Washington
  University, St. Louis, Missouri.                              1997
FRANK R. TRULASKE; 49; President of True Fitness Technology,
  Inc., a manufacturer of treadmills for residential,
  commercial and medical use.                                   1995
CLASS II (TO CONTINUE IN OFFICE FOR ONE YEAR OR UNTIL THE
  EFFECTIVE TIME):
G. THOMAS ANDES; 55; Chairman of the Board, President, and
  Chief Executive Officer of Magna.                             1981
DONALD P. GALLOP; 65; Chairman of the law firm of Gallop,
  Johnson & Neuman, L.C. Mr. Gallop is a director of Falcon
  Products, Inc. and Data Research Associates, Inc.             1991
RANDALL E. GANIM; 44; Certified Public Accountant;
  President, Ganim, Meder, Childers & Hoering, P.C.             1996
ROGER J. LOWERY; 56; District Agent, Northwestern Mutual
  Life Insurance Company. Owner, The Lowery Group, a
  full-service, fringe-benefit company located in
  Belleville, Illinois.                                         1997
ERL A. SCHMIESING; 58; Former Chairman of the Board,
  President and Chief Executive Officer of Homeland
  Bankshares Corporation ("Homeland"), which was acquired by
  Magna in March 1997.                                          1997
DOUGLAS K. SHULL; 55; Treasurer and Chief Financial Officer
  of Casey's General Stores, Inc., a chain of convenience
  stores located in the Midwest. Mr. Shull is a director of
  Casey's General Stores, Inc.                                  1997
CLASS III (TO CONTINUE IN OFFICE FOR TWO YEARS OR UNTIL THE
  EFFECTIVE TIME):
WAYNE T. EWING; 64; Coal Industry Management Consultant, The
  Ewing Company, since October 1996. Prior thereto, Mr.
  Ewing served as President of Peabody Development Company,
  a subsidiary of Peabody Holding Company, until October
  1990, as a consultant to Peabody Holding Company until
  February 1993, as Executive Vice President-Marketing of
  Kerr-McGee Coal Corporation, a subsidiary of Kerr-McGee
  Corporation, until November 1995 and thereafter as Senior
  Vice President of Kerr-McGee Corporation.                     1984
JOHN G. HELMKAMP, JR.; 50; Retired Chairman of the Board and
  Chief Executive Officer of River Bend Bancshares, Inc.
  ("River Bend"), which was acquired by Magna in February
  1996.                                                         1996
FRANKLIN A. JACOBS; 65; Chairman of the Board and Chief
  Executive Officer, Falcon Products, Inc., commercial
  furniture manufacturer. Mr. Jacobs is a director of Falcon
  Products, Inc. and Top Air Manufacturing, Inc.                1991
S. LEE KLING; 69; Chairman of the Board, Kling Rechter &
  Co., merchant banking. Mr. Kling served as Chairman of the
  Board, and prior to October 1990, Chief Executive Officer, of Landmark Bancshares Corporation ("Landmark"), which was acquired by Magna in December 1991. Mr. Kling is a
  director of Bernard Chaus, Inc., Electro Rent Corp.,
  Falcon Products, Inc., Hanover Direct, Inc., Lewis Galoob
  Toys, Inc., National Beverage Corp. and Top Air
  Manufacturing, Inc.                                           1991
GEORGE T. WILKINS, JR.; 65; Physician.                          1987

MAGNA BOARD AND COMMITTEES

     During 1997, there were 12 meetings of the Magna Board. All of the directors attended not less than 75% of the meetings of the Magna Board, and of the committees of which they were members, during the period in which they were directors in 1997.

     Magna has a standing Audit and Compliance Committee. The current members of the Audit and Compliance Committee are Messrs. C. E. Heiligenstein (Chairman), John G. Helmkamp, Jr., Erl A. Schmiesing, Frank R. Trulaske and George T. Wilkins, Jr. The committee met four times during 1997. The duties of the Audit and Compliance Committee include meeting periodically with Magna's independent public accountants, management and internal auditors to review the work of each and to ensure that each is properly discharging its responsibilities.

     Magna has a standing Compensation Committee. The current members of the Compensation Committee are Messrs. Carl G. Hogan, Sr. (Chairman), James A. Auffenberg, Jr., Randall E. Ganim, Franklin A. Jacobs and Dr. William A. Peck. Dr. Peck became a member of the Compensation Committee in July 1997. There were three Compensation Committee meetings during 1997. The report of the Compensation Committee on executive compensation is contained herein under "-- Report of Compensation Committee of Magna on Executive Compensation."

     Magna has a standing Nominating Committee. The current members of the Nominating Committee are Messrs. S. Lee Kling (Chairman), Wayne T. Ewing, Donald
P. Gallop, Ralph F. Korte, Douglas K. Shull and Roger J. Lowery. Mr. Lowery became a member of the Nominating Committee in July 1997. The committee met two times in 1997. The duties of the Nominating Committee include the evaluation and recommendation to the Board of qualified nominees for election as directors of Magna, and other matters pertaining to the size and composition of the Magna Board. The Nominating Committee will give appropriate consideration to a written recommendation by a shareholder for the nomination of a qualified person as a director, provided that such recommendation must contain certain information regarding the proposed nominee. Shareholder nominations for director that have not been approved by the Nominating Committee must comply with certain requirements as set forth in Magna's Bylaws prior to submission to the shareholders at a meeting.

COMPENSATION OF DIRECTORS OF MAGNA

     Directors Fees. Currently, all directors of Magna, except those directors who are officers of Magna or one of its subsidiaries, receive an annual retainer of $8,000, plus $1,000 for each meeting of the Magna Board attended. Directors who serve on a committee of the Magna Board or as Chairman of such committee receive a fee of $600 or $700, respectively, for each committee meeting attended. During 1997, directors of Magna also were afforded the opportunity to obtain medical insurance benefits. The policy premiums for these benefits were paid by the directors.

     Directors' Compensatory Plans. Each director may, at such director's option, participate in Magna's Directors' Survivor Benefit Plan (the "Fee Continuation Plan"). Pursuant to the Fee Continuation Plan, if the director is serving as a director of Magna at the time of his death, his designated beneficiaries will be entitled to receive from Magna an amount of survivors' benefits specified in the participation agreement of the individual director. No benefits are payable under the Fee Continuation Plan if the director terminates his service as a director of Magna or a subsidiary of Magna for any reason prior to his death. In addition, the payment of benefits under the Fee Continuation Plan may be offset by certain benefits received by beneficiaries under the former Directors' Deferred Compensation Plan. The survivors' benefits payable in a particular case are computed on the basis of actuarial assumptions made at the date of enrollment of the director in the Fee Continuation Plan. Benefits are payable in equal monthly installments over ten years. During 1997 the increase in the cash values of the insurance policies funding the Fee Continuation Plan approximated the cost of premiums paid by Magna. The Directors' Deferred Compensation Plan was terminated in 1996 with respect to new and continuing participation, but will provide benefits to former participants upon retirement, disability for 12 consecutive months or other termination of service based upon the amount of compensation previously deferred and the amount of interest credited thereto.

     Magna maintains the Directors' Stock Option Plan, which was approved by the shareholders in 1992 and subsequently amended and restated by the Board of Directors in 1996 (the "1992 Directors' Plan"). The 1992 Directors' Plan provides for the granting of non-qualified stock options to the non-employee directors of Magna, pursuant to a formula that determines the number of shares which will be subject to the options granted. The exercise price of an option is the fair market value of a share of Magna Common Stock on the date of grant. On May 8, 1997, each nonemployee director of Magna received an option to purchase 805 shares of Magna Common Stock at an exercise price of $29.875 per share. In each subsequent year, on the first business day after the annual meeting, each director will receive an option to purchase a number of shares of Magna Common Stock determined by dividing the average of the annual directors' fees (including committee fees) of all non-employee directors who have served continuously during the past year by the fair market value of Magna Common Stock on the date of grant. All non-employee directors serving on the date of grant are entitled to receive a grant of an option to purchase the full number of shares determined under the formula described above. The options become exercisable at the rate of 33%, 67% and 100% of the total grant on each of the first, second and third anniversaries, respectively, of the date of grant and have a term of ten years. Options outstanding and unexercised at the time the holder ceases to be an outside director of Magna will terminate on the earlier of (i) the expiration date or (ii) 24 months after the month in which the holder ceases to be an outside director of Magna.

     Magna also maintains the 1996 Directors' Stock Option Plan, which was approved by the shareholders in 1996 and subsequently amended and restated by the Board of Directors in 1996 (the "1996 Directors' Plan"). The 1996 Directors' Plan provides that each non-employee director of Magna, on the first business day after the date of the annual meeting of shareholders in each year, will be granted an option to acquire 1,000 shares of Magna Common Stock at the fair market value of Magna Common Stock on such date. With respect to options granted in 1996, each option will become exercisable at the rate of one-third of the number of shares subject thereto on the first anniversary of the date of grant and the remainder of the option will become exercisable on the second anniversary of the date of grant. Options granted in 1997 will not be exercisable during the first year after the date of grant; however, such options will become fully exercisable on the first anniversary of the date of grant. Options granted in 1998 or thereafter will be fully exercisable as of the date of grant. Options outstanding and unexercised at the time the holder ceases to be an outside director of Magna terminate on the earlier of (i) the expiration date or (ii) 24 months after the month in which the holder ceases to be an outside director of Magna.

     On August 21, 1996, the Magna Board also adopted the Magna Group, Inc. Directors Deferred Compensation Plan (the "1996 Deferred Compensation Plan") which subsequently was amended by action of the Magna Board on March 18, 1998, which provides for the deferral by a non-employee director of Magna or any of its subsidiaries of all or any portion of a retainer, committee chair and/or meeting fees payable by Magna or any of its subsidiaries for the period up to and including March 31, 1998 (the "Fees"). Such Fees will be credited to a bookkeeping reserve account and converted into a number of stock units equal to 125% of the Fees divided by the fair market value of a share of Magna Common Stock on the last day of the quarter in which such Fees would have been paid but for the deferral. Such stock units will then be credited to a participating director's stock unit account. Additionally, each stock unit account will be credited with a number of stock units equal to the per-share dividend payable with respect to a share of Magna Common Stock multiplied by the number of stock units held in such stock unit account as of the first business day prior to such dividend payment date, divided by the fair market value of Magna Common Stock on such date. On or before December 31 of each calendar year, a director is permitted to make an irrevocable election with respect to the deferral of Fees for the following year. Distributions may be made in a single sum distribution or an annual distribution over a period of less than 10 years (each distribution being payable in a whole number of shares of Magna Common Stock and a cash payment for any fractional share interest). The director must elect the form of distribution with respect to the Fees being deferred pursuant to each deferral election and may elect a different form of distribution for the Fees being deferred pursuant to each such election.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The law firm of Gallop, Johnson & Neuman, L.C., of which Mr. Donald P. Gallop, a director of Magna, is a member, provided legal services to Magna or its subsidiaries during 1997 and will provide legal services to Magna or its subsidiaries during 1998.

     During 1997, Magna entered into various construction contracts with Korte Construction Company, of which Mr. Ralph F. Korte, a director of Magna, is Chairman of the Board, pursuant to which Korte Construction Company was paid approximately $816,367 with respect to the renovation and/or expansion of certain banking facilities. In connection with such projects, Korte Construction Company provided various consultation and other services in the design phase of the projects and, during the construction phase of the projects, was responsible for all aspects of coordination and construction of the projects. Magna believes that the terms of these contracts were typical for agreements of this type and commensurate with those that could have been obtained from unrelated parties.

     In March 1997, Magna entered into a letter agreement (the "Letter Agreement") with Mr. Erl A. Schmiesing, the former Chairman, President and Chief Executive Officer of Homeland and a current director of Magna, pursuant to which Magna agreed (i) to pay Mr. Schmiesing annual compensation payments equal to $261,714 for three years beginning July 1, 1997, (ii) to allow Mr. Schmiesing and his wife to participate in Magna's health insurance plan, at their sole expense, until March 2005, (iii) that Mr. Schmiesing would receive supplemental retirement payments of $94,039 annually for fifteen years, (iv) to maintain Mr. Schmiesing's current country club membership for three years at a cost of $1,350 per year and (v) to appoint Mr. Schmiesing to the Board of Directors for a term of three years. The amounts due pursuant to the Letter Agreement are in lieu of any and all amounts to which Mr. Schmiesing was entitled pursuant to his severance agreement with Homeland. In addition, pursuant to the Letter Agreement, Mr. Schmiesing agreed not to become associated with any business enterprise in substantial direct competition with Magna for a period ending three years after Mr. Schmiesing ceases to be a member of the Magna Board.

     In connection with its acquisition of River Bend in February 1996, Magna entered into a Supplemental Agreement (the "Supplemental Agreement") with Mr. John G. Helmkamp, Jr., the former Chairman and Chief Executive Officer of River Bend and a current member of the Magna Board, pursuant to which Magna agreed to allow Mr. Helmkamp and his wife and children to participate in Magna's health insurance plan, at Mr. Helmkamp's sole expense, and to provide Mr. Helmkamp with an office, telephone, mail and secretarial service until Mr. Helmkamp attains the age of 65. In addition, pursuant to the Supplemental Agreement, Mr. Helmkamp agreed not to become associated with any business enterprise in substantial direct competition with Magna for a period ending three years after Mr. Helmkamp ceases to be a member of the Magna Board.

     In connection with its acquisition of Landmark in December 1991, Magna assumed the employment agreement of Mr. S. Lee Kling. The agreement provided that upon Mr. Kling's retirement, which was effective June 30, 1994, Mr. Kling would be entitled to payments for ten years equal to $130,246 per year. Magna also assumed the obligation to pay amounts due Mr. Kling under Landmark's retirement plans, including its former Supplemental Retirement Plan, pursuant to which Mr. Kling elected to receive a lump sum payment of $780,940 in 1994. All medical, hospitalization and life insurance coverage (other than a split-dollar insurance policy) provided to Mr. Kling during his employment are being continued at Magna's expense for the remainder of Mr. Kling's life.

     Certain of the executive officers, directors and some of their associates and affiliated businesses are and have been customers of Magna Bank and have had and are expected to have transactions with such bank in the ordinary course of business. All such transactions were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. In the opinion of management of Magna, such transactions did not involve more than the normal risk of collectibility or present other unfavorable features. The percentage of shareholders' equity represented by loans to executive officers and directors and certain of their associates and affiliated businesses was 11.3% at December 31, 1997.

REPORT OF COMPENSATION COMMITTEE OF MAGNA ON EXECUTIVE COMPENSATION

     THE COMPENSATION COMMITTEE OF THE MAGNA BOARD HAS ISSUED THE FOLLOWING REPORT FOR THE FISCAL YEAR ENDED DECEMBER 31, 1997.

     Committee Responsibilities. The Compensation Committee of the Magna Board (the "Committee") is responsible for the following matters with respect to the compensation of executive officers of Magna and its subsidiaries: (i) reviews and recommends the base salaries of the executive officers of Magna and its subsidiaries; (ii) reviews and recommends all aspects of Magna's annual executive incentive compensation plan; (iii) administers all aspects of Magna's non-trustee, stock-based compensation and purchase plans; (iv) reviews and recommends all employment related agreements and amendments thereof for senior officers; (v) reviews and recommends all aspects of Magna's retirement plans and Savings and Stock Investment Plan; (vi) reviews and recommends all supplemental compensation or benefits for senior officers; and (vii) reviews and recommends all aspects of compensation of directors of Magna.

     The Committee continually monitors market practices and trends, and makes revisions as necessary to ensure that Magna's programs are adequate to attract and retain the best possible executive talent.

     Statement of Policy. Magna's compensation for its executives is designed to be closely linked to corporate performance and returns to shareholders. To this end, Magna has developed an overall compensation strategy and specific compensation plans that tie a significant portion of executive compensation to Magna's success in meeting specified performance goals and to appreciation in the Magna Common Stock price.

     The overall objectives of Magna's executive compensation strategy are: (i) to attract and retain the best possible executive talent; (ii) to provide additional incentives to these executives to achieve the goals inherent in Magna's business strategy; (iii) to link executive and shareholder interests through equity based plans; and (iv) to provide compensation that recognizes individual contributions as well as overall business results.

     Each year the Committee conducts a full review of Magna's executive compensation. This review includes a comprehensive report from an independent compensation consultant assessing the effectiveness of Magna's executive compensation and comparing Magna's executive compensation and corporate performance to a peer group of bank holding companies of comparable market capitalization as well as selected bank holding companies operating in the St. Louis market.

     The Committee reviews the selection of peer companies used for compensation analysis. It also reviews the executive compensation of four selected bank holding companies in the St. Louis market. This peer group is currently comprised of eighteen bank holding companies of comparable market capitalization, four of which represent a sub-set of the companies used to prepare the performance graph contained herein. The Dow Jones Equity Market Index and the Dow Jones Bank Index used to prepare the performance graph include companies of various sizes. The annual compensation review permits an ongoing evaluation of the link between Magna's performance and its executive compensation practices within the context of the compensation programs of other companies.

     The basic elements of Magna's executive compensation packages are base salary, annual incentive compensation and long term incentive compensation. The Committee's policies with respect to each of these elements, including the basis for the compensation awarded to Mr. G. Thomas Andes, Magna's Chief Executive Officer, are discussed below. In addition, while the elements of compensation described below are considered separately, the Committee takes into account the full compensation package afforded by Magna to each individual, including pension benefits, supplemental retirement benefits, insurance and other benefits. All actions of the Committee with respect to executive compensation in 1997 were subsequently unanimously approved by the Magna Board.

     Section 162(m) of the Code. The Committee considered Section 162(m) of the Code regarding qualifying compensation paid to Magna's executive officers for deductibility in structuring compensation arrangements for 1997. The Committee attempts to ensure that all compensation awarded to Magna's executives is substantially deductible, except where Magna has or may determine to pay an excise tax as provided in Section 4999 of the Code or related income tax liabilities. See
"-- Compensation of Executive Officers of Magna -- Change in Control and Termination Arrangements."

     Base Salary. The Committee's approach to base compensation for Magna's executives, including the Chief Executive Officer and the named executives in the Summary Compensation Table, has been to offer base salaries that are competitive after reviewing Magna's peer group and selected St. Louis bank holding companies. The Committee reviewed the duties and responsibilities of the Magna executive officers as compared to the duties and responsibilities (in the view of the Committee) of officers at other institutions holding nominally comparable positions. Adjustments to base compensation reflect the Committee's collective, subjective judgment as to individual performance, considering such personal qualities (without assignment of relative weights) as leadership, team-building, fiscal management, ability to develop effective programs in response to changes in the financial services industry, and the ability to successfully integrate acquisitions completed by Magna. In addition, the increase for Mr. Ronald A. Buerges reflects his appointment as Senior Executive Vice President during 1997. In reviewing the individual performance of Magna's executive officers (other than the Chief Executive Officer), the Committee takes into account the views of the Chief Executive Officer. Individual executive officer salaries were reviewed and recommendations for adjustments were made based on the above-mentioned criteria.

     Annual Incentive Compensation. Magna's historic practice has been to determine desired annual earnings based on achievable goals expressed as a per share dollar amount. To the extent Magna achieved its goal, after a threshold level established by the Committee was reached, a bonus was paid to designated executive officers. In 1997, the threshold level required to be met by Magna before any bonus could be paid to the executives was 95% of the targeted earnings per share goal.

     In 1997, the threshold level was not met by Magna and, therefore, no bonus payments were made to Magna's executives.

     Long Term Incentive Compensation. Magna maintains, for senior officers of Magna and its subsidiaries, certain stock-based compensation plans that allow the Committee to award to selected individuals, stock options, stock appreciation rights, restricted stock and performance shares. Awards under Magna's stock-based compensation plans directly link potential participant rewards to increases in shareholder value.

     Magna historically has provided the majority of its stock-based compensation in the form of stock options. Stock options are granted with an exercise price equal to the market price of Magna Common Stock on the date of the grant and become exercisable within a two-year period. This approach is designed to encourage the creation of shareholder value and the retention of the executives over the long term, as this element of the compensation package has value only to the extent that stock price appreciation occurs.

     To further motivate the executives, the Committee reaffirmed its guidelines for executive stock ownership. The program establishes levels of stock ownership expressed as a multiple of base salary. These levels are as follows:

Chairman and CEO                    5 times base salary
President and COO                   4 times base salary
Executive Vice President            3 times base salary
Other Senior Executives             2 times base salary
Other Executives                    1 times base salary

     It is the Committee's expectation that these levels of ownership will be attained by October 2000 for those executives who have held their position for at least five years. The stock ownership requirement can be met with shares beneficially owned by the executive, shares allocated to the executive through Magna's 401(k) plan, shares purchased through the Employee Stock Purchase Plan and restricted stock awards. Unexercised stock options do not apply toward the ownership guidelines.

     The total number of options granted to Magna's executive officers in September 1997 was determined pursuant to the recommendations of an independent compensation consultant and the Committee's collective, subjective judgment as to individual performance on a qualitative basis. In making this determination, the

Committee considered (without assignment of relative weights) the recommendations of Mr. Andes as to such personal qualities of the executive officers (other than himself) as leadership, team-building, fiscal management, ability to develop effective programs in response to changes in the financial services industry, and the ability to successfully integrate acquisitions completed by Magna. The Committee also considered the amount of options already held by the executive officers in determining the amount of the 1997 grants.

     In 1997, the Committee made conditional awards of restricted stock to the following Executive Vice Presidents: 20,000 shares to Mr. Buerges, 10,000 shares to Mr. Robert J. Mathias, and 5,000 shares to Mr. Robert M. Olson, Jr. In awarding the restricted stock, the Committee reviewed a comprehensive report from an independent consultant as to long term incentive executive compensation of a peer group of selected bank holding companies of comparable market capitalization compared to Magna's executive long term incentive compensation. In addition, the Committee used its collective, subjective judgment as to individual performance on a qualitative basis. In making this determination, the Committee considered (without assignment of relative weights) the recommendations of Mr. Andes as to such personal qualities of the executive officers (other than himself) as leadership, team-building, fiscal management, ability to develop effective programs in response to changes in the financial service industry, and the ability to successfully integrate acquisitions completed by Magna.

     Mr. Buerges was issued 10,000 shares of restricted stock pursuant to an award made to him in 1996 under Magna's 1996 Amended and Restated Long Term Performance Plan, which award provided that shares of restricted stock would be issued only if certain target share prices for Magna Common Stock were attained by September 17, 2006. The restricted shares were issued in blocks of 2,000, 3,000 and 5,000 shares as a result of the Magna Common Stock reaching and maintaining an average closing price of at least $34.25, $38.625 and $43.625, respectively, for twenty consecutive trading days.

     CEO Compensation. At the December 18, 1996 Committee meeting, Mr. Andes' base salary was reviewed. The Committee reviewed a comprehensive report provided by an independent consultant as to compensation for a chief executive officer in regard to Magna's peer group and selected St. Louis bank holding companies. The Committee considered Mr. Andes' role in negotiating the acquisition of Homeland, Magna's then-projected growth to a $6.2 billion organization and Magna's anticipated financial results for 1996. Based upon such considerations, the Committee recommended, and the Magna Board unanimously approved, an increase in Mr. Andes base salary to $475,000. which became effective January 1, 1997.

     In 1997, since the threshold level of 95% of the targeted earnings per share goal was not met by Magna, Mr. Andes received no bonus.

     Mr. Andes received a stock option grant to purchase 80,000 shares of Magna Common Stock at an exercise price of $37.00 per share, the fair market value of the Magna Common Stock on the date of grant. The Committee considered the amount of options already held by Mr. Andes in making such award. The Committee believes that Mr. Andes' stock option grant continues to align his compensation more directly with the interests of Magna's shareholders.

     Similarly, in December 1997, the Committee granted a restricted stock award to Mr. Andes totaling 50,000 shares of Magna Common Stock, which award provides that shares of restricted stock will be issued only if certain target share prices for the Magna Common Stock are attained by December 17, 2001. This award directly links Mr. Andes' total potential compensation to the appreciation in the Magna Common Stock price and increases his potential ownership position in Magna. In addition, in 1997, pursuant to an award made to him in April 1996, Mr. Andes was issued 37,500 shares of restricted stock in three blocks of 12,500 shares each as a result of the Magna Common Stock reaching and maintaining an average price of at least $32.00, $35.00 and $39.00, respectively, for twenty consecutive trading days.

     Conclusion. Through the programs described above, a significant portion of Magna's executive compensation is linked directly to individual and corporate performance and stock price appreciation. The Committee intends to continue the policy of linking executive compensation to individual and corporate performance and returns to shareholders, recognizing that the business cycle from time to time may result in an imbalance for a particular period.

                                          THE MEMBERS OF
                                          THE COMPENSATION COMMITTEE

                                          Carl G. Hogan, Sr., Chairman
                                          James A. Auffenberg, Jr.
                                          Randall E. Ganim
                                          Franklin A. Jacobs
                                          William A. Peck, M.D.

March 31, 1998

COMPENSATION OF EXECUTIVE OFFICERS OF MAGNA

     Unless otherwise indicated, the following table sets forth the compensation of Magna's chief executive officer and the four most highly compensated executive officers, other than the chief executive officer, for each of the last three years:

                           SUMMARY COMPENSATION TABLE

                                                                                      LONG-TERM
                                                                                 COMPENSATION AWARDS
                                            ANNUAL COMPENSATION          -----------------------------------
                                      --------------------------------   RESTRICTED   SECURITIES
                                                             OTHER       SECURITIES   UNDERLYING
                                                             ANNUAL        STOCK       OPTIONS/      LTIP       ALL OTHER
          NAME AND                    SALARY     BONUS    COMPENSATION    AWARD(S)       SARS      PAYMENTS    COMPENSATION
     PRINCIPAL POSITION        YEAR     ($)       ($)         ($)          ($)(1)        (#)          ($)          ($)
     ------------------        ----   -------   -------   ------------   ----------   ----------   ---------   ------------
G. THOMAS ANDES..............  1997   475,000         0      26,427             0       80,000     1,715,625      25,391(2)
Chairman and Chief             1996   375,000   171,266       9,238        58,292       40,000      368,750       20,496
Executive Officer              1995   375,000   128,870       5,375        42,940       32,252      356,250       20,138
RONALD A. BUERGES............  1997   197,500         0         950             0       20,000      457,500        8,838(3)
Senior Executive               1996   152,750    59,618         186        20,266       15,000            0        5,590
Vice President                 1995   108,000    11,759           0         3,895        2,400            0        4,310
LINDA K. FABEL...............  1997   192,500         0       4,050             0       10,000            0       11,193(4)
Executive Vice                 1996   190,000    65,106       1,245        22,125       10,000      236,000       10,275
President, Retail              1995   190,000    45,712         635        15,224       15,048       47,500       10,029
Banking
ROBERT M. OLSON, JR..........  1997   190,000         0       1,909             0       12,500            0        9,481(5)
Executive Vice                 1996   182,500    62,519         430        21,269       10,000      236,000        9,123
President, Operations          1995   182,500    43,900         132        14,630       14,483       47,500        8,858
and Technology
ROBERT J. MATHIAS............  1997   158,021(6)      0           0             0       12,500            0        3,563(7)
Executive Vice                 1996       N/A       N/A         N/A           N/A          N/A          N/A          N/A
President, Credit              1995       N/A       N/A         N/A           N/A          N/A          N/A          N/A
Administration

---------------
(1) Represents the dollar value of shares of restricted stock issued in lieu of cash compensation payable under Magna's annual incentive compensation plan. The aggregate value of restricted stock holdings for the individuals named in the Summary Compensation Table at the end of the last completed fiscal year was $333,655 for Mr. Andes, $141,459 for Ms. Fabel and $48,266 and $99,415 for Messrs. Buerges and Olson, respectively, based upon a per share price of $45.75 being the last transaction price on December 31, 1997. The aggregate number of shares of restricted stock held by the individuals named in the Summary Compensation Table at the end of the last completed fiscal year was 7,293 for Mr. Andes, 3,092 for Ms. Fabel and 1,055 and 2,173 for Messrs. Buerges and Olson, respectively. The restrictions applicable to such restricted stock holdings lapse upon the earliest of (i) the date on which the executive's employment with Magna ends by reason of retirement, death or disability, (ii) the date on which a Change in Control of Magna (as described under "-- Change in Control and Termination Arrangements") occurs, or (iii) within five years of the date of award. The holders thereof are entitled to receive dividends on their shares to the same extent as other holders of the Magna Common Stock.

    The foregoing amounts do not include (i) 50,000 shares of restricted stock subject to an award made to Mr. Andes in 1992 under Magna's 1992 Amended and Restated Long Term Performance Plan (the "1992 Performance Plan"), which award provided that shares of restricted stock would be issued only if certain target share prices for the Magna Common Stock were attained by March 9, 1996, (ii) 50,000 shares of restricted stock subject to an award made to Mr. Andes in 1996 under Magna's 1996 Amended and Restated Long Term Performance Plan (the "1996 Performance Plan"), which award provided that shares of restricted stock would be issued only if certain target share prices for the Magna Common Stock were attained by March 10, 2000, or (iii) 50,000 shares of restricted stock subject to an award made to Mr. Andes in 1997 under the 1996 Performance Plan, which award provided that shares of restricted stock would be issued only if certain target share prices for Magna Common Stock were attained by December 17, 2001. During 1994 and 1995, 10,000 and 15,000 shares, respectively, of restricted stock were issued to Mr. Andes under the 1992 award. During 1996 and 1997, 12,500 and

    37,500 shares, respectively, of restricted stock were issued to Mr. Andes under the 1996 award. Based upon a per share price of $45.75, the aggregate value of such 75,000 shares at December 31, 1997 was $3,431,250. Pursuant to the terms of Mr. Andes' Restricted Stock Agreement, the remaining 25,000 shares of restricted stock subject to the 1992 award were forfeited on March 9, 1996.

    The foregoing amounts do not include 10,000 and 20,000 shares of restricted stock subject to awards made to Mr. Buerges in 1996 and 1997, respectively, under the 1996 Performance Plan, which awards provided that shares of restricted stock would be issued only if certain target share prices for Magna Common Stock were attained by December 18, 2000 and December 17, 2001, respectively. During 1997, 10,000 shares of restricted stock were issued to Mr. Buerges pursuant to the 1996 award. Based upon a per share price of $45.75, the aggregate value of such shares at December 31, 1997 was $457,500.

    The foregoing amounts do not include 10,000 shares of restricted stock subject to awards made to each of Ms. Fabel and Mr. Olson in 1994 under the 1992 Performance Plan, which awards provided that shares of restricted stock would be issued only if certain target share prices for the Magna Common Stock are attained by December 30, 1998. During 1995 and 1996, 2,000 and 8,000 shares, respectively, of restricted stock were issued to each of Ms. Fabel and Mr. Olson under these awards. Based upon a per share price of $45.75, the aggregate value of such shares at December 31, 1997 was $457,500 for each of Ms. Fabel and Mr. Olson.

    The foregoing amounts do not include 10,000 and 5,000 shares of restricted stock subject to awards made to each of Mr. Mathias and Mr. Olson, respectively, in 1997 under the 1996 Performance Plan, which awards provided that shares of restricted stock would be issued only if certain target share prices for the Magna Common Stock are attained by December 17, 2001. No shares were issued to Messrs. Mathias or Olson in 1997 under the terms of these awards. See "-- Long Term Incentive Plans-Awards in Last Fiscal Year."

(2) Includes the following: $2,334 for split-dollar life insurance, $3,669 for premiums paid by Magna on a carve-out life insurance policy owned by the executive which builds cash value, $16,538 in matching contributions to Magna's Executive Supplemental Deferral Plan and $2,850 in matching contributions to Magna's Savings and Stock Investment Plan.

(3) Includes the following: $1,124 for premiums paid by Magna on a carve-out life insurance policy owned by the executive which builds cash value, $4,864 in matching contributions to Magna's Executive Supplemental Deferral Plan and $2,850 in matching contributions to Magna's Savings and Stock Investment Plan.

(4) Includes the following: $3,465 for premiums paid by Magna on a carve-out life insurance policy owned by the executive which builds cash value, $4,878 in matching contributions to Magna's Executive Supplemental Deferral Plan and $2,850 in matching contributions to Magna's Savings and Stock Investment Plan.

(5) Includes the following: $1,806 for premiums paid by Magna on a carve-out life insurance policy owned by the executive which builds cash value, $4,825 in matching contributions to Magna's Executive Supplemental Deferral Plan and $2,850 in matching contributions to Magna's Savings and Stock Investment Plan.

(6) Mr. Mathias joined Magna in February 1997 and became an executive officer of Magna at that time. Accordingly, compensation information for the year 1997 relates only to the period Mr. Mathias was employed by Magna.

(7) This amount represents matching contributions to Magna's Savings and Stock Investment Plan.

     Change in Control and Termination Arrangements. Each of the executive officers named in the Summary Compensation Table, and certain other executive officers of Magna, have individual agreements under which each such executive officer will receive severance benefits in certain circumstances either prior to (with respect to Mr. Andes) or after (with respect to all executive officers) a "Change in Control" (as defined below) of Magna. The employment agreement of Mr. Andes is for a term through December 31, 1999. The agreements of the other executive officers continue until terminated pursuant to their terms or December 31 of any calendar year if notice is given, by December 1 of such year, by either party of such party's intention not to renew the agreement.

     If prior to a Change in Control of Magna, Magna terminates the employment of Mr. Andes without "cause" (generally, willful failure to perform his duties, willful misconduct injurious to Magna or a material breach of the agreement) or if Mr. Andes terminates his employment with "good reason" (as defined below), Magna will be required to pay severance benefits to Mr. Andes in an amount equal to Mr. Andes' then-current annual salary through December 31, 1999. Additionally, Mr. Andes would be entitled to the continuation of certain welfare benefits to which he otherwise would have been entitled through December 31, 1999. In the event Mr. Andes became reemployed, the obligation of Magna to provide such welfare benefits would be secondary to the obligation of Mr. Andes' new employer to provide any such benefit. The agreements with the other executive officers do not provide for the payment of severance or welfare benefits if such officers are terminated prior to a Change in Control of Magna.

     The employment agreement of Mr. Andes and the agreements of Ms. Fabel and Messrs. Buerges, Olson and Mathias and certain other executive officers provide substantially similar protection in the event of a termination of the executive officer's employment after a Change in Control of Magna but differ somewhat in the severance payments made available to such executive officers. "Change in Control" is defined in the agreements to mean, generally, (i) the acquisition by any person of 20% or more of the then outstanding voting power of Magna; (ii) a change in the composition of the Magna Board such that during any two consecutive years incumbent directors and their nominees do not constitute a majority of the Board; (iii) a reorganization, merger or consolidation of Magna unless owners of all of the Magna Common Stock or voting securities of Magna prior to such event own voting securities of the surviving corporation following such event in the same proportions as they owned Magna voting securities prior to such event; (iv) a merger or consolidation in which Magna is the surviving corporation and the holders of Magna Common Stock do not own at least 50% of the stock of the surviving corporation; (v) any sale, lease, exchange or transfer of all, or substantially all, of the assets of Magna; or (vi) the liquidation or dissolution of Magna.

     If an executive officer terminates his or her employment with Magna or the successor corporation for "good reason" (generally, the assignment of duties inconsistent with the executive's position, a material diminution in authority or responsibilities, a reduction in any benefit specified in the agreement, any material breach of the agreement by Magna, or, within one year following the Change in Control, resignation by the executive in his or her sole and absolute discretion), or if Magna or the successor corporation terminates the executive officer's employment without cause within two years after the Change in Control of Magna, Magna or the successor corporation will be required to pay severance benefits. In the case of Mr. Andes, Magna or its successor will be required to pay a lump sum cash amount equal to 2.99 times his "cash compensation" (as defined in his employment agreement) for the most recent calendar year prior to the Change in Control. If the receipt of benefits upon a Change in Control of Magna subjects Mr. Andes to any Federal excise tax pursuant to Section 4999 of the Code, Magna also will be obligated to pay him an additional amount equal to the entire excise tax due. In the case of the remaining executive officers (other than Mr. Buerges), Magna or its successor will be required to pay a lump-sum cash amount equal to two times the executive officer's "annual base salary" plus the executive officer's "incentive bonus" (each as defined in the agreements). In Mr. Buerges' case, the lump-sum cash amount shall be equal to
2.5 times his "annual base salary" plus his "incentive bonus" (each as defined in his agreement). The cash payments to the executive officers (other than Mr. Andes) are subject to reduction to the extent that such payment would require the executive officer to pay a Federal excise tax under the Code.

     For information with respect to the impact of the Merger on the compensation and benefits provided to the executive officers of Magna, see "DESCRIPTION OF TRANSACTION -- Interests of Certain Persons in the Merger."

     Option/SAR Grants in Last Fiscal Year. The following table sets forth information concerning stock option grants made in the fiscal year ended December 31, 1997 to the individuals named in the Summary Compensation Table. No SARs were granted to the named individuals in 1997.

                                                    INDIVIDUAL GRANTS
                            -----------------------------------------------------------------   POTENTIAL REALIZABLE
                              NUMBER OF                                                           VALUE AT ASSUMED
                              SECURITIES     PERCENT OF TOTAL                                    ANNUAL STOCK PRICE
                              UNDERLYING       OPTIONS/SARS     EXERCISE                          APPRECIATION FOR
                             OPTIONS/SARS       GRANTED TO       OR BASE                           OPTION TERM (1)
                               GRANTED         EMPLOYEES IN     PRICE (3)      EXPIRATION       ---------------------
           NAME                 (2)(#)         FISCAL YEAR       ($/SH)         DATE (4)          5%($)      10%($)
           ----             --------------   ----------------   ---------   -----------------   ---------   ---------
G. Thomas Andes...........      80,000            20.00           37.00     September 9, 2007   4,821,600   7,677,600
Ronald A. Buerges.........      20,000             5.00           37.00     September 9, 2007   1,205,400   1,919,400
Linda K. Fabel............      10,000             2.50           37.00     September 9, 2007     602,700     959,700
Robert M. Olson, Jr. .....      12,500             3.13           37.00     September 9, 2007     753,375   1,199,625
Robert J. Mathias.........      12,500             3.13           37.00     September 9, 2007     753,375   1,199,625

---------------
(1) The indicated 5% and 10% rates of appreciation are provided to comply with SEC regulations and do not necessarily reflect the views of Magna as to the likely trend in the price of Magna Common Stock. The effect of 5% and 10% rates of appreciation on Magna Common Stock held for ten years is demonstrated by the following: a share of Magna Common Stock purchased on September 10, 1997 at a price per share of $37.00 and held until September 9, 2007 would have a value of $60.27 at a 5% rate of appreciation, and a value of $95.97 at a 10% rate of appreciation. Actual gains, if any, on stock option exercises and Magna Common Stock holdings will be dependent on, among other things, the future performance of Magna Common Stock and overall market conditions. There can be no assurance that the amounts reflected herein will be achieved. Additionally, these values do not take into consideration the provisions of the options providing for nontransferability or delayed exercisability.

(2) Each option became exercisable with respect to 33% and will be exercisable with respect to 67% of the total number of shares subject to the option on March 10, 1998 and September 10, 1998, respectively, and after September 10, 1999 will be exercisable as to all such shares. On a Change in Control of Magna, as described herein under "-- Change in Control and Termination Arrangements." and upon death, disability or retirement, all options become fully exercisable.

(3) The exercise price may be paid in cash or, at the discretion of the Committee, by shares of Magna Common Stock already owned or to be issued pursuant to the exercise, valued at fair market value on the date of exercise, or a combination of cash and Magna Common Stock.

(4) The options terminate on the earlier of ten years after grant or, generally, immediately on termination for reasons other than retirement, disability or death.

     Long Term Incentive Plans-Awards in Last Fiscal Year. The following table sets forth information concerning shares of restricted stock subject to awards made to Messrs. Andes, Buerges, Olson and Mathias in 1997 pursuant to the 1996 Performance Plan. The shares of restricted stock subject to such awards will be forfeited if certain target share prices for Magna Common Stock are not attained by certain specified dates, as described below.

                                               NUMBER OF             PERFORMANCE OR
                                             SHARES, UNITS         OTHER PERIOD UNTIL
                  NAME                     OR OTHER RIGHTS(1)     MATURATION OR PAYOUT
                  ----                     ------------------   -------------------------
G. Thomas Andes..........................        50,000         Through December 17, 2001
Ronald A. Buerges........................        20,000         Through December 17, 2001
Robert M. Olson, Jr. ....................         5,000         Through December 17, 2001
Robert J. Mathias........................        10,000         Through December 17, 2001

---------------
(1) Restricted stock vests as follows: 20% if the average closing price of Magna Common Stock equals or exceeds $50.25 for 20 consecutive trading days; 50% if the average closing price of Magna Common Stock equals or exceeds $56.75 for 20 consecutive trading days; and 100% if the average closing price of Magna Common Stock equals or exceeds $64.125 for 20 consecutive trading days. Shares of restricted stock subject to the awards will be issued if such price is reached before the earliest to occur of (i) the date on which the executive's employment with Magna ends, (ii) the date on which there occurs a Change in Control (as described under "-- Change in Control and Termination Arrangements") or (iii) December 17, 2001. Shares of restricted stock issued under the award, if any, will be forfeited if employment terminates prior to or on the fifth anniversary of the date of issuance of such shares, other than by reason of retirement, disability or death, unless a Change in Control has occurred. Such shares will not be forfeited if a Change in Control has occurred.

     Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values. The following table sets forth information concerning the aggregate dollar value realized upon exercise of options during 1997, the number of securities underlying options outstanding at year-end 1997 and the value of options outstanding at year-end 1997 having an exercise price lower than the market price of Magna Common Stock ("in-the-money" options), held by the individuals named in the Summary Compensation Table. As of December 31, 1997, no SARs were outstanding.

                                                              NUMBER OF SECURITIES
                                        SHARES               UNDERLYING UNEXERCISED    VALUE OF UNEXERCISED
                                       ACQUIRED                OPTIONS AT FISCAL      IN-THE-MONEY OPTIONS AT
                                          ON       VALUE          YEAR-END (#)          FISCAL YEAR-END ($)
                                       EXERCISE   REALIZED        EXERCISABLE/             EXERCISABLE/
                NAME                     (#)        ($)          UNEXERCISABLE             UNEXERCISABLE
                ----                   --------   --------   ----------------------   -----------------------
G. Thomas Andes......................     0          0           122,529/93,200          2,923,840/960,700
Ronald A. Buerges....................     0          0            17,450/24,950            381,238/272,763
Linda K. Fabel.......................     0          0            51,348/13,300          1,264,998/152,675
Robert M. Olson, Jr. ................     0          0            33,960/15,800            765,158/174,550
Robert J. Mathias....................     0          0             3,300/19,200             45,375/201,500

---------------
(1) Based on a price per share of $45.75, being the last transaction price on December 31, 1997.

     Retirement Plans. Officers and employees of Magna and its subsidiaries participate in Magna's Pension Plan, as amended (the "Retirement Plan"). An officer or employee must have attained age 21 and completed one year of service to be eligible to participate in the Retirement Plan. The annual retirement benefit at normal retirement age (age 65) is accrued for each year of service based upon percentages of the designated portions of the participant's compensation for that year. The annual retirement benefit is 1.35% of the participant's Basic Compensation (as defined below) plus an annual benefit equal to the applicable percentage of the participant's Basic Compensation and the applicable percentage of the participant's Excess Compensation (as defined below) as follows:

                                                      PERCENT OF     PERCENT OF
                                                        BASIC          EXCESS
                   YEAR OF BIRTH                     COMPENSATION   COMPENSATION
                   -------------                     ------------   ------------
Prior to 1938......................................      .00%           .60%
1938-1954..........................................      .05            .55
1955 and thereafter................................      .10            .50

     "Basic Compensation" under the Retirement Plan is the participant's annual base rate salary on January 1 received for services rendered to Magna or its subsidiaries, but does not include payments by Magna or its subsidiaries under Magna's Section 401(k) plan or any bonus plan of Magna or its subsidiaries. "Excess Compensation" is the amount by which the participant's Basic Compensation exceeds one-half of the maximum amount that may be considered as wages under the federal Social Security Act for a particular tax year. The maximum number of years that may be utilized in computing a participant's total retirement benefit under the Retirement Plan is 35 or a participant's total period of service as of December 31, 1988, if greater. Generally, accrued benefits are not vested for participants who have been employed by Magna or its subsidiaries for less than five years. Benefits payable under the Retirement Plan are subject to the maximum annual benefit which may be paid pursuant to Section 415 of the Code. Maximum annual benefits at age 65 for 1997 were based upon year of birth as follows:

                                                              MAXIMUM ANNUAL
                       YEAR OF BIRTH                             BENEFIT
                       -------------                          --------------
Prior to 1938...............................................     $119,210
1938-1954...................................................      110,548
1955 and thereafter.........................................      101,907

     These maximum benefits are subject to future cost-of-living increases and potential reduction by reason of contributions under the tax-qualified defined contribution plans maintained by Magna. The Basic Compensation used in computing retirement benefits is limited by Section 401(a)(17) of the Code. For 1998, this limit is $160,000. The limit is subject to future cost-of-living increases. Magna has established two separate Supplemental Executive Retirement Plans (the "Supplemental Plans") for certain executive officers that will provide retirement benefits at age 65 equal to a percentage of the five-year average salary (highest five years out of the final ten years) for each year of service (up to a maximum of 35 years), less the Retirement Plan benefits. One Supplemental Plan (the "60% Supplemental Plan") provides approximately 1.714% for each year of service, while the other Supplemental Plan (the "50% Supplemental Plan") provides approximately 1.429% for each year of service. A participant's five-year average salary is based on the total of base salary, bonuses and restricted stock awards earned during complete calendar years of employment. Benefits are payable as a ten-year certain and life annuity. Other forms of payment are available at the option of the participant.

     Benefits payable pursuant to the Retirement Plans generally are paid in the form of monthly life income, with 120 monthly payments guaranteed in any event. If a participant is married at the time of their retirement, they will receive, unless they elect otherwise and their spouse executes a written consent, such retirement income in the form of a joint and survivor annuity. In lieu of the amount and form of retirement income otherwise payable, a participant has the option, with spousal consent, of electing a lump-sum distribution from the Retirement Plans. As specified in the Retirement Plans and required by Internal Revenue Service regulations, the lump sum amount is actuarially determined based on standard mortality rates published by the Pension Benefit Guaranty Corporation. These published interest rates vary with market conditions.

     During 1997, Mr. Andes participated in the Retirement Plan and the 60% Supplemental Plan. Ms. Fabel and Messrs. Buerges and Olson participated in the Retirement Plan and the 50% Supplemental Plan during 1997.

     Mr. Mathias participated in the 50% Supplemental Plan during 1997; however, due to the service requirement, Mr. Mathias was not eligible to participate in the Retirement Plan. At December 31, 1997, the annual accrued benefits payable by Magna upon retirement at the normal retirement age of 65 under the Retirement Plan and the Supplemental Plans for each of the executive officers named in the Summary Compensation Table was as follows: $278,247 for Mr. Andes, $21,317 for Ms. Fabel and $11,931, $13,282 and $0 for each of Messrs. Buerges, Olson and Mathias, respectively.

     For information with respect to the impact of the Merger on the compensation and benefits provided to the executive officers of Magna, see "DESCRIPTION OF TRANSACTION -- Interests of Certain Persons in the Merger."

COMPARISON OF FIVE-YEAR TOTAL RETURN

     The following graph and Table I compare the five-year cumulative total shareholder return (including reinvestment of dividends) on an indexed basis among Magna, the Dow Jones Equity Market Index and the Dow Jones Bank Index. The Dow Jones Bank Index is comprised of 48 national and regional bank holding companies, that trade on the New York Stock Exchange. The graph and Table I assume that the value of the investment in Magna Common Stock and each Index was $100 on December 31, 1992. Table II sets forth the annual return on the investment on a fiscal year-end basis, non-cumulatively. All data assumes that all dividends were reinvested on the ex-dividend date.

        Measurement Period          Dow Jones Equity    Dow Jones Bank      Magna Common
      (Fiscal Year Covered)           Market Index           Index              Stock
1992                                           100.00             100.00             100.00
1993                                           109.95             108.71             117.98
1994                                           110.79             104.21             111.51
1995                                           153.31             167.20             157.06
1996                                           189.28             236.18             202.18
1997                                           251.71             351.60             323.27

TABLE I -- CUMULATIVE VALUE OF $100 INVESTMENT

                                                                       DECEMBER 31,
                                                 ---------------------------------------------------------
                                                  1992      1993      1994      1995      1996      1997
                                                 -------   -------   -------   -------   -------   -------
Dow Jones Equity Market Index..................  $100.00   $109.95   $110.79   $153.31   $189.28   $251.71
Dow Jones Bank Index...........................   100.00    108.71    104.21    167.20    236.18    351.60
Magna Common Stock.............................   100.00    117.98    111.51    157.06    202.18    323.27

TABLE II -- NON-CUMULATIVE ANNUAL RETURN

                                                                                DECEMBER 31,
                                                         -----------------------------------------------------------
                                                         1992      1993       1994       1995       1996       1997
                                                         ----      -----      -----      -----      -----      -----
Dow Jones Equity Market Index......................      N/A        9.95%      0.76%     38.38%     23.46%     32.98%
Dow Jones Bank Index...............................      N/A        8.71      (4.14)     60.45      41.26      48.87
Magna Common Stock.................................      N/A       17.98      (5.48)     40.85      28.73      59.89

SECURITY OWNERSHIP OF MANAGEMENT OF MAGNA

     The following information is furnished as of the Magna Record Date to indicate beneficial ownership by each current director, the executive officers named in the Summary Compensation Table, individually, and all current directors and executive officers as a group, of shares of Magna Common Stock. No director or executive officer beneficially owned any shares of Magna Class B Preferred Stock on the Magna Record Date.

                                                              NUMBER OF SHARES OF
                                                                 MAGNA COMMON
                                                                     STOCK
                                                                 BENEFICIALLY
                  NAME OF BENEFICIAL OWNER                        OWNED(l)(2)
                  ------------------------                    -------------------
G. Thomas Andes(3)..........................................         360,518
James A. Auffenberg, Jr.(4).................................          11,832
Ronald A. Buerges(5)........................................          59,568
Wayne T. Ewing(6)...........................................          24,383
Linda K. Fabel(7)...........................................          61,245
Donald P. Gallop(8).........................................          35,552
Randall E. Ganim(9).........................................          34,550
C. E. Heiligenstein(10).....................................         251,139
John G. Helmkamp, Jr.(11)...................................         305,950
Carl G. Hogan, Sr.(12)......................................          41,847
Franklin A. Jacobs(13)......................................         148,921
S. Lee Kling(14)............................................         252,188
Ralph F. Korte(15)..........................................          62,232
Roger J. Lowery(16).........................................           1,974
Robert J. Mathias(17).......................................          20,951
Robert M. Olson, Jr.(18)....................................          46,018
William A. Peck(19).........................................           1,500
Erl A. Schmiesing(20).......................................          37,858
Douglas K. Shull(21)........................................           6,208
Frank R. Trulaske(22).......................................          41,373
George T. Wilkins, Jr.(23)..................................         183,170
All current directors and executive officers as a group (24
  persons)(24)..............................................       2,092,740

---------------
 (1) Except as otherwise noted, each director or executive officer has sole voting and investment power over the shares listed beside his or her name.

 (2) No director or executive officer beneficially owned more than one percent of the total outstanding shares of Magna Common Stock on such date.

 (3) Includes 3,375 shares that Mr. Andes owns jointly with his spouse, 724 shares that are owned by Mr. Andes' spouse, as to which shares Mr. Andes has shared voting and investment power, and 214 shares registered as owned by Mr. Andes as custodian. Also includes 148,929 shares subject to options exercisable currently or within 60 days after the Magna Record Date and 25,000 shares of restricted stock that could be issued to Mr. Andes if certain target share prices for Magna Common Stock are attained within 60 days after the Magna Record Date.

 (4) Includes 1,000 shares owned by Mr. Auffenberg's spouse, as to which shares Mr. Auffenberg has shared voting and investment power, 1,500 shares owned by Mr. Auffenberg as custodian for his minor children and 2,266 shares subject to options exercisable currently or within 60 days after the Magna Record Date.

 (5) Includes 21,450 shares subject to options exercisable currently or within 60 days after the Magna Record Date and 10,000 shares of restricted stock that could be issued to Mr. Buerges if certain target share prices for Magna Common Stock are attained within 60 days after the Magna Record Date.

 (6) Includes 1,051 shares that are owned by Mr. Ewing's spouse, as to which shares Mr. Ewing has shared voting and investment power, and 7,605 shares subject to options exercisable currently or within 60 days after the Magna Record Date.

 (7) Includes 13,050 shares that Ms. Fabel owns jointly with her spouse, as to which shares Ms. Fabel has shared voting and investment power. Also includes 38,464 shares subject to options exercisable currently or within 60 days after the Magna Record Date.

 (8) Includes 4,688 shares held of record by the trustees of the testamentary trust of Mr. Philip Gallop, of which Mr. Gallop is a co-trustee and has shared voting and investment power, and 18,622 shares owned by Mr. Gallop's spouse, as to which shares Mr. Gallop disclaims beneficial ownership. Also includes 7,605 shares subject to options exercisable currently or within 60 days after the Magna Record Date.

 (9) Includes 500 shares that Mr. Ganim owns jointly with his spouse, as to which shares Mr. Ganim has shared voting and investment power and 5 shares owned by Mr. Ganim as custodian for his son. Also includes 2,266 shares subject to options exercisable currently or within 60 days after the Magna Record Date.

(10) Includes 4,691 shares owned by Mr. Heiligenstein's spouse, as to which shares Mr. Heiligenstein has shared voting and investment power, and 3,507 shares subject to options exercisable currently or within 60 days after the Magna Record Date.

(11) Includes 280,082 shares that are subject to various trusts as to which shares Mr. Helmkamp has either sole or shared voting and investment power (Mr. Helmkamp disclaims beneficial ownership as to certain of such shares), 14,804 shares owned by Mr. Helmkamp's spouse and 5,458 shares subject to the Elizabeth Helmkamp Charitable Trust, as to which Mr. Helmkamp disclaims beneficial ownership. Also includes 3,873 shares subject to options exercisable currently or within 60 days after the Magna Record Date.

(12) Includes 3,507 shares subject to options exercisable currently or within 60 days after the Magna Record Date.

(13) Includes 5,741 shares subject to options exercisable currently or within 60 days after the Magna Record Date.

(14) Includes 107 shares that are owned as custodian by Mr. Kling's spouse, as to which shares Mr. Kling disclaims beneficial ownership. Also includes 10,136 shares subject to options exercisable currently or within 60 days after the Magna Record Date.

(15) Includes 2,266 shares subject to options exercisable currently or within 60 days after the Magna Record Date.

(16) Includes 1,000 shares subject to options exercisable currently or within 60 days after the Magna Record Date.

(17) Includes 10,825 shares subject to options exercisable currently or within 60 days after the Magna Record Date and 5,000 shares of restricted stock that could be issued to Mr. Mathias if certain target share prices for Magna Common Stock are attained within 60 days after the Magna Record Date.

(18) Includes 25,308 shares subject to options exercisable currently or within 60 days after the Magna Record Date and 2,500 shares of restricted stock that could be issued to Mr. Olson if certain target share prices for Magna Common Stock are attained within 60 days after the Magna Record Date.

(19) Includes 500 shares that Dr. Peck owns jointly with his spouse, as to which shares Dr. Peck has shared voting and investment power and 1,000 shares subject to options exercisable currently or within 60 days after the Magna Record Date.

(20) Includes 2,266 shares subject to options exercisable currently or within 60 days after the Magna Record Date.

(21) Includes 2,266 shares subject to options exercisable currently or within 60 days after the Magna Record Date.

(22) Includes 35,122 shares that are subject to various trusts as to which shares Mr. Trulaske has either sole or shared voting and investment power and 4,679 shares subject to options exercisable currently or within 60 days after the Magna Record Date.

(23) Includes 1,214 shares that Dr. Wilkins owns jointly with his spouse, as to which shares Dr. Wilkins has shared voting and investment power, and 7,272 shares subject to options exercisable currently or within 60 days after the Magna Record Date.

(24) This amount represents 6% of the outstanding shares of Magna Common Stock on the Magna Record Date. This amount includes 355,916 shares subject to options exercisable currently or within 60 days after the Magna Record Date, and 52,500 shares of restricted stock issuable if certain target prices for Magna Common Stock are attained within 60 days after the Magna Record Date.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires Magna's directors and executive officers ("Reporting Persons") to file with the SEC initial reports of ownership and reports of changes in ownership of Magna Common Stock and other equity securities of Magna. Magna has designated an officer who is available to Magna's Reporting Persons to assist them in filing the required reports, and Magna circulates monthly transaction reminders and other materials to promote compliance with Section 16(a). To Magna's knowledge, based solely on its review of the copies of such reports furnished to Magna and written representations that no other reports were required, all Section 16(a) filing requirements applicable to the Reporting Persons were complied with during the year ended December 31, 1997.

                                 OTHER MATTERS

     As of the date of this Joint Proxy Statement, the Magna Board knows of no matters that will be presented for consideration at the Magna Annual Meeting other than as described in this Joint Proxy Statement, and the UPC Board knows of no matters that will be presented for consideration at the UPC Special Meeting other than as described in this Joint Proxy Statement. However, if any other matters shall properly come before the Magna Annual Meeting or UPC Special Meeting and be voted upon, the enclosed proxy shall be deemed to confer discretionary authority to the individuals named as proxies therein to vote the shares represented by such proxy as to any such matters.

                             SHAREHOLDER PROPOSALS

     UPC expects to hold its next annual meeting of shareholders after the Merger in April 1999. Under SEC rules, proposals of UPC shareholders intended to be presented at that meeting must be received by UPC at its principal executive offices no later than the date specified in UPC's 1998 annual meeting proxy statement. In the event the Merger is not consummated, proposals of Magna shareholders intended to be presented at the 1999 annual meeting of shareholders of Magna must be received by Magna at its principal executive offices no later than December 1, 1998.

                                    EXPERTS

     The consolidated financial statements of UPC and subsidiaries incorporated in this Joint Proxy Statement by reference to the UPC Annual Report on Form 10-K for the year ended December 31, 1997, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The consolidated financial statements of Magna included in Magna's Annual Report (Form 10-K) for the year ended December 31, 1997, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                    OPINIONS

     The legality of the shares of UPC Common Stock to be issued in the Merger will be passed upon by E. James House, Jr., Secretary and Manager of the Legal Department of UPC. E. James House, Jr. is an officer of, and receives compensation from, UPC.

     Certain tax consequences of the transaction have been passed upon by Alston & Bird LLP, Washington, D.C. and Wachtell, Lipton, Rosen & Katz, New York, New York.

                                                                      APPENDIX A

                      AGREEMENT AND PLAN OF REORGANIZATION

                                 BY AND BETWEEN

                               MAGNA GROUP, INC.

                                      AND

                           UNION PLANTERS CORPORATION

                         DATED AS OF FEBRUARY 22, 1998

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Parties.....................................................  A- 6
Preamble....................................................  A- 6
ARTICLE 1 -- TRANSACTIONS AND TERMS OF MERGER...............  A- 6
     1.1 Merger.............................................  A- 6
     1.2 Time and Place of Closing..........................  A- 6
     1.3 Effective Time.....................................  A- 7
     1.4 Execution of Stock Option Agreement................  A- 7
ARTICLE 2 -- TERMS OF MERGER................................  A- 7
     2.1 Charter............................................  A- 7
     2.2 Bylaws.............................................  A- 7
     2.3 Directors and Officers.............................  A- 7
ARTICLE 3 -- MANNER OF CONVERTING SHARES....................  A- 7
     3.1 Conversion of Shares...............................  A- 7
     3.2 Anti-Dilution Provisions...........................  A- 7
     3.3 Shares Held by Magna or UPC........................  A- 8
     3.4 Dissenting Shareholders............................  A- 8
     3.5 Fractional Shares..................................  A- 8
     3.6 Conversion of Stock Rights.........................  A- 8
ARTICLE 4 -- EXCHANGE OF SHARES.............................  A- 9
     4.1 Exchange Procedures................................  A- 9
     4.2 Rights of Former Magna Shareholders................  A-10
ARTICLE 5 -- REPRESENTATIONS AND WARRANTIES OF MAGNA........  A-10
     5.1 Organization, Standing, and Power..................  A-10
     5.2 Authority; No Breach By Agreement..................  A-10
     5.3 Capital Stock......................................  A-11
     5.4 Magna Subsidiaries.................................  A-12
     5.5 SEC Filings; Financial Statements..................  A-12
     5.6 Absence of Undisclosed Liabilities.................  A-12
     5.7 Absence of Certain Changes or Events...............  A-13
     5.8 Tax Matters........................................  A-13
     5.9 Assets.............................................  A-13
     5.10 Environmental Matters.............................  A-14
     5.11 Compliance with Laws..............................  A-14
     5.12 Labor Relations...................................  A-15
     5.13 Employee Benefit Plans............................  A-15
     5.14 Material Contracts................................  A-17
     5.15 Legal Proceedings.................................  A-17
     5.16 Reports...........................................  A-18
     5.17 Statements True and Correct.......................  A-18
     5.18 Accounting, Tax, and Regulatory Matters...........  A-18
     5.19 State Takeover Laws...............................  A-18
     5.20 Charter Provisions................................  A-18
     5.21 Rights Agreement..................................  A-18
     5.22 Derivatives.......................................  A-19
     5.23 Year 2000.........................................  A-19
ARTICLE 6 -- REPRESENTATIONS AND WARRANTIES OF UPC..........  A-19
     6.1 Organization, Standing, and Power..................  A-19
     6.2 Authority; No Breach By Agreement..................  A-19
     6.3 Capital Stock......................................  A-20

                                                              PAGE
                                                              ----
     6.4 UPC Subsidiaries...................................  A-20
     6.5 SEC Filings; Financial Statements..................  A-20
     6.6 Absence of Undisclosed Liabilities.................  A-21
     6.7 Absence of Certain Changes or Events...............  A-21
     6.8 Tax Matters........................................  A-21
     6.9 Assets.............................................  A-22
     6.10 Environmental Matters.............................  A-22
     6.11 Compliance with Laws..............................  A-23
     6.12 Labor Relations...................................  A-23
     6.13 Legal Proceedings.................................  A-24
     6.14 Reports...........................................  A-24
     6.15 Statements True and Correct.......................  A-24
     6.16 Accounting, Tax, and Regulatory Matters...........  A-24
     6.17 Employee Benefit Plans............................  A-24
     6.18 Derivatives.......................................  A-25
     6.19 Year 2000.........................................  A-25
ARTICLE 7 -- CONDUCT OF BUSINESS PENDING CONSUMMATION.......  A-25
     7.1 Affirmative Covenants of Both Parties..............  A-25
     7.2 Negative Covenants of Magna........................  A-25
     7.3 Adverse Changes in Condition.......................  A-27
     7.4 Reports............................................  A-27
ARTICLE 8 -- ADDITIONAL AGREEMENTS..........................  A-27
     8.1 Registration Statement; Joint Proxy Statement;
      Shareholder Approvals.................................  A-27
     8.2 Exchange Listing...................................  A-28
     8.3 Applications.......................................  A-28
     8.4 Filings with State Offices.........................  A-28
     8.5 Agreement as to Efforts to Consummate..............  A-28
     8.6 Investigation and Confidentiality..................  A-28
     8.7 Press Releases.....................................  A-29
     8.8 Certain Actions....................................  A-29
     8.9 Accounting and Tax Treatment.......................  A-29
     8.10 State Takeover Laws...............................  A-29
     8.11 Charter Provisions................................  A-29
     8.12 Rights Agreement..................................  A-30
     8.13 Agreement of Affiliates...........................  A-30
     8.14 Employee Benefits and Contracts...................  A-30
     8.15 Indemnification...................................  A-31
     8.16 Certain Modifications.............................  A-32
     8.17 Pending Magna Acquisition.........................  A-32
ARTICLE 9 -- CONDITIONS PRECEDENT TO OBLIGATIONS TO
  CONSUMMATE................................................  A-32
     9.1 Conditions to Obligations of Each Party............  A-32
     9.2 Conditions to Obligations of UPC...................  A-33
     9.3 Conditions to Obligations of Magna.................  A-34
ARTICLE 10 -- TERMINATION...................................  A-35
     10.1 Termination.......................................  A-35
     10.2 Effect of Termination.............................  A-36
     10.3 Non-Survival of Representations and Covenants.....  A-36
ARTICLE 11 -- MISCELLANEOUS.................................  A-36
     11.1 Definitions.......................................  A-36
     11.2 Expenses..........................................  A-42
     11.3 Brokers and Finders...............................  A-42

                                                              PAGE
                                                              ----
     11.4 Entire Agreement..................................  A-42
     11.5 Amendments........................................  A-43
     11.6 Waivers...........................................  A-43
     11.7 Assignment........................................  A-43
     11.8 Notices...........................................  A-43
     11.9 Governing Law.....................................  A-44
     11.10 Counterparts.....................................  A-44
     11.11 Captions.........................................  A-44
     11.12 Interpretations..................................  A-44
     11.13 Enforcement of Agreement.........................  A-44
     11.14 Severability.....................................  A-45
Signatures..................................................  A-45

                                LIST OF EXHIBITS

EXHIBIT NUMBER                           DESCRIPTION
--------------                           -----------
1.               Form of Stock Option Agreement. (sec. 1.4).
2.               Form of Plan of Merger. (sec. 1.1)
3.               Form of Affiliate Agreement. (sec.sec.8.13, 9.2(d)).

                      AGREEMENT AND PLAN OF REORGANIZATION

     THIS AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement") is made and entered into as of February 22, 1998, by and between MAGNA GROUP, INC. ("Magna"), a corporation organized and existing under the Laws of the State of Delaware, with its principal office located in St. Louis, Missouri; and UNION PLANTERS CORPORATION ("UPC"), a corporation organized and existing under the Laws of the State of Tennessee, with its principal office located in Memphis, Tennessee.

                                    PREAMBLE

     The Boards of Directors of Magna and UPC are of the opinion that the transactions described herein are in the best interests of the parties to this Agreement and their respective stockholders. This Agreement provides for the acquisition of Magna by UPC pursuant to the merger (the "Merger") of Magna with and into Union Planters Holding Corporation ("UPHC"), a wholly-owned subsidiary of UPC organized under the Laws of the State of Tennessee. At the effective time of the Merger, the outstanding shares of the common stock of Magna shall be converted into shares of the common stock of UPC (except as provided herein) and the outstanding shares of preferred stock of Magna shall be converted into cash payments. As a result, stockholders of Magna shall become stockholders of UPC, and UPHC shall continue to conduct the business and operations of Magna as a wholly-owned subsidiary of UPC. The transactions described in this Agreement are subject to the approvals of the stockholders of Magna, the stockholders of UPC, the Board of Governors of the Federal Reserve System, and certain state regulatory authorities, and the satisfaction of certain other conditions described in this Agreement. It is the intention of the parties to this Agreement that the Merger (i) for federal income tax purposes shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code and (ii) for accounting purposes shall qualify for treatment as a pooling of interests.

     Immediately after the execution and delivery of this Agreement, as a condition and inducement to UPC's willingness to enter into this Agreement, Magna and UPC are entering into a stock option agreement (the "Stock Option Agreement"), in substantially the form of Exhibit 1, pursuant to which Magna is granting to UPC an option to purchase shares of Magna Common Stock.

     Certain terms used in this Agreement are defined in Section 11.1 of this Agreement.

     NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, the Parties agree as follows:

                                   ARTICLE 1
                        TRANSACTIONS AND TERMS OF MERGER

     1.1 Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, Magna shall be merged with and into UPHC in accordance with the provisions of Section 252 of the DGCL and with the effect provided in Section 259 of the DGCL and in accordance with the provisions of Section 48-21-109 of the TBCA and with the effect provided in Section 48-21-108 of the TBCA (the "Merger"). UPHC shall be the Surviving Corporation resulting from the Merger and shall continue to be governed by the Laws of the State of Tennessee. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of Magna and UPC, and the Plan of Merger, in substantially the form of Exhibit 2, which has been approved and adopted by the Board of Directors of Magna and will be approved and adopted by the Board of Directors of UPHC prior to the Effective Time.

     1.2 Time and Place of Closing. The consummation of the Merger (the "Closing") shall take place at 9:00 A.M. on the date that the Effective Time occurs (or the immediately preceding day if the Effective Time is earlier than 9:00 A.M.), or at such other time as the Parties, acting through their duly authorized officers, may mutually agree. The place of Closing shall be at such location as may be mutually agreed upon by the Parties.

     1.3 Effective Time. The Merger and the other transactions contemplated by this Agreement shall become effective on the date and at the time the Certificate of Merger shall become effective with the Secretary of State of the State of Delaware and the Articles of Merger shall become effective with the Secretary of State of the State of Tennessee (the "Effective Time"). Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the duly authorized officers of each Party, the Parties shall use their reasonable efforts to cause the Effective Time to occur on or before the 15th business day (as designated by UPC) following the last to occur of (i) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger and (ii) the date on which the stockholders of UPC and Magna approve the matters relating to this Agreement required to be approved by such stockholders by applicable Law.

     1.4 Execution of Stock Option Agreement. Immediately after the execution of this Agreement and as a condition hereto, Magna is executing and delivering to UPC the Stock Option Agreement.

                                   ARTICLE 2
                                TERMS OF MERGER

     2.1 Charter. The Charter of UPHC in effect immediately prior to the Effective Time shall be the Charter of the Surviving Corporation after the Effective Time until otherwise amended or repealed.

     2.2 Bylaws. The Bylaws of UPHC in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation after the Effective Time until otherwise amended or repealed.

     2.3 Directors and Officers. The directors of UPHC in office immediately prior to the Effective Time, together with such additional individuals thereafter elected, shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation. The officers of UPHC in office immediately prior to the Effective Time, together with such additional individuals thereafter elected, shall serve as the officers of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation.

                                   ARTICLE 3
                          MANNER OF CONVERTING SHARES

     3.1 Conversion of Shares. Subject to the provisions of this Article 3, at the Effective Time, by virtue of the Merger and without any action on the part of UPC or Magna, or the stockholders of either of the foregoing, the shares of the constituent corporations shall be converted as follows:

          (a) Each share of UPC Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

          (b) Each share of UPHC Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

          (c) Each share of Magna Common Stock (including any associated Preferred Stock Purchase Rights, but excluding shares held by any Magna Company or any UPC Company, in each case other than in a fiduciary capacity or as a result of debts previously contracted) issued and outstanding at the Effective Time shall be converted into .9686 of a share of UPC Common Stock (the "Exchange Ratio"). Pursuant to the UPC Rights Agreement, each share of UPC Common Stock issued in connection with the Merger upon conversion of Magna Common Stock shall be accompanied by a UPC Right.

          (d) Each share of Magna Class B Preferred Stock (excluding any shares held by any Magna Company or any UPC Company, in each case other than in a fiduciary capacity as a result of debts previously contracted) issued and outstanding at the Effective Time, shall be converted into the right to receive a check from UPC in the amount of the Preferred Stock Cash Payment Amount.

     3.2 Anti-Dilution Provisions. In the event Magna changes the number of shares of Magna Common Stock or Magna Class B Preferred Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, or similar transaction with respect to such stock, the Exchange Ratio and the Preferred Stock Cash Payment Amount, as the case may be, shall be proportionately adjusted. In the event UPC changes the number of shares of UPC Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, or similar transaction with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted.

     3.3 Shares Held by Magna or UPC. Each of the shares of Magna Capital Stock held by any Magna Company or by any UPC Company, in each case other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

     3.4 Dissenting Stockholders. Any holder of shares of Magna Class B Preferred Stock who perfects such holder's dissenters' rights of appraisal in accordance with and as contemplated by Section 262 of the DGCL shall be entitled to receive the value of such shares in cash as determined pursuant to such provision of Law; provided, however, that no such payment shall be made to any dissenting stockholder unless and until such dissenting stockholder has complied with the applicable provisions of the DGCL and surrendered to Magna the certificate or certificates representing the shares for which payment is being made. In the event that after the Effective Time a dissenting stockholder of Magna fails to perfect, or effectively withdraws or loses, such holder's right to appraisal of and payment for such holder's shares, UPC shall issue and deliver the consideration to which such holder of shares of Magna Class B Preferred Stock is entitled under this Article 3 (without interest) upon surrender by such holder of the certificate or certificates representing shares of Magna Class B Preferred Stock held by such holder. Magna will establish an escrow account with an amount sufficient to satisfy the maximum aggregate payment that may be required to be paid to dissenting stockholders. Upon satisfaction of all claims of dissenting stockholders, the remaining escrowed amount, reduced by payment of the fees and expenses of the escrow agent, will be returned to the Surviving Corporation.

     3.5 Fractional Shares. Notwithstanding any other provision of this Agreement, each holder of shares of Magna Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of UPC Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of UPC Common Stock multiplied by the market value of one share of UPC Common Stock at the Effective Time. The market value of one share of UPC Common Stock at the Effective Time shall be the last sale price of UPC Common Stock on the NYSE-Composite Transactions List (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source selected by UPC) on the last trading day preceding the Effective Time. No such holder will be entitled to dividends, voting rights, or any other rights as a stockholder in respect of any fractional shares.

     3.6  Conversion of Stock Rights.

          (a) At the Effective Time, each award, option, or other right to purchase or acquire shares of Magna Common Stock pursuant to stock options, stock appreciation rights, or stock awards ("Magna Rights") granted by Magna under the Magna Stock Plans, which are outstanding at the Effective Time, whether or not exercisable, shall be converted into and become rights with respect to UPC Common Stock, and UPC shall assume each Magna Right, in accordance with the terms of the Magna Stock Plan and stock option agreement by which it is evidenced, except that from and after the Effective Time, (i) UPC and its Salary and Benefits Committee shall be substituted for Magna and the Committee of Magna's Board of Directors (including, if applicable, the entire Board of Directors of Magna) administering such Magna Stock Plan, (ii) each Magna Right assumed by UPC may be exercised solely for shares of UPC Common Stock (or cash in the case of stock appreciation rights), (iii) the number of shares of UPC Common Stock subject to such Magna Right shall be equal to the number of shares of Magna Common Stock subject to such Magna Right immediately prior to the Effective Time multiplied by the Exchange Ratio and rounding down to the nearest whole share, and (iv) the per share exercise price (or similar threshold price, in the case of stock awards) under each such Magna Right shall be adjusted by dividing the per share exercise (or threshold) price under each such Magna Right by the Exchange Ratio and rounding up to the nearest cent. Notwithstanding the provisions of clauses
     (iii) and (iv) of the first sentence of this Section 3.6, each Magna Right which is an "incentive stock option" shall be adjusted as required by
     Section 424 of the Internal Revenue Code, so as not to constitute a modification, extension, or renewal of the option, within the meaning of
     Section 424(h) of the Internal Revenue Code. UPC agrees to take all necessary steps to effectuate the foregoing provisions of this Section 3.6.

          (b) As soon as reasonably practicable after the Effective Time, UPC shall deliver to the participants in each Magna Stock Plan an appropriate notice setting forth such participant's rights pursuant thereto and the grants pursuant to such Magna Stock Plan shall continue in effect on the same terms and conditions (subject to the adjustments required by Section 3.6(a) after giving effect to the Merger), and UPC shall comply with the terms of each Magna Stock Plan to ensure, to the extent required by, and subject to the provisions of, such Magna Stock Plan, that Magna Rights which qualified as incentive stock options prior to the Effective Time continue to qualify as incentive stock options after the Effective Time. At or prior to the Effective Time, UPC shall take all corporate action necessary to reserve for issuance sufficient shares of UPC Common Stock for delivery upon exercise of Magna Rights assumed by it in accordance with this Section 3.6. As soon as reasonably practicable after the Effective Time, UPC shall file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), with respect to the shares of UPC Common Stock subject to such options and shall use its reasonable efforts to maintain the effectiveness of such registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding. With respect to those individuals who subsequent to the Merger will be subject to the reporting requirements under Section 16(a) of the 1934 Act, where applicable, UPC shall administer the Magna Stock Plan assumed pursuant to this Section 3.6 in a manner that complies with Rule 16b-3 promulgated under the 1934 Act.

          (c) All restrictions or limitations on transfer with respect to Magna Common Stock awarded under the Magna Stock Plans or any other plan, program, or arrangement of any Magna Company, to the extent that such restrictions or limitations shall not have already lapsed, and except as otherwise expressly provided in such plan, program, or arrangement, shall remain in full force and effect with respect to shares of UPC Common Stock into which such restricted stock is converted pursuant to Section 3.1 of this Agreement.

                                   ARTICLE 4
                               EXCHANGE OF SHARES

     4.1 Exchange Procedures. Promptly after the Effective Time, UPC and Magna shall cause the exchange agent selected by UPC (the "Exchange Agent") to mail to the former stockholders of Magna appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of Magna Capital Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent). After the Effective Time, each holder of shares of Magna Capital Stock (other than shares to be canceled pursuant to Section 3.3 of this Agreement or as to which the holder thereof has perfected dissenters' rights of appraisal as contemplated by
Section 3.4 of this Agreement) issued and outstanding at the Effective Time shall surrender the certificate or certificates representing such shares to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefor the consideration provided in Section 3.1 of this Agreement, together with all undelivered dividends or distributions in respect of such shares (without interest thereon) pursuant to Section 4.2 of this Agreement. To the extent required by Section 3.5 of this Agreement, each holder of shares of Magna Common Stock issued and outstanding at the Effective Time also shall receive, upon surrender of the certificate or certificates representing such shares, cash in lieu of any fractional share of UPC Common Stock to which such holder may be otherwise entitled (without interest). UPC shall not be obligated to deliver the consideration to which any former holder of Magna Capital Stock is entitled as a result of the Merger until such holder surrenders such holder's certificate or certificates representing the shares of Magna Capital Stock for exchange as provided in this Section 4.1. The certificate or certificates of Magna Capital Stock so surrendered shall be duly endorsed as the Exchange Agent may require. Any other provision of this Agreement notwithstanding, neither the Surviving Corporation nor the Exchange Agent shall be liable to a holder of Magna Capital Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property Law.

     4.2 Rights of Former Magna Stockholders. At the Effective Time, the stock transfer books of Magna shall be closed as to holders of Magna Capital Stock immediately prior to the Effective Time and no transfer of Magna Capital Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1 of this Agreement, each certificate theretofore representing shares of Magna Capital Stock (other than shares to be canceled pursuant to Section 3.3 of this Agreement or as to which the holder thereof has perfected dissenters' rights of appraisal as contemplated by Section 3.4 of this Agreement) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Sections 3.1 and 3.5 of this Agreement in exchange therefor, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which have been declared or made by Magna in respect of such shares of Magna Capital Stock in accordance with the terms of this Agreement and which remain unpaid at the Effective Time. To the extent permitted by Law, former stockholders of record of Magna shall be entitled to vote after the Effective Time at any meeting of UPC stockholders the number of whole shares of UPC Common Stock into which their respective shares of Magna Common Stock are converted, regardless of whether such holders have exchanged their certificates representing Magna Common Stock for certificates representing UPC Common Stock in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by UPC on the UPC Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares issuable pursuant to this Agreement, but beginning 30 days after the Effective Time no dividend or other distribution payable to the holders of record of UPC Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any certificate representing shares of Magna Common Stock issued and outstanding at the Effective Time until such holder surrenders such certificate for exchange as provided in Section 4.1 of this Agreement. However, upon surrender of such Magna Common Stock certificate, both the UPC Common Stock certificate (together with all such undelivered dividends or other distributions without interest) and any undelivered dividends and cash payments to be paid for fractional share interests (without interest) shall be delivered and paid with respect to each share represented by such certificate.

                                   ARTICLE 5
                    REPRESENTATIONS AND WARRANTIES OF MAGNA

     Except as set forth in the Magna Disclosure Memorandum referencing a specific section of this Agreement, Magna hereby represents and warrants to UPC as follows:

     5.1 Organization, Standing, and Power. Magna is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware, and has the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its Material Assets. Magna is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Magna.

     5.2  Authority; No Breach By Agreement.

          (a) Magna has the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and the Plan of Merger and to consummate the transactions contemplated hereby and thereby. The execution, delivery, and performance of this Agreement and the Plan of Merger, and the consummation of the transactions contemplated herein and therein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Magna, subject to the approval of this Agreement and the Plan of Merger by holders of the requisite number of shares of Magna Capital Stock, voting together as one class, as required by Law, which is the only stockholder vote required for approval of this Agreement and the Plan of Merger and consummation of the Merger by Magna. Subject to such requisite stockholder approval, this Agreement and the Plan of Merger represent legal, valid, and binding obligations of Magna, enforceable against Magna in accordance with their respective terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

          (b) Neither the execution and delivery of this Agreement and the Plan of Merger by Magna, nor the consummation by Magna of the transactions contemplated hereby or thereby, nor compliance by Magna with any of the provisions hereof or thereof, will (i) conflict with or result in a breach of any provision of Magna's Certificate of Incorporation or Bylaws or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Magna Company under, any Contract or Permit of any Magna Company, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Magna, or
     (iii) subject to receipt of the requisite Consents referred to in Section 9.1(b) of this Agreement, violate any Law or Order applicable to any Magna Company or any of their respective Material Assets.

          (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NYSE, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, or under the HSR Act, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Magna, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by Magna of the Merger and the other transactions contemplated in this Agreement and the Plan of Merger.

     5.3  Capital Stock.

          (a) The authorized capital stock of Magna consists, as of the date of this Agreement, of (i) 80,000,000 shares of Magna Common Stock, of which 32,649,181 shares were issued and outstanding as of February 20, 1998 and, excluding shares of Magna Common Stock issuable in connection with the transaction referenced in Section 8.17 of this Agreement and without taking into account any shares of Magna Common Stock repurchased by Magna prior to the Effective Time, not more than 35,257,887 shares will be issued and outstanding at the Effective Time, (ii) 1,000,000 shares of Magna Preferred Stock, of which no shares are issued and outstanding as of the date of this Agreement and no shares will be issued and outstanding as of the Effective Time, (iii) 49,500 shares of Magna Class B Preferred Stock, of which 1,981 shares are issued and outstanding as of the date of this Agreement and not more than 1,981 shares will be issued and outstanding at the Effective Time, and (iv) 1,000,000 shares of Magna Class C Preferred Stock, of which no shares are issued and outstanding as of the date of this Agreement and no shares will be issued and outstanding at the Effective Time. All of the issued and outstanding shares of Magna Capital Stock are duly and validly issued and outstanding and are fully paid and nonassessable under the DGCL. None of the outstanding shares of Magna Capital Stock has been issued in violation of any preemptive rights of the current or past stockholders of Magna.

          (b) Except (i) as set forth in Section 5.3(a) of this Agreement, (ii) with respect to shares of Magna Common Stock issuable under the Magna Dividend Reinvestment Plan and the Magna Employee Stock Purchase Plan and 1,337,194 shares of Magna Common Stock subject to outstanding options under the Magna Stock Plans, (iii) as provided pursuant to the Stock Option Agreement or the Magna Rights Agreement, or (iv) pursuant to the 7% Convertible Subordinated Capital Notes and 8 3/4% Convertible Subordinated Debentures of Magna, there are no shares of capital stock or other equity securities of Magna outstanding and no outstanding Rights relating to the capital stock of Magna.

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     5.4  Magna Subsidiaries.  Magna has disclosed in Section 5.4 of the Magna
Disclosure Memorandum all of the Magna Subsidiaries as of the date of this Agreement. Magna or one of its Subsidiaries owns all of the issued and outstanding shares of capital stock of each Magna Subsidiary. No equity securities of any Magna Subsidiary are or may become required to be issued (other than to another Magna Company) by reason of any Rights, and there are no Contracts by which any Magna Subsidiary is bound to issue (other than to another Magna Company) additional shares of its capital stock or Rights or by which any Magna Company is or may be bound to transfer any shares of the capital stock of any Magna Subsidiary (other than to another Magna Company). There are no Contracts relating to the rights of any Magna Company to vote or to dispose of any shares of the capital stock of any Magna Subsidiary. All of the shares of capital stock of each Magna Subsidiary held by a Magna Company are duly authorized, validly issued, and fully paid and, except as provided in statutes pursuant to which depository institution Subsidiaries are organized, nonassessable under the applicable corporation Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by the Magna Company free and clear of any Lien. Each Magna Subsidiary is either a bank or a corporation, and is duly organized, validly existing, and (as to corporations) in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease, and operate its Assets and to carry on its business as now conducted. Each Magna Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Magna. Each Magna Subsidiary that is a depository institution is an "insured institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and the deposits in which are insured by the Bank Insurance Fund or Savings Association Insurance Fund.

     5.5  SEC Filings; Financial Statements.

          (a) Magna has filed and made available to UPC all forms, reports, and documents required to be filed by Magna with the SEC since December 31, 1993 (collectively, the "Magna SEC Reports"). The Magna SEC Reports (i) at the time filed, complied in all Material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a Material fact or omit to state a Material fact required to be stated in such Magna SEC Reports or necessary in order to make the statements in such Magna SEC Reports, in light of the circumstances under which they were made, not misleading. Except for Magna Subsidiaries that are registered as a broker, dealer, or investment advisor or filings required due to fiduciary holdings of the Magna Subsidiaries, none of Magna's Subsidiaries is required to file any forms, reports, or other documents with the SEC.

          (b) Each of the Magna Financial Statements (including, in each case, any related notes) contained in the Magna SEC Reports, including any Magna SEC Reports filed after the date of this Agreement until the Effective Time, complied or will comply as to form in all Material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements, or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), and fairly presented or will fairly present the consolidated financial position of Magna and its Subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be Material in amount or effect.

     5.6 Absence of Undisclosed Liabilities. No Magna Company has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Magna, except Liabilities which are accrued or reserved against in the consolidated balance sheets of Magna as of September 30, 1997, included in the Magna Financial Statements or reflected in the notes thereto and except for Liabilities incurred in the ordinary course of business subsequent to September 30, 1997. No Magna Company has
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incurred or paid any Liability since September 30, 1997, except for such
Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Magna.

     5.7 Absence of Certain Changes or Events. Since September 30, 1997, except as disclosed in the Magna Financial Statements, (i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Magna and
(ii) the Magna Companies have conducted their respective businesses in the ordinary and usual course (excluding the incurrence of expenses in connection with this Agreement and the transactions contemplated hereby).

     5.8  Tax Matters.

          (a) All Tax Returns required to be filed by or on behalf of any of the Magna Companies have been timely filed, or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before December 31, 1996, and, to the Knowledge of Magna, all Tax Returns filed are complete and accurate in all Material respects. All Tax Returns for periods ending on or before the date of the most recent fiscal year end immediately preceding the Effective Time will be timely filed or requests for extensions will be timely filed. All Taxes shown on filed Tax Returns have been paid. There is no audit examination, deficiency, or refund Litigation with respect to any Taxes, that is reasonably likely to result in a determination that would have, individually or in the aggregate, a Material Adverse Effect on Magna, except to the extent reserved against in the Magna Financial Statements dated prior to the date of this Agreement. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid.

          (b) None of the Magna Companies has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect.

          (c) Adequate provision for any Taxes due or to become due for any of the Magna Companies for the period or periods through and including the date of the respective Magna Financial Statements has been made and is reflected on such Magna Financial Statements.

          (d) Each of the Magna Companies is in compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code, except for such instances of noncompliance and such omissions as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Magna.

          (e) None of the Magna Companies has made any payments, is obligated to make any payments, or is a party to any contract, agreement, or other arrangement that could obligate it to make any payments that would be disallowed as a deduction under Section 280G or 162(m) of the Internal Revenue Code.

          (f) There are no Material Liens with respect to Taxes upon any of the Assets of the Magna Companies.

          (g) No Magna Company has filed any consent under Section 341(f) of the Internal Revenue Code concerning collapsible corporations.

     5.9 Assets. The Magna Companies have good and marketable title, free and clear of all Liens, to all of their respective Assets, except where the failure to have such good and marketable title is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Magna. All tangible properties used in the businesses of the Magna Companies are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with Magna's past practices. All Assets which are Material to Magna's business on a consolidated basis, held under leases or subleases by any of the Magna Companies, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the
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enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect. The Magna Companies currently maintain insurance in amounts, scope, and coverage reasonably necessary for their operations. None of the Magna Companies has received notice from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated or (ii) premium costs with respect to such policies of insurance will be substantially increased. The Assets of the Magna Companies include all Assets required to operate the business of the Magna Companies as presently conducted.

     5.10  Environmental Matters.

          (a) To the Knowledge of Magna, each Magna Company, its Participation Facilities, and its Loan Properties are, and have been, in compliance with all Environmental Laws, except those violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Magna.

          (b) There is no Litigation pending or, to the Knowledge of Magna, threatened before any court, governmental agency, or authority, or other forum in which any Magna Company or any of its Participation Facilities has been or, with respect to threatened Litigation, may reasonably be expected to be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on, under, or involving a site owned, leased, or operated by any Magna Company or any of its Participation Facilities, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Magna.

          (c) There is no Litigation pending, or to the Knowledge of Magna, threatened before any court, governmental agency, or board, or other forum in which any of its Loan Properties (or Magna in respect of such Loan Property) has been or, with respect to threatened Litigation, may reasonably be expected to be named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on, under, or involving a Loan Property, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Magna.

          (d) To the Knowledge of Magna, there is no reasonable basis for any Litigation of a type described in subsections (b) or (c), except such as is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Magna.

          (e) To the Knowledge of Magna, during the period of (i) any Magna Company's ownership or operation of any of their respective current properties, (ii) any Magna Company's participation in the management of any Participation Facility, or (iii) any Magna Company's holding of a security interest in a Loan Property, there have been no releases of Hazardous Material in, on, under, or affecting (or potentially affecting) such properties, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Magna. To the Knowledge of Magna, prior to the period of (i) any Magna Company's ownership or operation of any of their respective current properties, (ii) any Magna Company's participation in the management of any Participation Facility, or
     (iii) any Magna Company's holding of a security interest in a Loan Property, to the Knowledge of Magna, there were no releases of Hazardous Material in, on, under, or affecting any such property, Participation Facility, or Loan Property, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Magna.

     5.11 Compliance with Laws. Magna is duly registered as a bank holding company under the BHC Act. Each Magna Company has in effect all Permits necessary for it to own, lease, or operate its Material Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Magna, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Magna. None of the Magna Companies:

          (a) is in violation of any Laws, Orders, or Permits applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Magna; and

          (b) has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any Magna Company is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Magna, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Magna, or (iii) requiring any Magna Company (x) to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or (y) to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

     5.12 Labor Relations. No Magna Company is the subject of any Litigation asserting that it or any other Magna Company has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or seeking to compel it or any other Magna Company to bargain with any labor organization as to wages or conditions of employment, nor is any Magna Company a party to or bound by any collective bargaining agreement, Contract, or other agreement or understanding with a labor union or labor organization, nor is there any strike or other labor dispute involving any Magna Company, pending or, to the Knowledge of Magna, threatened, or to the Knowledge of Magna, is there any activity involving any Magna Company's employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

     5.13  Employee Benefit Plans.

          (a) Magna has disclosed to UPC in writing prior to the execution of the Agreement and in Section 5.13 of the Magna Disclosure Memorandum, and has delivered or made available to UPC prior to the execution of this Agreement correct and complete copies in each case of, all Material Magna Benefits Plans. For purposes of this Agreement, "Magna Benefit Plans" means all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plan, all other written employee programs or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including, without limitation, "employee benefit plans" as that term is defined in
     Section 3(3) of ERISA maintained by, sponsored in whole or in part by, or contributed to by, any Magna Company for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate. Any of the Magna Benefit Plans which is an "employee welfare benefit plan," as that term is defined in Section 3(l) of ERISA, or an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "Magna ERISA Plan." Any Magna ERISA Plan which is also a "defined benefit plan" (as defined in Section 414(j) of the Internal Revenue Code or Section 3(35) of ERISA) is referred to herein as a "Magna Pension Plan." Neither Magna nor any Magna Company has an "obligation to contribute" (as defined in ERISA Section 4212) to a "multiemployer plan" (as defined in ERISA Sections 4001(a)(3) and 3(37)(A)). Each "employee pension benefit plan," as defined in Section 3(2) of ERISA, maintained by any Magna Company at any time during the last six years that was intended to qualify under Section 401(a) of the Internal Revenue Code and with respect to which any Magna Company has any Liability, is disclosed as such in Section 5.13 of the Magna Disclosure Memorandum.

          (b) Magna has delivered or made available to UPC prior to the execution of this Agreement correct and complete copies of the following documents: (i) all trust agreements or other funding arrangements
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

     for such Magna Benefit Plans (including insurance contracts), and all amendments thereto, (ii) with respect to any such Magna Benefit Plans or amendments thereto, all determination letters, rulings, opinion letters, information letters, or advisory opinions issued by the Internal Revenue Service, the United States Department of Labor, or the Pension Benefit Guaranty Corporation after December 31, 1994, (iii) annual reports or returns, audited or unaudited financial statements, actuarial valuations and reports, and summary annual reports prepared for any Magna Benefit Plan with respect to the most recent plan year, and (iv) the most recent summary plan descriptions and any modifications thereto.

          (c) All Magna Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws, the breach or violation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Magna. Each Magna ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service, and Magna is not aware of any circumstances which could reasonably result in revocation of any such favorable determination letter. Each trust created under any Magna ERISA Plan has been determined to be exempt from Tax under Section 501(a) of the Internal Revenue Code and Magna is not aware of any circumstance which could reasonably result in revocation of such exemption. With respect to each Magna Benefit Plan to the Knowledge of Magna, no event has occurred which could reasonably give rise to a loss of any intended Tax consequences under the Internal Revenue Code or to any Tax under Section 511 of the Internal Revenue Code that is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Magna. There is no Material pending or, to the Knowledge of Magna, threatened Litigation (other than routine claims for benefits) relating to any Magna ERISA Plan.

          (d) No Magna Company has engaged in a transaction with respect to any Magna Benefit Plan that, assuming the Taxable Period of such transaction expired as of the date of this Agreement, would subject any Magna Company to a Material tax or penalty imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA in amounts which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Magna. Neither Magna nor, to the Knowledge of Magna, any administrator or fiduciary of any Magna Benefit Plan (or any agent of any of the foregoing) has engaged in any transaction, or acted or failed to act in any manner which could subject Magna to any direct or indirect Liability (by indemnity or otherwise) for breach of any fiduciary, co-fiduciary, or other duty under ERISA, where such Liability, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on Magna. Except as disclosed under Section 5.13 of the Magna Disclosure Memorandum, no oral or written representation or communication with respect to any aspect of the Magna Benefit Plans has been made to employees of any Magna Company which is not in accordance with the written or otherwise preexisting terms and provisions of such plans, where any Liability with respect to such representation or disclosure is reasonably likely to have a Material Adverse Effect on Magna.

          (e) No Magna Pension Plan has any "unfunded current liability," as that term is defined in Section 302(d)(8)(A) of ERISA, and the fair market value of all benefits (whether vested or not) accrued to date by all present or former participants in such Magna Pension Plan exceeds the plan's "benefit liabilities" as that term is defined in Section 4001(a)(16) of ERISA. For this purpose, the assumptions for valuing plan Assets or Liabilities shall be the assumptions set forth in the most recent actuarial valuations and reports with respect to any such Magna Pension Plan. Since the date of the most recent actuarial valuation, there has been (i) no Material change in the financial position or funded status of any Magna Pension Plan, (ii) no change in the actuarial assumptions with respect to any Magna Pension Plan, and (iii) no increase in benefits under any Magna Pension Plan as a result of plan amendments or changes in applicable Law, any of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Magna. Neither any Magna Pension Plan nor any "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any Magna Company, or the single-employer plan of any entity which is considered one employer with Magna under Section 4001 of ERISA or Section 414 of the Internal Revenue Code or Section 302 of ERISA (a "Magna ERISA Affiliate") has an "accumulated funding deficiency" within the meaning of

     Section 412 of the Internal Revenue Code or Section 302 of ERISA (whether or not waived). All contributions with respect to a Magna Pension Plan or any single-employer plan of a Magna ERISA Affiliate have or will be timely made and there is no lien or expected to be a lien under Internal Revenue Code Section 412(n) or ERISA Section 302(f) or Tax under Internal Revenue Code Section 4971. No Magna Company has provided, or is required to provide, security to a Magna Pension Plan or to any single-employer plan of a Magna ERISA Affiliate pursuant to Section 401(a)(29) of the Internal Revenue Code. All premiums required to be paid under ERISA Section 4006 have been timely paid by Magna, except to the extent any failure would not have a Material Adverse Effect on Magna.

          (f) No Liability under Title IV of ERISA has been or is expected to be incurred by any Magna Company with respect to any defined benefit plan currently or formerly maintained by any of them or by any Magna ERISA Affiliate that has not been satisfied in full (other than Liability for Pension Benefit Guaranty Corporation premiums, which have been paid when due) except to the extent any failure would not have a Material Adverse Effect on Magna.

          (g) Except as set forth in Section 5.13(g) of the Magna Disclosure Memorandum, no Magna Company has any obligations for retiree health and retiree life benefits under any of the Magna Benefit Plans other than with respect to benefit coverage mandated by applicable Law.

          (h) Except as set forth in Section 5.13(h) of the Magna Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will, by themselves,
     (i) result in any payment (including, without limitation, severance, golden parachute, or otherwise) becoming due to any director or any employee of any Magna Company from any Magna Company under any Magna Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Magna Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

     5.14 Material Contracts. Except as set forth in Section 5.14 of the Magna Disclosure Memorandum, none of the Magna Companies, nor any of their respective Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting, or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $100,000, (ii) any Contract relating to the borrowing of money by any Magna Company or the guarantee by any Magna Company of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, and Federal Home Loan Bank advances of depository institution Subsidiaries, trade payables, and Contracts relating to borrowings or guarantees made in the ordinary course of business), and (iii) any other Contract or amendment thereto that would be required to be filed as an exhibit to a Form 10-K filed by Magna with the SEC as of the date of this Agreement that has not been filed as an exhibit to Magna's Form 10-K filed for the fiscal year ended December 31, 1996, or in another SEC Document (together with all Contracts referred to in Sections 5.9 and 5.13(a) of this Agreement, the "Magna Contracts"). With respect to each Magna Contract: (i) the Contract is in full force and effect; (ii) no Magna Company is in Default thereunder, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Magna; (iii) no Magna Company has repudiated or waived any Material provision of any such Contract; and (iv) no other party to any such Contract is, to the Knowledge of Magna, in Default in any respect, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Magna, or has repudiated or waived any Material provision thereunder.

     5.15  Legal Proceedings.

          (a) There is no Litigation instituted or pending, or, to the Knowledge of Magna, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome to any Magna Company) against any Magna Company, or against any Asset, employee benefit plan, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Magna, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any Magna

     Company, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Magna.

          (b) Section 5.15(b) of the Magna Disclosure Memorandum includes a summary report of all Litigation as of the date of this Agreement to which any Magna Company is a party and which names a Magna Company as a defendant or cross-defendant and where the maximum exposure is estimated to be $250,000 or more.

     5.16 Reports. Since January 1, 1994, or the date of organization if later, each Magna Company has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with any Regulatory Authorities, except failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Magna. As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all Material respects with all applicable Laws.

     5.17 Statements True and Correct. None of the information supplied or to be supplied by any Magna Company regarding Magna for inclusion in the Registration Statement to be filed by UPC with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any Material fact, or contain any untrue statement of a Material fact, or omit to state any Material fact required to be stated thereunder or necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any Magna Company for inclusion in the Joint Proxy Statement to be mailed to UPC's and Magna's stockholders in connection with the Stockholders' Meetings will, when first mailed to the stockholders of UPC and Magna, be false or misleading with respect to any Material fact, or contain any misstatement of Material fact, or omit to state any Material fact required to be stated thereunder or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Joint Proxy Statement or any amendment thereof or supplement thereto, at the time of the Stockholders' Meetings, be false or misleading with respect to any Material fact, or omit to state any Material fact required to be stated thereunder or necessary to correct any Material statement in any earlier communication with respect to the solicitation of any proxy for the Stockholders' Meetings. All documents that any Magna Company is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all Material respects with the provisions of applicable Law.

     5.18 Accounting, Tax, and Regulatory Matters. No Magna Company has taken or agreed to take any action, and Magna has no Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the transactions contemplated hereby, including the Merger, from qualifying for pooling-of-interests accounting treatment or as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in
Section 9.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

     5.19 State Takeover Laws. Each Magna Company has taken all necessary action to exempt the transactions contemplated by this Agreement and the Plan of Merger from any applicable "moratorium," "control share," "fair price," "business combination," or other anti-takeover laws and regulations, including
Section 203 of the DGCL, of the State of Delaware (collectively, "Takeover
Laws").

     5.20 Charter Provisions. Each Magna Company has taken all action so that the entering into of this Agreement and the Plan of Merger and the consummation of the Merger and the other transactions contemplated by this Agreement and the Plan of Merger do not and will not result in the grant of any rights to any Person under the Articles of Incorporation, Bylaws, or other governing instruments of any Magna Company or restrict or impair the ability of UPC or any of its Subsidiaries to vote, or otherwise to exercise the rights of a stockholder with respect to, shares of any Magna Company that may be directly or indirectly acquired or controlled by it.

     5.21 Rights Agreement. Magna has taken all necessary action (including, if required, redeeming all of the outstanding Preferred Stock Purchase Rights or amending or terminating the Magna Rights Agreement)

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so that the entering into of this Agreement and the Plan of Merger, the acquisition of shares pursuant to, or other exercise of rights under, the Stock Option Agreement and consummation of the Merger and the other transactions contemplated hereby and thereby do not and will not result in any Person becoming able to exercise any Preferred Stock Purchase Rights under the Magna Rights Agreement or enabling or requiring the Preferred Stock Purchase Rights to be separated from the shares of Magna Common Stock to which they are attached or to be triggered or to become exercisable.

     5.22 Derivatives. All interest rate swaps, caps, floors, option agreements, futures and forward contracts, and other similar risk management arrangements, whether entered into for Magna's own account, or for the account of one or more the Magna Subsidiaries or their customers, were entered into (i) in accordance with prudent business practices and all applicable Laws and (ii) with counterparties believed to be financially responsible.

     5.23 Year 2000. Magna has disclosed to UPC a complete and accurate copy of Magna's plan, including an estimate of the anticipated associated costs, for implementing modifications to Magna's hardware, software, and computer systems, chips, and microprocessors, to ensure proper execution and accurate processing of all date-related data, whether from years in the same century or in different centuries. Between the date of this Agreement and the Effective Time, Magna shall endeavor to continue its efforts to implement such plan.

                                   ARTICLE 6
                     REPRESENTATIONS AND WARRANTIES OF UPC

     UPC hereby represents and warrants to Magna as follows:

     6.1 Organization, Standing, and Power. UPC is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Tennessee, and has the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its Material Assets. UPC is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on UPC.

     6.2  Authority; No Breach By Agreement.

          (a) UPC has the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of UPC, subject to the approval of (i) the UPC Charter Amendment and (ii) the issuance of the shares of UPC Common Stock pursuant to the Merger by holders of the requisite number of shares of UPC Common Stock required by Law, which is the only stockholder vote required for the consummation of the Merger by UPC. Subject to such requisite stockholder approval, this Agreement represents a legal, valid, and binding obligation of UPC, enforceable against UPC in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

          (b) Neither the execution and delivery of this Agreement by UPC, nor the consummation by UPC of the transactions contemplated hereby, nor compliance by UPC with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of UPC's Restated Charter of Incorporation or Bylaws (subject to the amendment of the UPC Restated Charter of Incorporation pursuant to the UPC Charter Amendment to increase the number of authorized shares of UPC Common Stock), (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of
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     any Lien on any Asset of any UPC Company under, any Contract or Permit of any UPC Company, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on UPC, or (iii) subject to receipt of the requisite Consents referred to in Section 9.1(b) of this Agreement, violate any Law or Order applicable to any UPC Company or any of their respective Material Assets.

          (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NYSE, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, or under the HSR Act, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on UPC, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by UPC of the Merger and the other transactions contemplated in this Agreement.

     6.3 Capital Stock. The authorized capital stock of UPC consists of (i) 100,000,000 shares of UPC Common Stock, of which 81,650,946 shares are issued and outstanding as of December 31, 1997 and (ii) 10,000,000 shares of UPC Preferred Stock, of which 2,188,358 shares of UPC Series E Preferred Stock are issued and outstanding. All of the issued and outstanding shares of UPC Capital Stock are, and (subject to the amendment of UPC's Restated Charter of Incorporation pursuant to the UPC Charter Amendment) all of the shares of UPC Common Stock to be issued in exchange for shares of Magna Common Stock upon consummation of the Merger when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable under the TBCA. None of the outstanding shares of UPC Capital Stock has been, and none of the shares of UPC Common Stock to be issued in exchange for shares of Magna Common Stock upon consummation of the Merger will be, issued in violation of any preemptive rights of the current or past stockholders of UPC.

     6.4 UPC Subsidiaries. Except with respect to Capital Factors, Inc., UPC or one of its Subsidiaries owns all of the issued and outstanding shares of capital stock of each UPC Subsidiary. No equity securities of any UPC Subsidiary are or may become required to be issued (other than to another UPC Company) by reason of any Rights, and there are no Contracts by which any UPC Subsidiary is bound to issue (other than to another UPC Company) additional shares of its capital stock or Rights or by which any UPC Company is or may be bound to transfer any shares of the capital stock of any UPC Subsidiary (other than to another UPC Company). There are no Contracts relating to the rights of any UPC Company to vote or to dispose of any shares of the capital stock of any UPC Subsidiary. All of the shares of capital stock of each UPC Subsidiary held by a UPC Company are fully paid and, except as provided in statutes pursuant to which depository institution Subsidiaries are organized, nonassessable under the applicable corporation Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by the UPC Company free and clear of any Lien. Each UPC Subsidiary is either a bank or a corporation, and is duly organized, validly existing, and (as to corporations) in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease, and operate its Assets and to carry on its business as now conducted. Each UPC Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on UPC. Each UPC Subsidiary that is a depository institution is an "insured institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and the deposits in which are insured by the Bank Insurance Fund or Savings Association Insurance Fund.

     6.5  SEC Filings; Financial Statements.

          (a) UPC has filed and made available to Magna all forms, reports, and documents required to be filed by UPC with the SEC since December 31, 1993 (collectively, the "UPC SEC Reports"). The UPC SEC Reports (i) at the time filed, complied in all Material respects with the applicable requirements of

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

     the 1933 Act and the 1934 Act, as the case may be and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a Material fact or omit to state a Material fact required to be stated in such UPC SEC Reports or necessary in order to make the statements in such UPC SEC Reports, in light of the circumstances under which they were made, not misleading. Except for UPC Subsidiaries that are registered as a broker, dealer, or investment advisor or filings required due to fiduciary holdings of the UPC Subsidiaries, none of UPC Subsidiaries is required to file any forms, reports, or other documents with the SEC.

          (b) Each of the UPC Financial Statements (including, in each case, any related notes) contained in the UPC SEC Reports, including any UPC SEC Reports filed after the date of this Agreement until the Effective Time, complied or will comply as to form in all Material respects with the applicable published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), and fairly presented or will fairly present the consolidated financial position of UPC and its Subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be Material in amount or effect.

     6.6 Absence of Undisclosed Liabilities. No UPC Company has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on UPC, except Liabilities which are accrued or reserved against in the consolidated balance sheets of UPC as of September 30, 1997, included in the UPC Financial Statements or reflected in the notes thereto and except for Liabilities incurred in the ordinary course of business subsequent to September 30, 1997. No UPC Company has incurred or paid any Liability since September 30, 1997, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on UPC.

     6.7 Absence of Certain Changes or Events. Since September 30, 1997, except as disclosed in the UPC Financial Statements delivered prior to the date of this Agreement, (i) there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on UPC and (ii) the UPC Companies have conducted their respective businesses in the ordinary and usual course (excluding the incurrence of expenses in connection with this Agreement and the transactions contemplated hereby).

     6.8  Tax Matters.

          (a) All Tax Returns required to be filed by or on behalf of any of the UPC Companies have been timely filed, or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before December 31, 1996, and, to the Knowledge of UPC, all Tax Returns filed are complete and accurate in all Material respects. All Tax Returns for periods ending on or before the date of the most recent fiscal year end immediately preceding the Effective Time will be timely filed or requests for extensions will be timely filed. All Taxes shown on filed Tax Returns have been paid. There is no audit examination, deficiency, or refund Litigation with respect to any Taxes, that is reasonably likely to result in a determination that would have, individually or in the aggregate, a Material Adverse Effect on UPC, except to the extent reserved against in the UPC Financial Statements dated prior to the date of this Agreement. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid.

          (b) None of the UPC Companies has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect.

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

          (c) Adequate provision for any Taxes due or to become due for any of the UPC Companies for the period or periods through and including the date of the respective UPC Financial Statements has been made and is reflected on such UPC Financial Statements.

          (d) Each of the UPC Companies is in compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code, except for such instances of noncompliance and such omissions as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on UPC.

          (e) None of the UPC Companies has made any payments, is obligated to make any payments, or is a party to any contract, agreement, or other arrangement that could obligate it to make any payments that would be disallowed as a deduction under Section 280G or 162(m) of the Internal Revenue Code.

          (f) There are no Material Liens with respect to Taxes upon any of the Assets of the UPC Companies.

          (g) No UPC Company has filed any consent under Section 341(f) of the Internal Revenue Code concerning collapsible corporations.

     6.9 Assets. The UPC Companies have good and marketable title, free and clear of all Liens, to all of their respective Assets, except where the failure to have such good and marketable title is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on UPC. All tangible properties used in the businesses of the UPC Companies are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with UPC's past practices. All Assets which are Material to UPC's business on a consolidated basis, held under leases or subleases by any of the UPC Companies, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect. The UPC Companies currently maintain insurance similar in amounts, scope, and coverage reasonably necessary for their operations. None of the UPC Companies has received notice from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated or (ii) premium costs with respect to such policies of insurance will be substantially increased. The Assets of the UPC Companies include all Assets required to operate the business of the UPC Companies as presently conducted.

     6.10  Environmental Matters.

          (a) To the Knowledge of UPC, each UPC Company, its Participation Facilities, and its Loan Properties are, and have been, in compliance with all Environmental Laws, except those violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on UPC.

          (b) There is no Litigation pending or, to the Knowledge of UPC, threatened before any court, governmental agency, or authority, or other forum in which any UPC Company or any of its Participation Facilities has been or, with respect to threatened Litigation, may reasonably be expected to be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on, under, or involving a site owned, leased, or operated by any UPC Company or any of its Participation Facilities, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on UPC.

          (c) There is no Litigation pending or, to the Knowledge of UPC, threatened before any court, governmental agency, or board, or other forum in which any of its Loan Properties (or UPC in respect of such Loan Property) has been or, with respect to threatened Litigation, may reasonably be expected to be named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any

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

     predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on, under, or involving a Loan Property, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on UPC.

          (d) To the Knowledge of UPC, there is no reasonable basis for any Litigation of a type described in subsections (b) or (c), except such as is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on UPC.

          (e) To the Knowledge of UPC, during the period of (i) any UPC Company's ownership or operation of any of their respective current properties, (ii) any UPC Company's participation in the management of any Participation Facility, or (iii) any UPC Company's holding of a security interest in a Loan Property, there have been no releases of Hazardous Material in, on, under, or affecting (or potentially affecting) such properties, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on UPC. To the Knowledge of UPC, prior to the period of (i) any UPC Company's ownership or operation of any of their respective current properties, (ii) any UPC Company's participation in the management of any Participation Facility, or (iii) any UPC Company's holding of a security interest in a Loan Property, to the Knowledge of UPC, there were no releases of Hazardous Material in, on, under, or affecting any such property, Participation Facility, or Loan Property, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on UPC.

     6.11 Compliance with Laws. UPC is duly registered as a bank holding company under the BHC Act. Each UPC Company has in effect all Permits necessary for it to own, lease, or operate its Material Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on UPC, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on UPC. None of the UPC Companies:

          (a) is in violation of any Laws, Orders, or Permits applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on UPC; and

          (b) has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any UPC Company is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on UPC, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on UPC, or (iii) requiring any UPC Company (x) to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or (y) to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

     6.12 Labor Relations. No UPC Company is the subject of any Litigation asserting that it or any other UPC Company has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or seeking to compel it or any other UPC Company to bargain with any labor organization as to wages or conditions of employment, nor is any UPC Company a party to or bound by any collective bargaining agreement, Contract, or other agreement or understanding with a labor union or labor organization, nor is there any strike or other labor dispute involving any UPC Company, pending or, to the Knowledge of UPC, threatened, or to the Knowledge of UPC, is there any activity involving any UPC Company's employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

     6.13 Legal Proceedings. There is no Litigation instituted or pending, or, to the Knowledge of UPC, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome to any UPC Company) against any UPC Company, or against any Asset, employee benefit plan, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on UPC, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any UPC Company, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on UPC.

     6.14 Reports. Since January 1, 1994, or the date of organization if later, each UPC Company has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with any Regulatory Authorities, except failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on UPC. As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all Material respects with all applicable Laws.

     6.15 Statements True and Correct. None of the information supplied or to be supplied by any UPC Company regarding UPC for inclusion in the Registration Statement to be filed by UPC with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any Material fact, or contain any untrue statement of a Material fact, or omit to state any Material fact required to be stated thereunder or necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any UPC Company for inclusion in the Joint Proxy Statement to be mailed to Magna's and UPC's stockholders in connection with the Stockholders' Meetings, will, when first mailed to the stockholders of Magna and UPC, be false or misleading with respect to any Material fact, or contain any misstatement of Material fact, or omit to state any Material fact required to be stated thereunder or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Joint Proxy Statement or any amendment thereof or supplement thereto, at the time of the Stockholders' Meetings, be false or misleading with respect to any Material fact, or omit to state any Material fact required to be stated thereunder or necessary to correct any Material statement in any earlier communication with respect to the solicitation of any proxy for the Stockholders' Meetings. All documents that any UPC Company is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all Material respects with the provisions of applicable Law.

     6.16 Accounting, Tax, and Regulatory Matters. No UPC Company or any Affiliate thereof has taken or agreed to take any action, and UPC has no Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the transactions contemplated hereby, including the Merger, from qualifying for pooling-of-interests accounting treatment or as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in
Section 9.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

     6.17 Employee Benefit Plans. All UPC Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws, the breach or violation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on UPC. For purposes of this Agreement, the term "UPC Plan" means each bonus, incentive compensation, severance pay, medical or other insurance program, retirement plan, or other employee benefit plan program, agreement, or arrangement sponsored, maintained, or contributed to by UPC or any trade or business, whether or not incorporated, that together with UPC or any of its Subsidiaries would be deemed a "single employer" under Section 4001 of ERISA or Section 414 of the Internal Revenue Code (a "UPC ERISA Affiliate") or under which UPC or any UPC ERISA Affiliate has any Liability or obligation. No Liability under Title IV of ERISA has been incurred by UPC or any UPC ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a Material risk to UPC or any UPC ERISA Affiliate of incurring any such Liability. With respect to any UPC Plan that is subject to Title IV of ERISA, full payment has been made, or will be made in accordance with Section 404(a)(6) of the Internal Revenue Code, of all amounts that UPC or any UPC ERISA Affiliate is required to pay under Section 412 of the Internal Revenue Code or under the terms of the

UPC Plans, and no accumulated funding deficiency (within the meaning of Section 412 of the Internal Revenue Code or Section 302 of ERISA, whether or not waived) exists with respect to any UPC Plan. There are no Material actions, suits, or claims pending, or, to the Knowledge of UPC, threatened or anticipated relating to any UPC Plan. There has been no Material adverse change in the financial position or funded status of any UPC Plan that is subject to Title IV of ERISA since the date of the information relating to the financial position and funded status of each such plan contained in the most recent Annual Report on Form 10-K filed by UPC with the SEC.

     6.18 Derivatives. All interest rate swaps, caps, floors, option agreements, futures and forward contracts, and other similar risk management arrangements, whether entered into for UPC's own account, or for the account of one or more the UPC Subsidiaries or their customers, were entered into (i) in accordance with prudent business practices and all applicable Laws and (ii) with counterparties believed to be financially responsible.

     6.19 Year 2000. UPC has disclosed to Magna a complete and accurate copy of UPC's plan, including an estimate of the anticipated associated costs, for implementing modifications to UPC's hardware, software, and computer systems, chips, and microprocessors, to ensure proper execution and accurate processing of all date-related data, whether from years in the same century or in different centuries. Between the date of this Agreement and the Effective Time, UPC shall endeavor to continue its efforts to implement such plan.

                                   ARTICLE 7
                    CONDUCT OF BUSINESS PENDING CONSUMMATION

     7.1 Affirmative Covenants of Both Parties. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of the other Party shall have been obtained, and except as otherwise expressly contemplated herein, each Party shall and shall cause each of its Subsidiaries to (i) operate its business only in the usual, regular, and ordinary course, (ii) preserve intact its business organization and Assets and maintain its rights and franchises, (iii) use its reasonable efforts to maintain its current employee relationships, and (iv) take no action which would (a) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentence of Section 9.1(b) of this Agreement, or (b) adversely affect the ability of any Party to perform its covenants and agreements under this Agreement; provided that in the case of UPC, the provisions of this Section 7.1 (other than the provisions of clause (iv) above) shall not be deemed to preclude UPC from continuing to implement its program of acquiring unaffiliated depository and nondepository institutions.

     7.2 Negative Covenants of Magna. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, Magna covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following without the prior written consent of the chief executive officer or chief financial officer of UPC, which consent shall not be unreasonably withheld:

          (a) amend the Articles of Incorporation, Bylaws, or other governing instruments of any Magna Company or, except as expressly contemplated by this Agreement, the Magna Rights Agreement, or

          (b) incur, guarantee, or otherwise become responsible for, any additional debt obligation or other obligation for borrowed money (other than indebtedness of a Magna Company to another Magna Company) in excess of an aggregate of $1,000,000 (for the Magna Companies on a consolidated basis), except in the ordinary course of the business consistent with past practices (which shall include, for Magna Subsidiaries that are depository institutions, creation of deposit liabilities, purchases of federal funds, advances from the Federal Reserve Bank or Federal Home Loan Bank, and entry into repurchase agreements fully secured by U.S. government or agency securities), or impose, or suffer the imposition, on any Asset of any Magna Company of any Lien or permit any such Lien to exist (other than in connection with deposits, repurchase agreements, bankers acceptances, "treasury tax and loan" accounts established in the ordinary course of business, the satisfaction of legal requirements in the exercise of

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     trust powers, and Liens in effect as of the date hereof that are disclosed in the Magna Disclosure Memorandum); or

          (c) repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any Magna Company, or declare or pay any dividend or make any other distribution in respect of Magna's capital stock, provided that Magna may (to the extent legally and contractually permitted to do so), but shall not be obligated to, declare and pay regular quarterly cash dividends on the shares of (i) Magna Common Stock at a rate of $0.28 per share and (ii) Magna Class B Preferred Stock at a rate of $0.375 per share, in each case with usual and regular record and payment dates in accordance with past practice as disclosed in Section 7.2(c) of the Magna Disclosure Memorandum and such dates may not be changed without the prior written consent of UPC; provided, that, notwithstanding the provisions of Section
     1.3 of this Agreement, the Parties shall cooperate in selecting the Effective Time to ensure that, with respect to the quarterly period in which the Effective Time occurs, the holders of Magna Common Stock do not receive both a dividend in respect of their Magna Common Stock and a dividend in respect of UPC Common Stock or fail to receive any dividend; or

          (d) except for this Agreement, or pursuant to the Stock Option Agreement or pursuant to the exercise of Rights outstanding as of the date of this Agreement and pursuant to the terms thereof in existence on the date of this Agreement, issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of Magna Common Stock or any other capital stock of any Magna Company, or any stock appreciation rights, or any option, warrant, conversion, or other right to acquire any such stock, or any security convertible into any such stock; or

          (e) adjust, split, combine, or reclassify any capital stock of any Magna Company or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Magna Common Stock, or sell, lease, mortgage, or otherwise dispose of or otherwise encumber (i) any shares of capital stock of any Magna Subsidiary (unless any such shares of stock are sold or otherwise transferred to another Magna Company) or (ii) any Asset having a book value in excess of $250,000 other than in the ordinary course of business for reasonable and adequate consideration; or

          (f) except for purchases of investment securities acquired in the ordinary course of business consistent with past practice, purchase any securities or make any Material investment, either by purchase of stock or securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person other than a wholly-owned Magna Subsidiary, or otherwise acquire direct or indirect control over any Person, other than in connection with (i) foreclosures in the ordinary course of business, (ii) acquisitions of control by a depository institution Subsidiary in its fiduciary capacity, (iii) the creation of new wholly-owned Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement, or (iv), subject to the provisions of Section 8.17 of this Agreement, that certain Agreement and Plan of Merger, dated as of November 19, 1997, as amended December 4, 1997, by and between Magna and Charter Financial, Inc. ("Charter") (the "Charter Agreement"); or

          (g) grant any increase in compensation or benefits to the employees or officers of any Magna Company, except in accordance with the ordinary course of business consistent with past practice or as required by Law; pay any severance or termination pay or any bonus other than pursuant to written policies or written Contracts in effect on the date of this Agreement; enter into or amend any severance agreements with officers of any Magna Company; grant any Material increase in fees or other increases in compensation or other benefits to directors of any Magna Company except in accordance with the ordinary course of business consistent with past practice; or voluntarily accelerate the vesting of any stock options or other stock-based compensation or employee benefits; or

          (h) enter into or amend any employment Contract between any Magna Company and any Person (unless such amendment is required by Law or a pre-existing contractual obligation) that the Magna

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     Company does not have the unconditional right to terminate without
     Liability (other than Liability for services already rendered), at any time on or after the Effective Time; or

          (i) adopt any new employee benefit plan of any Magna Company or make any Material change in or to any existing employee benefit plans of any Magna Company other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan; or

          (j) make any significant change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in Tax Laws or regulatory accounting requirements or GAAP; or

          (k) commence any Litigation other than as necessary for the prudent operation of its business or settle any Litigation involving any Liability of any Magna Company for Material money damages or restrictions upon the operations of any Magna Company; or

          (l) except in the ordinary course of business, modify, amend, or terminate any Material Contract or waive, release, compromise, or assign any Material rights or claims.

     7.3 Adverse Changes in Condition. Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it or (ii) would cause or constitute a Material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.

     7.4 Reports. Each Party and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to the other Party copies of all such reports promptly after the same are filed. If financial statements are contained in any such reports filed with the SEC, such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in stockholders' equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not Material). As of their respective dates, such reports filed with the SEC will comply in all Material respects with the Securities Laws and will not contain any untrue statement of a Material fact or omit to state a Material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to another Regulatory Authority shall be prepared in accordance with Laws applicable to such reports.

                                   ARTICLE 8
                             ADDITIONAL AGREEMENTS

     8.1  Registration Statement; Joint Proxy Statement; Stockholder
Approvals. As soon as reasonably practicable after execution of this Agreement, UPC shall file the Registration Statement with the SEC, and shall use its reasonable efforts to cause the Registration Statement to become effective under the 1933 Act and take any action required to be taken under the applicable state Blue Sky or securities Laws in connection with the issuance of the shares of UPC Common Stock upon consummation of the Merger. Magna shall furnish all information concerning it and the holders of its capital stock as UPC may reasonably request in connection with such action. Magna shall call a Stockholders' Meeting, to be held as soon as reasonably practicable after the Registration Statement is declared effective by the SEC, for the purpose of voting upon approval of (i) this Agreement and the Plan of Merger and (ii) such other related matters as it deems appropriate. UPC shall call a Stockholders' Meeting, to be held as soon as reasonably practicable after the Registration Statement is declared effective by the SEC, for the purpose of voting upon approval of (i) the UPC Charter Amendment (to the extent such amendment is not previously approved at the 1998 annual meeting of stockholders of UPC), (ii) the issuance of shares of UPC Common Stock pursuant to the Merger, and (iii) such other related matters as it deems appropriate. In connection with the Stockholders' Meetings,
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(i) UPC and Magna shall prepare and file with the SEC a Joint Proxy Statement and mail such Joint Proxy Statement to their respective stockholders, (ii) the Parties shall furnish to each other all information concerning them that they may reasonably request in connection with such Joint Proxy Statement, (iii) the Boards of Directors of UPC and Magna shall recommend to their respective stockholders the approval of the matters submitted for approval, and (iv) the Boards of Directors and officers of UPC and Magna shall use their reasonable efforts to obtain such stockholders' approvals, provided that each of UPC and Magna may withdraw, modify, or change in an adverse manner to the other Party its recommendations if the Board of Directors of such Party, after having consulted with and based upon the advice of outside counsel, determines in good faith that the failure to so withdraw, modify, or change its recommendation could constitute a breach of the fiduciary duties of such Party's Board of Directors under applicable Law. In addition, nothing in this Section 8.1 or elsewhere in this Agreement shall prohibit accurate disclosure by either Party of information that is required to be disclosed in the Registration Statement or the Joint Proxy Statement or in any other document required to be filed with the SEC (including, without limitation, a Solicitation/Recommendation Statement on Schedule 14D-9) or otherwise required to be publicly disclosed by applicable Law or regulations or rules of the NYSE.

     8.2 Exchange Listing. UPC shall use its reasonable efforts to list, prior to the Effective Time, on the NYSE, subject to official notice of issuance, the shares of UPC Common Stock to be issued to the holders of Magna Capital Stock pursuant to the Merger.

     8.3 Applications. UPC shall promptly prepare and file, and Magna shall cooperate in the preparation and, where appropriate, filing of, applications with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement.

     8.4 Filings with State Offices. Upon the terms and subject to the conditions of this Agreement, UPC shall cause UPHC to execute and file the Certificate of Merger with the Secretary of State of the State of Delaware and the Articles of Merger with the Secretary of State of the State of Tennessee.

     8.5 Agreement as to Efforts to Consummate. Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable after the date of this Agreement, the transactions contemplated by this Agreement, including, without limitation, using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 9 of this Agreement; provided, that nothing herein shall preclude either Party from exercising its rights under this Agreement. Each Party shall use, and shall cause each of its Subsidiaries to use, its reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement.

     8.6  Investigation and Confidentiality.

          (a) Prior to the Effective Time, each Party shall keep the other Party advised of all Material developments relevant to its business and to consummation of the Merger and shall permit the other Party to make or cause to be made such investigation of the business and properties of it and its Subsidiaries and of their respective financial and legal conditions as the other Party reasonably requests, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. No investigation by a Party shall affect the representations and warranties of the other Party.

          (b) Each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries' businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return or certify the destruction of all documents and copies thereof, and all work papers containing confidential information received from the other Party.

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

          (c) Each Party agrees to give the other Party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Party which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a Material breach of any representation, warranty, covenant, or agreement of the other Party or which has had or is reasonably likely to have a Material Adverse Effect on the other Party.

          (d) Neither Party nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize the attorney-client or similar privilege with respect to such information or contravene any Law, rule, regulation, Order, judgment, decree, fiduciary duty, or agreement entered into prior to the date of this Agreement. The Parties will use their reasonable efforts to make appropriate substitute disclosure arrangements, to the extent practicable, in circumstances in which the restrictions of the preceding sentence apply.

     8.7 Press Releases. Prior to the Effective Time, UPC and Magna shall consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, that nothing in this Section 8.7 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party's disclosure obligations imposed by Law.

     8.8 Certain Actions. Except with respect to this Agreement and the Plan of Merger and the transactions contemplated hereby and thereby, no Magna Company nor any Affiliate thereof nor any Representatives thereof retained by any Magna Company shall directly or indirectly solicit or engage in negotiations concerning any Acquisition Proposal, or provide any confidential information or assistance to, or have any discussions with, any Person with respect to an Acquisition Proposal. Notwithstanding the foregoing, Magna may, and may authorize and permit its Representatives to, provide Persons with confidential information, have discussions or negotiations with, or otherwise facilitate an effort or attempt by such Person to make or implement an Acquisition Proposal not solicited in violation of this Agreement if Magna's Board of Directors, after having consulted with, and based upon the advice of, outside counsel, determines in good faith that the failure to take such actions could constitute a breach of the fiduciary duties of Magna's Board of Directors under applicable Law; provided, that Magna shall promptly advise UPC following the receipt of any Acquisition Proposal and the Material details thereof; and, provided further, that prior to delivery of confidential information relating to Magna or access to Magna's books, records, or properties in connection therewith, the other Person shall have entered into a confidentiality agreement substantially similar to the Confidentiality Agreement previously entered into between Magna and UPC. Nothing contained in this Section 8.8 shall prohibit the Board of Directors of Magna from complying with Rule 14e-2, promulgated under the 1934 Act. Magna shall (i) immediately cease and cause to be terminated any existing activities, discussions, or negotiations with any Persons conducted heretofore with respect to any of the foregoing and (ii) direct and use its reasonable efforts to cause of all its Representatives not to engage in any of the foregoing.

     8.9 Accounting and Tax Treatment. Each of the Parties undertakes and agrees to use its reasonable efforts to cause the Merger, and to take no action which would cause the Merger not, to qualify for treatment as a pooling of interests for accounting purposes or as a "reorganization" within the meaning of
Section 368(a) of the Internal Revenue Code for federal income tax purposes.

     8.10 State Takeover Laws. Each Magna Company shall take all necessary steps to exempt the transactions contemplated by this Agreement and the Plan of Merger from, or if necessary challenge the validity or applicability of, any applicable Takeover Laws.

     8.11 Charter Provisions. Each Magna Company shall take all necessary action to ensure that the entering into of this Agreement and the Plan of Merger and the consummation of the Merger and the other transactions contemplated hereby and thereby do not and will not result in the grant of any rights to any Person under the Articles of Incorporation, Bylaws, or other governing instruments of any Magna Company or restrict or impair the ability of UPC or any of its Subsidiaries to vote, or otherwise to exercise the rights of a

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

stockholder with respect to, shares of any Magna Company that may be directly or indirectly acquired or controlled by it.

     8.12 Rights Agreement. Magna shall take all necessary action (including, if required, redeeming all of the outstanding Preferred Stock Purchase Rights or amending or terminating the Magna Rights Agreement) so that the entering into of this Agreement, the acquisition of shares pursuant to the Stock Option Agreement, and consummation of the Merger and the other transactions contemplated hereby do not and will not result in any Person becoming able to exercise any Preferred Stock Purchase Rights under the Magna Rights Agreement or enabling or requiring the Preferred Stock Purchase Rights to be separated from the shares of Magna Common Stock to which they are attached or to be triggered or to become exercisable.

     8.13 Agreement of Affiliates. Magna has disclosed in Section 8.13 of the Magna Disclosure Memorandum each Person whom it reasonably believes may be deemed an "affiliate" of Magna for purposes of Rule 145 under the 1933 Act. Magna shall use its reasonable efforts to cause each such Person to deliver to UPC not later than 30 days prior to the Effective Time, a written agreement, in substantially the form of Exhibit 3, providing that such Person will not sell, pledge, transfer, or otherwise dispose of the shares of Magna Common Stock held by such Person except as contemplated by such agreement or by this Agreement and will not sell, pledge, transfer, or otherwise dispose of the shares of UPC Common Stock to be received by such Person upon consummation of the Merger except in compliance with applicable provisions of the 1933 Act and the rules and regulations thereunder and until such time as financial results covering at least 30 days of combined operations of UPC and Magna have been published within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies. Shares of UPC Common Stock issued to such affiliates of Magna in exchange for shares of Magna Common Stock shall not be transferable until such time as financial results covering at least 30 days of combined operations of UPC and Magna have been published within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies, regardless of whether each such affiliate has provided the written agreement referred to in this Section
8.13 (and UPC shall be entitled to place restrictive legends upon certificates for shares of UPC Common Stock issued to affiliates of Magna pursuant to this Agreement to enforce the provisions of this Section 8.13). UPC shall not be required to maintain the effectiveness of the Registration Statement under the 1933 Act for the purposes of resale of UPC Common Stock by such affiliates.

     8.14 Employee Benefits and Contracts. Following the Effective Time, but in no event earlier than the consolidation of Magna's depository institution Subsidiaries with UPC's depository institution Subsidiaries, UPC shall provide to officers and employees of the Magna Companies (the "Continuing Employees"), employee benefits under employee benefit plans on terms and conditions which when taken as a whole are substantially similar to those currently provided by the UPC Companies to their similarly situated officers and employees. For purposes of participation, vesting, and benefit accruals (but not accrual of benefits under UPC's tax-qualified retirement plans) under such employee benefit plans, (i) service under any qualified defined benefit or contribution plans of Magna shall be treated as service under UPC's qualified defined benefit or contribution plans and (ii) service under any other employee benefit plans of Magna shall be treated as service under any similar employee benefit plans maintained by UPC. UPC shall cause the UPC welfare benefit plans that cover the Continuing Employees after the Effective Time to (i) waive any waiting period and restrictions and limitations for preexisting conditions or insurability and
(ii) cause any deductible, co-insurance, or maximum out-of-pocket payments made by the Continuing Employees under Magna's welfare benefit plans to be credited to such Continuing Employees under the UPC welfare benefit plans, so as to reduce the amount of any deductible, co-insurance, or maximum out-of-pocket payments payable by the Continuing Employees under the UPC welfare benefit plans. Prior to the commencement of the Continuing Employee's participation in the UPC employee benefit plans and programs, the benefit coverage of, and participation in benefit plans by, the Continuing Employees shall continue under the Magna Benefit Plans, as in effect immediately prior to the Effective Time. During such transition period, the coverage under and participation in the Magna Benefit Plans shall be deemed to provide the Continuing Employees with benefits that are no less favorable than those offered to other employees of UPC and its Subsidiaries. Except as expressly provided in the Supplemental Letter, UPC also shall cause Magna and its Subsidiaries to honor all employment, severance, consulting, and other compensation Contracts disclosed in Section 8.14 of the Magna

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

Disclosure Memorandum to UPC between any Magna Company and any current or former director, officer, independent contractor, or employee thereof, and all provisions of the Magna Benefit Plans.

     8.15  Indemnification.

          (a) After the Effective Time, UPC shall indemnify, defend and hold harmless the present and former directors, officers, employees, and agents of Magna or any of Magna's Subsidiaries (each, a "Indemnified Party") (including any person who becomes a director, officer, employee, or agent prior to the Effective Time) against all Liabilities (including reasonable attorneys' fees, and expenses, judgments, fines and amounts paid in settlement) arising out of actions or omissions occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement and the Stock Option Agreement) to the full extent permitted under Delaware Law and by Magna's Certificate of Incorporation and Bylaws, as in effect on the date hereof and any indemnity agreements entered into prior to the date of this Agreement by any of the Magna Companies and any director, officer, employee, or agent of any of the Magna Companies, including, without limitation, provisions relating to advances of expenses incurred in the defense of any Litigation. Without limiting the foregoing, in any case in which approval by UPC is required to effectuate any indemnification, UPC shall direct, at the election of the Indemnified Party, that the determination of any such approval shall be made by independent counsel mutually agreed upon between UPC and the Indemnified Party.

          (b) UPC and the Surviving Corporation shall use their reasonable efforts (and Magna shall cooperate prior to the Effective Time in these efforts) to maintain in effect for a period of three years after the Effective Time, Magna's existing directors' and officers' liability insurance policy (provided that UPC and the Surviving Corporation may substitute therefor (i) policies of at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous or (ii) with the consent of Magna given prior to the Effective Time, any other policy) with respect to claims arising from facts or events which occurred prior to the Effective Time and covering persons who are currently covered by such insurance; provided, that the Surviving Corporation shall not be obligated to make aggregate annual premium payments for such three-year period in respect of such policy (or coverage replacing such policy) which exceed, for the portion related to Magna's directors and officers, 150% of the annual premium payments on Magna's current policy in effect as of the date of this Agreement (the "Maximum Amount"). If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, UPC shall use its reasonable efforts to maintain the most advantageous policies of directors' and officers' liability insurance obtainable for a premium equal to the Maximum Amount.

          (c) Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 8.15, upon learning of any such Liability or Litigation, shall promptly notify UPC thereof, provided that the failure so to notify shall not affect the obligations of UPC under this Section 8.15 unless and to the extent such failure materially increases UPC's Liability under this Section 8.15. In the event of any such Litigation (whether arising before or after the Effective Time), (i) UPC or the Surviving Corporation shall have the right to assume the defense thereof and UPC shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if UPC or the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties advises that there are substantive issues which raise conflicts of interest between UPC or the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and UPC or the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, that UPC shall be obligated pursuant to this paragraph (c) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction, (ii) the Indemnified Parties will cooperate in the defense of any such Litigation, and (iii) UPC shall not be liable for any settlement effected without its prior written consent; and provided further that the Surviving Corporation shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the

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

     indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

          (d) The Surviving Corporation shall not be liable for any settlement effected without its prior written consent which shall not be unreasonably withheld.

          (e) If either UPC or the Surviving Corporation or any of their respective successors or assigns shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or shall transfer all or substantially all of its Assets to any Person, then and in each case, proper provision shall be made so that the successors and assigns of either UPC or the Surviving Corporation shall assume the obligations set forth in this Section 8.15.

          (f) UPC shall pay all reasonable costs, including attorneys' fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided for in this Section 8.15.

          (g) The provisions of this Section 8.15 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs or representatives.

     8.16 Certain Modifications. UPC and Magna shall consult with respect to their loan, litigation, and real estate valuation policies and practices (including loan classifications and levels of reserves) and Magna shall make such modifications or changes to its policies and practices, if any, prior to the Effective Time, as may be mutually agreed upon. UPC and Magna also shall consult with respect to the character, amount, and timing of restructuring and Merger-related expense charges to be taken by each of the Parties in connection with the transactions contemplated by this Agreement and shall take such charges in accordance with GAAP as may be mutually agreed upon by the Parties. Neither Party's representations, warranties, and covenants contained in this Agreement shall be deemed to be inaccurate or breached in any respect as a consequence of any modifications or charges undertaken solely on account of this Section 8.16.

     8.17 Pending Magna Acquisition. Each of UPC and Magna shall use its reasonable efforts to modify or amend (or cause to be modified or amended) this Agreement or the Charter Agreement as necessary or appropriate to ensure that each of the acquisition of Magna by UPC and the acquisition of Charter by Magna shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. Any such amendments or modifications shall be made as soon as reasonably practicable after the date of this Agreement.

                                   ARTICLE 9
               CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

     9.1 Conditions to Obligations of Each Party. The respective obligations of each Party to perform this Agreement and the Plan of Merger and to consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 11.6 of this Agreement:

          (a) Stockholder Approvals. The stockholders of Magna shall have approved this Agreement and the Plan of Merger and the consummation of the transactions contemplated hereby and thereby, including the Merger, as and to the extent required by Law, by the provisions of any governing instruments, and by the rules of the NYSE. The stockholders of UPC shall have approved the UPC Charter Amendment and the issuance of shares of UPC Common Stock pursuant to the Merger, as and to the extent required by Law, by the provisions of any governing instruments, and by the rules of the NYSE.

          (b) Regulatory Approvals. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (excluding requirements relating to the raising of additional capital or the disposition of Assets or deposits) which in the reasonable good faith
                                      A-32
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     judgment of the Board of Directors of UPC would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement so as to render inadvisable the consummation of the Merger.

          (c) Consents and Approvals. Each Party shall have obtained any and all Consents required for consummation of the Merger (other than those referred to in Section 9.1(b) of this Agreement) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such Party.

          (d) Legal Proceedings. No court or governmental or Regulatory Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any Law or Order (whether temporary, preliminary, or permanent) or taken any other action which prohibits, restricts, or makes illegal consummation of the transactions contemplated by this Agreement.

          (e) Registration Statement. The Registration Statement shall be effective under the 1933 Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding, or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities Laws or the 1933 Act or 1934 Act relating to the issuance or trading of the shares of UPC Common Stock issuable pursuant to the Merger shall have been received.

          (f) Exchange Listing. The shares of UPC Common Stock issuable pursuant to the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

          (g) Tax Matters. Magna shall have received a written opinion from Wachtell, Lipton, Rosen & Katz and UPC shall have received a written opinion from Alston & Bird LLP, in each case in a form reasonably satisfactory to such Party (the "Tax Opinions"), dated the date of the Effective Time, substantially to the effect that (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, (ii) no gain or loss will be recognized by holders of Magna Common Stock who exchange all of their Magna Common Stock solely for UPC Common Stock pursuant to the Merger (except with respect to any cash received in lieu of a fractional share interest in UPC Common Stock),
     (iii) the tax basis of the UPC Common Stock received by holders of Magna Common Stock who exchange all of their Magna Common Stock solely for UPC Common Stock in the Merger will be the same as the tax basis of the Magna Common Stock surrendered in exchange for the UPC Common Stock (reduced by an amount allocable to a fractional share interest in UPC Common Stock for which cash is received), and (iv) the holding period of the UPC Common Stock received by holders who exchange all of their Magna Common Stock solely for UPC Common Stock in the Merger will be the same as the holding period of the Magna Common Stock surrendered in exchange therefor, provided that such Magna Common Stock is held as a capital asset at the Effective Time. In rendering such Tax Opinions, such counsel shall be entitled to rely upon representations of officers of Magna and UPC reasonably satisfactory in form and substance to such counsel.

          (h) Pooling Letters. Each Party shall have received a letter, dated as of the Effective Time, in a form reasonably acceptable to such Party, from Price Waterhouse LLP to the effect that the Merger will qualify for pooling-of-interests accounting treatment. Each Party shall have received a letter, dated as of the Effective Time, in a form reasonably acceptable to such Party, from Ernst & Young LLP to the effect that such firm is not aware of any matters relating to Magna and its Subsidiaries which would preclude the Merger from qualifying for pooling-of-interests accounting treatment.

     9.2 Conditions to Obligations of UPC. The obligations of UPC to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by UPC pursuant to Section 11.6(a) of this Agreement:

          (a) Representations and Warranties. For purposes of this Section 9.2(a), the accuracy of the representations and warranties of Magna set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of Magna set forth in Section 5.3 of this Agreement shall be true and correct (except for inaccuracies which are de minimis in amount). The representations and warranties of Magna set forth in Sections 5.18, 5.19, 5.20, and 5.21 of this Agreement shall be true and correct in all Material respects. There shall not exist inaccuracies in the representations and warranties of Magna set forth in this Agreement (including the representations and warranties set forth in Sections 5.3, 5.18, 5.19, 5.20, and 5.21) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on Magna; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material, "Material," "Material Adverse Effect," or variations thereof, or to the "Knowledge" of Magna or to a matter being "known" by Magna shall be deemed not to include such qualifications.

          (b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of Magna to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all Material respects.

          (c) Certificates. Magna shall have delivered to UPC (i) a certificate, dated as of the Effective Time and signed on its behalf by its duly authorized officers, to the effect that the conditions of its obligations set forth in Section 9.2(a) and 9.2(b) of this Agreement have been satisfied and (ii) certified copies of resolutions duly adopted by Magna's Board of Directors and stockholders evidencing the taking of all corporate action necessary to authorize the execution, delivery, and performance of this Agreement and the Plan of Merger, and the consummation of the transactions contemplated hereby and thereby, all in such reasonable detail as UPC and its counsel shall request.

          (d) Affiliate Agreements. UPC shall have received from each affiliate of Magna the affiliates agreement referred to in Section 8.12 of this Agreement, to the extent necessary to assure in the reasonable judgment of UPC that the transactions contemplated hereby will qualify for pooling-of-interests accounting treatment.

          (e) Rights Agreement. None of the events described in Sections 3, 7, or 11 of the Magna Rights Agreement shall have occurred, and the Preferred Stock Purchase Rights shall not have become non-redeemable or exercisable for capital stock of UPC upon consummation of the Merger.

     9.3 Conditions to Obligations of Magna. The obligations of Magna to perform this Agreement and the Plan of Merger and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Magna pursuant to Section 11.6(b) of this
Agreement:

          (a) Representations and Warranties. For purposes of this Section 9.3(a), the accuracy of the representations and warranties of UPC set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of UPC set forth in Section 6.3 of this Agreement shall be true and correct (except for inaccuracies which are de minimis in amount). The representations and warranties of UPC set forth in Section 6.16 of this Agreement shall be true and correct in all Material respects. There shall not exist inaccuracies in the representations and warranties of UPC set forth in this Agreement (including the representations and warranties set forth in Sections 6.3 and 6.16) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on UPC; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material," "Material," "Material Adverse Effect," or variations thereof, or to the "Knowledge" of UPC or to a matter being "known" by UPC shall be deemed not to include such qualifications.

          (b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of UPC to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all Material respects.

          (c) Certificates. UPC shall have delivered to Magna (i) a certificate, dated as of the Effective Time and signed on its behalf by its duly authorized officers, to the effect that the conditions of its obligations set forth in Section 9.3(a) and 9.3(b) of this Agreement have been satisfied and (ii) certified copies of resolutions duly adopted by UPC's Board of Directors and stockholders evidencing the taking of all corporate action necessary to authorize the execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Magna and its counsel shall request.

                                   ARTICLE 10
                                  TERMINATION

     10.1 Termination. Notwithstanding any other provision of this Agreement and the Plan of Merger, and notwithstanding the approval of this Agreement by the stockholders of Magna or UPC, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

          (a) By mutual consent of the Board of Directors of UPC and the Board of Directors of Magna; or

          (b) By the Board of Directors of either Party (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in
     Section 9.2(a) of this Agreement in the case of Magna and Section 9.3(a) of this Agreement in the case of UPC or in Material breach of any covenant or other agreement contained in this Agreement) in the event of an inaccuracy of any representation or warranty of the other Party contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such inaccuracy and which inaccuracy would provide the terminating Party the ability to refuse to consummate the Merger under the applicable standard set forth in Section 9.2(a) of this Agreement in the case of Magna and Section 9.3(a) of this Agreement in the case of UPC; or

          (c) By the Board of Directors of either Party (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in
     Section 9.2(a) of this Agreement in the case of Magna and Section 9.3(a) in the case of UPC) in the event of a Material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach; or

          (d) By the Board of Directors of either Party in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal or (ii) the stockholders of UPC or Magna fail to vote their approval of the matters submitted for the approval by such stockholders at the Stockholders' Meetings where the transactions were presented to such stockholders for approval and voted upon; or

          (e) By the Board of Directors of either Party in the event that the Merger shall not have been consummated by December 31, 1998, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 10.1(e); or

          (f) By the Board of Directors of either Party (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in
     Section 9.2(a) of this Agreement in the case of Magna and Section 9.3(a) of this Agreement in the case of UPC or in Material breach of any covenant or other agreement contained in this Agreement) in the event that any of the conditions precedent to the obligations of such Party to consummate the Merger cannot be satisfied or fulfilled by the date specified in Section 10.1(e) of this Agreement.

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

     10.2 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 10.1 of this Agreement, this Agreement, the Plan of Merger, and the Supplemental Letter shall become void and have no effect, except that (i) the provisions of this Section 10.2 and Article 11 and Section 8.6(b) of this Agreement shall survive any such termination and abandonment and (ii) a termination pursuant to Sections 10.1(b), 10.1(c), or 10.1(f) of this Agreement shall not relieve the breaching Party from Liability for an uncured willful breach of a representation, warranty, covenant, or agreement giving rise to such termination. The Stock Option Agreement shall be governed by its own terms.

     10.3 Non-Survival of Representations and Covenants. The respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time except this Section 10.3 and Articles 2, 3, 4, and 11 and Sections 8.13 and 8.15 of this Agreement and the Supplemental Letter.

                                   ARTICLE 11
                                 MISCELLANEOUS

     11.1  Definitions.

          (a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

          "Acquisition Proposal" with respect to a Party shall mean any tender offer or exchange offer or any proposal for a merger, acquisition of all of the stock or Assets of, or other business combination involving such Party or any of its Subsidiaries or the acquisition of a substantial equity interest in, or a substantial portion of the Assets of, such Party or any of its Subsidiaries.

          "Affiliate" of a Person shall mean any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person.

          "Agreement" shall mean this Agreement and Plan of Reorganization, including the Exhibits hereto (except the Stock Option Agreement) delivered pursuant hereto and incorporated herein by reference.

          "Articles of Merger" shall mean the Articles of Merger to be executed by UPHC and filed with the Secretary of State of the State of Tennessee relating to the Merger as contemplated by Section 1.1 of this Agreement.

          "Assets" of a Person shall mean all of the assets, properties, businesses, and rights of such Person of every kind, nature, character, and description, whether real, personal, or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

          "BHC Act" shall mean the federal Bank Holding Company Act of 1956, as amended.

          "Certificate of Merger" shall mean the certificate of merger to be executed by UPHC and filed with the Secretary of State of the State of Delaware, relating to the Merger as contemplated by Section 1.1 of this Agreement.

          "Confidentiality Agreements" shall mean those certain Confidentiality Agreements, entered into prior to the date of this Agreement, between Magna and UPC.

          "Consent" shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

          "Contract" shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets, or business.

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

          "Default" shall mean (i) any breach or violation of or default under any Contract, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order, or Permit, or
     (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Order, or Permit, where, in any such event, such Default is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on a Party.

          "DGCL" shall mean the Delaware General Corporation Law.

          "Environmental Laws" shall mean all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata) and which are administered, interpreted, or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over, and including common law in respect of, pollution or protection of the environment, including the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq. ("CERCLA"), the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq. ("RCRA"), and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

          "Exhibits" 1 through 3, inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

          "GAAP" shall mean generally accepted accounting principles, consistently applied during the periods involved.

          "Hazardous Material" shall mean (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws) and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil (and specifically shall include asbestos requiring abatement, removal, or encapsulation pursuant to the requirements of governmental authorities and any polychlorinated biphenyls).

          "HSR Act" shall mean Section 7A of the Clayton Act, as added by Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

          "Internal Revenue Code" shall mean the Internal Revenue Code of 1986, as amended.

          "Joint Proxy Statement" shall mean the joint proxy statement used by UPC and Magna to solicit the approval of their respective stockholders of the transactions contemplated by this Agreement, which shall include the prospectus of UPC relating to the issuance of the UPC Common Stock to holders of Magna Common Stock.

          "Knowledge" as used with respect to a Person (including references to such Person being aware of a particular matter) shall mean the personal knowledge of the chairman, president, chief financial officer, chief accounting officer, chief credit officer, general counsel, or any executive vice president of such Person.

          "Law" shall mean any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities, or business, including those promulgated, interpreted, or enforced by any Regulatory Authority.

          "Liability" shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost, or expense (including costs of investigation, collection, and defense), claim,
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

     deficiency, guaranty, or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

          "Lien" shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention, or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for property Taxes not yet due and payable and (ii) for depository institution Subsidiaries of a Party, pledges to secure deposits, and other Liens incurred in the ordinary course of the banking business.

          "Litigation" shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding, or notice (written or oral) by any Person alleging potential Liability or requesting information relating to or affecting a Party, its business, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

          "Loan Property" shall mean any property owned, leased, or operated by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security or other interest (including an interest in a fiduciary capacity), and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

          "Magna Capital Stock" shall mean, collectively, Magna Common Stock, Magna Class B Preferred Stock, and Magna Class C Preferred Stock.

          "Magna Class B Preferred Stock" shall mean the $20.00 par value Class B Voting Preferred Stock of Magna.

          "Magna Class C Preferred Stock" shall mean the $.10 par value Class C Non-Voting Preferred Stock of Magna.

          "Magna Common Stock" shall mean the $2.00 par value common stock of Magna.

          "Magna Companies" shall mean, collectively, Magna and all Magna Subsidiaries.

          "Magna Disclosure Memorandum" shall mean the written information entitled "Magna Disclosure Memorandum" delivered prior to the execution of this Agreement to UPC describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section or subsection of this Agreement under which such disclosure is being made.

          "Magna Financial Statements" shall mean (i) the consolidated statements of condition (including related notes and schedules, if any) of Magna as of September 30, 1997, and as of December 31, 1996 and 1995, and the related statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) for the nine months ended September 30, 1997, and for each of the three years ended December 31, 1996, 1995, and 1994, as filed by Magna in SEC Documents and (ii) the consolidated statements of condition of Magna (including related notes and schedules, if any) and related statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to September 30, 1997.

          "Magna Rights Agreement" shall mean that certain Rights Agreement, dated November 11, 1988, between Magna and Magna Trust Company, as Rights Agent.

          "Magna Stock Plans" shall mean the existing stock option and other stock-based compensation plans of Magna.

          "Magna Subsidiaries" shall mean the Subsidiaries of Magna, which shall include the Magna Subsidiaries described in Section 5.4 of this Agreement and any corporation, bank, savings association, or

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

     other organization acquired as a Subsidiary of Magna in the future and owned by Magna at the Effective Time.

          "Material" for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

          "Material Adverse Effect" on a Party shall mean an event, change, or occurrence which, individually or together with any other event, change, or occurrence, has a Material adverse impact on (i) the financial condition, results of operations, or business of such Party and its Subsidiaries, taken as a whole or (ii) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that "Material Adverse Effect" shall not be deemed to include the impact of (a) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in GAAP or regulatory accounting principles generally applicable to banks and their holding companies, (c) actions and omissions of a Party (or any of its Subsidiaries) taken with the prior informed consent of the other Party in contemplation of the transactions contemplated hereby, and (d) the Merger and compliance with the provisions of this Agreement (including the expense associated with the vesting of benefits under the various employee benefit plans of Magna as a result of the Merger constituting a change of control) on the operating performance of the Parties.

          "NYSE" shall mean the New York Stock Exchange, Inc.

          "1933 Act" shall mean the Securities Act of 1933, as amended.

          "1934 Act" shall mean the Securities Exchange Act of 1934, as amended.

          "Order" shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local, or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

          "Participation Facility" shall mean any facility or property in which the Party in question or any of its Subsidiaries participates in the management (including, but not limited to, participating in a fiduciary capacity) and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

          "Party" shall mean either Magna or UPC, and "Parties" shall mean both Magna and UPC.

          "Permit" shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business.

          "Person" shall mean a natural person or any legal, commercial, or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

          "Plan of Merger" shall mean the plan of merger providing for the Merger, in substantially the form of Exhibit 2.

          "Preferred Stock Cash Payment Amount" shall mean an amount in cash equal to $20.00, plus any accrued but unpaid dividends at the Effective Time.

          "Preferred Stock Purchase Rights" shall mean the preferred stock purchase rights issued pursuant to the Magna Rights Agreement.

          "Registration Statement" shall mean the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, filed with the SEC by UPC under the 1933 Act with respect to the shares of UPC Common Stock to be issued to the stockholders of Magna in connection with the transactions contemplated by this Agreement.
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

          "Regulatory Authorities" shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the Board of the Governors of the Federal Reserve System, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, the Office of Thrift Supervision, all state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries, the NASD, and the SEC.

          "Representative" shall mean any investment banker, financial advisor, attorney, accountant, consultant, or other representative of a Person.

          "Rights" shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Rights.

          "SEC" shall mean the United States Securities and Exchange Commission.

          "SEC Documents" shall mean all forms, proxy statements, registration statements, reports, schedules, and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

          "Securities Laws" shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

          "Stock Option Agreement" shall mean the stock option agreement by and between Magna and UPC, in substantially the form of Exhibit 1.

          "Stockholders' Meetings" shall mean the respective meetings of the stockholders of UPC and Magna to be held pursuant to Section 8.1 of this Agreement, including any adjournment or adjournments thereof.

          "Subsidiaries" shall mean all those corporations, banks, associations, or other entities of which the entity in question owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, there shall not be included any such entity acquired through foreclosure or any such entity the equity securities of which are owned or controlled in a fiduciary capacity.

          "Supplemental Letter" shall mean the supplemental letter of even date herewith between the Parties relating to certain understandings and agreements in addition to those included in this Agreement.

          "Surviving Corporation" shall mean UPHC as the surviving corporation resulting from the Merger.

          "Tax" or "Taxes" shall mean all federal, state, local, and foreign taxes, charges, fees, levies, imposts, duties, or other assessments, including income, gross receipts, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, imposed or required to be withheld by the United States or any state, local, or foreign government or subdivision or agency thereof, including any interest, penalties, or additions thereto.

          "Taxable Period" shall mean any period prescribed by any governmental authority, including the United States or any state, local, or foreign government or subdivision or agency thereof for which a Tax Return is required to be filed or Tax is required to be paid.

          "Tax Return" shall mean any report, return, information return, or other information required to be supplied to a taxing authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries.

          "TBCA" shall mean the Tennessee Business Corporation Act.

          "UPC Capital Stock" shall mean, collectively, the UPC Common Stock, the UPC Preferred Stock and any other class or series of capital stock of UPC.

          "UPC Charter Amendment" shall mean the proposal to amend UPC's Restated Charter of Incorporation to increase the number of authorized shares of UPC Common Stock by not less than 100,000,000, which may be submitted to the stockholders of UPC for consideration and approval at the UPC Stockholders' Meeting or the 1998 annual meeting of stockholders of UPC.

          "UPC Common Stock" shall mean the $5.00 par value common stock of UPC.

          "UPC Financial Statements" shall mean (i) the consolidated balance sheets (including related notes and schedules, if any) of UPC as of September 30, 1997, and as of December 31, 1996 and 1995, and the related statements of earnings, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) for the nine months ended September 30, 1997 and for each of the three years ended December 31, 1996, 1995 and 1994, as filed by UPC in SEC Documents and (ii) the consolidated balance sheets of UPC (including related notes and schedules, if any) and related statements of earnings, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to September 30, 1997.

          "UPC Preferred Stock" shall mean the no par value preferred stock of UPC and shall include the (i) Series A Preferred Stock and (ii) Series E 8% Cumulative, Convertible Preferred Stock, of UPC ("UPC Series E Preferred Stock").

          "UPC Rights" shall mean the preferred stock purchase rights issued pursuant to the UPC Rights Agreement.

          "UPC Rights Agreement" shall mean that certain Rights Agreement, dated January 19, 1989, between UPC and Union Planters Bank, National Association, as Rights Agent.

          "UPC Subsidiaries" shall mean the Subsidiaries of UPC and any corporation, bank, or other organization acquired as a Subsidiary of UPC in the future and owned by UPC at the Effective Time.

          "UPHC" shall mean the wholly-owned subsidiary of UPC organized under the Laws of the State of Tennessee.

          "UPHC Common Stock" shall mean the $1.00 par value common stock of UPHC.

          (b) The terms set forth below shall have the meanings ascribed thereto in the referenced sections:

       Charter................  Section 7.2(f)
       Charter Agreement......  Section 7.2(f)
       Closing................  Section 1.2
       Effective Time.........  Section 1.3
       Exchange Agent.........  Section 4.1
       Exchange Ratio.........  Section 3.1(c)
       Indemnified Party......  Section 8.15
       Magna Benefit Plans....  Section 5.13(a)
       Magna Contracts........  Section 5.14
       Magna ERISA
         Affiliate............  Section 5.13(e)
       Magna ERISA Plan.......  Section 5.13(a)
       Magna Rights...........  Section 3.6(a)
       Magna Pension Plan.....  Section 5.13(a)
       Magna SEC Reports......  Section 5.5(a)
       Merger.................  Section 1.1
       Takeover Laws..........  Section 5.19
       Tax Opinion............  Section 9.1(g)
       UPC ERISA Affiliate....  Section 6.17
       UPC SEC Reports........  Section 6.5(a)

          (c) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words "include," "includes," or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation."

     11.2 Expenses.

          (a) Except as otherwise provided in this Section 11.2, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration, and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that each of the Parties shall bear and pay one-half of the printing costs incurred in connection with the printing of the Registration Statement and the Joint Proxy Statement.

          (b) Nothing contained in this Section 11.2 shall constitute or shall be deemed to constitute liquidated damages for the willful breach by a Party of the terms of this Agreement or otherwise limit the rights of the nonbreaching Party.

     11.3 Brokers and Finders. Except for Donaldson, Lufkin & Jenrette as to Magna and except for Stifel Nicolaus & Co. as to UPC, each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions, or finders' fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon his, her, or its representing or being retained by or allegedly representing or being retained by Magna or UPC, each of Magna and UPC, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability in respect of any such claim.

     11.4 Entire Agreement. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral (including any provision of the Confidentiality Agreements which would act to preclude UPC (or any Holder as defined in the Stock Option Agreement from exercising its rights under the Stock Option Agreement) to the extent that the Stock Option Agreement is in force and effect, but excluding the Supplemental Letter). Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, other than as provided in Sections 8.13 and 8.15 of this Agreement.

     11.5 Amendments. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of the Boards of Directors of each of the Parties, whether before or after stockholder approval of this Agreement has been obtained; provided, that the provisions of this Agreement relating to the manner or basis in which shares of Magna Common Stock will be exchanged for UPC Common Stock shall not be amended after the Stockholders' Meetings without the requisite approval of the holders of the issued and outstanding shares of UPC Common Stock and Magna Common Stock, as the case may be, entitled to vote thereon.

     11.6  Waivers.

          (a) Prior to or at the Effective Time, UPC, acting through its Board of Directors, chief executive officer, chief financial officer, or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Magna, to waive or extend the time for the compliance or fulfillment by Magna of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of UPC under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of UPC.

          (b) Prior to or at the Effective Time, Magna, acting through its Board of Directors, chief executive officer, chief financial officer, or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by UPC, to waive or extend the time for the compliance or fulfillment by UPC of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Magna under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Magna.

          (c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

     11.7 Assignment. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective successors and assigns.

     11.8 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

Magna:                                Magna Group, Inc.
                                      One Magna Place
                                      1401 South Brentwood Boulevard
                                      St. Louis, Missouri 63144-1401
                                      Telecopy Number: (314) 963-2581
                                      Attention:  G. Thomas Andes Chairman, President, and
                                                  Chief Executive Officer

Copy to Counsel:                      Wachtell Lipton Rosen & Katz
                                      51 West 52nd Street
                                      New York, New York 10019
                                      Telecopy Number: (212) 403-2000
                                      Attention:  Edward D. Herlihy

UPC:                                  Union Planters Corporation
                                      7130 Goodlett Farms Parkway
                                      Memphis, Tennessee 38018
                                      Telecopy Number: (901) 580-2939
                                      Attention:  Jackson W. Moore President and Chief
                                                  Operating Officer

Copy to Counsel:                      Union Planters Corporation
                                      7130 Goodlett Farms Parkway
                                      Memphis, Tennessee 38018
                                      Telecopy Number: (901) 580-2939
                                      Attention:  E. James House, Jr.

                                      Alston & Bird LLP
                                      601 Pennsylvania Avenue, N.W.
                                      North Building, Suite 250
                                      Washington, D.C. 20004
                                      Telecopy Number: (202) 508-3333
                                      Attention:  Frank M. Conner III

     11.9 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Tennessee, without regard to any applicable conflicts of Laws, except to the extent that the Laws of the State of Delaware relate to the consummation of the Merger.

     11.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

     11.11 Captions. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

     11.12 Interpretations. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. No Party to this Agreement shall be considered the draftsman. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of the Parties.

     11.13 Enforcement of Agreement. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     11.14 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf and its corporate seal to be hereunto affixed and attested by officers thereunto as of the day and year first above written.

ATTEST:                                                     MAGNA GROUP, INC.

By: /s/ CAROLYN B. RYSEFF                                   By: /s/ G. THOMAS ANDES
-----------------------------------------------------       -----------------------------------------------------
    Carolyn B. Ryseff                                           G. Thomas Andes
    Secretary                                                   Chairman, President, and
                                                                  Chief Executive Officer

[CORPORATE SEAL]

ATTEST:                                                     UNION PLANTERS CORPORATION

By: /s/ E. JAMES HOUSE, JR.
-----------------------------------------------------       By: /s/ BENJAMIN W. RAWLINS, JR.
    E. James House, Jr.                                     -----------------------------------------------------
    Secretary                                                   Benjamin W. Rawlins, Jr.
                                                                Chairman and Chief Executive Officer



[CORPORATE SEAL]

                                                                      APPENDIX B

                                 PLAN OF MERGER

                                       OF

                               MAGNA GROUP, INC.

                                 INTO AND WITH

                       UNION PLANTERS HOLDING CORPORATION

     Pursuant to this Plan of Merger ("Plan of Merger"), MAGNA GROUP, INC. ("Magna"), a corporation organized and existing under the Laws of the State of Delaware, shall be merged into and with UNION PLANTERS HOLDING CORPORATION ("UPHC"), a corporation organized and existing under the laws of the State of Tennessee and a wholly-owned subsidiary of UNION PLANTERS CORPORATION, a corporation organized and existing under the laws of the State of Tennessee ("UPC").

                                   ARTICLE 1
                                  DEFINITIONS

     Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

     1.1 "Articles of Merger" shall mean the Articles of Merger to be executed by UPHC and filed with the Secretary of State of the State of Tennessee relating to the Merger as contemplated by Section 2.1 of this Plan of Merger.

     1.2 "Certificate of Merger" shall mean the Certificate of Merger to be executed by UPHC and filed with the Secretary of State of the State of Delaware relating to the Merger as contemplated by Section 2.1 of this Plan of Merger.

     1.3 "Consent" shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

     1.4  "DGCL" shall mean the Delaware General Corporation Law.

     1.5 "Effective Time" shall mean the date and time on which the Merger becomes effective pursuant to the Laws of the State of Delaware as defined in
Section 2.2 of this Plan of Merger.

     1.6  "Exchange Agent" shall mean the exchange agent selected by UPC.

     1.7 "Internal Revenue Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

     1.8 "Law" shall mean any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a person or its assets, liabilities, or business, including those promulgated, interpreted, or enforced by any Regulatory Authority.

     1.9 "Magna Capital Stock" shall mean, collectively, Magna Common Stock, Magna Class B Preferred Stock, and Magna Class C Preferred Stock.

     1.10 "Magna Class B Preferred Stock" shall mean the $20.00 par value Class B Voting Preferred Stock of Magna.

     1.11 "Magna Class C Preferred Stock" shall mean the $.10 par value Class C Non-Voting Preferred Stock of Magna.

     1.12 "Magna Common Stock" shall mean the $2.00 par value common stock of Magna.

     1.13 "Magna Companies" shall mean, collectively, Magna and all Magna Subsidiaries.

     1.14 "Magna Rights Agreement" shall mean that certain Rights Agreement, dated November 11, 1988, between Magna and Magna Trust Company, as Rights Agent.

     1.15 "Magna Stock Plans" shall have the meaning set forth in the Merger Agreement.

     1.16 "Merger" shall mean the merger of Magna into and with UPHC as provided in Section 2.1 of this Plan of Merger.

     1.17 "Merger Agreement" shall mean the Agreement and Plan of Reorganization, dated as of February 22, 1998, by and between UPC and Magna.

     1.18  "NYSE" shall mean the New York Stock Exchange, Inc.

     1.19 "Preferred Stock Cash Payment Amount" shall mean an amount in cash equal to $20.00, plus any accrued but unpaid dividends at the Effective Time.

     1.20 "Preferred Stock Purchase Rights" shall mean the preferred stock purchase rights issued pursuant to the Magna Rights Agreement.

     1.21 "Regulatory Authorities" shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the Board of the Governors of the Federal Reserve System, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, the Office of Thrift Supervision, all state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries, the NYSE, and the SEC.

     1.22  "SEC" shall mean the United States Securities and Exchange
Commission.

     1.23 "Subsidiaries" shall mean all those corporations, banks, associations, or other entities of which the entity in question owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, there shall not be included any such entity acquired through foreclosure or any such entity the equity securities of which are owned or controlled in a fiduciary capacity.

     1.24 "Surviving Corporation" shall refer to UPHC as the surviving corporation resulting from the Merger.

     1.25 "TBCA" shall mean the Tennessee Business Corporation Act, as in effect at the Effective Time.

     1.26 "UPC Capital Stock" shall mean, collectively, the UPC Common Stock, the UPC Preferred Stock, and any other class or series of capital stock of UPC.

     1.27 "UPC Common Stock" shall mean the $5.00 par value common stock of UPC.

     1.28  "UPC Companies" shall mean, collectively, UPC and all UPC
Subsidiaries.

     1.29 "UPC Preferred Stock" shall mean the no par value preferred stock of UPC and shall include the (i) Series A Preferred Stock and (ii) Series E, 8% Cumulative, Convertible Preferred Stock, of UPC.

     1.30 "UPC Rights" shall mean the preferred stock purchase rights issued pursuant to the UPC Rights Agreement.

     1.31 "UPC Rights Agreement" shall mean that certain Rights Agreement, dated January 19, 1989, between UPC and Union Planters Bank, National Association, as Rights Agent.

     1.32 "UPHC Common Stock" shall mean the $1.00 par value common stock of UPHC.

     Any capitalized term not defined herein shall have the meaning ascribed to it in the Merger Agreement.

                                   ARTICLE 2
                        TRANSACTIONS AND TERMS OF MERGER

     2.1 Merger. Subject to the terms and conditions of this Plan of Merger, at the Effective Time, Magna shall be merged with and into UPHC in accordance with the provisions of Section 252 of the DGCL and with the effect provided in
Section 259 of the DGCL and in accordance with the provisions of Section 48-21-109 of the TBCA and with the effect provided in Section 48-21-108 of the TBCA (the "Merger"). UPHC shall be the Surviving Corporation resulting from the Merger and shall continue to be governed by the Laws of the State of Tennessee.

     2.2 Effective Time. The Merger and the other transactions contemplated by this Plan of Merger shall become effective on the date and at the time the Certificate of Merger shall become effective with the Secretary of State of the State of Delaware and the Articles of Merger shall become effective with the Secretary of State of the State of Tennessee (the "Effective Time"). Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the duly authorized officers of each Party, the Parties shall use their reasonable efforts to cause the Effective Time to occur on or before the 15th business day (as designated by UPC) following the last to occur of (i) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger, and (ii) the date on which the stockholders of UPC and Magna approve the matters relating to this Plan of Merger required to be approved by such stockholders by applicable Law.

     2.3 Charter. The Charter of UPHC in effect immediately prior to the Effective Time shall be the Charter of the Surviving Corporation after the Effective Time until otherwise amended or repealed.

     2.4 Bylaws. The Bylaws of UPHC in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation after the Effective Time until otherwise amended or repealed.

     2.5 Directors and Officers. The directors of UPHC in office immediately prior to the Effective Time, together with such additional individuals thereafter elected, shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation. The officers of UPHC in office immediately prior to the Effective Time, together with such additional individuals thereafter elected, shall serve as the officers of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation.

                                   ARTICLE 3
                          MANNER OF CONVERTING SHARES

     3.1 Conversion of Shares. Subject to the provisions of this Article 3, at the Effective Time, by virtue of the Merger and without any action on the part of UPC or Magna, or the stockholders of either of the foregoing, the shares of the constituent corporations shall be converted as follows:

          (a) Each share of UPC Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

          (b) Each share of UPHC Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

          (c) Each share of Magna Common Stock (including any associated Preferred Stock Purchase Rights, but excluding shares held by any Magna Company or any UPC Company, in each case other than in a fiduciary capacity or as a result of debts previously contracted) issued and outstanding at the Effective Time shall be converted into .9686 of a share of UPC Common Stock (the "Exchange Ratio"). Pursuant to the UPC Rights Agreement, each share of UPC Common Stock issued in connection with the Merger upon conversion of Magna Common Stock shall be accompanied by a UPC Right.

          (d) Each share of Magna Class B Preferred Stock (excluding any shares held by any Magna Company or any UPC Company, in each case other than in a fiduciary capacity as a result of debts previously contracted) issued and outstanding at the Effective Time, shall be converted into the right to receive a check from UPC in the amount of the Preferred Stock Cash Payment Amount.

     3.2 Anti-Dilution Provisions. In the event Magna changes the number of shares of Magna Common Stock or Magna Class B Preferred Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, or similar transaction with respect to such stock, the Exchange Ratio and the Preferred Stock Cash Payment Amount, as the case may be, shall be proportionately adjusted. In the event UPC changes the number of shares of UPC Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, or similar transaction with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted.

     3.3 Shares Held by Magna or UPC. Each of the shares of Magna Capital Stock held by any Magna Company or by any UPC Company, in each case other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

     3.4 Dissenting Stockholders. Any holder of shares of Magna Class B Preferred Stock who perfects such holder's dissenters' rights of appraisal in accordance with and as contemplated by Section 262 of the DGCL shall be entitled to receive the value of such shares in cash as determined pursuant to such provision of Law; provided, however, that no such payment shall be made to any dissenting stockholder unless and until such dissenting stockholder has complied with the applicable provisions of the DGCL and surrendered to Magna the certificate or certificates representing the shares for which payment is being made. In the event that after the Effective Time a dissenting stockholder of Magna fails to perfect, or effectively withdraws or loses, such holder's right to appraisal of and payment for such holder's shares, UPC shall issue and deliver the consideration to which such holder of shares of Magna Class B Preferred Stock is entitled under this Article 3 (without interest) upon surrender by such holder of the certificate or certificates representing shares of Magna Class B Preferred Stock held by such holder. Magna will establish an escrow account with an amount sufficient to satisfy the maximum aggregate payment that may be required to be paid to dissenting stockholders. Upon satisfaction of all claims of dissenting stockholders, the remaining escrowed amount, reduced by payment of the fees and expenses of the escrow agent, will be returned to the Surviving Corporation.

     3.5 Fractional Shares. Notwithstanding any other provision of this Plan of Merger, each holder of shares of Magna Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of UPC Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of UPC Common Stock multiplied by the market value of one share of UPC Common Stock at the Effective Time. The market value of one share of UPC Common Stock at the Effective Time shall be the last sale price of UPC Common Stock on the NYSE-Composite Transactions List (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source selected by UPC) on the last trading day preceding the Effective Time. No such holder will be entitled to dividends, voting rights, or any other rights as a stockholder in respect of any fractional shares.

     3.6  Conversion of Stock Rights.

     (a) At the Effective Time, each award, option, or other right to purchase or acquire shares of Magna Common Stock pursuant to stock options, stock appreciation rights, or stock awards ("Magna Rights") granted by Magna under the Magna Stock Plans, which are outstanding at the Effective Time, whether or not exercisable, shall be converted into and become rights with respect to UPC Common Stock, and UPC shall assume each Magna Right, in accordance with the terms of the Magna Stock Plan and stock option agreement by which it is evidenced, except that from and after the Effective Time, (i) UPC and its Salary and Benefits Committee shall be substituted for Magna and the Committee of Magna's Board of Directors (including, if applicable, the entire Board of Directors of Magna) administering such Magna Stock Plan, (ii) each Magna Right assumed by UPC may be exercised solely for shares of UPC Common Stock (or cash in the case of stock appreciation rights), (iii) the number of shares of UPC Common Stock subject to such Magna Right shall be equal to the number of shares of Magna Common Stock subject to such Magna Right immediately prior to the Effective Time multiplied by the Exchange Ratio and rounded down to the nearest whole share, and (iv) the per share exercise price (or similar threshold price, in the case of stock awards) under each such Magna Right shall be adjusted by dividing the per share exercise (or threshold) price under each such Magna Right by the Exchange Ratio and rounding up to the nearest cent. Notwithstanding the provisions of clauses (iii) and (iv) of the first sentence of this Section 3.6, each Magna Right which is an "incentive stock option" shall be adjusted as required by Section 424 of the Internal Revenue Code, so as not to constitute a modification, extension, or renewal of the option, within the meaning of Section 424(h) of the Internal Revenue Code. UPC agrees to take all necessary steps to effectuate the foregoing provisions of this Section 3.6.

     (b) As soon as reasonably practicable after the Effective Time, UPC shall deliver to the participants in each Magna Stock Plan an appropriate notice setting forth such participant's rights pursuant thereto and the grants pursuant to such Magna Stock Plan shall continue in effect on the same terms and conditions (subject to the adjustments required by Section 3.6(a) after giving effect to the Merger), and UPC shall comply with the terms of each Magna Stock Plan to ensure, to the extent required by, and subject to the provisions of, such Magna Stock Plan, that Magna Rights which qualified as incentive stock options prior to the Effective Time continue to qualify as incentive stock options after the Effective Time. At or prior to the Effective Time, UPC shall take all corporate action necessary to reserve for issuance sufficient shares of UPC Common Stock for delivery upon exercise of Magna Rights assumed by it in accordance with this Section 3.6. As soon as reasonably practicable after the Effective Time, UPC shall file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), with respect to the shares of UPC Common Stock subject to such options and shall use its reasonable efforts to maintain the effectiveness of such registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding. With respect to those individuals who subsequent to the Merger will be subject to the reporting requirements under Section 16(a) of the 1934 Act, where applicable, UPC shall administer the Magna Stock Plan assumed pursuant to this Section 3.6 in a manner that complies with Rule 16b-3 promulgated under the 1934 Act.

     (c) All restrictions or limitations on transfer with respect to Magna Common Stock awarded under the Magna Stock Plans or any other plan, program, or arrangement of any Magna Company, to the extent that such restrictions or limitations shall not have already lapsed, and except as otherwise expressly provided in such plan, program, or arrangement, shall remain in full force and effect with respect to shares of UPC Common Stock into which such restricted stock is converted pursuant to Section 3.1 of this Plan of Merger.

                                   ARTICLE 4
                               EXCHANGE OF SHARES

     4.1 Exchange Procedures. Promptly after the Effective Time, UPC and Magna shall cause the exchange agent selected by UPC (the "Exchange Agent") to mail to the former stockholders of Magna appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of Magna Capital Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent). After the Effective Time, each holder of shares of Magna Capital Stock (other than shares to be canceled pursuant to Section 3.3 of this Plan of Merger or as to which the holder thereof has perfected dissenters' rights of appraisal as contemplated by
Section 3.4 of this Plan of Merger) issued and outstanding at the Effective Time shall surrender the certificate or certificates representing such shares to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefor the consideration provided in Section 3.1 of this Plan of Merger, together with all undelivered dividends or distributions in respect of such shares (without interest thereon) pursuant to Section 4.2 of this Plan of Merger. To the extent required by Section 3.5 of this Plan of Merger, each holder of shares of Magna Common Stock issued and outstanding at the Effective Time also shall receive, upon surrender of the certificate or certificates representing such shares, cash in lieu of any fractional share of UPC Common Stock to which such holder may be otherwise entitled (without interest). UPC shall not be obligated to deliver the consideration to which any former holder of Magna Capital Stock is entitled as a result of the Merger until such holder surrenders such holder's certificate or certificates representing the shares of Magna Capital Stock for exchange as provided in this Section 4.1. The certificate or certificates of Magna Capital Stock so surrendered shall be duly endorsed as the Exchange Agent may require. Any other provision of this Plan of Merger notwithstanding, neither the Surviving Corporation nor the Exchange Agent shall be liable to a holder of Magna Capital Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property Law.

     4.2 Rights of Former Magna Stockholders. At the Effective Time, the stock transfer books of Magna shall be closed as to holders of Magna Capital Stock immediately prior to the Effective Time and no transfer of Magna Capital Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1 of this Plan of Merger, each certificate theretofore representing shares of Magna Capital Stock (other than shares to be canceled pursuant to Section 3.3 of this Plan of Merger or as to which the holder thereof has perfected dissenters' rights of appraisal as contemplated by Section 3.4 of this Plan of Merger) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Sections 3.1 and 3.5 of this Plan of Merger in exchange therefor, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which have been declared or made by Magna in respect of such shares of Magna Capital Stock in accordance with the terms of this Plan of Merger and which remain unpaid at the Effective Time. To the extent permitted by Law, former stockholders of record of Magna shall be entitled to vote after the Effective Time at any meeting of UPC stockholders the number of whole shares of UPC Common Stock into which their respective shares of Magna Common Stock are converted, regardless of whether such holders have exchanged their certificates representing Magna Common Stock for certificates representing UPC Common Stock in accordance with the provisions of this Plan of Merger. Whenever a dividend or other distribution is declared by UPC on the UPC Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares issuable pursuant to this Plan of Merger, but beginning 30 days after the Effective Time no dividend or other distribution payable to the holders of record of UPC Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any certificate representing shares of Magna Common Stock issued and outstanding at the Effective Time until such holder surrenders such certificate for exchange as provided in Section 4.1 of this Plan of Merger. However, upon surrender of such Magna Common Stock certificate, both the UPC Common Stock certificate (together with all such undelivered dividends or other distributions without interest) and any undelivered dividends and cash payments to be paid for fractional share interests (without interest) shall be delivered and paid with respect to each share represented by such certificate.

                                   ARTICLE 5
                                 MISCELLANEOUS

     5.1 Conditions Precedent. Consummation of the Merger by UPHC shall be conditioned on the satisfaction of, or waiver by UPC of the conditions precedent to the Merger set forth in Sections 9.1 and 9.2 of the Merger Agreement. Consummation of the Merger by Magna shall be conditioned on the satisfaction of, or waiver by Magna of, of the conditions precedent to the Merger set forth in Sections 9.1 and 9.3 of the Merger Agreement.

     5.2 Termination. This Plan of Merger may be terminated at any time prior to the Effective Time by the parties hereto as provided in Article 10 of the Merger Agreement.

     5.3 Counterparts. This Plan of Merger may be executed in counterparts, each of which shall be an original; but all of such counterparts together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Plan of Merger as of the date first above written.

                                                    MAGNA GROUP, INC.

ATTEST: /s/ CAROLYN B. RYSEFF                       By: /s/ G. THOMAS ANDES
--------------------------------------------        -------------------------------------------------------
           Carolyn B. Ryseff                            G. Thomas Andes
           Secretary                                    Chairman, President, and
                                                          Chief Executive Officer

                                                    UNION PLANTERS HOLDING CORPORATION

ATTEST: /s/ E. JAMES HOUSE, JR.                     By: /s/ JACKSON W. MOORE
--------------------------------------------        -------------------------------------------------------
           E. James House, Jr.                          Jackson W. Moore
           Secretary                                    President


                                                                      APPENDIX C

                     [DONALDSON, LUFKIN & JENRETTE LOGO]

                                          May 26, 1998

Board of Directors
Magna Group, Inc.
One Magna Place
1401 South Brentwood Boulevard
St. Louis, MO 63144-1401

Members of the Board:

     You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of common stock, par value $2.00 per share (the "Magna Common Stock"), of Magna Group, Inc. ("Magna" or the "Company") of the "Exchange Ratio" (as defined below) set forth in the Agreement and Plan of Reorganization, dated as of February 22, 1998 (the "Agreement"), by and between the Company and Union Planters Corporation ("UPC") pursuant to which Magna will be merged (the "Merger") with and into Union Planters Holding Corporation, a wholly owned subsidiary of UPC organized under the laws of the State of Tennessee.

     Pursuant to the Agreement, each share of Magna Common Stock will be converted into the right to receive 0.9686 shares (the "Exchange Ratio") of common stock, $5 par value per share, of UPC (the "UPC Common Stock"). We understand that the Merger is conditioned upon, among other things, receipt of opinions to the effect that the Merger will qualify for treatment as a tax-free reorganization and as a pooling of interests for accounting purposes. In connection with the Merger, the parties have also to entered into an agreement (the "Stock Option Agreement") pursuant to which Magna has irrevocably granted UPC an option to purchase a number of shares representing up to 19.9% of the outstanding shares of Magna Common Stock, at a price and on terms and conditions set forth in the Stock Option Agreement.

     In arriving at our opinion, we have reviewed the financial terms and provisions of the Agreement and the exhibits thereto, including the Stock Option Agreement. We also have reviewed financial and other information that was publicly available or furnished to us by Magna and UPC including information provided during discussions with their respective managements. Included in the information provided during discussions with the respective managements were certain financial projections of the Company for the period beginning January 1, 1998 and ending December 31, 2002 prepared by the management of the Company and certain financial projections of UPC for the period beginning January 1, 1998 and ending December 31, 2000 prepared by the management of UPC. We have also reviewed certain pro forma financial statements prepared by the management of the Company and UPC reflecting the Merger and certain operating synergies expected to result therefrom. In addition, we have compared certain financial and securities data of the Company and UPC with various other companies whose securities are traded in public markets, reviewed the historical stock prices and trading volumes of Magna Common Stock and UPC Common Stock, reviewed prices and premiums paid in certain other business combinations and conducted such other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion.

     In rendering our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by the Company and UPC or their respective representatives, or that was otherwise reviewed by us. In particular, we have relied upon the estimates of the management of the Company and UPC of the operating synergies achievable as a result of the Merger and upon our discussion of such synergies with the management of the Company and UPC. With respect to the financial projections used in our analysis, we have assumed that they have been reasonably prepared on the basis reflecting the best currently available estimates and judgments of the management of the Company and UPC as to the future operating and financial performance of the Company and UPC, respectively.

     We are not experts in the evaluation of loan portfolios or allowances for loan and real estate owned losses and, upon advice of management of the Company, we have not independently verified and have assumed that the aggregate allowances for loan losses set forth in the balance sheets of each of Magna and UPC at March 31, 1998 are adequate to cover such losses and complied fully with applicable law, regulatory policy and sound banking practice as of the date of such balance sheets. We were not retained to and we did not conduct a physical inspection of any of the properties or facilities of Magna or UPC, and we did not make any independent evaluation or appraisal of the assets, liabilities or prospects of Magna or UPC, were not furnished with any such evaluation or appraisal, and did not review any individual credit files. In rendering our opinion, we have been advised by Magna and UPC and have assumed that there are no other factors that would delay or subject to adverse conditions any necessary regulatory or governmental approval for the Merger, and we have assumed that all conditions to the Merger will be satisfied and not waived. We have relied as to certain legal matters on advice of counsel to the Company.

     Our opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to us as of, the date of this letter. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. We are expressing no opinion herein as to the prices at which shares of UPC Common Stock will actually trade at any time. Our opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the Agreement.

     Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. DLJ has performed investment banking and other services for the Company in the past and has been compensated for such services. In the ordinary course of our business we actively trade the debt and equity securities of companies, including Magna and UPC, for our own account and for the accounts of customers and may hold a long or short position in such securities at any time.

     Based upon the foregoing and such other factors as we deem relevant, we are of the opinion that the Exchange Ratio is fair to the holders of Magna Common Stock from a financial point of view.

                                          Very truly yours,

                                          DONALDSON, LUFKIN & JENRETTE
                                          SECURITIES CORPORATION

                                          By: /s/ DAVID D. OLSON
                                            ------------------------------------
                                            David D. Olson
                                            Managing Director

                                                                      APPENDIX D

               [STIFEL, NICOLAUS & COMPANY, INCORPORATED LOGO]
                                                                    MAY 26, 1998
Board of Directors
Union Planters Corporation
7130 Goodlett Farms Parkway
Memphis, Tennessee 38018

Members of the Board:

     You have requested our opinion as to the fairness from a financial point of view to the shareholders of Union Planters Corporation ("UPC") of the exchange ratio (the "Exchange Ratio") of .9686 of a share of common stock, par value $5.00 per share, of UPC (the "UPC Common Stock") to be exchanged for each share of common stock, par value $2.00 per share, of Magna Group, Inc. ("Magna") pursuant to the terms of the Agreement and Plan of Reorganization, dated as of February 22, 1998, by and between Magna and UPC (the "Agreement"). For the purposes of our opinion, we have assumed that the merger of Magna with a subsidiary of UPC pursuant to the Agreement (the "Merger") will constitute a tax-free reorganization as contemplated by the Agreement and the Merger will qualify as a pooling of interests for accounting purposes. We have also assumed that no securities will be issued under the option agreement between UPC and Magna.

     Stifel, Nicolaus & Company, Incorporated ("Stifel"), as part of its investment banking services, is regularly engaged in the independent valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with UPC and Magna and have completed our financial analysis of this transaction. In the ordinary course of its business, Stifel actively trades equity securities of UPC and Magna for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

     In rendering our opinion, we have reviewed, among other things: the Agreement; the financial statements of UPC and Magna included in their respective Annual Reports on Form 10-K for the five years ended December 31, 1996 (and subsequently for the year ended December 31, 1997) and their respective Quarterly Reports on Form 10-Q for the quarters ended September 30, 1997 and June 30, 1997; certain internal financial analyses and forecasts for UPC and Magna prepared by their respective managements; and certain internal financial forecasts for UPC and Magna on a combined basis, giving effect to the Merger, prepared by the management of UPC. We have conducted conversations with UPC's senior management regarding recent developments and management's financial forecasts for UPC and Magna. In addition, we have spoken to members of UPC's senior management and Magna's senior management regarding factors which affect each entity's business. We have also compared certain financial and securities data of UPC and Magna with various other companies whose securities are traded in public markets, reviewed the historical stock prices and trading volumes of the common stock of UPC and Magna, reviewed the financial terms of certain other business combinations and conducted such other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion. We also took into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuations and our knowledge of the commercial banking industry generally.

     In rendering our opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all of the financial and other information that was provided to us or that was otherwise reviewed by us and have not assumed any responsibility for independently verifying any of such information. With respect to the financial forecasts supplied to us (including without limitation, projected cost savings and operating synergies resulting from the Merger), we have assumed with your consent that they were reasonably prepared on the basis reflecting the best currently available estimates and judgments of UPC and Magna as to the future operating and financial performance of UPC and Magna, that they would be realized in the amounts and time periods estimated and that they provided a reasonable basis upon which we could form our opinion. We also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either UPC or Magna since the date of the last financial statements made available to us. We have also assumed, without independent verification and with your consent, that the aggregate allowances for loan losses set forth in the financial statements of UPC and Magna are in the aggregate adequate to cover all such losses. We did not make or obtain any independent evaluation, appraisal or physical inspection of UPC's or Magna's assets or liabilities, the collateral securing any of such assets or liabilities, or the collectibility of any such assets nor did we review loan or credit files of UPC or Magna. We relied on advice of counsel to UPC as to all legal matters with respect to UPC, the Agreement and the transactions and other matters contained or contemplated therein. We have assumed, with your consent, that there are no factors that would delay or subject to any adverse conditions any necessary regulatory or governmental approval and that all conditions to the Merger will be satisfied and not waived.

     Our opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to us as of, the date of this letter. Our opinion is directed to the Board of Directors of UPC for its information and assistance in connection with its consideration of the financial terms of the transaction contemplated by the Merger and does not constitute a recommendation to any shareholder as to how such shareholder should vote on the proposed transaction, nor have we expressed any opinion as to the prices at which any securities of UPC or Magna might trade in the future. Except as required by applicable law, including without limitation federal securities laws, our opinion may not be published or otherwise used or referred to, nor shall any public reference to Stifel be made, without our prior written consent.

     Based upon the foregoing and such other factors as we deem relevant, we are of the opinion, as of the date hereof, that the Exchange Ratio pursuant to the Agreement is fair to the holders of UPC Common Stock from a financial point of view.

                                          Very truly yours,

                                          /S/ STIFEL, NICOLAUS & COMPANY,
                                          INCORPORATED
                                          STIFEL, NICOLAUS & COMPANY,
                                          INCORPORATED

                                                                      APPENDIX E

              DELAWARE STATUTORY LAW RELATING TO APPRAISAL RIGHTS

                               SECTION 262 OF THE
                        DELAWARE GENERAL CORPORATION LAW

     262 Appraisal Rights. (a) Any shareholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "shareholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to 251 (other than a merger effected pursuant to 251(g) of this title), 252, 254, 257, 258, 263 or 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting of shareholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the holder of the surviving corporation as provided in subsection (f) of 251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of shareholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its shareholders who has such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each shareholder electing to demand the appraisal of such holder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the shareholder and that the shareholder intends thereby to demand the appraisal of such holder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A shareholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each shareholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to 228 or 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within 10 days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such shareholders of the effective date of the merger or consolidation. Any shareholder entitled to appraisal rights may, within 20 days after the date of mailing of the notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the shareholder and that the shareholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify shareholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or
     (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each shareholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the shareholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the
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     date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any shareholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such shareholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any shareholder shall have the right to withdraw such holder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any shareholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the shareholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a shareholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all shareholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the shareholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the shareholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the shareholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any shareholder fails to comply with such direction, the Court may dismiss the proceedings as to such shareholder.

     (h) After determining the shareholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any shareholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the shareholder entitled to an appraisal. Any shareholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

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

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the shareholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such shareholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a shareholder, the Court may order all or a portion of the expenses incurred by any shareholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no shareholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to shareholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such shareholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of his section or thereafter with the written approval of the corporation, then the right of such shareholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any shareholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting shareholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

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